As filed with the Securities and Exchange Commission on December 22, 1998
                                    Securities Act Registration No. 333-
                                Securities Exchange Act Registration No. 0-20760
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            HORIZONTAL VENTURES, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Colorado                          1311                   84-1091986
----------------------------     ---------------------------    ---------------
(State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
    of incorporation                  Classification            Identification
    or organization)                   Code Number)                 Number)


                630 Fifth Avenue, Suite 1501, New York, NY 10111
                                 (212) 218-4680
           ------------------------------------------------------------
          (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                                Randeep S. Grewal
                      Chairman and Chief Executive Officer
                            Horizontal Ventures, Inc.
                          630 Fifth Avenue, Suite 1501
                               New York, NY 10111
                                 (212) 218-4680
             -------------------------------------------------------
            (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

        Roger V. Davidson, Esq.                       Susan M. Whalen, Esq.
Cohen Brame & Smith Professional Corporation         Saba Petroleum Company
    1700 Lincoln Street, Suite 1800                3201 Airpark Drive, Suite 201
          Denver, CO 80203                           Santa Maria, CA 93455
            (303) 837-8800                              (805) 347-8700
        (303) 894-0475 (FAX)                         (805) 347-1072 (FAX)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger contemplated by the Agreement and Plan of Merger dated December 18, 1998 described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]



                                          Calculation of Registration Fee

================================================================================================================
Title of each class of securities     Amount to be      Proposed maximum     Proposed maximum
         to be registered              Registered      offering price per        Aggregate           Amount of
                                                            share(1)          Offering price        Registration
                                                                                                        Fee
================================================================================================================
Common Stock, no par value            1,300,000 (1)          N/A              $7,800,000(2)           $2,169
================================================================================================================


(1) Represents the estimated number of shares of common stock, no par value per share, of the Registrant ("HVI Common Stock") issuable upon consummation of the merger (the "Merger") of Saba Petroleum Company ("Saba") with and into a subsidiary of the Registrant. The Registrant does not expect the number of shares actually issued in the Merger to exceed the number indicated.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act on the basis of $1.00 (the average of the high and low prices of Saba Common Stock as reported on the American Stock Exchange for December 18, 1998) multiplied by 7,800,000 (the maximum aggregate number of shares of Saba Common Stock to be acquired in the Merger, including approximately 60.000 shares subject to issuance pursuant to outstanding stock options and warrants).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Horizontal Ventures, Inc.                                 Saba Petroleum Company

                              JOINT PROXY STATEMENT
                      FOR SPECIAL MEETINGS OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 5, 1999
                          -----------------------------
                     PROSPECTUS OF HORIZONTAL VENTURES, INC.

     The Boards of Directors of Horizontal Ventures, Inc. and Saba Petroleum Company have approved a merger agreement that would result in Saba becoming a wholly owned subsidiary of HVI. HVI currently owns 34.7% Saba's common stock.

     If the merger is completed, Saba shareholders other than HVI will receive, for each six shares of Saba common stock, one share of HVI common stock. The shares of HVI common stock that will be owned by the pre-merger Saba shareholders other than HVI will represent approximately 30% of the outstanding HVI common stock after the merger. The shares of HVI common stock owned by pre-merger HVI shareholders will represent approximately 70% of the outstanding HVI common stock after the merger.

     The merger agreement cannot be completed unless the HVI shareholders approve the issuance of up to an aggregate of approximately 1,300,000 shares of HVI common stock pursuant to the merger agreement and the Saba shareholders approve the merger agreement. We have each scheduled special meetings for our shareholders to vote on the HVI share issuance and the merger agreement. HVI has also proposed to change the name of the combined companies to GREKA Energy Corporation and to authorize the issuance of up to an additional 2,000,000 shares of its common stock for possible future acquisitions.

     The dates, times and places of the special meetings are as follows:

     For HVI shareholders:                                For Saba shareholders:
     ---------------------                                ----------------------
     Friday, February 5, 1999, 10:00 a.m.    Friday, February 5, 1999, 2:00 p.m.
     3201 Airpark Drive, Suite 201                 3201 Airpark Drive, Suite 201
     Santa Maria, California                             Santa Maria, California

     You are cordially invited to attend. Whether or not you plan to attend yous company's special meeting, it is important that your shares be voted. Please take the time to vote by completing and mailing the enclosed proxy card to us. The HVI Board of Directors recommends voting "FOR" the HVI share issuance, the name change to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock. The Saba Board of Directors recommends voting "FOR" the merger agreement. HVI will vote its 34.7% of Saba's common stock in favor of the merger agreement.

     This document gives you detailed information about the proposed merger. HVI has provided the information about HVI and Saba has provided the information about Saba. In addition, please see "Where You Can Find More Information" on page ____ for additional information about HVI and Saba which is on file with the SEC.

Randeep S. Grewal                           William N. Hagler
Chairman and Chief Executive Officer        Chairman of  the Executive Committee
Horizontal Ventures, Inc.                   Saba Petroleum Company

                          -----------------------------

See "RISK FACTORS" beginning on page __ for a discussion of certain factors that should be considered by the HVI shareholders and the Saba shareholders in determining whether to approve the HVI share issuance or the merger agreement and the transactions contemplated thereby.

                         -----------------------------

Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger described in this Joint Proxy Statement/Prospectus or the HVI common stock to be issued in the merger, nor have they determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Furthermore, the Securities and Exchange Commission has not determined the fairness or the merits of the merger. Any representation to the contrary is a criminal offense.
                          -----------------------------

     This Joint Proxy Statement/Prospectus is dated January __, 1999 and is first being mailed to the shareholders of HVI and Saba on or about January ___, 1999.

                            HORIZONTAL VENTURES, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON FEBRUARY 5, 1999


Date:    Friday, February 5, 1999
Time:    10:00 a.m. (local time)
Place:   3201 Airpark Drive, Suite 201
         Santa Maria, California

     At the Special Meeting, the shareholders of Horizontal Ventures, Inc. will vote on the proposal to approve the issuance of up to an aggregate of 1,300,000 shares of HVI common stock pursuant to the Agreement and Plan of Merger dated December 18, 1998 among HVI, HVI Acquisition Corporation (a wholly owned subsidiary of HVI), and Saba Petroleum Company. Under the merger agreement, Saba will become a wholly owned subsidiary of HVI and each shareholder of Saba other that HVI will receive, for each six shares of Saba common stock, one share of HVI common stock. Additionally, shareholders will be asked to approve a name change to GREKA Energy Corporation and for futher approval to issue up to an additional 2,000,000 shares of common stock for possible future acquisitions.

     It is important that your shares be voted. Please vote as soon as possible by completing the enclosed proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you can revoke your proxy and vote at that time. Shareholders of record at the close of business (5:00 p.m. New York City time) on December 21, 1998 are entitled to one vote for each share held. A list of these shareholders is available for inspection at HVI's offices at 630 Fifth Avenue, Suite 1501, New York, New York.

     The Board of Directors of HVI has determined that the issuance of HVI common stock pursuant to the merger agreement is in the best interests of the HVI shareholders, has approved the merger agreement, and recommends that shareholders vote "FOR" approval of the HVI share issuance under the merger agreement at the Special Meeting, the name change to GREKA Energy Corporation and the authorization of the issuance of up to an additonal 2,000,000 shares of common stock.

                                           By Order of the Board of Directors,



                                          Randeep S. Grewal
                                          Chairman and Chief Executive Officer


New York, New York
January ___, 1999


--------------------------------------------------------------------------------
It is  important  that the  enclosed  proxy card be signed,  dated and  promptly returned in the enclosed envelope so that your shares will be represented whether or not you plan to attend the special meeting. You should review this document before completing the enclosed proxy card.
--------------------------------------------------------------------------------

                             SABA PETROLEUM COMPANY

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON FEBRUARY 5, 1999


Date:    Friday, February 5, 1999
Time:    2:00 p.m. (local time)
Place:   3201 Airpark Drive, Suite 201
         Santa Maria, California


     At the Special Meeting, the shareholders of Saba Petroleum Company will vote upon a proposal to approve the Agreement and Plan of Merger dated December 18, 1998 among Horizontal Ventures, Inc., HVI Acquisition Corporation (a wholly owned subsidiary of HVI), and Saba. Under the merger agreement, Saba will become a wholly owned subsidiary of HVI and each shareholder of Saba other than HVI will receive, in exchange for each six shares of Saba common stock, one share of HVI common stock.

     It is important that your shares be voted. Please vote as soon as possible by completing the enclosed proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you can revoke your proxy and vote at that time. Shareholders of record at the close of business (5:00 p.m. New York City time) on December 21, 1998 are entitled to one vote for each share held. A list of these shareholders is available for inspection at Saba's offices at 3201 Airpark Drive, Suite 201, Santa Maria, California.

     The Board of Directors of Saba has determined that the merger agreement is in the best interests of the Saba shareholders, has approved the merger agreement, and recommends that shareholders vote "FOR" approval of the merger agreement at the Special Meeting.


                                             By Order of the Board of Directors,



                                             Susan M. Whalen
                                             Secretary


Santa Maria, California
January ___, 1999


--------------------------------------------------------------------------------
     It is important that the enclosed proxy card be signed, dated and promptly returned in the enclosed envelope so that your shares will be represented whether or not you plan to attend the special meeting. You should review this document before completing the enclosed proxy card.

     You should not send stock certificates with your proxy card.
--------------------------------------------------------------------------------

                                                 TABLE OF CONTENTS

                                                                                                          Page
SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS......................................................
     Questions and Answers ......................................................................
     The Companies...............................................................................
     HVI Special Meeting.........................................................................
     Saba Special Meeting........................................................................
     The Merger Agreement........................................................................
     Comparative Per Share Data..................................................................
     Comparative Market Price Information........................................................
     Selected Historical Financial Data of Saba..................................................
     Selected Pro Form Combined Financial Data...................................................
RISK FACTORS.....................................................................................
     The 1 Share for 6 Shares Exchange Ratio Will Not Change.....................................
     No Fairness Opinions from Independent Financial Advisors....................................
     Uncertainties in Integrating Business Operations............................................
     Substantial Dilution of Voting Interest of Shareholders.....................................
     Interests of Certain Persons in the Merger Agreement........................................
     HVI Operating Losses........................................................................
     Volatility of Oil and Gas Prices and Markets................................................
     Replacement of HVI Reserves.................................................................
     Uncertainty of Estimates of HVI Reserves and Future Net Revenues............................
     HVI Operating Hazards and Uninsured Risks...................................................
     Substantial HVI Capital Requirements........................................................
     HVI Acquisition Risks.......................................................................
     Competition.................................................................................
     Governmental Regulation and Environmental Risks.............................................
     No Dividends on HVI Common Stock............................................................
     Possible Volatility of Market Value of HVI Common Stock.....................................
     Future Issuances of Stock by HVI Without Shareholder Approval...............................
     Effect of Price Declines on Saba............................................................
     Saba Bank Credit Facility...................................................................
     Going Concern Qualification in Auditors Opinion for Saba....................................
     Capital Requirements of Exploratory and Development Operations of  Saba.....................
     Restriction of Payment of Dividends by Saba ................................................
     Saba Dependence on Key Personnel ...........................................................
     Volatility of Saba Common Stock ............................................................
     Saba Series A Preferred Stock...............................................................
     Saba Dependence on Key Customers............................................................
     Saba Dependence on Operator.................................................................
     Wells Operated Under Joint Operating Agreements.............................................
     Environmental Obligations...................................................................
     Saba Refinery Matters.......................................................................
     Saba Property Matters.......................................................................
     Economic and Political Risks of Foreign Operations by Saba..................................
        International Operations - General
     Saba Colombian Operations...................................................................
THE MERGER.......................................................................................
     General.....................................................................................
     Background of the Merger....................................................................
     HVI's Reasons for the Transactions; Recommendation of the HVI Board.........................
     Saba's Reasons for the Acquisition; Recommendation of the Saba Board........................
     Composition of the HVI Board................................................................
     Interests of Certain Persons in the Transactions............................................
     Certain Federal Income Tax Consequences.....................................................
     Regulatory Matters .........................................................................
     Anticipated Accounting Treatment............................................................
     Other Terms of the Merger Agreement.........................................................
     Percentage Ownership Interest of Saba Shareholders Following
           Consummation of the Merger Agreement..................................................
     Nasdaq SmallCap Market Listing..............................................................


                                                         i



                                                                                                             Page
     Conversion of Shares in the Merger..........................................................
     Exchange Agent; Procedure for Exchange of Certificates......................................
     No Fractional Shares........................................................................
     Representations and Warranties..............................................................
     Conditions..................................................................................
     Termination.................................................................................
     Fees and Expenses...........................................................................
     Amendment...................................................................................
     Waiver......................................................................................
HVI REASONS FOR NAME CHANGE AND FUTURE SHARE ISSUANCE; RECOMMENDATIONS OF THE HVI BOARD .........
HVI SPECIAL MEETING..............................................................................
     Date, Time and Place........................................................................
     General.....................................................................................
     Record Date; Vote Required..................................................................
     Quorum......................................................................................
     Proxies.....................................................................................
     Solicitation of Proxies.....................................................................
     Dissenters' Rights..........................................................................
SABA SPECIAL MEETING.............................................................................
     Date, Time and Place........................................................................
     General.....................................................................................
     Record Date; Vote Required..................................................................
     Quorum......................................................................................
     Proxies.....................................................................................
     Solicitation of Proxies.....................................................................
     Appraisal Rights............................................................................
DESCRIPTION OF HVI SECURITIES....................................................................
     HVI Common Stock............................................................................
     Shares Eligible for Future Sale.............................................................
COMPARISON OF THE RIGHTS OF HOLDERS OF HVI COMMON
     STOCK AND SABA COMMON STOCK.................................................................
MARKET PRICE OF HVI COMMON STOCK AND DIVIDENDS...................................................
BUSINESS OF HVI..................................................................................
HVI PROPERTIES...................................................................................
HVI LEGAL PROCEEDINGS............................................................................
HVI MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................................
HVI CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
     AND FINANCIAL DISCLOSURE....................................................................
HVI MANAGEMENT...................................................................................
HVI EXECUTIVE COMPENSATION.......................................................................
SECURITY OWNERSHIP OF HVI MANAGEMENT AND OTHERS..................................................
BUSINESS OF SABA.................................................................................
SABA PROPERTIES..................................................................................
SABA LEGAL PROCEEDINGS...........................................................................
SELECTED FINANCIAL DATA OF SABA..................................................................
SABA MANAGEMENT'S DISCUSSION AND ANALYSIS........................................................
SABA CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
     ACCOUNTING AND FINANCIAL DISCLOSURE.........................................................
SABA MANAGEMENT..................................................................................
SABA EXECUTIVE COMPENSATION......................................................................
SECURITY OWNERSHIP OF SABA MANAGEMENT AND OTHERS.................................................
CERTAIN RELATED TRANSACTIONS.....................................................................
SHAREHOLDER PROPOSALS............................................................................
EXPERTS..........................................................................................
LEGAL MATTERS....................................................................................
WHERE YOU CAN FIND MORE INFORMATION..............................................................
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS................................................
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES.........................................          F-1
ANNEX TO THE JOINT PROXY STATEMENT/PROSPECTUS
     Annex I - AGREEMENT AND PLAN OF MERGER......................................................          I-1



                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and the issuance of HVI common stock contemplated thereby, you should read this entire document carefully, as well as additional documents we refer you to.

                              Questions and Answers

Q. Why are the two companies proposing to merge?

A. Our companies are proposing to merge because we believe the combination will provide significant benefits to our shareholders. We believe the merger will enable us to take advantage of the complementary strategic fit of our respective businesses by combining HVI's proprietary horizontal drilling technology with Saba's significant oil and gas properties which are particularly suited to exploitation by such technology. To review the background and reasons for the merger in greater detail, see pages ____ through ____.

Q. What will I receive in the merger?

A. Saba common shareholders will receive one share of HVI common stock in exchange for each six shares of Saba common stock they hold. HVI shareholders will not receive anything directly, but will be shareholders of the larger merged company.

     After the merger, Saba's former common shareholders will own approximately 30% of the combined company and HVI's common shareholders before the merger will own approximately 70% of the combined company.

     We will not issue fractional shares. Instead, Saba common shareholders will receive cash for any fractional share of HVI common stock owed to them. Additionally, HVI will offer to repurchase the HVI shares from any new HVI shareholder holding 2 shares of less The amount of cash will be based on the lesser of the December 18, 1998 closing price of HVI common stock or the closing price of HVI comon stock on the date of the merger.

For example:

     * If you currently own 60 shares of Saba common stock, then after the merger you will receive 10 shares of HVI common stock.

     * If you currently own 16 shares of Saba common stock, then after the merger you will receive 1 share of HVI common stock and a check for the market value of the two thirds share or a check for the value of the 1 2/3 share HVI shares on the date of the merger.

     * If you currently own 12 shares or less of Saba common stock you will receive 2 HVI shares a check the value of 2 HVI shares on the date of the merger.

Q. What risks should I consider?

A. You should review "RISK FACTORS" on pages ____ through ___.

Q. When do you expect the merger to be completed?

A. We are working to complete the merger during February of 1999.

Q. What are the tax consequences of the merger to me?

A. While the companies have structured the Merger Agreement with the intent and expectation that the exchange of shares by Saba shareholders will be tax-free to Saba shareholders for federal income tax purposes, there can be no assurance that the Merger will result in such treatment. Saba shareholders will have to pay taxes on cash received for fractional shares or otherwise to review the tax consequences to Saba shareholders in greater detail, see pages ______ through
______.

The tax consequences of the merger to you will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q. Will shareholders have dissenters' or appraisal rights?

A. No. Neither HVI shareholders nor Saba shareholders will have any dissenters' or appraisal rights.

Q. Why is Saba merging into a subsidiary of HVI?

A. The merger was structured so that Saba assets and liabilities would remain separate from those of HVI, to accommodate the companies' intent that the merger be tax-free to Saba shareholders, and because of certain statutory requirements under Delaware corporate law.

Q. What am I being asked to vote on?

A. HVI shareholders: You are being asked to approve the issuance of up to 1,300,000 shares of HVI common stock to Saba shareholders pursuant to the merger agreement. You are also being asked to approve the change in HVI's name to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock for possible future acquisitions.

Q. Why is HVI wanting to change its name and authorize additional shares for future issuances?

A. Management of HVI has been advised that its current name, Horizontal Ventures, Inc., really does not link it to the energy industry and several investment banking firms which follow HVI's stock have suggested a name change. The additional stock issuance request is required by the Nasdaq Stock Market rules. By having these shares preapproved by the shareholders, management of HVI believes that it will be able to enter into and close acquisitions of oil and gas producing properties rapidly in one of the best buyers markets on record.

HVI's Board of Directors has unanimously approved the issuance of HVI common stock pursuant to the merger agreement and recommends voting "FOR" the approval of the HVI share issuance, the name change and the issuance of up to an additional 2,000,000 shares of common stock.

A. Saba shareholders: You are being asked to approve the merger agreement which provides that Saba will merge into a subsidiary of HVI and Saba common shareholders other than HVI will receive one share of HVI common stock in exchange for each six shares of Saba common stock they hold.

Saba's Board of Directors has approved the merger agreement and recommends voting "FOR' the approval of the merger agreement.


Q. What do I need to do now?

A. Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at your shareholders meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the respective proposal. If you do not vote or you abstain, it will have the effect of a vote against the respective proposal.

The HVI special shareholders meeting will take place on Friday, February 5, 1999, at 10:00 a.m. local time, at Saba's offices at 3201 Airpark Drive, Suite 201, Santa Maria, California. The Saba special shareholders meeting will take place on Friday, February 5, 1999, at 2:00 p.m. local time, at Saba's offices at 3201 Airpark Drive, Suite 201, Santa Maria, California. You may attend your shareholders meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may withdraw your proxy up to and including the day of your shareholders meeting by following the directions on page _____ and either change your vote or attend your shareholders meeting and vote in person.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A.  Your  broker  will  vote  your  HVI or  Saba  shares  only  if  you  provide instructions on how to vote. Other than as described above, without instructions, your shares will not be voted. Shares that are not voted will be counted as votes against the respective proposal.

Q. Should I send in my stock certificates now?

A. No. If you are a Saba common shareholder, after the merger is completed we will send you written instructions for exchanging your Saba common stock certificates for HVI common stock certificates. If you are a HVI common shareholder, you should retain your stock certificates as the merger will not require surrender of HVI stock certificates at any time. See pages ____ through ____ for further details.

                                  THE COMPANIES

HVI
630 Fifth Avenue, Suite 1501
New York, New York 10111
(212) 218-4680

     HVI is an independent energy company engaged primarily in the business of exploiting proven producing oil and gas reservoirs by utilizing a low cost proprietary horizontal drilling technology to increase production rates.

HVI ACQUISITION CORPORATION
630 Fifth Avenue, Suite 1501
New York, New York 10111
(212) 218-4680

     HVI  Acquisition  Corporation is a wholly owned  subsidiary of HVI that has
conducted  no  operations   other  than  those   related  to  the   transactions
contemplated by the Merger Agreement.

SABA
3201 Airpark Drive, Suite 201
Santa Maria, California 93455
(805) 347-8700

     Saba is an independent energy company engaged in the acquisition, development and exploration of oil and gas properties in the United States and internationally. Saba has assembled a portfolio of over 200 potential development drilling locations and uses advanced drilling and production technologies such as horizontal drilling to enhance the returns from its drilling programs. Saba also owns an asphalt refinery in Santa Maria, California, where it currently processes approximately 4,000 barrels of oil per day.

                               HVI SPECIAL MEETING

DATE, TIME AND PLACE  (page _____)

     The HVI Special Meeting will be held on, Friday February 5, 1999 at 10:00 a.m. local time, at Saba's principal executive offices at 3201 Airpark Drive, Suite 201, Santa Maria, California.

PURPOSE OF THE HVI SPECIAL MEETING (page ____)

     The purpose of the HVI Special Meeting is to consider and vote upon a proposal to approve the issuance of up to 1,300,000 shares of HVI common stock pursuant to the Merger Agreement.

     The approval of the HVI share issuance by the HVI shareholders is required by the rules of the Nasdaq SmallCap Market because the number of shares of HVI common stock that would be issued pursuant to the Merger Agreement exceeds 20% of the number of shares of HVI common stock that would be outstanding immediately before the closing of the Merger Agreement.

     HVI shareholders will also be asked to approve a change in HVI's name to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock for possible future acquisitions.

RECOMMENDATION OF THE HVI BOARD OF DIRECTORS  (page ____)

     The directors of HVI have unanimously approved the Merger Agreement and the HVI share issuance and unanimously recommend that the shareholders of HVI vote "FOR" approval of the HVI share issuance, the name change and the additional issuance of up to 2,000,000 shares of common stock.

VOTE REQUIRED FOR APPROVAL AND RELATED MATTERS (page ____)

     Record Date. Only holders of record of HVI Common Stock at the close of business on December 21, 1998 (the "HVI Record Date") are entitled to receive notice of and to vote at the HVI Special Meeting. Each such share owned at the Record Date entitles the registered holder thereof to one vote.

     Quorum. The holders of more than one-third of the shares of HVI common stock outstanding and entitled to vote must be present at the HVI Special Meeting in person or represented by Proxy in order for a quorum to be present.

     Required Vote. Once a quorum has been established, an affirmative vote of a majority of the total votes cast at the HVI Special Meeting will be required for approval of the HVI proposals. An abstention with respect to the HVI share issuance will have the effect of a vote cast against the HVI share issuance. Brokers who hold shares of HVI common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any votes that are not cast because the nominee-broker lacks such discretionary authority will not be counted as votes cast on such proposal and will have no effect on the vote.

     Proxies. Shares of HVI common stock represented by properly executed proxies received at or prior to the HVI Special Meeting that have not been revoked will be voted at the HVI Special Meeting in accordance with the instructions contained therein. Shares of HVI common stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the HVI proposals.

                              SABA SPECIAL MEETING

DATE, TIME AND PLACE  (page ____)

     The Saba Special Meeting will be held on Friday, February 5, 1999, at 2:00 p.m. local time, at Saba's principal executive offices 3201 Airpark Drive, Suite 201, Santa Maria, California.

PURPOSE OF THE SABA SPECIAL MEETING  (page ____)

     The purpose of the Saba Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement.

RECOMMENDATION OF THE SABA BOARD OF DIRECTORS  (page ____)

     The Board of Directors of Saba has approved the Merger Agreement and the transactions contemplated thereby and recommends that the shareholders of Saba vote "FOR" approval of the Merger Agreement.

VOTE REQUIRED FOR APPROVAL AND RELATED MATTERS  (page ____)

     Record Date. Only holders of record of Saba Common Stock at the close of business on December 21, 1998 (the "Saba Record Date") are entitled to receive notice of and to vote at the Saba Special Meeting. Each such share owned at the Record Date entitles the registered holder thereof to one vote.

     Quorum. The holders of more than ______________ of the shares of Saba common stock outstanding and entitled to vote must be present at the Saba Special Meeting in person or represented by Proxy in order for a quorum to be present.

     Required Vote. Once a quorum has been established, an affirmative vote of a majority of the outstanding shares of Saba Common Stock will be required for approval of the Merger Agreement. An abstention with respect to the Merger Agreement will have the effect of a vote cast against the Merger Agreement. HVI owns 34.7% of the issued and outstanding shares of Saba Common Stock as of the Saba Record Date and HVI will vote its shares of Saba Common Stock in favor of the Merger Agreement.

     Proxies. Shares of Saba Common Stock represented by properly executed proxies received at or prior to the Saba Special Meeting that have not been revoked will be voted at the Saba Special Meeting in accordance with the instructions contained therein. Shares of Saba Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the Merger Agreement.

                              THE MERGER AGREEMENT

FORM OF MERGER (page ____)

     Pursuant to the Merger Agreement, Saba will merge with and into HVI Acquisition Corporation, the shares of Saba Common Stock issued and outstanding immediately before the closing of the Merger Agreement, other than shares owned by HVI, will be exchanged for shares of HVI Common Stock to be issued based on an exchange ratio of one share of HVI Common Stock for six shares of Saba Common Stock (with cash to be paid in lieu of any resulting fractional shares), the separate corporate existence of Saba will cease, and HVI Acquisition Corporation will be the surviving corporation, with the corporate name of HVI Acquisition Corporation to be changed to "Saba Petroleum Company."

THE EFFECTIVE TIME  (page ____)

     The Merger will become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (the "Effective Time"). Pursuant to the Merger Agreement, the filing of the Certificate of Merger will be made as soon as practicable after the closing of the Merger, which is to occur on the second business day after the satisfaction or waiver of the conditions to the Merger as set forth in the Merger

MERGER CONSIDERATION  (page ____)

     Upon the consummation of the Merger, the shares of Saba Common Stock issued and outstanding immediately before the closing of the Merger Agreement, other than shares owned by HVI, will be exchanged for shares of HVI Common Stock to be issued based on an exchange ratio of one share of HVI Common Stock for six shares of Saba Common Stock (with cash to be paid in lieu of any resulting fractional shares).

     Consummation of the Merger Agreement will result in the present Saba shareholders (excluding HVI) owning 30% of the total number of issued and outstanding shares of HVI common stock immediately after consummation of the Merger Agreement. The Merger Agreement shall be voted upon by the shareholders of Saba and is subject to the effectiveness of HVI's Registration Statement on Form S-4.

CONDITIONS TO THE MERGER  (page ____)

     The obligations of HVI and Saba to consummate the Merger are subject to various conditions, including obtaining requisite shareholder approval and other conditions customary to transactions of this nature. It is anticipated that such conditions will be satisfied by the dates of the Special Meetings and the Merger will be consummated promptly following such meeting.

REGULATORY MATTERS  (page    )

     The  Merger  is  not  subject  to  the   notification  and  waiting  period
requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

ACCOUNTING TREATMENT  (page ____)

     We expect that the merger will be accounted for using the purchase method of accounting, which means that the assets and liabilities of Saba will be recorded at their fair values as of the Effective Time.

                           COMPARATIVE PER SHARE DATA

     The following table presents selected comparative per share data for HVI and for Saba on both an historical and unaudited pro forma combined basis giving effect to the acquisition by HVI of all of the issued and outstanding shares of common stock of Saba, including the shares to be acquired pursuant to the Merger Agreement, as if the acquisition had occurred as of the balance sheet dates below for purposes of calculating book value per share amounts, and on January 1, 1997 and 1998 for purposes of calculating net loss per share amounts. Neither HVI nor Saba has paid cash dividends. Accordingly, no information is provided with respect to pro forma combined or pro forma equivalent cash dividends. You should read these tables in conjunction with the historical financial statements of HVI and Saba and the unaudited pro forma condensed combined financial information appearing elsewhere in this Joint Proxy Statement/Prospectus. You should not assume that these tables are indicative of the results of operations or combined financial position that would have been achieved had the transaction been completed as of the beginning of the periods presented or are indicative of results for future operations.

                                                           At September 30,
                                                                 1998
                                                          ----------------
Book Value Per Common Share
         HVI historical                                        $  5.60
         Saba historical                                       $    -
         HVI/Saba pro forma combined                           $  8.22


                                            For the nine         For the
                                            months ended        year ended
                                         September 30, 1998   December 31, 1997
                                         ------------------   -----------------
Net loss per share
         HVI historical                     $  (0.76)            $ (1.44)
         Saba historical
              Basic                         $  (2.17)            $  0.23
              Diluted                       $  (2.17)            $  0.22
         HVI/Saba pro forma combined        $  (5.80)            $  0.37


                      COMPARATIVE MARKET PRICE INFORMATION

     The following table presents, for the periods indicated, the high and low closing bid quotations per share of HVI common stock as reported on the Nasdaq SmallCap Market, and the high and low closing sales prices per share of Saba Common Stock as reported on the American Stock Exchange (as adjusted to reflect a two share-for-one share stock split in the form of a stock dividend paid in December 1996). For current price information, you should consult publicly available sources.

                                             HVI                              Saba
                                     --------------------            ---------------------
    Quarter Ended                     Low            High              Low            High
    -------------                     ---            ----              ---            ----

    March 31, 1996 ................  $ .19          $ .22            $  3.56         $ 4.75
    June 30, 1996 .................    .13            .13               3.88           8.00
    September 30, 1996 ............    .25            .31               6.19
    December 31, 1996 .............    .19            .25               9.25          27.12

    March 31, 1997 ................    .19            .25              12.75          25.25
    June 30, 1997 .................    .03            .09              10.75          17.75
    September 30, 1997 ............    .03            .03              12.81          20.12
    December 31, 1997                 6.82*         19.00*              8.00          14.88

    March 31, 1998 ................  12.00          14.75               3.38           8.50
    June 30, 1998 .................   8.0625        10.00               1.44           4.12
    September 30, 1998 ............   7.25           9.25                .8125         2.125


*On November 8, 1997, a 1 share for 220 share reverse split approved by the U.S. Bankruptcy court took effect, which dramatically affected the per share price of HVI common stock.

     HVI has never paid dividends on HVI common stock, and the Board of Directors of HVI presently intends to pursue a policy of retaining earnings, if any, for use in HVI's operations and to finance expansion of its business. On the HVI Record Date, there were approximately 485 registered holders of HVI common stock. Based on a broker count, HVI believes at least an additional 1200 persons are shareholders with street name positions. On December 4, 1998, the trading date immediately preceding the announcement of the exchange ratio terms of the Merger Agreement, the closing bid quotation per share of HVI common stock as reported on the Nasdaq SmallCap Market was $11.00. On January ___ , 1999, the last practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the closing bid quotation per share of HVI common stock as reported on the Nasdaq SmallCap Market was $_________.

     Saba has never paid cash dividends on Saba Common Stock and does not anticipate doing so in the foreseeable future. Saba's Series A Preferred Stock, Saba Debentures and Saba's principal revolving credit agreement restrict the payment of dividends by Saba. On the Saba Record Date, Saba had approximately
2.850 shareholders of record. On December 4, 1998, the trading date immediately preceding the announcement of the exchange ratio terms of the Merger Agreement, the shares of Saba Common Stock closed at $1.375 per share. On January _____, 1999, the last practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the closing price per share of Saba Common Stock as reported on the American Stock Exchange was $____________.


                                               SELECTED HISTORICAL FINANCIAL DATA OF SABA


                                                                                                   Nine Months Ended
                                               Years ended December 31,                              September 30,
                              -----------------------------------------------------------------  -------------------------
                                 1993         1994         1995          1996          1997          1997         1998
                              ------------ ------------ ------------  ------------  -----------  -----------   -----------
STATEMENT OF OPERATIONS DATA
Revenues:
   Oil and gas sales          $    10,130   $   12,170  $    16,941   $    31,521  $     33,969    $  25,282   $   15,769
   Other                              400          784          753         1,681         2,027        1,496        2,914
                              ------------ ------------ ------------  ------------ -------------  -----------  -----------
            Total revenues         10,530       12,954       17,694        33,202        35,996       26,778       18,683
                              ------------ ------------ ------------  ------------ -------------  -----------  -----------
Expenses:
   Production costs (1)             5,857        7,547       10,561        14,604        16,607       12,250       10,140
   General and
    Administrative                  2,503        1,882        2,005         3,920         5,125        3,468        4,974
   Depletion,
    Depreciation and
    Amortization                    1,853        2,041        2,827         5,527         7,265        5,011        5,500
   Writedown of oil and
    gas properties (6)             -            -            -             -            -             -            17,852
                              ============ ============ ============  ===========  ==============  ==========  ===========
            Total  expenses        10,213       11,470       15,393        24,051        28,997       20,729       38,466
                              ============ ============ ============  ===========  ==============  ==========  ===========
Operating income (loss)               317        1,484        2,301         9,151         6,999        6,049      (19,783)
                              ============ ============ ============  ===========  ==============  ==========  ===========


                                                                  8


Other income (expense):
Interest  expense                    (443)        (634)      (1,364)       (2,402)       (2,305)      (1,421)      (2,519)
Gain on issuance
  of shares of subsidiary          -            -               125             8             4       -            -
   Other                                1           43          (10)          207          (369)        (190)      (1,125)
                              ============ ============ ============  ============ ==============  ===========  ===========
Total other income
   (expense)                         (442)        (591)      (1,249)       (2,187)       (2,670)      (1,611)      (3,644)
                              ============ ============ ============  ============ ==============  ===========  ===========

Income (loss) before
   income taxes                      (125)         893        1,052         6,964         4,329        4,438     (23,427)
Provision (benefit) for
   taxes on income                    (37)         384          450         2,958         1,876        1,800          149
Minority interest in
   earnings (loss) of
   Consolidated subsidiary         -            -                55           241            56           90         (78)
                              ============ ============ ============  ============ ==============  ===========  ===========
       Net income (loss)      $       (88) $      509   $       547   $     3,765  $      2,397    $   2,548    $(23,498)
                              ============ ============ ============  ============ ==============  ===========  ===========


Net earnings
(loss) per
   share (basic)(2)           $     (0.01) $     0.06   $      0.07   $      0.43  $       0.23    $     .24    $  (2.17)
Weighted
average
   common
   shares outstanding:
   (basic) (2)                      7,065       7,996         8,327         8,804        10,650       10,596      10,994

STATEMENT OF CASH FLOW DATA
  Net cash provided by
    operating activities      $       503  $    3,346   $     1,736   $     6,914  $     14,954    $  11,977    $  4,683
  Net cash used in
    investing activities      $    (1,439) $   (3,930)  $   (16,757)  $   (11,856) $    (36,166)   $ (30,813)   $   (599)
  Net cash provided by (used
in) financing activities      $       958  $      860   $    14,850   $     5,037  $     21,991    $  18,331    $ (4,397)

OTHER FINANCIAL DATA
  EBITDA (3)                  $     2,171  $    3,568   $     5,188   $    14,652  $     13,843    $  10,780    $  2,522
  Capital expenditures(4)     $     2,372  $    6,573   $    17,015   $    12,776  $     35,270    $  29,080    $  9,216



                                                          December 31,
                           -------------------------------------------------------------------  September 30,
                                1993          1994           1995          1996         1997         1998
                           ===================================================================  ============
  BALANCE SHEET DATA
Working capital (deficit)    $     (860)    $  (2,422)      $   2,471    $  2,418   $  (11,724)   $ (29,752)
Total assets                     13,261        18,108          39,751      49,117       77,657       53,921
Current portion of
    long-term debt                 1440         2,357             505       1,806       13,442       25,173
Long-term debt, net (5)           4,875         5,323          23,543      20,812       19,610        5,347
Redeemable preferred stock      -             -              -             -             8,511        7,169
Stockholders' equity              4,407         6,283           7,848      17,715       23,640           30


-----------------
(1)  Production costs include production taxes.
(2) As adjusted for a two-for-one stock split in the form of a stock dividend paid in December 1996.
(3) EBITDA represents earnings before interest expense, provision (benefit) for taxes on income, depletion, depreciation and amortization, and writedown of oil and gas properties. EBITDA is not required by GAAP and should not be considered as an alternative to net income or any other measure of performance required by GAAP or as an indicator of Saba's operating performance.
(4) Capital expenditures in 1995 include $10.0 million expended in connection with acquisitions of producing properties in Colombia. The acquisitions were principally responsible for the significant increase in results of operations reported by Saba in 1995 and 1996.
(5) For information on terms and interest, see the Note 8 of Notes to Consolidated Financial Statements of Saba contained in this document.
(6) See Note 4 of the Notes to Consolidated Financial Statements of Saba contained in this documentfor more information about the write down of oil and gas properties.

              Selected Unaudited Pro Forma Combined Financial Data
                                  HVI and SABA

                                             For the              For the
                                        Nine Months Ended        Year Ended
                                          September 30,          December 31,
                                              1998                  1997
                                        -----------------        ------------
Total Revenues                             $18,813,014           $36,207,458
Total Operating Expense (1)                $39,856,811           $30,025,106
Income (Loss) from Continuing
  Operations (1)                           $21,042,797           $ 6,182,352

Net Income (Loss) Per Share                $     (5.80)          $     0.37

                                              As of
                                          September 30,
                                          -------------
Total Assets                               $98,623,778
Total Liabilities                          $63,624,686
Stockholders' Equity                       $34,999,092


----------------
(1) The nine months ended December 31, 1998 includes writedown of properties of $17,852,367.
                                       10

                                  RISK FACTORS

     In addition to the other information included in this Joint Proxy Statement/ Prospectus (including the matters addressed in "INFORMATION REGARDING FORWARD LOOKING STATEMENTS" on page ___), the factors described below should be considered carefully by shareholders of HVI and Saba in determining whether to approve the merger agreement and the other transactionsbeing voted on.


THE 1 SHARE FOR 6 SHARE EXCHANGE RATIO WILL NOT CHANGE

     The Exchange Ratio, as expessed in the Merger Agreement, is a fixed ratio so that Saba shareholders will receive 1 share of HVI common stock for each 6 shares of Saba stock they own. The number of HVI shares to be issued to the Saba shareholders will not change even if the relative market values of the two companies should change prior to the shareholders meeting. Changes in the share price of each company may result from many causes such as, Wall Street's assessment as to the likelihood of the merger being completed and general market conditions such as the price of oil, the impact of the Asia markets and other international events such as the bombing in Iraq. Because of all of these variables, it is very difficult to determine precisely the comparable values of Saba and HVI and therefore each voting shareholder must independently assess the reasonableness of HVI's offer to Saba. The shareholders of HVI and Saba are urged to obtain current market quotations when making this decision. See "OTHER TERMS OF THE MERGER AGREEMENT - Conditions Precedent to the Merger."

NO FAIRNESS OPINIONS FROM INDEPENDENT FINANCIAL ADVISORS

     Neither HVI nor Saba engaged an independent financial advisor to formally evaluate the financial fairness of the Exchange Ratio. As a result, shareholders of each company will need to make their voting and/or investment decisions without an opinion from an independent financial advisor that the Merger Agreement is fair to such shareholders from a financial point of view. See "THE MERGER - HVI's Reasons for the Transactions; Recommendation of the HVI Board; - Saba's Reasons for the Transactions."

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS

     In determining that the Merger Agreement is in the best interests of HVI or Saba, as the case may be, each of the HVI and Saba Boards of Directors addressed the cost savings, operating efficiencies, revenue enhancement and other synergies that may result from the consummation of the Merger Agreement. The consolidation of functions and integration of departments, systems and procedures, present significant management challenges and require special attention. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected or that the combined company will realize any of the anticipated benefits of the Merger Agreement. See "THE MERGER
- HVI's Reasons for the Transactions; - Recommendation of the HVI Board; - Saba's Reasons for the Transactions."

SUBSTANTIAL DILUTION OF VOTING INTEREST OF SHAREHOLDERS

     If the Merger is approved, the shareholders of Saba will own less of HVI than they did in Saba. Prior to the Merger, the shareholders, other than HVI, owned approximately 65% of Saba and after the Merger they will own approximately 30% of HVI; therefore, their voting interests will be reduced accordingly. Howver, as a result of the Merger the shareholdlers of HVI and Saba will each own a voting interest in a larger and financially more sound enterprise.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AGREEMENT

     In considering the recommendation of the HVI Share Issuance by the HVI Board of Directors, shareholders sould be aware that the HVI Board has authorized the issuance of 30,000 shares of HVI common stock to Randeep S. Growel, a member of the HVI Board, upon the Effective Date of the Merger. Additionally Saba's former Chairman, Ilyas Chaudhary through companies owned by him owned approximately 29% of Saba prior to HVI's introduction to Saba. This block of voting interest is considered a control block by HVI and HVI deemed it imperative to acquire that control block prior to the commencement of the shareholder voting process. As a result, HVI agreed to pay a greater number of shares to Mr. Chaudhary through his corporate entities than it has agreed to pay to the sharesholders of Saba in general. This is a very common practice in merger transactions. Such interests, together with other relevant factors, were considered by the Saba Board of Directors in approving the Merger Agreement. See "THE MERGER Interests of Certain Persons in the Transactions."

HVI OPERATING LOSSES

     During most of 1997, HVI and all of its subsidiaries were essentially dormant pending reorganization and emergence from bankruptcy. HVI's plan of reorganization was approved by the bankruptcy court on August 28, 1997 and the case was closed on March 26, 1998. HVI has continued to incur operating losses during 1998. HVI had net losses of $1,188,449 and $851,116 for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively. HVI had an accumulated deficit of $2,872,349 as of September 30, 1998. See page - "MANAGEMENT'S - Discussion and Analysis."

VOLATILITY OF OIL AND GAS PRICES AND MARKETS

     HVI's revenues, cash flow, profitability and future rate of growth are to some extent dependent upon prevailing prices for oil, gas and commencing after the Saba Merger, asphalt. HVI's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also to some extent dependent on these commodities prices. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of HVI. These factors include international political conditions, the domestic and foreign supply of oil and gas, the level of consumer demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels and overall economic conditions. In addition, various factors, including the availability and capacity of gas gathering systems and pipelines, the effect of federal and state regulation of production and transportation, general economic conditions, changes in supply due to drilling by other producers and changes in demand may adversely affect HVI's ability to market its oil and gas production and its contract services for horizontal drilling. Significant declines in the price of oil or gas, such as the declines in oil prices during 1998, would adversely affect HVI's revenues, operating income and borrowing capacity and may require a reduction in the carrying value of HVI's oil and gas properties. Asphalt prices are far less volitile and are more driven by supply and demand. Saba's asphalt refinery is fed by Saba's and HVI's Cat Canyon properties thus greatly reducing oil price risk from the Cat Canyon development strategy. This is one reason HVI is interested in acquiring Saba.

REPLACEMENT OF HVI RESERVES

     HVI's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that HVI conducts successful exploitation and production activities or acquires properties containing proved reserves, the estimated net proved reserves of HVI will generally decline as reserves are produced. There can be no assurance that HVI's planned exploitation and production projects and acquisition activities will result in significant additional reserves or that HVI will have continuing success drilling productive wells economically. If prevailing oil and gas prices were to increase significantly, HVI's costs to add new reserves could increase. The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. In addition, HVI's drilling operations, including its contract services, may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. See page ____ "BUSINES OF HVI - Oil and Gas Reserves."

UNCERTAINTY OF ESTIMATES OF HVI RESERVES AND FUTURE NET REVENUES

     Included in this Joint Proxy Statement/Prospectus are estimates of HVI's net proved oil and gas reserves and the future net revenues from those reserves which have been prepared by HVI and its independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the control of HVI. Reserve engineering is a subjective process of estimating the underground accumulations of oil and gas that cannot be measured in an exact manner. The estimates incorporated by reference into this Joint Proxy Statement/Prospectus are based on various assumptions required by the Securities and Exchange Commission, including constant oil and gas prices, operating expenses and capital expenditures, and, therefore, are inherently imprecise indications of future net revenues. Actual future production, revenues, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves incorporated by reference into this Joint Proxy Statement/Prospectus.

In addition, the Company's reserves may be subject to downward or upward revision based upon production history, results of future development, availability of funds to acquire additional reserves, prevailing oil and gas prices and other factors. In addition, the calculation of the estimated present value of the future net revenue using a 10% discount rate as required by the Securities and Exchange Commission is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with HVI's reserves or the oil and gas industry in general.

     It is also possible that independent petroleum engineers may make different estimates of reserves and future net revenues based on the same available data. In calculating reserves on a barrels of oil equivalent basis, gas was converted to oil at a certain ratio. While this convention approximates the energy equivalent of oil and gas on a British thermal unit basis, it may not represent the relative prices received by HVI on the sale of its oil and gas production.

     The estimated future net revenues attributable to HVI's net proved reserves are prepared in accordance with Securities and Exchange Commission guidelines, and are not intended to reflect the fair market value of HVI's reserves. In accordance with the rules of the Securities and Exchange Commission, HVI's reserve estimates are prepared using period end prices received for oil and gas. Future reductions in prices below those prevailing at December 31, 1997 would result in the estimated quantities and present values of HVI's reserves being reduced. See page 58 "BUSINESS OF HVI - Oil and Gas Reserves."

HVI OPERATING HAZARDS AND UNINSURED RISKS

     The oil and gas business involves a variety of operating risks, including fire, explosions, blow-outs, pipe failure, casing collapse, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to HVI due to injury and loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. HVI maintains general liability insurance coverage for its operations but has not obtained insurance coverage for certain environmental hazards. The occurrence of a significant unfavorable event not fully covered by insurance will have a material adverse effect on HVI's financial condition and results of operations. Furthermore, HVI cannot predict whether insurance will continue to be available at a reasonable cost or at all. See page 64 "BUSINESS OF HVI - Operational Hazards and Insurance."

SUBSTANTIAL HVI CAPITAL REQUIREMENTS

     HVI makes, and will continue to make, substantial capital expenditures for the exploitation, production and acquisition of oil and gas reserves. HVI has financed these expenditures primarily from private placements of HVI Common Stock in 1997. If revenues or HVI's ability to borrow decreases as a result of lower oil and gas prices, operating difficulties or declines in reserves, HVI may have limited ability to fund the capital requirements to undertake or complete future exploitation, production and acquisition programs. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

HVI ACQUISITION RISKS

     HVI intends to acquire oil and gas properties such as those which are owned by Saba. Although HVI performs a review of the acquired properties that it believes is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, HVI will focus its due diligence efforts on the higher valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural or environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. HVI may be required to assume preclosing liabilities, including environmental liabilities, and may acquire interests in properties on an "as is" basis. There can be no assurance that HVI's acquisitions will be successful.

COMPETITION

     The oil and gas industry is highly competitive. HVI competes in the areas of property acquisitions and the exploitation, production and marketing of oil and gas with major oil companies, other independent oil and gas concerns and individual producers and operators. Many of these competitors have substantially greater financial and other resources than HVI. However, despite being a relatively small company, HVI believes it has an advantage over its competition due to the level of its field expertise in applying the patented Amoco Short Radius Horizontal Drilling technology and its ability to provide this technology at a fraction of the cost of the competition. Although Amoco has provided licenses to others, HVI feels that its experience and its two prong approach is sheltered from other licensees who are concentrating on services within their respective geographical area. See page 61 "BUSINESS OF HVI - Competition."

GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS

     HVI's business is subject to various federal, state and local laws and governmental regulations which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

     HVI's operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. HVI could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on HVI's financial condition and results of operations. HVI maintains general liability insurance coverage for its operations, but has not obtained insurance coverage for certain environmental hazards. Accordingly, HVI may be subject to liability or may lose substantial portions of its properties in the event of certain environmental damages. HVI could incur substantial costs to comply with environmental laws and regulations.

     The  Oil  Pollution  Act of  1990  imposes  a  variety  of  regulations  on
"responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws of regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on HVI.

     The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been introduced in Congress that would reclassify certain exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were enacted, it could have a significant impact on the operating costs of HVI, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on HVI. See page 61 "BUSINESS OF HVI - Regulation" and page 63 "Environmental Regulation."

NO DIVIDENDS ON HVI COMMON STOCK

     HVI has never paid any cash or other dividends on HVI Common Stock and does not anticipate payment of any dividends for the foreseeable future. HVI anticipates that any future earnings will be retained to finance HVI's operations and future growth and expansion.

POSSIBLE VOLATILITY OF MARKET VALUE OF HVI COMMON STOCK

     The market value of HVI Common Stock could be subject to wide fluctuations in response to quarterly variations in actual or anticipated results of operations of HVI, changes in securities analysts' earnings estimates, announcements of technological innovations by HVI or its competitors, general conditions in the oil and gas industry or other factors. In addition, the securities markets frequently experience extreme price and volume fluctuation which affect market prices for securities generally. Such fluctuations are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of HVI Common Stock. See page 52 "Market Price of HVI and Saba Common Stock and Dividends."

FUTURE ISSUANCES OF STOCK BY HVI WITHOUT SHAREHOLDER APPROVAL

     Under the Nasdaq SmallCap Market listing requirements, HVI may issue without shareholder approval securities representing the present or potential issuance of up to 20% of the number of shares of common stock outstanding prior to the issuance of such securities. Any such issuances could be used as a method of discouraging, delaying or preventing a change in control of HVI or could significantly dilute the public ownership of HVI, which could adversely affect the market value of HVI Common Stock. There can be no assurance that HVI will not undertake to issue such shares if it deems it appropriate to do so. The holders of options, warrants and other securities convertible into shares of HVI Common Stock have the opportunity to profit from a rise in the market price of the HVI Common Stock, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders of HVI. The existence of options and warrants granted by HVI may prove to be a hindrance to future equity financing by HVI. Further, the holders of such warrants and options may exercise them at a time when HVI would otherwise be able to obtain additional equity capital on terms more favorable to HVI.

Effect of Price Declines on Saba

     Most of the oil produced by Saba is of low gravity. Production costs of such oil are generally much higher than production costs of higher gravity oil. Consequently, heavy oil properties, such as those owned by Saba, tend to become marginally economic in periods of declining oil prices, such as those presently existing. This is true of Saba's California heavy oil properties most of which, at present prices, remain economic to produce; should prices continue to decline, much of Saba's California production will become marginally economic and certain of its properties may be temporarily removed from production.

     During 1997, Saba embarked upon an aggressive development program of its Cat Canyon and Gato Ridge heavy oil properties. This program included the installation of surface facilities for handling much more oil than Saba presently produces from such properties. The recent decline in prices and the results of the 1997 drilling program render it doubtful that Saba will realize the value of these installations within the foreseeable future.

Bank Credit Facility

     Saba maintains a reducing revolving credit facility with Bank One, Texas, N.A. As provided for in the loan agreement, the Bank, applying its internal projections of future oil and gas prices and applying its internal discount factors to each classification of proved reserves, prepares its own estimate of Saba's remaining reserves and the projected cash flows from those reserves. In the event that the Bank's estimate of the loan value of Saba's reserves ("borrowing base") is less than the outstanding loan balance, the Bank may require Saba to (i) post additional collateral or (ii) make additional payments in reduction of its indebtedness. In accordance with the current terms of the reducing revolving credit facility, $3.6 million of the outstanding balance may be payable within the next year depending upon the Bank's determination of the borrowing base. In addition to the reducing revolving credit facility, Saba's lending Bank has advanced three short-term loans with an aggregate outstanding balance of $4.5 million at September 30, 1998, all of which matured on July 31, 1998. As indicated under the caption "Recent Developments" Saba borrowed funds from Omimex, with which it has reduced Saba's Bank debt by $2.0 million and is in discussions with the Bank to address its non-compliance with financial covenants in the loan agreement. At September 30, 1998, the loan value of Saba's oil and gas properties under the Bank's lending parameters was $13.4 million and the outstanding loan balance as of such date (and after the $2.0 million principal reduction) was $20.1 million.

     Saba's Canadian subsidiary has a fully advanced borrowing base revolving loan of $1.5 million at September 30, 1998, of which $393,000 is classified as a current liability in that it may be payable over the next year.

     Further,  accounts payable and accrued  liabilities  increased $6.3 million over accounts receivable, cash balances, and other current assets during the nine months ended September 30, 1998, due primarily to Saba's year end drilling activities which contributed to the decrease in working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Going Concern Qualification in Auditors Opinion for Saba

     In that the current maturities of Saba's bank debt are in excess of Saba's apparent ability to meet such obligations as they come due, Saba's auditors have included an explanatory paragraph in their opinion on Saba's 1997 financial statements to state that there is substantial doubt as to Saba's ability to continue as a going concern. See "Saba - Recent Developments - Going Concern Status". In the past, Saba has demonstrated ability to secure capital through debt and equity placements, and believes that, if given sufficient time, it will be able to obtain the capital required to continue its operations. Further, Saba has listed for sale with sales agents certain of its non-core oil and gas assets and real estate assets located in Louisiana, Michigan, Wyoming, Texas, California and Columbia. The proceeds of such sales, if any, will be applied to reduction of its bank debt. There can be no assurance that Saba will be successful in obtaining capital on favorable terms, if at all. Additionally, there can be no assurance that the assets which are the present object of Saba's divestiture efforts will be sold at prices sufficient to reduce the bank debt to levels acceptable to the bank in order to allow for a restructuring resulting in the elimination of the "Going Concern" opinion.

Capital Requirements of Exploratory and Development Operations of Saba

     Saba is in a capital intensive industry. Its immediate needs for capital will intensify should Saba be successful in one or more of the exploratory projects it is undertaking, in that it is likely that Saba will be required to drill several more wells on the apposite property to demonstrate the existence of commercial reserves. Should a commercial discovery exist, additional costs are likely to be incurred to create transportation and marketing infrastructure. Major exploratory projects often require substantial capital investments and a significant amount of time before generating revenues.

     Continuation of Saba's exploratory and development programs will require more cash than Saba's properties will generate from operations at present price levels. Saba plans to attempt to sell or dispose of its non-core oil and gas properties which should result in the receipt of significant amounts of cash by Saba during 1998, a major portion of which may be applied to Saba's bank indebtedness. However, the timing of any sale and the amounts realized therefrom nevertheless may not be sufficient or early enough to permit Saba to make its bank payments and fund its committed exploration activities, in which cases Saba would be required to seek other financing or attempt to reduce its exploratory commitments. There is no assurance that Saba will be able to do either or that the terms of any new financing or reduction in commitments will be favorable to Saba.

     Saba's Series A Preferred Stock contains provisions which under certain circumstances of default currently existing require Saba to redeem that series at a price equal to 115% of its stated value. See "Description of Capital Stock-Preferred Stock. Saba does not presently have the funds with which to redeem the Series A Preferred Stock, although $1.5 million has been invested by HVI. See "Recent Developments" for a discussion of Saba's redemption of $2 million of Stated Value of the Series A Preferred Stock and "Description of Capital Stock - Preferred Stock." See also "Risk Factors Potential Dilution - Outstanding Preferred Stock." RGC had agreed to waive any default by Saba occurring prior to the closing of the sale of 7,000 shares of Series A Preferred Stock in the aggregate to HVI under the terms of the Preferred Stock Transfer Agreement. The sale of 7,000 shares of Series A Preferred Stock has not closed under the terms of the Preferred Stock Transfer Agreement, and RGC and HVI are in negotiations to extend the closing. HVI has agreed with Saba that after acquiring 7,000 shares of the Series A Preferred Stock and upon HVI's conversion of any such shares, HVI will waive any of the defaults in existence with respect to the Series A Preferred Stock.

RESTRICTION ON PAYMENT OF DIVIDENDS BY SABA

     Saba has not paid any cash dividends on its Common Stock to date and has no plans to pay such dividends in the foreseeable future. The payment of cash dividends in the future will be dependent on Saba's future earnings and financial condition. Pursuant to the terms of Saba's credit facility and the terms of its Series A Preferred Stock and its Debentures, Saba is prohibited from making any cash dividend payments on its Common Stock without the specific consent from the lending bank, the holders of the Series A Preferred Stock and the holders of the Debentures.

SABA DEPENDENCE ON KEY PERSONNEL

     Saba depends upon the efforts and skills of its key executives. Saba has employment agreements with certain key employees. See "Management - Benefit Plans and Employment Agreements - Employment Agreements." The success of Saba will depend, in part, on its ability to manage its assets and attract and retain qualified management and field personnel. There can be no assurance that Saba will be able to hire or retain such personnel. In addition, the loss of key personnel could have a material adverse effect on Saba.

VOLATILITY OF SABA COMMON STOCK

     The market price for the Common Stock has been extremely volatile in the past and could continue to fluctuate significantly in response to the results of drilling one or more wells, variations in quarterly operating results and changes in recommendations by securities analysts, as well as factors affecting the securities markets or the oil and gas industry in general. See " Factors Relating to the Oil And Gas Industry and the Environment." Further, the trading volume of the Common Stock is relatively small, and the market for the Common Stock may not be able to efficiently accommodate significant trades on any given day. Consequently, sizable trades of the Common Stock have in the past, and may in the future, cause volatility in the market price of the Common Stock to a greater extent than in more actively traded securities. These broad fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."


SHARES ELIGIBLE FOR FUTURE SALE

     On December 17, 1998 Saba had outstanding 11,385,726 shares of Common Stock. Of these shares, 8,014,467 shares of Common Stock were freely transferable and tradable without restriction or further registration under the Securities Act. In addition, approximately 817,143 shares of Common Stock may currently be issued upon the conversion of the outstanding Debentures of Saba. See "Shares Eligible For Future Sale."

POTENTIAL DILUTION-OUTSTANDING PREFERRED STOCK

     As of December 17, 1998, 8,000 shares (of an originally issued 10,000 shares) of Saba's Series A Preferred Stock were issued and outstanding. Each share of the Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the per share stated value ($1,000) of the shares of Series A Preferred Stock (as increased by accrued but unpaid dividends as of September 30, 1998) by the then current Conversion Price (which is determined by reference to the then current market price, but in no event will the Conversion Price be greater than $9.345). If converted at December 17, 1998, based on a Conversion Price of $2.50 for HVI's 690 shares of Series A Preferred Stock and $1.083 for the remaining Series A Preferred Stock (the average of the closing prices for the Common Stock for any three consecutive trading days during the preceding thirty day period, the remaining 8,000 shares of Series A Preferred Stock would have been convertible into 7,053,509 shares of Common Stock; however, the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock provides that without waiver by the American Stock Exchange of its rules, Saba would be permitted to issue only 2,153,344 shares of Common Stock without a shareholders' vote approving the issuance of additional shares. For the foregoing example, the lowest price averaged during such three day period has been used. The number of shares of Common Stock which may be required to be issued could prove to be even greater in the event of decreases in the trading price of the Common Stock assuming that the required shareholder approval is obtained. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series A Preferred Stock.

     The shares of Series A Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. See "Recent Developments" for information concerning the recent redemption of a portion of the Series A Preferred Stock.

     On December 31, 1997, warrants to purchase 224,719 shares of Common Stock were issued to the purchasers of the Series A Preferred Stock and warrants to purchase 44,944 shares of Common Stock were issued to Aberfoyle Capital Ltd. as a fee in connection with the placement of the Series A Preferred Stock. Each of those warrants are exercisable for a three year period from December 31, 1997. The initial exercise price of those warrants was $10.68 (as may be adjusted from time to time under certain antidilution provisions). In June 1998, in connection with securing the consent of the holder of the Series A Preferred Stock holders to the business combination with Omimex, the exercise price of the warrants held by the holders of the Series A Preferred Stock was reduced to $2.5875. In connection with the issuance of the Series A Preferred Stock, the purchaser of the Series A Preferred Stock received the right to be issued warrants to acquire 200,000 shares of Common Stock should Saba redeem the Series A Preferred Stock. Those warrants are exercisable at 105% of the average daily closing price during the five trading days ending one trading day prior to the redemption date of the Series A Preferred Stock.

     The Series A Preferred Stock contains terms that impose restrictions on Saba, with which the Company may not be in compliance, and may hinder Saba's ability to raise additional capital. In addition, because the conversion price of the Series A Preferred Stock is determined based on the market price of the Common Stock, the conversion of the Series A Preferred Stock could be extremely dilutive to the holders of Common Stock. See "Description of Capital Stock - Preferred Stock."

     AUTHORIZATION OF PREFERRED STOCK

     Saba's Board of Directors has the authority to issue up to 49,990,000 additional shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Saba. Saba has no present plans to issue additional shares of preferred stock. See "Description of Capital Stock."

     POTENTIAL DILUTION-SUBSTANTIAL OPTIONS, WARRANTS AND DEBENTURES OUTSTANDING

     At November 30, 1998, Saba had granted outstanding options to employees and consultants to purchase up to 1,028,000 shares of Common Stock at exercise prices ranging from $1.25 to $15.50 with a weighted average exercise price of $7.71 per share. The terms of such grants may require the shares of Common Stock to be registered under the Securities Act of 1933 and listed on the American Stock Exchange. The Company has not entered into agreements with some or all of the Company's employees and consultants to whom options to purchase Common Stock were granted. Additionally, as of November 30, 1998, Saba had outstanding Debentures in the aggregate principal amount of $3,575,000, which may convert into Common Stock at a price of $4.375 per share (817,143 shares). If Common Stock prices improve, Saba anticipates calling for the redemption of the Debentures in the next year, which will likely result in a substantial number of the holders converting the Debentures prior to the redemption date. In addition, on December 31, 1997, Saba issued warrants to purchase 269,663 shares of Common Stock at an amended exercise price described under the caption "Risk Factors - Possible Dilution - Preferred Stock." In addition, if Saba redeems the Series A Preferred Stock it will be obligated to issue warrants (the "Redemption Warrants") to purchase 200,000 shares of Common Stock at an exercise price determined based on the price of the Common Stock at the time of such redemption. The shares of Common Stock issuable upon exercise of the Redemption Warrants are being registered pursuant to the Registration Statement of which this Prospectus forms a part.

     The existence of these options, warrants and Debentures may hinder future financings by Saba and the exercise of such options and warrants and conversion of such Debentures will dilute the interests of all other stockholders. The possible future resale of Common Stock issuable on the exercise or conversion of these options, warrants and Debentures could adversely affect the prevailing market price of the Common Stock. Further, the holders of options and warrants may exercise them and adversely affect the market price of Common Stock at a time when Saba would otherwise be able to obtain additional equity capital on terms more favorable to Saba. See "Description of Capital Stock Common Stock" and "Principal Stockholders."

     SABA DEPENDENCE ON KEY CUSTOMERS

     Empresa Colombiana de Petroles ("Ecopetrol"), which also owns a 50% working interest in Saba's Colombian Nare Association properties accounted for 31.4% and 33.4% of Saba's total oil and gas revenues in the year ended December 31, 1997, and the nine months ended September 30, 1998, respectively. Prices received from the sale of oil produced at Saba's Colombian properties are determined by formulas set by Ecopetrol. The formula for determining the price paid for crude oil produced at Saba's Colombian properties is based upon the average of specified fuel oil and international crude oil prices, which average is then discounted relative to the price of West Texas Intermediate crude oil. The formula is expected to be adjusted again by Ecopetrol in February 1999. There can be no assurance that Ecopetrol will not decrease the prices it pays for Saba's oil in the future. A material decrease in the price paid by Ecopetrol would have a material adverse effect on Saba's financial condition and future operations. Also, the loss of Ecopetrol as a purchaser could have a material adverse effect on Saba. See "Business-Marketing of Production."

     Much of Saba's domestic production is heavy, low gravity, viscous crude oil from the Central Coast Fields. Often these crudes contain significant amounts of sulfur and metals, which make it undesirable feedstock for most refineries. In times of excess supply of competitive crudes and low producer prices, these crudes are often the first crudes rejected by California crude purchasers. This means that the demand and price paid for much of Saba's production from the Central Coast Fields can vary significantly. Substantially all of Saba's production from the Central Coast Fields is sold to Crown Energy, which in turn, has such oil processed at Saba's asphalt refinery in Santa Maria, California (the "Santa Maria Refinery"). The operation and ownership of the Santa Maria Refinery is important to Saba because it creates additional demand for Saba's heavy gravity crudes.

SABA DEPENDENCE ON OPERATOR

     For the nine months ended September 30, 1998, approximately 13.2% of Saba's United States oil and gas production was derived from properties operated by Omimex. All of Saba's Colombian properties are operated by Omimex (together with Ecopetrol and the Colombian governmental authorities necessary to operate the properties). The speed and success of Saba's Colombian development and exploration efforts depend on the competence and proficiency of Omimex. Further, because of its minority ownership in the oil and gas interests in this jointly owned property, Saba does not have the ability to materially influence the development and exploration plans for such properties or, without the cooperation of Ecopetrol, remove Omimex as operator. The costs and results of operations conducted by Omimex are not within the control of Saba. See "Factors Relating to the Oil and Gas Industry and the Environment - Colombian Operations."

RISKS RELATING TO CERTAIN SABA CORPORATE MATTERS

     Under previous management and prior to its reincorporation as a Delaware corporation in 1997, Saba did not make various required filings with the Commission, may not have complied with requisite corporate formalities, may have failed to accord stockholders the right to exercise preemptive rights (the right of an existing stockholder to purchase additional shares to prevent dilution of its ownership percentage) and may have failed to validly adopt a material amendment to its Articles of Incorporation. In addition, Saba has been unable to locate all of its original minutes for meetings of the Board of Directors and stockholders and stock records for much of its early history. Further, until Saba's 1997 Annual Meeting of Stockholders, Saba had not notified stockholders of their right to cumulative voting (the right of a stockholder to accumulate his votes and cast all of them for less than all of the nominees for director). When these matters were discovered, Saba took corrective, ratifying and other actions designed to mitigate the effect of these matters, including obtaining waivers from over ninety percent of the shares entitled to exercise preemptive rights and securing an indemnity from Capco Resources Ltd., a company which at that time was the owner of approximately 50.3% of Saba and controlled by Ilyas Chaudhary, Saba's former Chairman, Chief Executive Officer and President. Additionally, since Mr. Chaudhary would have been entitled to elect a majority of the Board of Directors of Saba, Saba believes that the failure to inform stockholders of the existence of cumulative voting did not have a material effect upon the election of previous Boards. For further information regarding these matters and the risks related thereto, see the discussion contained under the caption "Risk Factors Relating to Saba - Risks Relating to Certain Corporate Matters" in Saba's Form SB-2 Registration Statement (File No. 33-94678) dated December 20, 1995, filed with the Commission pursuant to Rule 424(b) under the Securities Act, and under the caption "Description of Business - General - Development of the Business of Saba" in the Report on Form 10-KSB for the year ended December 31, 1996, filed with the Commission (File No. 1-12322) under the Securities Exchange Act of 1934, as amended, which can be obtained from the Commission. See "Available Information".

     A substantial portion of Saba's Common Stock held directly or indirectly by Ilyas Chaudhary, former Chief Executive Officer and President, has been pledged to secure debt. During 1998, shares of the Common Stock were sold by lenders as a result of Mr. Chaudhary's inability to pay the margin debt. Such sales may have contributed to the decline in the price of the Common Stock. At November 30, 1998, approximately 1.27 million shares of Common Stock owned by Mr. Chaudhary were subject to pledge to secure indebtedness of approximately $318,000.

WELLS OPERATED UNDER JOINT OPERATING AGREEMENTS

     Many of Saba's business activities are conducted through joint operating agreements in which Saba owns a partial interest in oil and gas wells and the wells are operated by Saba or another joint owner. If Saba is the operator, it has the risk that one of the joint owners may not pay the owner's share of costs. If Saba is not the operator, it has risks because it must reimburse the operator for Saba's share of costs incurred by the operator, and Saba does not have control over operating procedures and expenditures of the operator.

CORPORATE AND REPORTING COMPLIANCE

     Saba is qualified and licensed to transact business as a foreign corporation in the jurisdiction of California doing business as ("DBA") Delaware Saba Petroleum Company. Saba Petroleum, Inc., a California corporation, is a wholly-owned subsidiary of the Company and had consented to the Company's DBA in California as Saba Petroleum Company. Saba's request to the California Secretary of State to change its DBA to Saba Petroleum Company was, however, denied for similarity notwithstanding the wholly-owned subsidiary's consent. No further action has been taken either with respect to the change of Saba's DBA or the implementation in California of the DBA.

     Effective in January 1998, Saba acquired the remaining partnership interest in MV Ventures, GP, a partnership in which Saba was the only other partner. Pursuant to the terms of the partnership agreement for MV Ventures, GP, the Company had determined that the partnership had dissolved, without having to wind up and liquidate its affairs, and that the sole remaining partner, Saba, may continue the business of the partnership.

     Franchise taxes, local and/or tax returns are or may be outstanding for the Company and its subsidiaries. As a result some of Saba's subsidiaries are not in good standing in jurisdictions in which Saba does business. The Company is in receipt of a notice of default from Columbian tax authorities for the outstanding payment of income taxes for the year 1997 attributable to Sabacol, Inc., in the principal amount of $2.64 billion Columbian pesos, a wholly-owned subsidiary of the company. The outstanding principal amount may accrue interest at the rate of approximately 33% until paid. The Columbian government is identified as a creditor of Sabacol, Inc. in its petition filed under Chapter 11 of the U.S. Bankruptcy Code. (See "The Company - Recent Developments - Bankruptcy of Sabacol, Inc.") The Company's United Kingdom subsidiary forfeited its U.K. residence address provided by counsel for non-payment of legal fees. The U.K. counsel also served as corporate secretary, and the subsidiary's first annual meeting to be held in June, 1998 has note yet been completed to Saba's knowledge. Saba's appointment of officers has not yet been recorded in the minute book.

GOVERNMENTAL PROGRAMS

     Saba has completed the establishment of Department of Transportation ("DOT") programs for the drug and alcohol screening for all employees who are and have been working on DOT regulated vacuum trucks and is in the process of doing the same on DOT regulated pipelines in use by the Company.

LEGAL PROCEEDINGS

     The Company is subject to certain legal proceedings. See "Business Strategy
- Legal Proceedings"

RISKS RELATING TO THE OIL AND GAS INDUSTRY AND THE ENVIRONMENT

     VOLATILITY OF COMMODITY PRICES AND MARKETS

     Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty, political conditions in international oil producing regions, the extent of domestic production and importation of oil and gas in certain relevant markets, the level of consumer demand, weather conditions, the competitive position of oil or gas as a source of energy as compared with other energy sources, the refining capacity of oil purchasers, the effect of federal, state and local regulation on the production, transportation and sale of oil and political decisions such as trade restrictions or the sale of strategic energy reserves. Adverse changes in the market for oil and gas or the related regulatory environment would likely have an adverse effect on the price of Saba's Common Stock and Saba's ability to obtain capital or partners for its projects. See " Factors Relating to Saba -Dependence on Key Customers."

     UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES; DECLINE IN OIL AND GAS PRICES

     The proved developed and undeveloped oil and gas reserve figures presented in this Prospectus are estimates based on reserve reports prepared by independent petroleum engineers at a particular point in time and based on specific pricing assumptions which may no longer be valid. Changes in pricing assumptions can have a material effect on the estimated reserves. Since December 31, 1997, oil and gas prices have generally declined. At November 30, 1998, the price of WTI crude oil as quoted on the New York Mercantile Exchange was $11.22 per Bbl and the comparable price at December 31, 1997, was $18.30. Quotations for natural gas at such dates were $1.98 per Mcf and $2.45 per Mcf, respectively. Estimating reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially, depending in part on the assumptions made, and may be subject to material adjustment. There can be no assurance that the pricing and production assumptions will be realized. Estimates of proved reserves may vary from year to year reflecting changes in the price of oil and gas and results of drilling activities during the intervening period. Reserves previously classified as proved undeveloped may be completely removed from the proved reserves classification in a subsequent year as a consequence of negative results from additional drilling or product price declines which make such undeveloped reserves non-economic to develop. Conversely, successful development and/or increases in product prices may result in additions to proved undeveloped reserves. Estimates of proved undeveloped reserves, which comprise a substantial portion of Saba's reserves, are, by their nature, much less certain than proved developed reserves. Consequently, the accuracy of engineering estimates is not assured. See "Business - Oil and Gas Reserves."

     REPLACEMENT OF RESERVES; EXPLORATION, EXPLOITATION AND DEVELOPMENT RISKS

     Saba's success will largely depend on its ability to replace and expand its oil and gas reserves through the development of its existing property base, the acquisition of other properties and its exploration activities, all of which involve substantial risks. There can be no assurance that these activities will result in the successful replacement of, or additions to, Saba's reserves.
Successful acquisitions of producing properties generally require accurate assessments of recoverable reserves, future oil and gas prices, drilling, completion and operating costs, potential environmental and other liabilities and other factors. After acquisition of a property, Saba may begin a drilling program designed to enhance the value of the prospect. Saba's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment, including drilling rigs. Furthermore, even if a well is drilled and completed as capable of production, it does not ensure a profit on the investment or a recovery of drilling, completion and operating costs. A portion of Saba's oil and gas leases require that the working interest owner continuously drill wells on the lands covered by the leases until such lands are fully developed. Failure to comply with such obligations could result in the loss of a lease. In addition, foreign concessions (such as Saba's Indonesian Concession) impose substantial work obligations upon the concession holder. See "Business - Exploration and Development Drilling Activities."

     WRITEDOWNS OF CARRYING VALUES

     Saba periodically reviews the carrying value of its oil and gas properties under the full cost accounting rules of the Commission. Under these rules, capitalized costs of oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. Application of this "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling is exceeded, even if prices declined for only a short period of time, and even if prices increase in subsequent periods. The risk that Saba will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are depressed or decline substantially. If a write down is required, it would result in a one-time charge to earnings, but would not impact cash flow from operating activities.

     As of December 31, 1997, Saba reported approximately $55.3 million of net capitalized oil and gas property costs and estimated the cost ceiling exceeded the net capitalized costs, less related deferred income taxes, by approximately $40.7 million. However, cost ceilings are computed on a country by country basis, therefore lower product prices coupled with unsuccessful capital investment or higher operating costs may cause a write down with respect to the cost center for a particular country.

     At the end of the first quarter 1998, Saba determined to write down the capitalized costs for the United States cost center by approximately $10.7 million dollars, primarily because of a reduction in the present worth of future net revenues from its California heavy oil properties. That reduction was caused by the interplay of two factors. A reduction in proved undeveloped reserves from 1996 year-end to 1997, which reflected the results of Saba's 1997 drilling program and the differential in prices at year-end 1996 and 1997, and the continued rapid decline of oil prices during the first quarter of 1998.

     Crude oil prices continued to decline during the second quarter of 1998, resulting in an additional write down of capitalized costs for the United States cost center in the amount of $6.5 million. Capitalized costs attributable to foreign operations in the amount of $595,000 and $57,000 were also charged to operations during the second and third quarters of 1998, respectively.

     COMPETITION IN THE OIL AND GAS INDUSTRY

     The oil and gas industry is highly competitive. Many of Saba's current and potential competitors have significantly greater financial resources and a greater number of experienced and trained managerial and technical personnel than Saba. There can be no assurance that Saba will be able to compete effectively with these firms.

     ENVIRONMENTAL OBLIGATIONS

     In connection with the acquisitions of most of its properties, including those in Colombia and in California, Saba has agreed to indemnify the sellers from various environmental liabilities, including those that are associated with the seller's prior obligations. Many of these properties were in production during years in which environmental controls were significantly more lax than they are presently. Saba does not conduct a detailed investigation and, accordingly, Saba may be subject to requirements for remediation of environmental damage caused by its predecessors. At the time of an acquisition, there may be unknown conditions which subsequently may give rise to an environmental liability. Consequently, it is difficult to assess the extent of Saba's obligation under these indemnities. Further, the oil and gas industry is also subject to environmental hazards, such as oil spills, oil and gas leaks, ruptures and discharges of oil and toxic gases, which could expose Saba to substantial liability for remediation costs, environmental damages and claims by third parties for personal injury and property damage.

     From time to time in the course of operations, Saba has violated various administrative environmental rules. Saba rectifies the violations after they become known to Saba. In many cases, Saba has been required to pay fines as a result of these violations. Because of the nature of oil and gas producing operations, it is unlikely that operations will be totally violation-free.

     However, Saba continuously seeks to comply with environmental laws.

     NON-OPERATED PROPERTIES

     Many of the Company's properties are operated by others and the Company is not in a position to describe remedial actions which may be required on such properties. As is common in the oil and gas industry, oil properties are subject to the risks of contamination, which may occur without knowledge of the executive officers of the Company.

     GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS

     The production and refining of oil and natural gas is subject to regulation under a wide range of federal, state and local statutes, rules, orders and regulations. These requirements specify that Saba must file reports concerning drilling and operations and must obtain permits and bonds for drilling, reworking and recompletion operations. Most areas in which Saba owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing. Many jurisdictions also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations. These regulations may limit the rate at which oil and natural gas can be produced from Saba's properties. Some jurisdictions have also enacted statutes prescribing maximum prices for natural gas sold from such jurisdictions.

     Various federal, state and local laws and regulations relating to the protection of the environment affect Saba's operations and costs. In particular, Saba's production operations and its use of facilities for treating, processing or otherwise handling hydrocarbons and related wastes are subject to stringent environmental regulation. Compliance with these regulations increases the cost of Company operations. Environmental regulations have historically been subject to frequent change and reinterpretation by regulatory authorities and Saba is unable to predict the ongoing cost of complying with new and existing laws and regulations or the future impact of such laws and regulations on its operations. Saba has not obtained environmental surveys, such as Phase I reports, which would disclose matters of public record and could disclose evidence of environmental contamination requiring remediation, on all of the properties that it has purchased. Saba has, however, completed limited environmental assessments for substantially all of its California and Michigan oil and gas properties and the Santa Maria Refinery. These assessments are generally the result of limited investigations performed at governmental environmental offices and cursory site investigations and are not expected to reveal matters which would be disclosed by more costly and time-consuming physical investigations. Generally, such reports are employed to determine if there is obvious contamination and to attempt to obtain indemnification from the seller of the property. Most of the properties that have been purchased by Saba have been in production for a number of years and should be expected to have environmental problems typical of oil field operations generally, and may contain other areas of greater environmental concern. Saba has identified a limited number of areas in which contamination exists on properties acquired by it.

     REFINERY MATTERS

     The party who sold the asphalt refinery in Santa Maria, California, to Saba agreed to remediate portions of the refinery property in a five-year period ending June 1999. Prior to the acquisition of the refinery, Saba had an independent consultant perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period or Saba will attempt to negotiate with the seller for additional time to complete the remediation.

     In addition, Saba had been advised in June 1998 by the seller's consulting engineers that groundwater monitoring conducted in May 1998 had revealed unacceptable levels of light hydrocarbons contamination. Groundwater monitoring wells have not shown evidence of groundwater contamination, with the exceptions of monitoring conducted in May 1998. The May 1998 results indicated the presence of benzene in all four monitoring wells which exceeds allowable limits. In addition, detectable amounts of toluene, ethylbenzene and xylenes were reported. Historically, BTEX compounds have not been detected in groundwater samples obtained since 1992. At the request of the Regional Water Quality Control Board (RWQCB), the wells were resampled in July 1998. Consistent with the historical analytical results, petroleum hydrocarbons were not detected in the July 1998 samples. The environmental contractor, who has used the same sampling protocol since 1992, could not identify any specific reason for the apparent inconsistency found in the May 1998 samples. The RWQCB has requested additional monitoring wells to be placed on site and on property directly west of the refinery perimeter. Four additional monitoring wells were installed in October 1998 within or immediately downgradient of areas of known soil contamination on and adjacent to the refinery. Preliminary sampling results indicate the presence of heavy hydrocarbons in the groundwater samples from two of the wells, at concentrations 2 to 4 times above typical regulatory action levels. Benzene was also detected in these same wells at concentrations equal to or slightly above drinking water limits. At the hydrocarbon concentrations detected in the two groundwater samples, Saba expects that continued monitoring will be required but that active groundwater remediation will not be necessary. Additional groundwater sampling to confirm the preliminary results will be conducted in December 1998. Saba believes that the contamination is attributable to the previous refinery owner's operations, since contaminates at the refinery were produced by the previous owner of the refinery and were identified prior to purchase. Appropriate authorities have been notified of this condition. In
November 1998, the RWQCB advised Saba that it is preparing a Cleanup or Abandonment Order to establish soil and groundwater investigation, cleanup, monitoring and a time schedule at the refinery required to address pollution resulting from pat refinery operations. In its notification, the RWQCB stated that its perspective of the site has changed and its water quality concerns are increased since the groundwater table elevation has risen to be proximate to the base of the hydrocarbon contaminated soil.

    Ultimate responsibility for remediation of the foregoing condition depends upon an interpretation of the contract of purchase and factual matters. Saba is in contact with the predecessor owner about the foregoing; however, no agreement has been reached on responsibility nor has the cost of remediation been estimated. Further, the owner of land adjoining the refinery, and the seller in August 1998 of said adjoining property to an affiliate of Saba, had advised Saba that his adjoining property had been contaminated by underground emissions from the refinery. This condition also creates an uncertainty as to whether remediation is the responsibility of Saba or the predecessor owner in interest. Saba is also in contact with the predecessor owner about this matter. Should the foregoing matters not be resolved satisfactorily, they may result in litigation. It is also possible that a failure to resolve the matters could result in significant liability to Saba. While the seller of the adjoining property retains a mortgaged interest in the adjoining property, Saba's subsidiary that operates the refinery has agreed to toll the statute of limitations for any claims by the seller against the subsidiary and to obtain the seller's prior consent prior to entering into any agreement with respect to hazardous materials on the adjoining property.

     PROPERTY MATTERS

     The Cocorna Concession in Colombia located in the Cocorna Association expired in February 1997 in accordance with its governing documents, and the property interest reverted to Ecopetrol. The property is presently under operation by Ecopetrol. Under the terms of the acquisition of the Concession, the Company and the operator were required to perform various environmental remedial operations, which Saba believes have been substantially, if not wholly, completed. Following their inspection of the Concession, Colombian officials claim that the Company and the operator were obligated to treat the water for disposal on the Concession with a water treatment plant. While the Company and the operator occupied the Concession, the plant was not built and the water was instead transferred to one of the Association contract areas for treatment in conjunction with the water produced in that area. Colombian officials are requiring that the plant be built. The Company believes that the operator is testing mehtods to treat the water. There can be no assurance as to the amount of future exepnditures of the Company associated with the environmental requirements for the Cocorna Concession. The property in Colombia in which the Company has an interest may be subject to additional environmental remedial operations as reported to the Company by a third party who had performed a due diligence review of the property. The Company is researching the validity and extent of this report.

     In 1993, Saba acquired a producing mineral interest in California from a major oil company. At the time of acquisition, Saba's investigation revealed that a discharge of diluent (a light, oil-based fluid which is often mixed with heavier grades of crude) had occurred on the acquired property. The purchase agreement required the seller to remediate the area of the diluent spill. After Saba assumed operation of the property, Saba became aware of the fact that diluent was seeping into a drainage area which traverses the property. Saba took action to contain the contamination and requested that the seller bear the cost of remediation. The seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the seller has agreed to remediate. Saba has commenced an investigation into the source of the contamination to ascertain whether it is physically part of the area which the major oil company agreed to remediate or is a separate spill area. Saba also found a second area of diluent contamination and is investigating to determine the source of that contamination. Investigation and discussions with the seller are ongoing. Should Saba be required to remediate the area itself, the cost to Saba could be significant. Saba has spent approximately $240,000 to date on remediation activities, and present estimates are that the cost of complete remediation could approach $750,000. Since the investigation is not complete, Saba is unable to accurately estimate the cost to be borne by Saba.

     In 1995, Saba agreed to acquire, for less than $50,000, an oil and gas interest in California on which a number of oil wells had been drilled by the seller. None of the wells were in production at the time of acquisition. The acquisition agreement required that Saba assume the obligation to abandon any wells that Saba did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to Saba were obtained. Saba was unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. The leases have expired and Saba is presently considering whether to attempt to secure new leases. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $1.5 million. Saba has been unable to determine its exposure to third parties if Saba elects to plug such wells without first obtaining necessary consents. For these and other reasons, there can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. These environmental compliance costs could materially and adversely affect Saba. In addition, Saba is generally required to plug and abandon well sites on its properties after production operations are completed. No assurance can be given that the costs of closure of any of Saba's other oil and gas properties would not have a material adverse effect on Saba.

     Saba discharged water from its operations in Louisiana pursuant to a compliance order issued by the Department of Environmental Quality ("DEQ"). In September 1997, a determination was made by the DEQ that Saba's permit had expired while Saba continued operations. Saba paid a fine of approximately $15,000.

     The property in Louisiana in which the Company has an interest may be subject to additional environmental remedial operations as reported to the Company by a third party who had performed a due diligence review of the property. The report referred to a field inspection of Manila Village and liabilities relating to that property and additional liabilities in the form of oil and salt water spills of Fort Trinidad. The Company is reseraching the validity and extent of this report.

     In December 1998, Saba also incurred fines of approximately $23,500 payable to the Air Pollution Control District for the County of Santa Barbara resulting from violations of Saba that flexible sump covers located on certain oil and gas properties of Saba in California were found to be not completely covering the respective sumps. In December 1998, the Company received notification from the County of Santa Barbara indicating its decision to take civil and/or criminal action against the Company based on four oil spill incidents investigated by the Fish and Game Department which occurred in the first half of 1998. The Company is in communication with the County to confer on the matter and does not expect the outcome to have a material adverse effect on the Company. In December 1998, it became known to the Company that an oil spill of approximately less than 10 Bbl had occurred in the Central Coast Field of Casmalia and traversed approximately less than half a mile down a dry creek. Appropriate agencies have been notified and corrective action has been taken by the Company. Notwithstanding the foregoing, the Company may be subject to a fine.

     OPERATIONAL HAZARDS AND UNINSURED RISKS

     Oil and gas exploration, drilling, production and refining involves hazards such as fire, explosions, blow-outs, pipe failures, casing collapses, unusual or unexpected formations and pressures and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, any one of which may result in environmental damage, personal injury and other harm that could result in substantial liabilities to third parties and losses to Saba. Saba maintains insurance against certain risks which it believes are customarily insured against in the oil and gas industry by companies of comparable size and scope of operations. The insurance that Saba maintains does not cover all of the risks involved in oil exploration, drilling and production and refining; and if coverage does exist, it may not be sufficient to pay the full amount of these liabilities. Saba may not be insured against all losses or liabilities which may arise from all hazards because insurance is unavailable at economic rates, because of limitations in Saba's insurance policies or because of other factors. Any uninsured loss could have a material and adverse effect on Saba. Saba maintains insurance which covers, among other things, environmental risks;
however, there can be no assurance that the insurance Saba carries will be adequate to cover any loss or exposure to liability, or that such insurance will continue to be available on terms acceptable to Saba. See "Governmental Regulations and Environmental Risks."

     TITLE MATTERS

     There are certain risks relating the Company's title to its properties. See "Business Strategy - Title to Properties"

ECONOMIC AND POLITICAL RISKS OF FOREIGN OPERATIONS

     INTERNATIONAL OPERATIONS-GENERAL

     Saba has producing properties in Colombia and Canada, is undertaking exploration operations in Indonesia and Great Britain and is exploring opportunities in the Peoples Republic of China. Risks inherent in international operations generally include local currency instability, inflation, the risk of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars and the ability to repatriate earnings under existing exchange control laws. Changes in domestic and foreign import and export laws and tariffs can also materially impact international operations. In addition, foreign operations involve political, as well as economic, risks such as nationalization, expropriation, contract renegotiation and changes in laws resulting from governmental changes. In addition, many licenses and agreements with foreign governments are for a fixed term and may not be held by production. In the event of a dispute, Saba may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. Saba may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

     COLOMBIAN OPERATIONS

     Inherent Risks

     Colombia, which has a history of political instability, is currently experiencing such instability due to, among other factors: insurgent guerrilla activity, which has affected other oil production and pipeline operations; drug-related violence and actual and alleged drug-related political payments; kidnapping of political and business personnel; the potential change of the national government by means other than a recognized democratic election; labor unrest, including strikes and civil disobedience; and a substantial downturn in the overall rate of economic growth. There can be no assurance that these matters, individually or cumulatively, will not materially affect Saba's Colombian properties and operations or by affecting Colombian governmental policy, have an adverse impact on Saba's Colombian properties and operations.

     Uncertainties in the United States , Colombia Bilateral Political, Trade and Investment Relations

     Pursuant to the Foreign Assistance Act of 1961, the President of the United States is required to determine whether to certify that certain countries have cooperated with the United States, or taken adequate steps on their own, to achieve the goals of the United Nations Convention Against Illicit Traffic in Narcotic Drugs and Psychotropic Substances. In 1995, 1996, 1997 and 1998, the President did not certify Colombia. The 1995 and 1998 decertifications were subject to a so-called "national interest" waiver, effectively nullifying its statutory effects. Based on the 1996 and 1997 Presidential decertification, the

United States imposed substantial economic sanctions on Colombia, including the withholding of bilateral economic assistance, the blocking of Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and the entry of the United States votes against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank.

     The consequences of continued and successive United States decertifications of Colombian activities are not fully known, but may include the imposition of additional economic sanctions on Colombia in 1998 and succeeding years. The
President also has authority to impose far-reaching economic, trade and investment sanctions on Colombia pursuant to the International Emergency Economic Powers Act of 1978, which powers were exercised in 1988 and 1989 against Panama in a dispute over narcotics trafficking activities by the Panamanian government. The Colombian government's reaction to United States sanctions could potentially include, among other things, restrictions on the repatriation of profits and the nationalization of Colombian assets owned by United States entities. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect Saba's long-term financial results.

     Colombian Labor Disturbances

     All of the workers employed at Saba's Colombian fields belong to one of two unions. Renegotiations concerning contracts with both unions were conducted by the operator during the third quarter of 1998. The parties to those renegotiations have executed a definitive agreement with respect to changing the union contracts which is currently being translated for Saba. At December 17, 1998, the impact of the renegotiation is unknown. While Saba has experienced organized work disruptions, including intermittent disruption of production during the course of such discussions, there have been no major union disturbances. There can be no assurance, however, that Saba will not experience such disturbances, including significant production interruption due to sabotage, work slowdowns or work stoppages.

Sale Price of Colombian Oil

     All of the Company's crude oil produced at the Company's properties in Columbia has been sold exclusively to Ecopetrol at negotiated prices. See "Business - Marketing of Production." the contract price for the oil in which the Company has an interest may be reduced significantly as of January 1, 1999.

                                   THE MERGER

     The  discussion  of the  merger  and  the  principal  terms  of the  Merger
Agreement contained in this Joint Proxy Statement/Prospectus describes the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is annexed hereto as Annex I and incorporated herein by this reference.

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the holders of common stock, no par value per share ("HVI Common Stock"), of Horizontal Ventures, Inc., a Colorado corporation ("HVI"), in connection with the solicitation of proxies by the Board of Directors of HVI for use at a Special Meeting of Shareholders of HVI to be held on February 5, 1999 at the principal executive offices of Saba at 3201 Airpark Drive, Suite 201, Santa Maria, California, and at any reconvened meeting after any adjournments or postponements thereof (the "HVI Special Meeting"). The HVI Special Meeting has been called to consider and vote upon a proposal to approve the issuance by HVI of up to an aggregate of 1,300,000 shares of HVI Common Stock (the "HVI Share Issuance"), pursuant to the Agreement and Plan of Merger dated December 18, 1998 (the "Merger Agreement"), among HVI, HVI Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of HVI, and Saba Petroleum Company, a Delaware corporation ("Saba"). HVI currently owns 34.7% of the issued and outstanding shares of Saba common stock, $.001 par value per share ("Saba Common Stock"). Pursuant to the Merger Agreement, all shares of Saba Common Stock other than shares owned by HVI which remain issued and outstanding immediately before the closing of the Merger Agreement will be exchanged for shares of HVI Common Stock to be issued based on an exchange ratio of one share of HVI Common Stock for each six shares of Saba Common Stock, Saba will merge with and into HVI Acquisition Corporation with Saba thereby becoming a wholly owned subsidiary of HVI. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex I. At the HVI Special Meeting HVI shareholders will also be asked to approve a change in the name of HVI to GREKA Energy Cororation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock for possible future acquisitions.

     This Joint Proxy Statement/Prospectus is also being furnished to the holders of Saba Common Stock in connection with the solicitation of proxies by the Board of Directors of Saba for use at a Special Meeting of Shareholders of Saba to be held on February 5, 1999 at the principal executive offices of Saba at 3201 Airpark Drive, Suite 201, Santa Maria, California and at any reconvened meeting after any adjournments or postponements thereof (the "Saba Special Meeting"). The Saba Special Meeting has been called to consider and vote upon a proposal to approve the Merger Agreement.

     The consummation of the Merger Agreement is subject to, among other things,
(i) the approval of the HVI Share Issuance by the affirmative vote of a majority of the total votes cast at the HVI Special Meeting, and (ii) the approval of the Merger Agreement by the affirmative vote of a majority of the outstanding shares of Saba Common Stock entitled to vote thereon. HVI owns 34.7% of the issued and outstanding shares of Saba Common Stock as of the record date for the Saba
Special Meeting and HVI will vote its shares of Saba Common Stock in favor of the Merger Agreement.

     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of HVI filed as part of a Registration Statement on Form S-4 (the "Registration
Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of HVI Common Stock to be issued pursuant to the Merger Agreement, which Prospectus is being furnished to the holders of Saba Common Stock. It is anticipated that approximately 1,240,000 shares of HVI Common Stock will be issued pursuant to the Merger Agreement, representing approximately 30 percent of the shares of HVI Common Stock expected to be issued and outstanding after giving effect to the consummation of the Merger Agreement.

BACKGROUND OF THE MERGER

     In September 1997, HVI acquired a 200-acre lease in the Cat Canyon Field in California with ten producing wells and ten additional abandoned wellbores. HVI drilled three horizontal re-entries into abandoned wellbores. The final well, which was up-dip and near the border of a much larger acreage position owned by Saba, was the most successful and produced 65 barrels of oil per day at a cost of $100,000. Although Saba's drilling has been successful in producing high initial production rates, its development costs are much higher than those of HVI=s test wells and the decline curves experienced were steeper because Saba's longer laterals experience more sand intrusion.

     In April 1998, Randeep S. Grewal, Chairman and CEO of HVI, contacted Ilyas Chaudhary, then the Chairman and CEO of Saba, regarding any possible business opportunities that could be shared by HVI and Saba. Almost immediately the discussions turned to the possibility of engaging in a joint venture whereby HVI would re-enter Saba's existing wells in exchange for a retained interest in production or some other similar arrangement. During these initial discussions Saba's REDU field located in Orange County, California also was discussed. After examining the REDU field, HVI entered into a confidentiality agreement with Saba and HVI commenced a due diligence investigation that was intended to lead to the possible acquisition of the REDU field. Through its due diligence efforts, HVI's management learned of a transaction that had resulted in Omimex, a privately held oil and gas company which operates a substantial portion of Saba's producing properties, entering into a merger agreement with Saba whereby Omimex would acquire approximately 65% of the issued and outstanding shares of Saba common stock in a merger. However, Omimex was not interested in the California assets of Saba. As part of that merger agreement, Omimex loaned Saba approximately $4,150,000 to redeem certain of the outstanding shares of Saba's Series A Preferred Stock and to pay down Saba's line of credit with Bank One. In furtherance of the REDU purchase proposal HVI management completed its due diligence, conducted environmental studies, title searches, and had discussions with Saba's management concerning the possible acquisition of other non-core assets of Saba which could utilize HVI's special technology to enhance production. As a result HVI discovered that several of Saba's properties were candidates for HVI's Amoco technology including several reservoirs in California. After examining Saba's data on the Cat Canyon field, HVI identified a significant number of sites where HVI's short radius horizontal drilling technology could be used and was of the opinion that Saba's Cat Canyon Field was ideal for HVI's technology. Since HVI's technical staff was already familiar with the structure of Saba's reservoirs, HVI believed that an overall combination of Saba's assets with HVI's technology and expertise could enhance the exploitation potential for both companies.

     This realization led to the commencement of meetings on July 7 and 8, 1998 regarding the acquisition of a controlling interest in Saba by HVI. A revised confidentiality agreement was signed at those meetings regarding an overall transaction which was structured so as to coordinate the Omimex transaction with a complementary plan with the Omimex transaction, which left out California properties. HVI management met with Saba management at Saba's offices in Santa Maria, California twice during July 1998, and once in Chicago, once in Philadelphia, once in Houston, and finally in the Netherlands during August 1998, where Ilyas Chaudhary was introduced by Randeep Grewal to International Publishing Holding s.a. ("IPH"), then HVI's largest shareholder. While in the Netherlands, terms of a proposed transaction that would allow HVI to gain a controlling interest in Saba were discussed. During August 1998, HVI management met with the principals of RGC International Investors LDC ("RGC"), which owned 100% of the issued and outstanding shares of Saba Series A Preferred Stock, and presented them with the idea of purchasing their preferred stock position if and when the Omimex transaction expired. These negotiations resulted in a consent letter being signed by RGC, HVI and Saba providing that in the event Omimex did not close its transaction, the parties to the consent letter would attempt to structure an overall deal. The Omimex merger agreement was not consummated and expired on September 28, 1998.

     During September and early October 1998, Mr. Grewal was in constant discussions with Mr. Chaudhary, as well as with Capco Resources Ltd., a Canadian corporation which owned Capco Aquisub, a California corporation and then the largest single shareholder of Saba. Capco Resources Ltd. is controlled by Mr. Chaudhary. These discussions were intended to result in HVI acquiring Capco=s interest in Saba but they stalled.

     As part of HVI's planning process, it contacted several investment banking firms during September 1998 in an attempt to negotiate terms of a letter of intent for a contemplated private placement of HVI securities to finance the possible acquisition of Saba. On or about September ___, 1998, HVI negotiated a handshake agreement with Jefferies & Company, Inc., a New York-based investment banking firm specializing in the oil and gas industry, pursuant to which the parties agreed to work towards a letter of intent providing for the framework of a possible private placement by HVI, with the assistance of Jefferies & Company, to raise funds for such purpose.

     On October 6, 1998, HVI entered into a Preferred Stock Transfer Agreement (the "Preferred Stock Transfer Agreement") with RGC, pursuant to which HVI acquired on October 6, 1998 690 shares of the 8,000 shares of issued and outstanding Saba Series A Preferred Stock held by RGC in exchange for cash in the amount of $750,000, of which $500,000 was borrowed from IPH. HVI executed a Promissory Note to repay the $500,000 to IPH without interest on or before December 31, 1998 which matruity date subsequently was extended to January 31, 1999 in the form of cash or shares of Saba Series A Preferred Stock held by HVI. The Promissory Note is secured by a pledge of two-thirds of the Saba Series A Preferred Stock held by HVI.

     Under the Preferred Stock Transfer Agreement, HVI was granted the exclusive right until November 6, 1998 to acquire from RGC up to an additional 6,310 shares of Series A Preferred Stock held by RGC in exchange for cash in the amount of approximately $6,859,000, and such exclusive right could be extended until December 6, 1998 by HVI's payment of $500,000, which is nonrefundable but if the option is exercised within the extended period is applied to the acquisition price. In addition, HVI was granted the exclusive right to acquire any remaining shares of Series A Preferred Stock held by RGC after it converts a sufficient number of shares of Series A Preferred Stock to cover RGC's short position with respect to 653,000 shares of Saba common stock. On December 7, 1998 the board of directors of Saba agreed to permit HVI to convert the Series A Preferred Stock and accrued dividends to common stock at the ratio of $1.50 per common share. The 690 shares of Series A Preferred Stock acquired by HVI and the minimum of 6,310 shares of Series A Preferred Stock which HVI has the exclusive right to acquire from RGC, along with the accrued but unpaid dividends thereon, would be convertible into an estimated aggregate of 5,066,667 shares of Saba common stock. All agreemnts on conversion prices expired on December 8, 1998. The parties are negotiating to extend the terms.

     During this same relative time period, HVI conducted negotiations with Saba for an equity investment directly into Saba totaling $7,500,000. As result, on October 8, 1998 HVI and Saba entered into a Common Stock Purchase Agreement (the "Common Stock Purchase Agreement") pursuant to which Saba's Board of Directors agreed to issue to HVI an aggregate of 2,500,000 shares of Saba common stock as follows:

     * 333,333 shares of Saba common stock in exchange for $1,000,000 in cash by November 6, 1998; and

     * 2,166,667 shares of Saba common stock in exchange for $6,500,000 in cash by December 4, 1998.

     Upon the execution of the Common Stock Purchase Agreement, Randeep S. Grewal was appointed to the Saba Board of Directors. The Common Stock Purchase Agreement also provided that upon the December 4, 1998 closing a second director designated by HVI was be appointed to the Saba Board of Directors. In addition, the letter agreement dated October 8, 1998 between Saba and HVI provided that upon the closing thereof a third director designated by HVI would be appointed to the Saba Board of Directors.

     Also during the same relative time period, IPH in conjunction with HVI made open market purchases of just around 5% of the issued and outstanding shares of Saba common stock. Pursuant to an Option Agreement dated July 22, 1998 between HVI and IPH, HVI holds a call option to acquire the approximately 568,000 shares of Saba common stock purchased by IPH at an exercise price equal to the cost to IPH of acquiring such shares plus twenty percent, which is estimated to be approximately $1,020,000. HVI has the option of paying such exercise price to IPH in the form of cash or shares of HVI common stock.

     On October 14, 1998, HVI and IPH as a group filed a Schedule 13D with the SEC that disclosed the foregoing purchases and contractual arrangements to acquire Saba securities and that HVI was acquiring the securities of Saba for the purpose of gaining control of Saba. Subsequently, HVI during October and early November 1998 directly acquired 80,000 shares of Saba common stock in open market purchases at an aggregate cost of approximately $70,130.

     On October 16, 1998, HVI executed a letter of intent with Jefferies & Company, Inc. which contemplated Jefferies & Company acting as HVI's placement agent in an $18 million private placement of HVI's convertible preferred stock to finance the pending closings of the Preferred Stock Transfer Agreement and the Common Stock Purchase Agreement.

     On October 23 and 26, 1998, the Saba Board of Directors met to discuss the transactions and a proposed tender offer by HVI for the balance of the outstanding shares of Saba common stock. At the October 23 meeting of the Saba Board of Directors, an executive committee made up of Randeep S. Grewal, William
M. Hagler and Imran Jattala was appointed to supervise day-to-day activities of Saba pending the conclusion of the transactions contemplated and Ilyas Chaudhary resigned from all positions with Saba. On October 26, the Saba Board of Directors met specifically to vote whether to support HVI's proposed tender offer. Mr. Grewal and Mr. Chaudhary recused themselves from the vote and the balance of the four directors split. As a result of the deadlock, the motion was tabled.

     On November 6, 1998, HVI paid Saba $1,000,000 for 333,333 shares of Saba common stock pursuant to the Common Stock Purchase Agreement and $500,000 to RGC to extend the term until December 6, 1998 of HVI's exclusive right to acquire the Saba Series A Preferred Stock from RGC pursuant to the Preferred Stock Transfer Agreement. These payments were financed by HVI's issuance to IPH on November 4, 1998 of a Promissory Note payable in the amount of $1,500,000, with 6% interest, by December 31, 1998. This note has now been extended to January 31, 1999.The Promissory Note is secured by HVI's pledge of all of the issued and outstanding shares of HVI Cat Canyon, Inc., a wholly owned subsidiary of HVI.

     After a Saba Board of Directors meeting on November 13, 1998, Saba announced that Ilyas Chaudhary had resigned from all positions with Saba.

     From early October through December, the price of oil on the commodities markets and spot prices declined roughly 30% creating market turmoil in that sector. Neither the company nor its placement agent, Jefferies and Company, Inc. were able to conclude their proposed private offering to raise the funds necessary to timely complete the Preferred Stock Transfer Agreement and incurred delays due to pending due diligence items. As a result, on December ____, 1998 the board of directors of Saba met and agreed to extend the Common Stock Purchase Agreement to January 31, 1999. Additionally, negotiations commenced immediately with RGC to extend the Preferred Stock Transfer Agreement, which negotiations are ongoing.

     On November 23, 1998, as amended at closing on December 18, 1998 HVI entered into a Stock Exchange Agreement with Saba Acquisub, Inc. ("SAI"), which owned 2,976,765 shares of Saba common stock. SAI was controlled by Capco Resources Ltd. which is controlled by Ilyas Chaudhary. Under the Stock Exchange Agreement, HVI would acquire the Saba common stock owned by SAI in exchange for the issuance by HVI to the shareholder of SAI an aggregate of 1,340,000 shares of HVI common stock and SAI would merge with and into HVI. The Stock Exchange Agreement also contains the following provisions:

     * By February 18, 1999, HVI shall register for resale up to 1,000,00 of the 1,340,000 shares HVI common stock issued to Capco Resources Ltd.;

     * HVI shall indemnify the former shareholders of SAI to the fullest extent permissible by law and the corporate by-laws against any claim arising from the Stock Exchange Agreement;

     * Until December 31, 1999 Capco Resources Ltd. or any approved assignee shall give Mr. Grewal its proxy to vote the shares of HVI common stock acquired by it under the Stock Exchange Agreement; and

     * Until December 31, 2001 HVI shall have a right of first refusal with respect to any proposed disposition by Capco Resources, Ltd. of the HVI common stock acquired by it under the Stock Exchange Agreement.

     On December 7, 1998, HVI announced that the Saba Board of Directors had approved the acquisition of all the remaining outstanding shares of Saba common stock through a proposed merger with HVI based on an exchange ratio of one share of HVI common stock for each six shares of Saba common stock. The exchange ratio is based on the following:

     * a 55% premium for Saba common stock ($2.02 per share) above the average closing price of Saba common stock over the preceding 31 calendar days ($1.___ per share) as compared to the average closing quotation for HVI common stock over the same period with no premium ($12.14 per share); and

     * 11,385,726 shares of Saba common stock issued and outstanding, including the 333,333 shares issued to HVI on November 6, 1998.

     The Boards of both entities relied entirely on arms length negotiations in determining the exchange ratios. No third party opinion or valuations were sought or received. Initially HVI offered only a 20% premium but agreed to raise that to 55% when Saba's Board rejected that proposal. HVI's offer and the ability to close the merger is dependent on Bank One's support due to the fact that Saba's loan with the bank is in default. At this time Bank One is supportive of HVI's efforts. HVI's offer was based not only on market variations but also on the realization that Saba would be required to sell substantial pieces of its non core assets in order to pay down its substantial and pressing current obligations.

HVI also announced that Saba had agreed to extend from December 4, 1998 until January 31, 1999 the final closing deadline of the Common Stock Purchase Agreement and that the merged company intends to divest certain non-core assets to satisfy outstanding liabilities.

     In connection with intended divestiture of certain non-core assets, Saba has commenced negotiations with respect to the following possible disposition transactions:

     * The sale of Saba's wholly owned subsidiary SabaCol, Inc., which holds oil and gas interests in Columbia; and

     * The sale of the assets of Saba's wholly owned subsidiary Saba Energy of Texas, Inc. ("SETI").

These possible dispositions would be subject to the consent of Bank One, which in connection with Saba's line of credit holds security interests covering the property which may be sold. Saba expects to use the proceeds from such dispositions, if they are consummated, primarily to reduce its outstanding indebtedness to Bank One, possibly to redeem the outstanding Series A Preferred Stock held by RGC and pay other creditors.

     Pending the conclusion of these transactions, on December 11, 1998 SabaCol was forced to file a petition pursuant to Chapter 11 of the U.S. Bankruptcy Code to protect against the loss of one of its key assets its inability to pay current liabilities. This loan is secured by SabaCol's interest in an oil pipeline in Columbia. Additionally, on December 11, 1998 Saba announced that it would be unable to timely pay an interest payment on its outstanding convertible debentures due on December 14. Notwithstanding these troublesome issues, HVI as of December 15, 1998 has determined to continue with the proposed acquisition of Saba.

On December  10,  1998 HVI closed the Stock  Exchange  Agreement  with SAI dated
November  23,  1998,   thereby   raising  HVI's   ownership  stake  in  Saba  to
approximately 35%.

HVI'S REASONS FOR THE MERGER; RECOMMENDATION OF THE HVI BOARD

     The HVI Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the HVI share issuance, are in the best interests of HVI and its shareholders and has approved the HVI share issuance. The HVI Board unanimously recommends that the shareholders of HVI vote "FOR" approval of the HVI share issuance at the HVI Special Meeting.

     The HVI Board believes that the HVI Share Issuance represents a unique opportunity to acquire a company with oil and gas properties particularly suited to exploitation by HVI's horizontal drilling technology. HVI believes that Saba's Cat Canyon Field is an ideal field to apply short radius horizontal drilling technology for the following reasons:

     * Mature Fields/Extensive Data. Cat Canyon is a mature field, discovered in 1908, that provides numerous abandoned or semi-abandoned wells to re-enter, and extensive geological information from which to develop an exploitation plan without much additional cost;

     * Hedge Against Oil Prices. Saba's Asphalt Refinery is fed by Saba's and HVI's Cat Canyon properties thus greatly reducing oil price risk from HVI's Cat Canyon development strategy. Since 1996, asphalt sales prices from the Asphalt Refinery have varied between $16.09 and $18.41 per ton, -- while prices have varied between $7.17 and $17.38 during the same period. Notwithstanding, the primary objective will be to apply technology relevant production rates per ton of $6 - hedge of $5;

     * Heavy Oil. Heavy oil, which is common to California fields, is typically more difficult to recover because much higher pressure differentials are necessary to force the oil up the well. Horizontal drilling allows more of the reservoir to be exposed and more oil to be recovered. Furthermore, short radius horizontals allow the pump mechanism to be placed much closer to the reservoir resulting in substantial productivity;

     * Abundance of Remaining Reserves. Because of the difficulty in recovering heavy oil from reservoirs, only about 10% of the original oil has been recovered. However, just a 1% increase in the oil recovered from the field would yield large returns for HVI; and

     * California Land Use Laws. Amoco's technology does not require the use of a full-size drilling rig and the building of a drilling site, which can be made prohibitively expensive by California land use laws. Amoco's technology can be applied on a truck mounted workover rig with no new drilling site, eliminating the requirement for a drilling permit. The drilling permit process in California can take over six months to complete while HVI's rework permits typically take four days.

The Asphalt Refinery

Saba owns an asphalt refinery in Santa Barbara County, California that is fed by production from the Cat Canyon region. Generally, the crude oil produced in these areas is of low gravity and is ideally suited as feedstock for asphalt. Furthermore, asphalt prices have historically been less volatile than feedstock prices, providing Saba with a hedge against oil price movements. This refinery was acquired from Conoco Inc. in 1994 and Conoco retained all environmental liabilities.

Throughput at the Asphalt Refinery has ranged between 2,000 to 4,500 Bopd, while production capacity is approximately 8,000 Bopd. Only approximately 1,750 Bopd of the throughput has come from Saba's production. Currently, there is not sufficient oil production in Santa Barbara County to provide full utilization of the Asphalt Refinery HVI believes that the Asphalt Refinery's margins will improve significantly as it increases production from the Cat Canyon field, providing additional feedstock and spreading the fixed cost of the refinery over more units produced. Furthermore, HVI intends to increase the capacity to 10,000 Bopd by 2000. HVI estimates that a 1,000 Bopd increase in throughput would yield approximately $2.0 million in additional EBITDA.

The Asphalt Refinery is currently operated through a processing agreement with Crown Energy whereby Crown Energy markets the refined product and maintains the inventory. The majority of the day-to-day operations of the Asphalt Refinery are managed by Saba employees. Saba and Crown Energy each receive approximately 50% of the net income from the Asphalt Refinery. This processing agreement expires on December 31, 1998 and Saba intends to renew the contract short-term with probable modification.

HVI's Strategy for Saba after the Merger:

     * Exploit and Produce Reserves in California. HVI intends to apply Amoco's patented short radius horizontal drilling technology to exploit and produce reserves to maximize cash flow with minimal capital expenditures. HVI intends to first apply the technology on the Cat Canyon field in California;

     * Capitalize on the Asphalt Refinery to Increase Margins. HVI intends to increase throughput at the Asphalt Refinery to take advantage of the oil price hedge provided by the Asphalt Refinery and the significant additional cash flow generated by utilizing its excess capacity. HVI intends to secure extensions of the Conoco agreements with respect to Conoco's obligation to remediate environmental contamination of the Asphalt Refinery;

     * Divest Properties Not Consistent with Focus. Saba owns substantial acreage and exploration concessions in Columbia, Indonesia, Great Britain, Louisiana and New Mexico. HVI intends to sell or farm-out exploration concessions and properties where short radius drilling would not add significant value; and

     * Penetrate New Niche Markets. HVI intends to penetrate new niche markets in gas storage and coal bed methane where there is significant added value for its short radius drilling technology and is currently in discussions with companies.

     The HVI Board also believes that the acquisition of Saba through the HVI Share Issuance will bring opportunities for cost savings, economies of scale and other synergies, resulting in improved cash flow potential for the long-term growth of HVI and of shareholder value. Further, the acquisition of Saba will give HVI a stronger consolidated asset base upon which it can rely in securing future financings, both equity and debt. There can, however, be no assurance that any specific level of cost savings or other synergies will be achieved or that such cost savings or other synergies will be achieved within the time periods contemplated, or that HVI will be able to secure future financings. For the foregoing reasons, the HVI Board believes that the HVI Share Issuance is in the best interest of HVI and its shareholders.

     The following are the material factors considered by the HVI Board in reaching its conclusions, certain of which factors contained both positive and negative elements:

     * the judgment, advice and analyses of the HVI Board with respect to the strategic, financial and operational benefits of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to Saba;

     * information concerning the financial condition, results of operations, prospects, business and past performance of Saba;

     * current industry, economic and market conditions which make the combination of the two companies much more viable;

     * the synergies, cost reductions and operating efficiencies that may become available to the combined company as a result of the transactions, as well as the management challenges associated with successfully integrating the businesses, cultures and managements of two corporations;

     * the opportunities for constructive sharing of resources between HVI and Saba including properties, expertise and personnel; and

     * the express terms and conditions of the Merger Agreement, which are viewed as providing an equitable basis for the transactions from the standpoint of HVI.

     The foregoing discussion of the information and factors considered and given weight by the HVI Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the transactions, the HVI Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the HVI Board may have given different weights to different factors.

SABA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE SABA BOARD

     The Saba board has determined that the merger agreement is in the best interests of Saba and its shareholders and has approved the merger agreement. The Saba Board recommends that the shareholders of Saba vote "FOR" approval of the merger agreement at the Saba Special Meeting.

     The Saba Board believes that the Merger Agreement represents a unique opportunity to create a stronger combined company with a broader base of resources and properties. The Saba Board also believes that the Merger Agreement will bring opportunities for cost savings, economies of scale and other synergies, resulting in improved cash flow potential for the long-term growth of the combined company and of shareholder value. There can, however, be no assurance that any specific level of cost savings or other synergies will be achieved or that such cost savings or other synergies will be achieved within the time periods contemplated or that the combined company will be able to secure future financings. For the foregoing reasons, the Saba Board believes that the terms and conditions of the Merger Agreement are in the best interest of Saba and its shareholders.

     The following are the material factors considered by the Saba Board in reaching its conclusions, certain of which factors contained both positive and negative elements:

     * the opportunities for constructive sharing of resources between Saba and HVI including properties, technology, expertise and personnel;

     * the preceived ability of HVI to raise debt and equity capital and engage in "work out" arrangements with Saba's creditors.

     * the judgment, advice and analyses of its management with respect to the strategic, financial and operational benefits of the Merger Agreement, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to HVI;

     * information concerning the financial condition, results of operations, prospects, business and past performance of HVI;

     *    current industry, economic and market conditions;

     * the synergies, cost reductions and operating efficiencies that may become available to the combined company as a result of the Merger Agreement, as well as the management challenges associated with successfully integrating the businesses, cultures and managements of two corporations; and

     * the express terms and conditions of the Merger Agreement, which are viewed as providing an equitable basis for the Merger from the standpoint of Saba.

     The foregoing discussion of the information and factors considered and given weight by the Saba Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the transactions, the Saba Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Saba Board may have given different weights to different factors.

FORM OF MERGER

     Subject to the terms and conditions of the Merger Agreement, at the Effective Time Saba will merge with and into HVI Acquisition Corporation. The separate corporate existence of Saba will then cease and HVI Acquisition
Corporation will continue as the surviving corporation under the name "Saba Petroleum Company."

MERGER CONSIDERATION

     At the Effective Time the shares of Saba common stock issued and outstanding immediately before the closing of the Merger Agreement, other than shares owned by HVI, will be converted into the right to receive shares of HVI common stock to be issued based on an exchange ratio of one share of HVI common stock for six shares of Saba common stock (except that cash will be paid in lieu of any resulting fractional shares as described under "--Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares).

     Shares of Saba common stock owned by HVI or Saba immediately prior to the Effective Time shall be canceled and retired, and no HVI common stock will be delivered in exchange for those shares.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; TWO HVI SHARES OR LESS; FRACTIONAL SHARES

     The conversion of Saba common stock into the right to receive HVI common stock will occur automatically at the Effective Time. Prior to the Effective Time, HVI will appoint a commercial bank or trust company to act as the Exchange Agent for the purpose of exchanging stock certificates for the Merger Consideration. As soon as practicable after the Effective Time, the Exchange Agent will send a transmittal letter to each holder of Saba common stock. The transmittal letter will contain instructions with respect to obtaining shares of HVI common stock in exchange for share of Saba common stock. HVI has determined to offer any Saba shareholder who would receive two shares or less HVI cash at the closing market price on the date the merger receives shareholder approvel.

     Saba shareholders should NOT return stock certificates with the enclosed proxy card.

     Upon surrender of a Saba common stock certificate to the Exchange Agent together with the letter of transmittal, properly completed and executed in accordance with its instructions, and such other documents that may be required by the Exchange Agent, the holder of such certificate will be entitled to receive therefor:

     * three or more shares of HVI Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to the Merger Agreement; and

     * a check in the amount equal to the cash that such holder has the right to receive pursuant to the Merger Agreement with respect to cash in lieu of two shares or less and fractional shares of HVI common stock.

     No interest will be paid or will accrue on any cash payable pursuant to the Merger Agreement. In the event of a transfer of ownership of Saba common stock that is not registered in the transfer records of Saba, one or more shares of HVI common stock representing, in the aggregate, the proper number of shares of HVI Common Stock to which such holder is entitled pursuant to the Merger Agreement, and a check in the proper amount of cash in lieu of any fractional shares of HVI common stock may be issued with respect to such Saba common stock to such a transferee if the Saba certificate representing such shares of Saba common stock is presented to the Exchange Agent, accompanied by all of the documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     No fractional shares of HVI common stock will be issued upon the surrender for exchange of Saba common stock certificates and such fractional share interests will not entitle the owner thereof to vote or have any other rights of a shareholder of HVI. For each fractional share of HVI common stock that would otherwise be issued, the Exchange Agent will remit an amount in cash (without interest) equal to the product of (a)such fractional part of a share of HVI common stock multiplied by (b) the last sales price per share of HVI common stock reported on the Nasdaq SmallCap Market in The Wall Street Journal, Eastern edition, as of the Closing Date.

EFFECTIVE TIME

     The Effective Time will be the time of filing of the Certificate of Merger with the Delaware Secretary of State. Pursuant to the Merger Agreement, the filing of the Certificate of Merger will be made as soon as practicable after the closing of the Merger, which is to occur on the second business day after the satisfaction or waiver of the conditions to the Merger as set forth in the Merger.

NASDAQ SMALLCAP MARKET AND AMERICAN STOCK EXCHANGE LISTINGS

     Application for listing of the HVI common stock to be issued pursuant to the Merger Agreement in exchange for Saba common stock will be made with the Nasdaq SmallCap Market. Following the Merger, Saba shareholders will no longer be able to trade Saba common stock on any exchange because Saba common stock will no longer be listed on any exchange.

DELISTING AND DEREGISTRATION OF SABA COMMON STOCK

     The Merger is consummated, the shares of Saba common stock will be delisted from the American Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. Consequently, Saba shareholders will no longer be able to trade Saba common stock on any exchange.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain expected federal income tax consequences of the Merger to HVI, HVI Acquisition Corporation, Saba, and to United States persons who hold shares of Saba common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The discussion does not address all tax consequences that might be relevant to Saba shareholders in light of their particular circumstances, including but not limited to Saba shareholders entitled to special treatment under federal income tax law (including dealers in securities or foreign currency, tax-exempt entities, banks, trusts, insurance companies, persons that hold Saba common stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign persons, including foreign individuals, partnerships and corporations). This discussion also does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

     The parties have structured the Merger Agreement with the intent and expectation that the Merger will constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Code. However, the parties have not requested and the Merger is not conditioned upon an opinion of counsel or a ruling from the IRS with respect to any of the federal income tax consequences of the Merger, and as a result there can be no assurance with respect to any of the expected consequences summarized in this discussion.

     If the Merger qualifies as a tax-free reorganization, the resulting federal income tax consequences with respect to HVI, HVI Acquisition Corporation, Saba and holders of Saba common stock will include the following:

     * No gain or loss will be recognized by HVI, HVI Acquisition Corporation or Saba as a result of the Merger;

     * No gain or loss will be recognized by a holder of Saba common stock upon the exchange of shares solely for shares of HVI common stock pursuant to the Merger Agreement, except with respect to cash, if any, received by a holder of Saba common stock in lieu of a fractional share of HVI common stock;

     * The aggregate tax basis of the shares of HVI common stock received by a holder of Saba common stock solely in exchange for shares of Saba common stock pursuant to the Merger Agreement (including a fractional share of HVI common stock for which cash is received) will be the same as the aggregate tax basis of the shares of Saba common stock surrendered in exchange therefor; and

     * Cash received by a holder of Saba common stock in lieu of a fractional share of HVI common stock will be treated as received in exchange for such fractional share and capital gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of Saba common stock allocable to such fractional interest.

     If the IRS successfully challenges the Merger as a tax-free reorganization, there would be significant federal income tax consequences. A holder of Saba common stock would recognize taxable gain or loss with respect to each share of Saba common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the HVI common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the HVI common stock so received would equal its fair market value.

     Each holder of Saba common stock is urged to consult his or her personal tax advisor with respect to the particular tax consequences of the Merger to such holder.

REGULATORY MATTERS

     The  Merger  is  not  subject  to  the   notification  and  waiting  period
requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, since neither HVI nor Saba has total annual sales or total assets of $100 million or more.

ANTICIPATED ACCOUNTING TREATMENT

     It is anticipated that the acquisition of Saba by HVI pursuant to the Merger Agreement will be accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities.

                       OTHER TERMS OF THE MERGER AGREEMENT

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain customary mutual representations and warranties by each of HVI and Saba relating to, among other things, the following:

          * Corporate existence, good standing, corporate power and similar corporate matters;

          *    Capitalization   and  authorization,   execution,   delivery  and
               performance and the enforceability of the Merger Agreement and related matters;

          * The absence of conflicts, violations and defaults under their certificate or articles of incorporation and by-laws and certain other agreements and documents;

          *    The  absence  of   required   consents,   approvals,   orders  or
               authorizations of, or registration, declaration or registration with certain governmental entities;

          * the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein;

          *    the    Registration    Statement    and    this    Joint    Proxy
               Statement/Prospectus and the accuracy and completeness of the information contained therein and herein;

          * the absence of certain material changes or events with respect to HVI and Saba since September 30, 1998; and

          *    brokers or finders fees and expenses.

     All representations and warranties of HVI and Saba expire one year from the date of the Closing of the Merger Agreement.

CONDUCT OF BUSINESS BY SABA PENDING THE MERGER

     Saba has agreed that, during the period from the date of the Merger Agreement and continuing until the Closing Date, except as permitted by the prior consent HVI, it will not:

     * incur any obligations or liabilities except in the ordinary course of business;

     * issue any equity securities except as required by the Common Stock Purchase Agreement dated October 8, 1998 between Saba and HVI;

     * discharge any liens or encumbrances or pay any obligation or liability other than current liabilities as of September 30, 1998 and current liabilities incurred after September 30, 1998 in the ordinary course of business;

     * declare or pay any distributions in respect of any of its capital stock, or redeem any shares of common stock;

     *    encumber any of its assets;

     *    sell any material assets or cancel any material debt or claim;

     *    waive any substantially valuable rights; and

     * enter into any other material transaction other than in the ordinary course of business.

CONDITIONS PRECEDENT TO THE MERGER

     The respective obligations of HVI, HVI Acquisition Corporation and Saba to effect the Merger are subject to, among other things, to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     * Approval by the Saba shareholders of the Merger Agreement and approval by the HVI shareholders of the HVI Share Issuance;

     *    No legal restraints to the Merger;

     *    The Registration Statement has been declared effective by the SEC;

     * Listing with the Nasdaq SmallCap Market of shares of HVI common stock to be issued in the Merger;

     * No conversion of Saba Series A Preferred Stock into Saba Common Stock without the consent of HVI; and

     * No notice of redemption of Saba Series A Preferred Stock unless redeemed or redeemable out of Saba's available cash.

     In addition, the obligation of each of HVI and Saba to effect the Merger is subject to the satisfaction or waiver of the following conditions:

     * All of the other party's representations and warranties under the Merger Agreement shall be true in all material respects as of the Closing Date; and

     * The other party shall have performed in all material respects its obligations under the Merger Agreement and required to be performed by it at or prior to the Effective Time;

     It is anticipated that such conditions will be satisfied by the dates of the Special Meetings and the Merger will be consummated promptly following such meetings.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties:

     * By the mutual written consent of HVI and Saba, by action of their respective Boards of Directors;

     * By either HVI or Saba if the Effective Time does not occur within three months of the date of the Merger Agreement, subject to the condition that the right to terminate for this reason will not be available to a party whose failure to fulfill any obligation under the Merger Agreement resulted in the delay of the Effective Time; or

     * By either HVI or Saba if the shareholders of Saba do not approve the Merger Agreement or the shareholders of HVI do not approve the HVI Share Issuance.

     If HVI terminates the Merger Agreement as a result of a delay in the Effective Time beyond three months after the date of the Merger Agreement due to Saba's failure to fulfill any of its obligations under the Merger Agreement, Saba must pay a termination fee to HVI equal to the sum of $1,000,000 pus all amounts invested into Saba by HVI plus all amounts advanced to Saba by HVI.

FEES AND EXPENSES

     Whether or not the Merger Agreement is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

AMENDMENT

     The Merger Agreement may be amended by HVI and Saba at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Saba and the shareholders of HVI. After any such shareholder approval, no amendment can be made without further shareholder approval if required by law or the rules of Nasdaq or the American Stock Exchange. The Merger Agreement may only be amended by an instrument in writing, signed on behalf of each of HVI and Saba.

WAIVER

     The Merger Agreement permits HVI and Saba at any time prior to the Effective Time to:

     * Extend the time for the performance of any of the obligations of the other parties;

     * waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto; and

     * waive compliance with any of the agreements or conditions contained in the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the HVI board of Directors with respect to the HVI Share Issuance pursuant to the Merger Agreement, the HVI shareholders should be aware that the HVI Board of Directors has authorized the issuance of 30,000 shares of HVI Common Stock to Randeep S. Grewal, a member of the HVI Board of Directors, upon the Effective Date of the Merger.

     Additionally Saba's former Chairman, Ilyas Chaudhary through companies owned by him owned approximately 29% of Saba prior to HVI's introduction to Saba. This block of voting interest is considered a control block by HVI and HVI deemed it imperative to acquire that control block prior to the commencement of the shareholder voting process. As a result, HVI agreed to pay a greater number of shares to Mr. Chaudhary through his corporate entities than it has agreed to pay to the sharesholders of Saba in general. This is a very common practice in merger transactions. Such interests, together with other relevant factors, were considered by the Saba Board of Directors in approving the Merger Agreement.

PERCENTAGE OWNERSHIP INTEREST OF SABA SHAREHOLDERS FOLLOWING THE MERGER

     The number of shares of HVI Common Stock to be issued in the Merger is expected to be approximately 1,240,000 shares, based upon 7,440,000 shares of Saba Common Stock being outstanding and not owned by HVI immediately prior to the Effective Time. If the 1,240,000 shares of HVI Common Stock are issued to holders of Saba Common Stock, the shares of HVI Common Stock owned by Saba shareholders other than HVI immediately after the Effective Time will represent approximately 30% of the total shares of HVI Common Stock then outstanding.

NASDAQ LISTING

     It is a condition to the consummation of the Merger that the shares of HVI Common Stock to be issued thereunder shall be registered under the Securities Act and be authorized for listing on The Nasdaq SmallCap Market, subject only to official notice of issuance. HVI intends to apply for listing of post-Merger HVI on the Nasdaq National Market system if the criteria for such listing are met. However, there can be no assurance that a listing on the Nasdaq National Market system will be obtained.

RESALES OF HVI COMMON STOCK

     The shares of HVI Common Stock to be issued to shareholders of Saba pursuant to the Merger Agreement have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of HVI after the Merger or who were not "affiliates" of Saba on the date of the Saba Special Meeting. All directors and certain officers and shareholders of Saba may be deemed to have been "affiliates" of Saba within the meaning of such rules. Any such person may resell the HVI Common Stock received by him or her in the Merger only if such shares are registered for such resell under the Securities Act or an exemption from such registration under the Securities Act is available. Such persons may be permitted to effect resales under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become "affiliates" of HVI) or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Saba or HVI generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal shareholders of such party, as well as principal shareholders of such party. It is recommended that any such person obtain advice of securities counsel prior to effecting any resales.

     Saba has agreed to prepare and deliver to HVI a list identifying each person who, at the time of the Saba Special Meeting, may be deemed to be an "affiliate" of Saba for purposes of Rule 145 under the Securities Act and that, on or prior to the Effective Time, Saba will deliver on behalf of each of Saba's "affiliates" a written agreement to the effect that such person will not offer, sell, pledge, transfer or otherwise dispose of any shares of HVI Common Stock issued to such person in connection with the Merger in violation of the Securities Act or the rules and regulations thereunder. HVI has agreed to prepare and deliver to Saba a list identifying each person who, at the time of the HVI Special Meeting, may be deemed to be an "affiliate" of HVI for purposes of Rule 145 under the Securities Act and that, on or prior to the Effective Time, HVI will deliver on behalf of each of HVI's "affiliates" a written agreement to the effect that such person will not offer, sell, pledge, transfer or otherwise dispose of any of their shares of HVI Common Stock in violation of the Securities Act or the rules and regulations thereunder.

     This Joint Proxy Statement/Prospectus does not cover resales of HVI Common Stock received by any person who may be deemed to be an affiliate of HVI or Saba.

HVI's REASONS FOR THE NAME CHANGE AND THE FUTURE SHARE ISSUANCE; RECOMMENDATION OF HVI BOARD

     The HVI Board has unanimously determined that the name change to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock for possible future acquisitions are in the best interests of HVI and its shareholders and has apaproved these proposals. The HVI Board unanimously recommends that the shareholders of HVI vote "FOR" approval of those proposals of the HVI Special Meeting.

     Management of HVI has been advised that its current name, Horizontal Ventures, Inc., really does not link it to the energy industry and several investment banking firms which follow HVI's stock have suggested a name change. The additional stock issuance request is required by the Nasdaq Stock Market rules. By having these shares preapproved by the shareholders, management of HVI believes that it will be able to enter into and close acquisitions of oil and gas producing properties rapidly in one of the best buyers markets on record.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This document contains or incorporates by reference forward-looking statements with the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that include, among others, (i) statements by HVI or Saba, as the case may be, concerning (a) the benefits expected to result from the Merger Agreement, including, without limitation, synergies in the form of increased revenues, decreased expenses and avoided expenses and expenditures that are expected to be realized by HVI and Saba after the closing of the Merger Agreement, and (b) the complementary nature of HVI's horizontal drilling technology and certain Saba oil reserves, and (ii) other statements by HVI or Saba, as the case may be, of expectations, anticipations, beliefs, estimations, projections, and other similar matters that are not historical facts, including such matters as future capital, development and exploration expenditures (including the amount and nature thereof), drilling of wells, reserve estimates (including estimates of future net revenues associated with such reserves and the present value of such future net revenues), future production of oil and gas, repayment of debt, business strategies, and expansion and growth of business operations. These statements are based on certain assumptions and analyses made by HVI or Saba, as the case may be, in light of past experience and perception of historical trends, current conditions, expected future developments and other factors that HVI or Saba, as the case may be, believes are appropriate in the circumstances.

     The managements of HVI and Saba, respectively, caution the reader that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory environment, and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified among other places, under "RISK FACTORS," "MERGER AGREEMENT - Recommendation of the HVI Board; HVI's Reasons for the Merger," "MERGER AGREEMENT - Recommendation of the Saba Board; Saba's Reasons for the Merger," "HVI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "SABA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Significant factors that could prevent HVI or Saba, as the case may be, from achieving its stated goals include, but are not limited to, (a) failure by HVI and Saba to consummate the Merger Agreement on a timely basis or at all, (b) if the Merger Agreement is consummated, failure by HVI to integrate the respective operations of HVI and Saba or to achieve the synergies expected from the Merger, (c) declines in the market prices for oil and gas, and (d) adverse changes in the regulatory environment affecting HVI and/or Saba.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by HVI or Saba or persons acting on its or their behalf. Neither HVI nor Saba undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               HVI SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     The HVI Special Meeting will be held on Friday, February 5, 1999, at 10:00 a.m. local time, at the principal executive offices of Saba at 3201 Airpark Drive, Suite 201, Santa Maria, California, to consider and vote upon proposals to approve the HVI Share Issuance, the change in the name of HVI to GREKA Energy Corporation and the authorization of the issuance of up to an additional 2,000,000 shares of common stock for possible future acquisitions.

     THE HVI BOARD OF  DIRECTORS  HAS  UNANIMOUSLY  DETERMINED  THAT THE  MERGER
AGREEMENT IS IN THE BEST INTERESTS OF HVI AND ITS SHAREHOLDERS, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE HVI SHARE ISSUANCE. THE HVI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF HVI VOTE "FOR" APPROVAL OF THE HVI SHARE ISSUANCE, THE NAME CHANGE TO GREKA ENERGY CORPORATION AND THE AUTHORIZATION OF THE ISSUANCE OF UP TO AN ADDITIONAL 2,000,000 SHARES. SEE "THE MERGER - BACKGROUND OF THE MERGER "AND" - RECOMMENDATION OF THE HVI BOARD; HVI'S REASONS FOR THE MERGER."

     The approval of the HVI Share Issuance by the HVI shareholders is required by the rules of the Nasdaq SmallCap Market because the number of shares of HVI
Common Stock to be issued pursuant to the Merger Agreement exceeds twenty percent of the number of shares of HVI Common Stock that would be outstanding immediately before the closing of the Merger Agreement. The approval of the HVI Share Issuance is a condition to the obligation of HVI and HVI Acquisition Corporation to close the Merger Agreement.

     HVI shareholders are not required by the Colorado Business Corporation Act, Nasdaq SmallCap Market rules or otherwise to approve the Merger Agreement, and HVI shareholders will not be asked to consider or vote upon any proposal for such purpose.

RECORD DATE; SHARES ENTITLED TO VOTE

     Only holders of record of HVI Common Stock at the close of business on December 21, 1998 (the "HVI Record Date") are entitled to receive notice of and to vote at the HVI Special Meeting. At the close of business on the HVI Record Date, there were 2,910,981 shares of HVI Common Stock outstanding and entitled to vote. Each such share owned at the Record Date entitles the registered holder thereof to one vote.

QUORUM; VOTE REQUIRED

     The presence in person or by proxy of holders of one-third of the shares of HVI Common Stock entitled to vote is necessary to constitute at a quorum for the transaction of business at the HVI Special Meeting. Once a quorum has been established, an affirmative vote of a majority votes cast at the HVI Special Meeting will be required for approval of the HVI Share Issuance, the name change and the authorization of the additional share issuance.

     Shares of HVI Common Stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. An abstention with respect to any proposal will have the effect of a vote cast against that proposal. Brokers who hold shares of HVI Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any votes that are not cast because the nominee-broker lacks such discretionary authority will not be counted as votes cast on such proposal and will have no effect on the vote.

     In the event that a quorum is not present at the HVI Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

SHARE OWNERSHIP OF HVI AFFILIATES

     As of the date hereof, the executive officers and directors of HVI have voting power with respect to approximately 51% of the total issued and outstanding shares of HVI Common Stock. The executive officer and directors of HVI have indicated that they will vote in favor of the HVI Share Issuance, the name change and the authorization of the additional share issuance.

PROXIES

     All shares of HVI Common Stock which are represented by properly executed proxies received in time for the HVI Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted "FOR" approval of the HVI Share Issuance, the name change and authorization of the additional share issuance and in the discretion of the proxy with respect to such other business as may properly come before the HVI Special Meeting or any adjournment or postponement thereof.

     Any proxy may be revoked by the shareholder executing it at any time prior to its exercise by the shareholder giving written notice thereof to the Chairman and Chief Executive Officer of HVI, by signing and returning a later-dated proxy or by voting in person at the HVI Special Meeting. Attendance at the HVI Special Meeting will not in and of itself constitute the revocation of a proxy.

     The HVI Board of Directors is not currently aware of any business to be brought before the HVI Special Meeting other than described herein. If, however, other matters are properly brought before the HVI Special Meeting or any adjournment or postponement thereof, the person appointed as proxy will have discretionary authority to vote the shares represented by duly executed proxies in accordance with his discretion and judgment.

SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the HVI Board of Directors. The entire cost of proxy solicitation for the HVI Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by HVI. In addition to solicitation by mail, officers and regular employees of HVI may solicit proxies personally or by telephone, facsimile transmission or otherwise. Such officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal.

     HOLDERS OF HVI COMMON STOCK ARE  REQUESTED  TO COMPLETE,  DATE AND SIGN THE
ACCOMPANYING   HVI  PROXY  CARD  AND  RETURN  IT   PROMPTLY   IN  THE   ENCLOSED
POSTAGE-PREPAID ENVELOPE.

DISSENTERS' RIGHTS

     Under the Colorado Business Corporation Act, HVI shareholders are not entitled to assert dissenters' rights in connection with the merger Agreement or the transactions contemplated thereby.


                              SABA SPECIAL MEETING
DATE, TIME AND PLACE

     The Saba Special Meeting will be held on Friday, February 5, 1999, at 2:00 p.m. local time, at the principal executive offices of Saba located at 3201 Airpark Drive, Suite 201, Santa Maria, California to consider and vote upon a proposal to approve the Merger Agreement.

     THE SABA BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTEREST OF SABA AND ITS SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. THE SABA BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF SABA VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AT THE SABA SPECIAL MEETING.

RECORD DATE; VOTE REQUIRED

     Only holders of record of Saba Common Stock at the close of business on December 21, 1998 (the "Saba Record Date") are entitled to receive notice of and to vote at the Saba Special Meeting. At the close of business on the Saba Record Date, there were 11,385,726 shares of Saba Common Stock outstanding and entitled to vote. Each such share owned at the Record Date entitles the registered holder thereof to one vote.

QUORUM

     The holders of a majority of the shares of Saba Common Stock outstanding and entitled to vote must be present at the Saba Special Meeting in person or represented by Proxy in order for a quorum to be present. Once a quorum has been established, an affirmative vote of a majority of the outstanding shares of Saba Common Stock will be required for approval of the Merger Agreement. Abstentions will have the effect of a vote cast against the Merger Agreement. Brokers who hold shares of Saba Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any votes that are not cast because the nominee-broker lacks such discretionary authority will not be counted as votes cast on such proposal and will have no effect on the vote.

SHARE OWNERSHIP OF SABA AFFILIATES

     Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of shares of issued and outstanding Saba common stock. As of the date hereof, Saba's executive officers and directors, and HVI, the principal shareholder of Saba, own approximately 35% of the total issued and outstanding shares of Saba common stock. Saba's executive officers and directors and HVI have indicated that they will vote in favor of the Merger Agreement.

PROXIES

     All shares of Saba Common Stock which are represented by properly executed proxies received in time for the Saba Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted "FOR" approval of the Merger Agreement, and in the discretion of the proxy with respect to such other business as may properly come before the Saba Special Meeting or any reconvened meeting after any adjournment or postponement thereof.

     Any proxy may be revoked by the shareholder executing it at any time prior to its exercise by the shareholder giving written notice thereof to the Secretary of Saba, by signing and returning a later-dated proxy or by voting in person at the Saba Special Meeting. Attendance at the Saba Special Meeting will not in and of itself constitute the revocation of a proxy.

     The Saba Board of Directors is not currently aware of any business to be brought before the Saba Special Meeting other than described herein. If, however, other matters are properly brought before the Saba Special Meeting or any reconvened meeting after any adjournment or postponement thereof, the person appointed as proxy will have discretionary authority to vote the shares represented by duly executed proxies in accordance with his discretion and judgment.

SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the Saba Board of Directors. The entire cost of proxy solicitation for the Saba Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Saba. In addition to solicitation by mail, officers and regular employees of Saba may solicit proxies personally or by telephone, facsimile transmission or otherwise. Such officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal.

     HOLDERS OF SABA COMMON STOCK ARE  REQUESTED TO COMPLETE,  DATE AND SIGN THE
ACCOMPANYING   SABA  PROXY  CARD  AND  RETURN  IT  PROMPTLY   IN  THE   ENCLOSED
POSTAGE-PREPAID ENVELOPE.

APPRAISAL RIGHTS

     Holders of shares of Saba Common Stock are not entitled to assert appraisal rights under Section 262 of the Delaware General Corporation Law since shares of Saba Common Stock are held of record by more than 2,000 holders and the consideration such holders will receive upon consummation of the Merger Agreement will be shares of HVI Common Stock, which will have more than 2,000 record holders, and cash in lieu of fractional shares.

                          DESCRIPTION OF HVI SECURITIES

     HVI is authorized to issue 50 million shares of common stock, no par value ("HVI Common Stock"), and 50 million shares of preferred stock, no par value ("HVI Preferred Stock") of which 2,910,981 shares of HVI Common Stock and no shares of HVI Preferred Stock are issued and outstanding as of the date hereof. All shares of HVI Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the shareholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the HVI Board out of funds legally available therefor; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of HVI. Shareholders of HVI have no preemptive rights to acquire additional shares of Common Stock or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable. Additional shares of HVI Common Stock may be issued without shareholder approval, except as that right is limited by the Nasdaq SmallCap Market rules.

SHARES ELIGIBLE FOR FUTURE SALES

     The up to 1,300,000 shares of HVI Common Stock issued pursuant to the Merger will be freely tradeable without restriction or further registration under the Act, except for any HVI Common Stock held by an "affiliate" (as defined under the Act) of HVI. As of the date hereof, _________ shares of HVI Common Stock held by HVI's current shareholders constitute "restricted securities" within the meaning of Rule 144 under the Act and may be sold only pursuant to an effective registration statement under the Act or an applicable exemption, including an exemption under Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as shares acquired from the issuer or an affiliate in a non-public transaction) for at least one year, as well as any person who purchases unrestricted shares in the open market who may be deemed an "affiliate" of the issuer, is entitled to sell, within any three-month period, a number of shares of HVI Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares, or (ii) the average weekly trading volume in the shares during the four calendar weeks preceding each such sale. A person who is not deemed to be an "affiliate" of HVI and has not been an affiliate for at least three months, and who has held restricted shares for at least two years would be entitled to sell such shares without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales of substantial amounts of restricted shares, or the perception that such sales may occur, could adversely affect prevailing market prices for HVI Common Stock.

     Beginning 90 days from the date of this Prospectus, in addition to the up to 1,300,000 shares issued pursuant to the Merger and ________ tradeable shares of Common Stock outstanding prior to the Merger, approximately _________ shares of HVI Common Stock deemed restricted securities are eligible to be sold under Rule 144 of the Act, subject to the volume and other restrictions of Rule 144. An additional ________ shares are deemed restricted securities and will not be eligible for sale under Rule 144 for approximately ten months.

     There can be no predictions of the effect, if any, that sales of HVI Common Stock under Rule 144 will have on the market price prevailing from time to time. Sales of substantial amounts of HVI Common Stock pursuant to Rule 144 could subsequently adversely affect the market price of HVI Common Stock.

     The transfer agent and registrar for HVI Common Stock is American Securities Transfer & Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.

             COMPARISON OF THE RIGHTS OF HOLDERS OF HVI COMMON STOCK
                              AND SABA COMMON STOCK

     HVI is a Colorado corporation and the rights of its shareholders are governed by the Colorado Business Corporation Act and the Articles of Incorporation and Bylaws of HVI. Saba is a Delaware corporation and the rights of it shareholders are governed by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Saba.

Significant Differences Between the Corporation Laws of Colorado and Delaware

     The corporation laws of Colorado and Delaware differ in many respects. Although all the differences are not set forth in this Joint Proxy
Statement-Prospectus, certain provisions which could materially affect the rights of shareholders are discussed below.

Removal of Directors

     The corporation may remove directors, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, no director may be removed if the number of votes cast against such removal would be sufficient to elect the director. Under Colorado law, a director of a corporation that does not have a staggered board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Colorado corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. HVI has a staggered board. Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The Certificate of Incorporation of Saba does not provide for a classified board of directors or for cumulative voting.

Classified Board of Directors

     A classified or staggered (term in Colorado) board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. The HVI Articles of Incorporation and Bylaws provide for a staggered board. Colorado law permits, but does not require, a staggered board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year.

     Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Saba Certificate of Incorporation and Bylaws do not provide for a classified board and Delaware presently does not intend to propose establishment of a classified board.

Indemnification and Limitation of Liability

     Delaware and Colorado have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, a corporation to adopt a provision in its articles of incorporation or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

     The Articles of Incorporation of HVI eliminate the liability of directors to the corporation to the fullest extent permissible under Colorado law. Colorado law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

     The Certificate of Incorporation of Saba also eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of or otherwise relieve Delaware of its directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     Colorado law generally permits indemnification of director expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Colorado law requires indemnification of director expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise.

     Delaware law generally permits indemnification of expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise.

     Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. By contrast to Colorado law, Delaware law does not require authorizing provisions in the certificate of incorporation and does not contain express prohibitions on indemnification in certain circumstances; limitations on indemnification may be imposed by a court, however, based on principles of public policy.

     A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Both Colorado and Delaware law requires indemnification when the individual has defended successfully the action on the merits or otherwise.

     Expenses incurred by an officer or director in defending an action may be paid in advance, under Colorado law and Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

     A provision of Colorado law states that, except with regard to directors, the indemnifications provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or directors or otherwise. HVI has no additional rights of indemnification in place except as provided by Colorado law.

Inspection of Shareholder List

     Both Delaware and Colorado law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interests as a shareholder.

Dividends and Repurchases of Shares

     Colorado law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. the concepts of par value, capital and surplus are retained under Delaware law.

     Colorado law permits a corporation to declare and pay dividends unless, after giving it effect: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend in declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

     To date, HVI has not paid any cash dividends.

Shareholder Voting

     Both Delaware and Colorado law generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. Colorado law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the stock of the surviving corporations outstanding immediately before the effective date of the merger is an identical outstanding of treasury share after the merger, and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. Delaware law contains a similar exception to its voting requirements for reorganizations where shareholders of the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 80 percent of the voting power of the surviving or acquiring corporation or its parent entity.

     Both Delaware law and Colorado law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

     Both Colorado and Delaware law generally do not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares or where the class of securities designates such a right.

Stockholder Approval of Certain Business Combinations

     In recent years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholder, more difficult. Under Section 203, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

     Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, fifteen percent (15%) or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of fifteen percent (15%) or more of such voting stock at any time within the previous three years, or is an affiliate or associate of any of the foregoing.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation of a direct or indirect majority-owned subsidiary equal in aggregate market value of ten percent (10%) or more of the aggregate market value of either the corporation's consolidated assets or all of its outstanding stock; the issuance of transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock or of the corporation's voting stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; (ii) upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least eighty-five percent of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the eighty-five percent calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or
(iii) on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent of the outstanding voting stock not owned by the interested stockholder.

     Section 203 only applies to certain publicly held corporations that have a class of voting stock that is (i) listed on a national securities exchange, (ii) quoted on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 stockholders. Although a Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, Saba does not intend to so elect.

     Section 203 will encourage any potential acquirer to negotiate with the Company's Board of Directors. Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two-tiered bid for Saba which all stockholders would not be treated equally. Shareholders should note, however, that the application of Section 203 to Saba will confer upon the Board the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for Saba's shares over the then-current market price. Section 203 would also discourage certain potential acquirers unwilling to comply with its provisions.

Interested Director Transactions

     Under both Delaware and Colorado law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under Delaware and Colorado law. Under Delaware and Colorado law, (a) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "fair" to the corporation, or (b) the contract or transaction must have been fair as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

Shareholder Derivative Suits

     Under both Delaware and Colorado law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. Colorado law provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

Appraisal/Dissenters' Rights

     Under both Delaware and Colorado law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal/dissenters' rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under both Delaware and Colorado law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation. Under Colorado law, such appraisal rights are not available to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger or share exchange under certain provisions of Colorado law. Under Delaware law, such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

Dissolution

     Under Colorado law, if the dissolution is initially approved by the board of directors, it may be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Colorado law allows a Colorado corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. Under Colorado law, shareholders may only initiate dissolution by way of a judicial proceeding.

     Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. Saba's Certificate of Incorporation contains no such supermajority requirement, however, and a majority of the outstanding shares entitled to vote, voting at a meeting at which a quorum is present, would be sufficient to approve a dissolution of Saba that had previously been approved by its Board of Directors.

            MARKET PRICES OF HVI AND SABA COMMON STOCK AND DIVIDENDS

     HVI Common Stock listed for trading on the Nasdaq SmallCap Market under the symbol "HVNV". Except for a period from August to December of 1997, HVI's common stock has been quoted on NASDAQ since February 19, 1993. As of October 31, 1998, there were seven market makers in HVI's securities and the closing bid quotation was $13.00 per share. The following table sets forth, for the periods indicated the range of quarterly high and low sales prices of HVI as obtained from the Nasdaq SmallCap Market for the past two fiscal years. These prices, which are of the Company's post bankruptcy no par value common stock are believed to be representative of inter-dealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. There can be no assurance that a public market for HVI's common stock will be sustained in the future. Saba Common Stock trades on the American Stock Exchange under the symbol "SAB." The following table sets forth the high and low quarterly closing sales prices of Saba Common Stock as reported on the American Stock Exchange for the periods indicated. The sales prices set forth below have been adjusted to reflect a two-for-one stock split in the form of a stock dividend paid in December 1996.

                                             HVI                          Saba
    Quarter Ended                     Low           High             Low        High
    -------------                     ---           ----             ---        ----

          March 31, 1996            $   .19        $  .22           $ 3.56      $ 4.75
          June 30, 1996                 .13           .13             3.88        8.00
          September 30, 1996            .25           .31             6.19        9.94
          December 31, 1996             .19           .25             9.25       27.12

          March 31, 1997                .19           .25           $12.75      $25.25
          June 30, 1997                 .03           .09           $10.75       17.75
          September 30, 1997            .03           .03            12.81       20.12
          December 31, 1997             6.82*       19.00*            8.00       14.88

          March 31, 1998               12.00        14.75            $3.38       $8.50
          June 30, 1998                 8.0625      10.00             1.44        4.12
          September 30, 1998            7.25         9.25              .8125      2.125


*Effective November 8, 1997, a 1 share for 220 share reverse split approved by the U.S. Bankruptcy court was effected thus dramatically affecting the per share price of the Company's stock.

     On September 30, 1998, there were approximately 485 registered holders of HVI's common stock. Based on a broker count, HVI believes at least an additional 1200 persons are shareholders with street name positions. On December 4, 1998, the last trading day immediately preceding the public announcement of the exchange ratio terms of the Merger Agreement, the shares of HVI Common Stock closed at $11.00. On January ____, 1999 (the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus), the high and low bid quotations for HVI Common Stock were $_____ and $______ per share.

     Holders of common stock are entitled to receive such dividends as may be declared by HVI's Board of Directors. HVI has not yet paid any dividends, and the Board of Directors of HVI presently intends to pursue a policy of retaining earnings, if any, for use in HVI's operations and to finance expansion of its business. With respect to the Common Stock, the declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board of Directors in light of conditions then existing, including HVI's earnings, financial condition, capital requirements and other factors.

     Saba has never paid cash dividends on Saba Common Stock and does not anticipate doing so in the foreseeable future. Saba's Series A Preferred Stock, Debentures and principal revolving credit agreement restrict the payment of dividends by Saba. On December 4, 1998, the last trading day immediately preceding the public announcement of the exchange ratio terms of the Merger Agreement, the shares of Saba Common Stock closed at $1.375. On January ____, 1999 (the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus) the shares of Saba Common Stock closed at $__________.


                                 BUSINESS OF HVI

Company Overview

     During 1997, HVI, then named Petro Union, Inc., and all its subsidiaries were essentially dormant pending reorganization and emergence from bankruptcy. During this period of dormancy, management focused all its efforts on its plan of reorganization, acquisitions and mergers, and restructuring the new combined business to its new plan of operation and strategy. The Plan of Reorganization was approved in Bankruptcy Court on August 28, 1997 and case closed on March 26, 1998 following successful implementation of all the objectives under the new management team.

     HVI's objective and strategy is firmly focused on its license to a niche technology developed and patented by Amoco for horizontal drilling. As the first two licensees of the technology, the HVI's personnel were instrumental in successfully implementing and applying the technology in the field and have continued field enhancements to the technology since inception.

Business Strategy

     HVI's mission is to provide shareholder value through becoming an industry leader in exploiting declining production wells by capitalizing on its experience and field knowledge to a low cost horizontal drilling technology, developed by and patented by Amoco Corporation, to significantly boost production rates. Horizontal drilling, used in re-developing older reservoirs, increases the recoverable oil in place due to various characteristics, such as, a greater exposure of the reservoir to the well bore. Primary recovery methods leave over 80% of the oil in place leaving significant reserves to be exploited.

     HVI has a two-prong approach capitalizing on this niche technology to obtain its objective and growth: Exploitation & Production and Contract Services.

     Exploitation & Production: Numerous mature fields worldwide are experiencing declining production and even more have been abandoned. Even after the latest recovery methods are applied, vast oil resources are left unrecovered due to unfavorable economics. HVI having amassed the most experience in the industry for applying Amoco's technology, has a low risk, high reward business plan focused on acquiring fields with proven producing wells and applying this niche technology to exploit and produce the remaining reserves. By targeting these mature fields with the entire production infrastructure in place, HVI substantially reduces the capital costs for production relative to its drilling program. Furthermore, the existing and historical production providing actual reservoir performance along with the comprehensive geological evaluations essentially confirms the targeted zones eliminating the risks to drilling dry holes.

     HVI intends to reactivate existing producing fields that have reached their economic limit. The application of the its short radius horizontal drilling technology in untapped reservoirs within the productive reach of an existing well bore or in a reservoir that may have inefficient characteristics at the vertical bore, which can lead to a several fold increase in production rates. Increasing production rates through such enhancement programs will provide significantly favorable effects to the reserve valuations and relative net present value. HVI made its first such acquisition in September 1997.

     The added strain to the operators of such mature fields as a result of the declining oil prices helps facilitate these acquisitions under favorable terms and further reduces the capital requirements to HVI.

     Contract Services: In the last three years that the technology has been commercialized in the industry, HVI has drilled over forty wells for various clients such as Chevron, Texaco, Exxon, OXY, Oklahoma Natural Gas to name a few. The Company intends to continue providing its services to the industry on a contract basis. Such contract services are to be scheduled with coordination to HVI's internal drilling programs thus enhancing the productivity and efficiency of its service rigs and crews. Contract services are targeted to begin in the late second quarter of 1998.

     Exploration Strategy: In addition to its exploitation, production and contract services activities, HVI is building a portfolio of exploration prospects where the technical expertise in horizontal drilling adds substantially to its reserve base and provides for internal drilling programs. Exploration drilling involves substantially more risk than exploitation and development drilling which is HVI's primary focus. HVI's existing prospects have multiple pay objectives and are commonly located in association with existing producing fields where the management has expertise or previous experience. HVI plans to invest a small portion of its cash flow in exploration ventures.

     Horizontal Drilling: Horizontal drilling has become widely accepted as a standard option for exploiting oil & gas resources. The principle advantage of horizontal drilling is that it results in a substantially greater surface area for drainage, and thus extraction of the oil from the reservoir. In industry terms this is referred to as communicating zones of permeability. The unique method of reentering a well and horizontal drilling patented by Amoco and licensed to HVI, has the ability to turn while drilling causing a vertical well to be horizontal in as little as twenty-five feet. Thus this technology provides considerable flexibility to the geologists and engineers in designing their well plans around geological formation and reservoir constraints to achieve the maximum performance. Furthermore, this technique facilitates multi-laterals off an existing well bore avoiding costly drilling of new wells and has considerable advantages in shallow reservoirs where the traditional horizontal tools cannot be utilized due to their larger radius requirements and related economics.

     Drilling horizontal laterals has the potential to: tap fresh oil by intersecting fractures, penetrating pay discontinuities and drain up-dip traps, correct production problems such as water coning, gas coning, and excessive water cuts from hydraulic fractures which extend below the oil-water contact, and supplement enhanced secondary and tertiary oil recovery techniques.

     The most common method of drilling a curved borehole utilizes a mud-motor to rotate the drill bit. This is often too expensive to be economical for re-entries in mature fields with well bore casings less than 5 1/2 inches. The lack of a cost-effective method to increase production in mature wells led Amoco Corporation to devote significant resources in research and development in this area. The result was the development of it's patented short radius horizontal drilling system. The primary advantages of the Amoco drilling system are its short radius of curvature, costs approximately one-fifth of mud motors, takes only ten days to drill and yet provides all the benefits of a horizontal well.

     Short Radius Rotary Steerable Horizontal Drilling: The Amoco system is capable of drilling a 3.875" inch hole from inside 4.5" inch casing, or a 4.5" hole from inside 5.5" casing and larger. The radius of curvature ranges from 30 feet and up, with lateral departures up to 1,000 feet. Multiple laterals can be drilled in opposing directions or in the same direction, with kick-off points spaced a minimum of eight feet apart. Compatibility with any circulating medium including mud, foam or air mist allows for a variety of applications.

     The system consistently drills a predictable radius of curvature in the desired direction, resulting in a smoother planar well bore, which facilitates drilling the lateral and completing the well. Vertical target accuracy is plus or minus two feet, and azimuth is plus or minus 20 degrees.

     The system is rotary steerable, and there are no mud motors, steering tools or MWD tools. The system is purely mechanical and very simple in design.

     The Amoco bit is an anti-whirl, bi-center, low-friction PDC bit. Consistent and reliable angle build and improved directional control is a result of stabilizing the PDC bit to continually point along a curved path. The design of the bit enables it to cut only in the direction it is pointed. The cutters are positioned so that they direct a lateral force toward a smooth pad on the gauge of the bit, which contracts the bore hole and acts as a bearing by transmitting a restoring force to the bit. This force rotates with the bit, continually pushing a side of the bit that does not have gauge cuter chips against the bore hole wall. This design minimizes the side cutting action that is typically observed with PDC bits and results in consistent well bore diameter.

     The system drills a curved path by continually pointing the bit along a tangent to the curved path. A contact point on the bit and smooth contact ring at the flexible knuckle joint establishes two contact points and controls the bit tilt. Tool design tilt allows the curve assembly to run smoothly, drill a hole uniform in diameter, and negates the effects of varying lithology changes. Various radii of curvatures are easily obtained by increasing or decreasing the distance between the two contact points.

     Azimuth or target direction is established by gyro orientation of the eccentric deflection sleeve. Once oriented in the desired direction, the gyro is released and orientation is monitored by pump pressures at the surface. These signals are monitored throughout the curve drilling process, as repositioning of the sleeve is required to maintain target direction.

     Lateral drilling is strictly a rotary process. The lateral drilling assemblies are not steerable, and there are no deflection sleeves or orientation signals. At present, there are two lateral drilling assemblies, and both use the anti-whirl PDC bit to achieve a smooth well bore and obtain fairly consistent responses. Of the two lateral assemblies, one is engineered for gentle rise wit angle build rates of 7 to 11 degrees per 100 feet. The second is for maintaining inclination, and produces near-neutral responses of -2 to 2 degrees per 100 feet. The assemblies work on the same principle as any directional drilling assembly. Both have been found to drill with minimal walk, right or left, but inclination is somewhat sensitive to formation and weight on the bit.

     The predominate application of short-radius horizontal drilling is for re-entries, a procedure that requires the sectional milling of at least 20 feet of casing. Following sectioning, a cement kick-off plug is set in the vertical well bore just below the kick-off depth. Cement is brought up through the sectioned interval, and 60 to 100 feet inside the casing. This multi-purpose plug must provide zone isolation from the original completion and mechanical strength for the curve assembly to side track. Open-hole completions, either from existing wells or new wells, can be kicked off from formation or a squeeze cement plug. Torque, weight of the bit, drill-off rate, and cuttings are monitored during the kick-off procedure as the bit makes the transition from drilling 100 percent cement to 100 percent formation. This transition usually occurs after drilling a minimum of six feet, and can be greater depending on the radius of curvature.

     With regard to equipment requirements, many types of workover rigs have been used in conjunction with the system, ranging from small pole units to five and six axle carriers. Drilling rigs have been used in several instances, but are not necessary. A top-drive power swivel, the most predominate of which is the Bowen 2.5, is used to rotate the drill string and bit. A single conductor wireline unit is used for gyro orientation and to run all electronic and magnetic surveys. Circulating and solids control equipment vary depending on formation conditions.

     Management of HVI considers this proprietary technology a leading edge and a ground floor opportunity as both a producer and service provider to other producers. It is believed by management that through the utilization of the system HVI has the ability to cost-effectively drill lateral completions and re-entries in shallow oil and gas producing zones where existing technology has not been available or affordable. As drilling new wells from the surface is not a necessity and current production infrastructures can be utilized, it is anticipated that the economics will be improved. Potential zones such as shale gas and coalbed methane that contain trillions of cubic feet of untapped reserves in the United States are believed by management to be candidates for short radius horizontal drilling technology. Drilling horizontal laterals has the potential to: tap fresh oil by intersecting fractures, penetrating pay discontinuities and drain up-dip traps, correct production problems such as water coning, gas coning, and excessive water cuts from hydraulic fractures which extend below the oil-water contact, and supplement enhanced secondary tertiary oil recovery techniques.

History and Organization

     1997 Events:

     Current management was actively involved in significant corporate re-structuring focused on creating a critical mass around the niche technology patented by Amoco and raising the necessary working capital to implement the new business strategy. The major milestones during 1997 were:

     April: Takeover control of an Oklahoma company named Horizontal Ventures Inc (HVI) which was the first licensee of the Amoco technology. HVI was clearly recognized as the leader of field applications with a track record of technical success with major companies in performing horizontal drilling on a contract basis. It soon became apparent that while the technical aptitude was impeccable the management had not been able to capitalize on their technical success and thus the company was not commercially successful. HVI had the license from Amoco to perform services in Europe in addition to the U.S.

     June: As part of HVI's strategy to acquire all the field talent on the Amoco technology, a merger agreement was signed with Petro Union Inc, pending bankruptcy court approval, which was the second licensee of the technology and the only other technically successful company in the field. To facilitate this merger, the current management successfully negotiated a reverse merger and thus took control of Petro Union Inc, which had been in bankruptcy since May 1996.

     August: Management's re-organization plan was approved by court on August 28th. Petro Union was notified by NASDAQ of being de-listed. Negotiations begin for the re-acquisition of the Hayes Field in Illinois.

     September: HVI and Petro Union merger is concluded. NASDAQ de-listing hearings and appeals continue. The Hayes field lease is acquired. Negotiations begin on the acquisition of the Cat Canyon field in California.

     October: Regulation S offering successfully completed for initial capitalization of the HVI. $2.55 million was raised at a price of $10 per share with one $15.00 warrant given for every two shares. The warrants are effective January 1, 1998 and expire December 31, 1999. Cat Canyon field is acquired.

     November: Regulation S offering successfully completed for the continued capitalization of HVI. $2.265 million was raised at a price of $10 per share. Cat Canyon production operations were begun.

     December: Re-listed on Nasdaq. Partial closing of third Regulation S successfully concluded for continued capitalization of HVI. $1.171 million was raised at a price of $13.875 per share. First horizontal well was drilled in Cat Canyon.

     1998 Event:

     Management continued to focus in the first quarter on its drilling program at Cat Canyon to emphasis the success of its horizontal drilling niche technology in mature fields. Two horizontal wells have been drilled with a third in progress.

     Petro Union, Inc., was organized under the laws of the State of Colorado on June 27, 1988 as Kiwi III, Ltd. to complete a public offering to raise funds to acquire or merge with an operating business.

     On September 29, 1989, HVI executed an agreement and plan of reorganization to acquire all of the issued and outstanding shares of Beat the House Enterprises, Inc. ("BTHE"), a closely-held Delaware corporation, in exchange for 151,000,000 shares of HVI's Common Stock. BTHE's plans never successfully materialized and until July 28, 1992 HVI had no operations.

     On July 28, 1992, HVI executed an agreement and plan of reorganization to acquire Petro Union, Inc., an Indiana corporation, whereby HVI acquired 100% of the outstanding shares of Petro Union, Inc., in exchange for the issuance of 7,240,000 shares (90.5%) of HVI's common stock. Kiwi III, Ltd. then changed its name to Petro Union Inc. to reflect the new business of the Company. Petro Union has the following subsidiaries: Calox, Inc., and American Energy Corporation.

     On April 10, 1993, HVI acquired all of the issued and outstanding shares of Green Coal Company, Inc. ("Green Coal") for $100,000 in cash, a promissory note of $2,952,000 originally payable August 15, 1993, subsequently extended by mutual consent, 1,000,000 shares of HVI's restricted common stock valued at $3,950,000, and a 1% overriding royalty interest. The parties to this transaction agreed that, at the time of payment of the balance due, Registrant could forgive the note due the former principal shareholder in the amount of $1,052,000 in exchange for payment in cash of that amount, leaving cash due of $1,900,000. As a result of this transaction Green Coal became a wholly owned subsidiary of HVI. On July 11, 1994, HVI filed a voluntary petition in the United States Bankruptcy Court of the Western District of Kentucky, seeking to reorganize Green Coal under Chapter 11 of the United States Bankruptcy Code. The filing for protection under the Code was necessary due to the severe liquidity problems caused by substantial increases in existing high debt service demands and lack of profitability on some existing coal contracts. Due to these liquidity problems, the Company and Green Coal were unable to pay the acquisition liabilities due to the former stockholders of Green Coal. As a result, in August of 1994, the bankruptcy court returned ownership of Green Coal to the original owners.

     On May 13, 1996, the Company filed a voluntary petition for relief pursuant to Chapter 11 of the United States Bankruptcy Code. On August 28, 1997, the Bankruptcy Court for the Southern District of Indiana (the "Court") issued an order confirming the Company's First Amended Plan of Reorganization (the "Plan"). The material features of the Plan were as follows: The Company paid all of its administrative and priority claims in full. The reorganized Company assumed the loans entered into with its two secured creditors, Ford Motor Credit Company and National City Bank of Evansville. The unsecured creditors of the Company received an aggregate of 100,000 shares of the Common Stock of the Company (for clarity, the no par value Common Stock is sometimes referred to herein as the "New Common Stock"). The holders of the Company's $.125 par value common stock ("Old Common Stock") received one share of New Common Stock for each 220 shares of Old Common Stock held, and the Old Common Stock was canceled. Fractional shares were rounded up. Accordingly, the 17,537,945 outstanding shares of Old Common Stock were converted into approximately 80,000 shares of New Common Stock.

     The Company satisfied the claims of its two debtor-in-possession financiers, Pembrooke Holding Corporation ("Pembrooke") and International Publishing Holding s.a. ("IPH") as follows. Pembrooke received $100,000 in cash and 49,999 shares of New Common Stock. IPH received 40,000 shares of New Common Stock and a call option exercisable for a period of 36 months to acquire ninety percent of the Company's wholly-owned subsidiary, Calox Corporation, which holds as its only asset a limestone reserve in Monroe County, Indiana. The purchase price for such ninety percent interest will be $3.5 million.

     The Plan provided for issuance of 70,000 shares of New Common Stock to Randeep S. Grewal, the Company's new Chief Executive Officer, and 70,000 shares to Richard D. Wedel, the former C.O.O. of the Company, for services performed by each of them during bankruptcy proceedings.

     The Plan further provided for a share exchange transaction by which the shareholders of Horizontal Ventures, Inc., an Oklahoma corporation ("HVI"), acquired 590,000 shares of New Common Stock in exchange for all of the issued and outstanding capital stock of HVI. Randeep S. Grewal was the President of HVI. The share exchange transaction closed on September 9, 1997, subject to an Agreement to Close which provided that the share exchange would be terminated and unwound if certain contingencies were not met within sixty days. Pending resolution of those contingencies, the Company suspended issuance of all shares of New Common Stock. HVI waived those contingencies on October 10, 1997, and accordingly the Company directed its transfer agent to issue all shares of New Common Stock on October 15, 1997. The Bankruptcy court approved the final accounting and closed the case on March 26, 1998.

     The Plan also provided for the amendment and restatement of the Company's Articles of Incorporation (i) to cancel the existing authorized series of Old Common Stock and $.0001 par value preferred stock and to authorize the New
Common Stock as the sole class of voting stock; (ii) to fix the number of directors at five and (iii) to eliminate the liability of officers and directors to the extent allowed by Colorado law. The Company filed Restated Articles of Incorporation with the Colorado Secretary of State reflecting the foregoing amendments on September 9, 1997.

Exploitation and Production

California Cat Canyon Field

     HVI acquired a 200 acre lease within the Santa Maria basin in California. The purchase price was $1.65 million and included all the formations along with all the infrastructures that includes two separate gathering systems and 20 well bores of which ten are producing. The basin was discovered in 1908 with cumulative production estimated over 300 million barrels and an estimated 500 million barrels of recoverable oil in place.

     Following in-depth evaluations, HVI believes that significant enhancements focused primarily on its niche short-radius horizontal drilling know-how can result in sustained increase of oil production. Based on these evaluations, a drilling program funded by HVI's financial resources has been activated that will result in the drilling of six horizontals and other related re-work programs. HVI has established a target of 500 barrels of production from this field, which was producing 35 barrels of oil and had essentially been abandoned when acquired by HVI.

Hayes Field

     HVI re-acquired a 754 acre lease on September 23rd, 1997 from Panhandle Pipeline Company and Gullickson Farms. The lease is held by drilling a well on a six month cycle commencing December 1st, 1997 or paying $10,000 by February 1st, 1998. The Hayes filed was discovered in 1962 and indicates to have 9.9m barrels of oil in place on the leased acreage with 2.5m barrels in recoverable oil from techniques such as HVI's horizontal drilling.

     HVI re-entered a well bore and drilled a lateral early November and thus met its first requirement. In view of the subsequent acquisition in California where all the gathering systems are already in place, the management made the decision to focus its activities in California and thus placed the program in Illinois on hold until preferable weather conditions in the summer to commence drilling and completion programs.

Contract Services

     In 1994, HVI acquired from Amoco Production Company ("Amoco") a U. S. license to Amoco's Patented Slim Hole Short Radius Horizontal Drilling Technology. Amoco initiated a project in 1989 to develop a short radius drilling system for completing and re-completing wells to enhance the economical production of oil and gas. The system has been developed and tested to the point where, in management's opinion, it can now be offered as a commercial service to other producers.

     HVI assembled one (1) Amoco technology specific set of horizontal drilling equipment and commenced field operations late in 1995. As a result of the acquisition of HVI in October of 1997 it acquired three additional sets of horizontal drilling and other related equipment. HVI continues to provide its horizontal drilling services on a fee basis or partial fee plus working interest basis in wells where its technology is used.

     In the last three years that the technology has been commercialized in the industry, HVI has drilled over forty wells for various clients such as Chevron, Texaco, Exxon, OXY, Oklahoma Natural Gas and Newstar Energy USA, Inc. to name a few. HVI intends to continue providing its services to the industry on a contract basis. Such contract services are to be scheduled with coordination to HVI's internal drilling programs thus enhancing the productivity and efficiency of its service rigs and crews. Contract services are targeted to begin in the late second quarter of 1998.

Oil and Gas Reserves

     HVI's oil and gas properties are primarily based in California and Illinois though the area of focus since the acquisitions had been primarily California. HVI engaged Netherland, Sewell & Associates, Inc. to evaluate the California properties while the Illinois properties were evaluated by independent engineers and geologists namely Mr. John Combs and Joseph Wilderman. Estimates are based on a review of production histories and geologic reports provided to the independent engineers by HVI.

     The present values of estimated future net revenues (discounted at 10% per annum) shown in the table are not intended to represent the current market value of the estimated oil and gas reserves owned by HVI. For further information concerning the present value of future net revenue from these proved reserves, see the Notes to Consolidated Financial Statements.

                                                       1997
                                                       ----
                                                     Reserves                        Future Net
                                                                                       Revenue

                                Oil           Gas                   (1)
                              (bbls)         (mcf)             Total            Total            PV-10
Proven Developed
Producing                     78,329           -              78,329        $     96,500      $    70,600

Proven Developed
Non-Producing                153,429           -             153,429        $  1,841,992      $   277,702

Proven
Undeveloped                2,321,249           -           2,321,249        $ 33,080,708      $ 4,578,798

Total Proven               2,553,007           -           2,553,007        $ 35,019,200      $ 4,927,100

Other                      1,846,000           -           1,846,000        $ 15,177,000      $ 8,452,400

Total Reserves             4,399,007           -           4,399,007        $ 50,196,200      $13,379,500


(1) Natural gas converted to oil at the ratio of six mcf of natural gas to one bbl of oil. Natural gas liquids are included as natural gas in this calculation without adjustment for higher BTU value.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth above represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment and the existence of development plans. As a result, estimates of different engineers often vary. For example, HVI has substantially increased its proved undeveloped reserves from initial reserve estimates made at the time of certain acquisitions. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. Further, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including geologic success, prices, future production levels and costs, that may not prove correct over time. Predictions about prices and future production levels are subject to great uncertainty, and the meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Oil and gas prices have fluctuated widely in recent years. The weighted average sales price utilized for the purposes of estimating HVI's proved reserves and future net revenues therefrom as of December 31, 1997 was $15.81 per Bbl for oil.

Production

     The following table sets forth the average sale price, the average production cost (lifting costs) and net production to HVI for each of the last three fiscal years of oil and gas production in the Illinois Basin (Illinois, Indiana, and Kentucky) per unit of production (oil barrels, bbl; gas, mcf;):


                                                    Illinois
                                                    --------

                                    1995              1996              1997
                                    ----              ----              ----
Average Sales Price
    Per Unit:
         Oil                       $16.73            $20.42            $19.21
         Gas                           -0-              -0-                -0-

Lifting Costs Per Unit:
         Oil                       $11.88            $10.94            $ 6.80
         Gas                           -0-               -0-               -0-

Net Production to
    HVI:
         Oil                         1203              1252                450
         Gas                           -0-               -0-                -0-

                                                   California
                                                   ----------

                                   1995*             1996*              1997
Average Sales Price
    Per Unit:
         Oil                          -                 -              $10.55
         Gas                          -                 -                --

Lifting Costs Per Unit:
         Oil                          -                 -              $ 5.31
         Gas                          -                 -                --

Net Production to
    HVI:
         Oil                          -                 -               1,832
         Gas                          -                 -                --

*There was no activity in California prior to 1997.


Acreage

     The following table sets forth the gross and net acres of developed and undeveloped oil and gas leases held by HVI as of December 31, 1997, and includes the 854 net acres owned as of year end. Undeveloped acreage includes leasehold interests which may already have been classified as containing proved undeveloped reserves.

                         Developed Acreage(1)      Undeveloped Acreage
                         --------------------      -------------------

                           Gross       Net         Gross         Net

California                 190         150           -           -
Illinois                   115          80          754          377

    Total                  305         230          754          377

Drilling Activity

     The following table sets forth the wells drilled and completed by HVI during the periods indicated:

                             Years ended December 31

                                1995                1996              1997
                                ----                ----              ----
                            Gross   Net         Gross    Net       Gross   Net
Development:
      Oil                    1    .125            3       .375       2    1.67
      Gas                    -       -            -         -        -     -
      Non-Productive         -       -            -         -        -     -

   Total                     1    .125            3       .375       2    1.67

(1) Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of HVI's properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations, but have only been included as developed acreage in the presentation above.

Development Exploitation Acquisition Expenditures

     The following table sets forth certain information regarding the costs incurred by HVI in its development, exploration and acquisition activities during the periods indicated:

                             Years Ended December 31

                                   1995              1996                1997
                                   -----             ----                ----

Development  Costs               $108,229           $90,000          $  132,564

Exploration Costs                      -                -                   -

Acquisition Costs:
   a) Unproved Properties              -                -                   -
   b) Proved Properties                -                -            $1,650,000

Total Capital Expenditure        $108,229           $90,000          $1,782,564


Marketing

     Exploitation, Development and Production. Significant and lucrative markets exist for the application of the niche technology for HVI's short radius horizontal drilling know-how. Mature fields are in abundance throughout the world where the operators are faces with declining production, uncertain oil prices and upcoming costs to abandon and plug the uneconomic wells at their production rates. Such an environment creates a unique market for HVI in being able to acquire through a conservative selection process. Primary acquisitions candidates will have existing production, existing operating infrastructure and facilities, geological formations conducive to the technology, well bores and pay zones under ten thousand feet with sufficient recoverable oil in place. As an example, HVI has found that California is a unique opportunity due to its stringent new drilling regulations. HVI's activities are essentially "re-work" negating any lengthy approvals through the regulatory authorities. Such an environment has created "pockets" of opportunity whereby significant recoverable oil has been left in place by the majors and thereafter operators rather than attempt a costly endeavor to drill new wells in urban areas. HVI intends to pursue such opportunities.

     Service Marketing. As experienced by HVI, there exists a substantial market for cost-effective horizontal drilling. HVI intends to concentrate its services to drilling for majors and larger independents on a multi-well program basis rather than a single well approach for a small independent. Past experience has proven that the success of its short radius drilling program is highly dependent on the thorough evaluation, planning and discipline at the well bore which the majors and larger independents value immensely. HVI has successfully performed services for Texaco, Chevron, OXY, Exxon to name a few and intends to focus on similar activities. Additionally, HVI intends to market its service within Europe where the shallow fields, cost structure, lack of horizontal drilling application are all ideal characteristics for an ideal service market.

Competition

     Despite being a relatively small and young company, management of HVI believes it has an advantage over its competition due to its level of field expertise in applying the patented Amoco Short Radius Horizontal Drilling technology and its ability to provide these at a fraction of the cost of the competition. Although, Amoco has provided licenses to others, HVI feels that its experience and two prong global approach is sheltered from any of the other licensees who are concentrating on services within their respective geographical area. The acquisition criteria is also unique to the application of the niche short radius horizontal technology and as to the best of management's knowledge, none of the other licensees are drilling for their own account, the Company has not felt any competitive pressure relative to its acquisition strategy to date.

Regulation

     The following discussion of regulation of the oil and gas industry is necessarily brief and is not intended to constitute a complete discussion of the various statutes, rules, regulations or governmental orders to which operations of HVI may be subject.

Price Controls on Liquid Hydrocarbons

     Oil sold by HVI is no longer subject to the Crude Oil Windfall Profits Tax Act of 1980, as amended, which was repealed in 1988. As a result, HVI sells oil produced from its properties at unregulated market prices.

Federal Regulation of First Sales and Transportation of Natural Gas

     The sale and transportation of natural gas production from properties owned by HVI may be subject to regulation under various federal and state laws including, but not limited to, the Natural Gas Act ("NGA") and the Natural Gas Policy Act ("NGPA"), both of which are administered by the Federal Energy Regulatory Commission ("FERC"). The provisions of these acts and regulations are complex. Under these acts, producers and marketers have been required to obtain certificates from FERC to make sales, as well as obtaining abandonment approval from FERC to discontinue sales. Additionally, first sales ("first sales") have been subject to maximum lawful price regulation. However, the NGPA provided for phased-in deregulation of most new gas production and, as a result of the enactment on July 26, 1989 of the Natural Gas Wellhead Decontrol Act of 1989, the remaining regulations imposed by the NGA and the NGPA with respect to "first sales" were terminated by not later than January 1, 1993. FERC jurisdiction over transportation and sales other than "first sales" has not been affected.

     Because of current market conditions, many producers, including HVI, are receiving contract prices substantially below most remaining maximum lawful prices under the NGPA. Management believes that most of the gas to be produced from HVI's properties is already price-deregulated. The price at which such gas may be sold will continue to be affected by a number of factors, including the price of alternate fuels such as oil. At present, two factors affecting prices are gas-to-gas competition among various gas marketers and storage of natural gas. Moreover, the actual prices realized under HVI's current gas sales contracts also may be affected by the nature of the decontrolled price provisions included therein and whether any indefinite price escalation clauses in such contracts have been triggered by federal decontrol.

     The economic impact on HVI and gas producers generally of price decontrol is uncertain, but it currently appears to be resulting in lower gas prices. Currently, there is a surplus of deliverable gas in most areas of the United States and, accordingly, it remains possible that gas prices will continue to remain at relatively depressed levels or decrease further. Moreover, many gas sales contracts provide for price redetermination upon decontrol, and, as a result, it is possible that the newly redetermined prices applicable under such contracts are likely to reflect the lower prices prevalent in today's market. Producers such as HVI or resellers may be required to reduce prices in order to assure continued sales. It is also possible that gas production from certain properties may be shut-in altogether for lack of an available market.

     Commencing in the mid-1980's, FERC promulgated several orders designed to correct market distortions and to make gas markets more competitive by removing the transportation barriers to market access. These orders have had a profound influence upon natural gas markets in the United States and have, among other things, fostered the development of a large spot market for gas. The following is a brief description of the most significant of those orders and is not intended to constitute a complete description of those orders or their impact.

     On April 8, 1992, FERC issued Order 636, which is intended to restructure both the sales and transportation services provided by interstate natural gas pipelines. The purpose of Order 636 is to improve the competitive structure of the pipeline industry and maximize consumer benefits from the competitive wellhead gas market. The major function of Order 636 is to assure that the services non-pipeline companies can obtain from pipelines is comparable to the services pipeline companies offer to their gas sales customers. One of the key features of the Order is the "unbundling" of services that pipelines offer their customers. This means that pipelines must offer transportation and other services separately from the sale of gas. The Order is complex, and faces potential challenges in court. HVI is not able to predict the effect the Order might have on its business.

     FERC regulates the rates and services of "natural-gas companies", which the NGA defines as persons engaged in the transportation of gas in interstate commerce for resale. As previously discussed, the regulation of producers under the NGA is being gradually phased out. Interstate pipelines, however, continue to be regulated by FERC under the NGA. Various state commissions also regulate the rates and services of pipelines whose operations are purely intrastate in nature, although generally sales to and transportation on behalf of other pipelines or industrial end-users are not subject to material state regulation.

     There are many legislative proposals pending in Congress and in the legislatures of various states that, if enacted, might significantly affect the petroleum industry. It is impossible to predict what proposals will be enacted and what effect, if any, such proposals would have on HVI.

State and Local Regulation of Drilling and Production

     State  regulatory   authorities  have  established  rules  and  regulations
requiring permits for drilling, drilling bonds and reports concerning operations. The states in which HVI operates also have statutes and regulations governing a number of environmental and conservation matters, including the unitization and pooling of oil and gas properties and establishment of maximum rates of production from oil and gas wells. A few states also pro-rate production to the market demand for oil and gas.

Limestone Reserves

     Indiana - Monroe Field. HVI owns through its wholly owned subsidiary, Calox Inc, a limestone reserve located in Monroe County, Indiana. The 355 acre property is owned "in fee". That is, HVI owns the land, timber and all the mineral rights associated with the property. The reserves are made up of Salem limestone, which produces a high industrial grade calcium oxide or calcium carbonate used in scrubbing machinery that cleans the gaseous emissions from coal burning generators. Independent engineering reports obtained by HVI indicate that there are 73,458,000 tons of proven reserves on the property.

     As HVI is focused on its oil and gas activities, this reserve has been identified as a non-core unit and thus optioned out. International Publishing Holding s.a. ("IPH"), HVI's largest shareholder, holds a three year option expiring on September 9, 2000 to acquire 90% of the shares of Calox for $3.5 million. Thus, HVI will retain a 10% interest in the reserve, divest itself from its non-oil and gas activity and obtain $3.5 million of funds to invest in its core industry. In the event, IPH does not exercise its option, HVI is confident that it will be able to divest this lucrative property for at least the same value to another company.

Limestone Reserves

     Independent engineering reports acquired by HVI provide reserve estimates and their present values analyzed from specific samples extracted from the property.

     As per 1997 reserve overview attached.

     Location: Monroe County, Indiana

     Means of access: State Highway 46 to County Road

     Title, claim, lease or option description: Owned in fee warranty deed

     Conditions to obtain or retain the property: none

     Expiration date of lease or option: N/A

     Maps: Incorporated by reference from HVI's Annual Report on Form 10-KSB for the year ended December 31, 1992

     History of previous operators: none

     Present condition of property: Timber land

     Work completed by Registrant on the property: Drilling, testing and engineering

     Proposed program of exploration or development: Develop rock quarry to produce rock and/or crushed limestone

     Current state of exploration or development: none

     Open pit or underground: Open pit

     Source of Power: Public Service of Indiana

     Rock formations and mineralization of existing or potential economic significance: Limestone
     Proven recoverable reserves: 73,458,000

     Quality: 98% CA CO2

     Name of person making estimates: John R. Coombs - geological engineer

     Relationship to Registrant of such person making estimates: none


Environmental Regulations

     Operations of HVI are subject to numerous laws and regulations governing the discharge of materials into the environmental or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, prohibit drilling activities on certain lands lying within wilderness and other protected areas and impose substantial liabilities for pollution resulting from drilling operations. Such laws and regulations may also restrict air or other pollution resulting from HVI's operations. Moreover, many commentators believe that the state and federal environmental laws and regulations will become more stringent in the future. For instance, proposed legislation amending the federal Resource Conservation and Recovery Act would reclassify oil and gas production wastes as "hazardous waste". If such legislation were to pass, it could have a significant impact on the operating costs of HVI, as well as the oil and gas industry in general. State initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, including states in which HVI has operations, and these various initiative could have a similar impact on HVI.

     HVI has not filed any reports with estimates of its reserves with any federal authority or agency, other than the Securities and Exchange Commission and the Department of Energy.

Title to Properties

     Substantially all of HVI's property interests are held pursuant to leases from third parties. A title opinion is typically obtained prior to the commencement of drilling operations on properties. HVI has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. HVI's properties are subject to customary royalty interests, liens for current taxes and other burdens which HVI believes do not materially interfere with the use of or affect the value of such properties. HVI performs only a minimal title investigation before acquiring undeveloped properties.

Operational Hazards and Insurance

     HVI's operations are subject to the usual hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.

     HVI has $2,000,000 of general liability insurance. HVI's insurance does not cover every potential risk associated with the drilling and production of oil and gas. In particular, coverage is not obtainable for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on HVI's financial condition and results of operations. Moreover, no assurance can be given that HVI will be able to maintain adequate insurance in the future at rates it considers reasonable.

Employees

     As of November 30, 1998, HVI had 15 employees, consisting of 12 full-time employees and 3 are part-time employees. None of HVI's employees is subject to a collective bargaining agreement. HVI considers its relations with its employees to be good.

Offices

     HVI leases approximately ____ square feet of office space at 630 Fifth Avenue, Suite 1501, New York, New York, for its executive offices on a one year lease. HVI's operational headquarters is located in Tulsa, Oklahoma, where HVI leases 1,500 square feet on a month to month basis. If it were to require added space, HVI believes that additional space is readily available for lease. HVI also leases field offices and storage facilities in Spencer County, Indiana, Santa Monica, California and owns a field office in Kiefer, Oklahoma.


DESCRIPTION OF PROPERTIES

     Except for the Kiefer, Oklahoma field office which is owned in fee, all of HVI's property interests are held pursuant to leases from third parties. A title opinion is typically obtained prior to the commencement of drilling operations on properties. HVI has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. HVI's properties are subject to customary royalty interests, liens for current taxes and other burdens which HVI believes do not materially interfere with the use of or affect the value of such properties. HVI performs only a minimal title investigation before acquiring undeveloped properties.

                              HVI LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which HVI is a party or to which any of its property is subject except as set forth below.

     On March 11, 1997, HVI commenced a lawsuit in the District Court for Tulsa County, Oklahoma against David J. LaPrade, a former officer and director of an HVI predecessor entity, and Mr. LaPrade's current employer. HVI seeks to recover losses from the alleged breach of fiduciary duty, misappropriating confidential information and property of HVI, using it in unfair competition with HVI,
interfering  with  HVI's  existing  and  prospective   relationships   with  its
customers, interfering with HVI's relationships with its employees, and conversion of HVI property. Mr. LaPrade has made counterclaims against HVI for breach of his employment agreement, libel and slander, and intentional infliction of emotional distress; he seeks actual damages in excess of $10,000 and punitive damages in an unspecified amount. HVI believes that the ultimate outcome of this litigation will not have a material adverse effect on HVI's financial condition or results of operations.

         HVI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The  following   information   should  be  read  in  conjunction  with  the
consolidated financial statements and notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

Overview

     In view of significant material changes to HVI during 1997, management believes that the revenue and results of operations reported herein are not indicative of future operations and the results thereof. Furthermore, in accordance with the pertinent accounting regulations related to the reverse mergers, the income statements are not reflective of the combined revenues of the merged companies on an annualized basis but rather reflect the combined income from the merger date of September 9, 1997. Current management was appointed during the latter part of the third quarter of 1997 and spent the balance of the year re-structuring, re-capitalizing, and completing mergers and acquisitions that all were part of a specific and focused strategy. Management has established a clear directive to focus on capitalizing on its experience with the low cost horizontal drilling technology developed and patented by Amoco Corporation and thereafter licensed to HVI. It is the intent of management to become a leader in applying this horizontal drilling technology and exploiting declining production wells on properties acquired by HVI or on a service basis for major oil and gas companies such as its clients Texaco, Chevron, Exxon to name a few.

     Since August of 1997 HVI, under its new management, emerged from bankruptcy, accomplished a strategic merger with another Amoco technology licensee, re-capitalized through three private placements, acquired two development properties, commenced horizontal drilling operations on the newly acquired Cat Canyon field, continued to perform horizontal drilling services on a contract basis and optioned out its non-oil and gas businesses.

     HVI's final accounting of the bankruptcy case was accepted and the case was closed by the Bankruptcy Court for the Southern District of Indiana on March 26, 1998. This marked the end of almost a year of re-structuring by HVI. Management spent a considerable amount of its time in this process and intends to now focus on implementing its business strategy hereon.

     HVI's business strategy since its emergence from bankruptcy in March 1998 has been to pursue acquisitions of oil and gas properties particularly suited to exploitation by HVI's horizontal drilling technology. In connection therewith, the Company has acquired 34.7% of Saba Common Stock and has entered into the Merger Agreement with Saba whereby Saba is to become a wholly owned subsidiary of HVI.

Since 1997, HVI has focused on its corporate restructuring and acquisition efforts and its investment in a horizontal drilling pilot program in the Cat Canyon field in California. During the first nine months of 1998, HVI drilled three horizontal wells in the Cat Canyon field, namely UCB-09, UCB-38 and UCB-28. Each well was drilled utilizing HVI's Short Radius horizontal drilling technology, and resulted in a 47 foot radius with a 435 foot lateral on UCB-09, a 60 foot radius with a 414 foot lateral on UCB-38 and a 50 foot radius with a 252 foot lateral on UCB-28. In view of HVI's long-term strategy and the known sand problem in the Cat Canyon basin, HVI completed each well with a different technique to establish a standard. UCB-09 was completed with a standard Ace down-hole pump and a KD system, UCB-38 was completed with a KUDU pump, and UCB-28 was completed with a Ace Teflon-Luber Plunger down-hole pump. The kick-off point for each well was at a depth of 2,940-3,000 feet.

The variances in the completions allowed HVI to obtain direct experience on the production capability from each of the techniques. UCB-09 net production stabilized at 20 barrels of oil per day, UCB-38 sanded up following a few weeks of production, while UCB-28 has net production of 65 barrels of oil per day. Each of these wells were re-entries into an abandoned well bore in the Sisquoc formation, which is one of the two pay zones within HVI's lease in the Cat Canyon basin. Following this drilling operation and completion technique definition, HVI proceeded with its discussions with Saba with the intent of applying this technique on Saba's reserves.

HVI has primarily been focused on the Saba transactions and considerable expenses have been incurred in connection with the Saba transactions. Additional expenses are expected through the closing of the Merger Agreement.

Due to the significance to HVI of the Saba transactions, HVI's management and staff have devoted a substantial amount of time and effort to the acquisition. Accordingly, levels of other operational activities such as prior contract drilling programs have declined. In connection with the Saba transactions, HVI plans to establish and develop an extensive drilling program on Saba's properties in California and commence such program late in the fourth quarter of 1998.

In view of the significant differences between HVI's corporate structure and during the three months and nine months ended September 30, 1997 and that during the comparable periods ended September 30, 1998, comparisons of HVI's results of operations for those periods are considered by management not to be representative of the Company's long-term potential.

     This Joint Proxy Statement/Prospectus includes certain statements by HVI that may be deemed to be "forward-looking statement" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements by HVI, other than statements of historical facts, included herein that address activities, events or developments that HVI expects, believes or anticipates will or may occur in the future, including such matters as future capital, development and exploration expenditures (including the amount and nature thereof), drilling of wells, reserve estimates (including estimates of future net revenues associated with such reserves and the present value of such future net revenues), future production of oil and gas, repayment of debt, business strategies, expansion and growth of HVI's operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by HVI in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, general economic and business conditions, the business opportunities (or lack thereof) that may be presented to and pursued by HVI, changes in laws or regulations and other factors, many of which are beyond the control of HVI. Readers are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Results of operations

Comparison of the Years Ended December 31, 1997 and 1996.

Revenues decreased from $604,475 in 1996 to $211,696 in 1997. The 65% decline in revenue was as a result of the dormancy state of HVI through its re-structuring process. Minimum operations were maintained with only long-term service contracts completed. As during these years HVI was primarily focused on providing regional horizontal drilling services, the services were not marketed nationally or overseas.

Cost of sales decreased from $367,419 in 1996 to $247,979. The 33% decline is directly related to HVI's dormancy state in 1997. The decline in the cost of sales is not directly proportional to the declines in revenue due to a continued re-furbish program on some of the drilling assets which were continued to maintain the equipment.

General and administration increased from $594,402 in 1996 to $780,373 or 31%. The increase in general and administrative expenses was primarily associated with the costs incurred in re-structuring HVI through bankruptcy and related legal and accounting expenses.

Comparison of Three-Month Periods Ended September 30, 1998 and 1997

Revenues decreased from $31,659 for the third quarter of 1997 to $9,704 for the third quarter of 1998. Third quarter 1998 revenues were from oil production at the Cat Canyon field and reflect the decline of oil prices.

Cost of Revenues increased from $19,165 for the third quarter of 1997 to $29,942 for the third quarter of 1998. The nature and levels of such costs are dissimilar since third quarter 1997 costs were related to contract drilling while third quarter 1998 costs were related to production in California as a result of HVI's change in business strategy.

General and Administrative expenses increased from $124,423 for the third quarter of 1997 to $394,967 for the third quarter of 1998. The increase was primarily attributable to legal and consulting fees resulting from HVI's acquisition and financing efforts related to the Saba transactions.

Comparison of Nine-Month Periods Ended September 30, 1998 and 1997

Revenues decreased from $160,824 for the nine months ended September 30, 1997 to $129,852 for the nine months ended September 30, 1998. Revenues for the nine months ended September 30, 1998 were from oil production at the Cat Canyon field. The decline in oil prices of over 50% coupled with the El Nino storms in California that essentially shut the field down during February 1998 caused revenues to be lower than initially expected.

Cost of Revenues decreased from $133,029 for the nine months ended September 30, 1997 to $119,334 for the nine months ended September 30, 1998. Planned pilot program drilling operations in the Cat Canyon field account for most of the expenses during the nine months ended September 30, 1998, and such expenses are not proportional to revenues since the three wells drilled in the Cat Canyon field were not in production during the entire period. In addition, HVI incurred significant repair expenses resulting from the El Nino storms in California during February 1998.

General and Administrative expenses increased from $296,509 for the nine months ended September 30, 1997 to $1,270,978 for the nine months ended September 30, 1998. The increase was primarily attributable to legal and consulting fees resulting from HVI's acquisition and financing efforts related to the Saba transactions, the completion of HVI's bankruptcy reorganization, and related SEC reporting requirements.

Liquidity and Capital Resources

During the twelve months ending 1997, the working capital increased approximately $3.9 million or 4122% while the current liabilities increased from $369,512 in 1996 to $820,327 in 1997. The $450,812 increase in current liabilities was primarily due to the horizontal drilling programs on HVI's Cat Canyon field in California. Total liabilities decreased from $910,945 in 1996 to $897,413 or 1.5%.

During the fourth quarter of 1997, HVI successfully concluded three private placements to re-capitalize the reorganized company. The first two placements were done at $10 per share while the third was concluded at $13 7/8 per share. HVI issued a total of 552,470 shares with gross proceeds of approximately $5,801,518 that resulted in net proceeds of approximately $5,627,472.

On December 31, 1997 HVI's liquid assets totaled $3,932,647 which includes cash and cash equivalents, time deposits and funds held in escrow. HVI's liquidity position is primarily due to its successful re-capitalization activities during the latter half of 1997 through private placements.

As of September 30, 1998, HVI had current assets in the amount of $854,482, including cash and cash equivalents of $838,547, while current liabilities amounted to $75,443. The $2,353,895 decrease in working capital from December 31, 1997 to September 30, 1998 was primarily attributable to HVI's final payment on the Cat Canyon field and the drilling program expenditures related thereto, and legal and consulting fees resulting from HVI's acquisition and financing efforts during 1998. Long-term liabilities as of September 30, 1998 amounted to $52,283.

HVI's net cash used by operating activities increased from $170,682 for the nine months ended September 30, 1997 to $1,973,184 for the nine months ended September 30, 1998. This increase was primarily attributable to the Cat Canyon drilling program expenditures and legal and consulting payments resulting from HVI's acquisition and financing efforts during 1998.

HVI's net cash used by investing activities increased from $76,477 for the nine months ended September 30, 1997 to $1,180,560 for the nine months ended September 30, 1998. This increase was primarily attributable to the payments for the Cat Canyon field and other capital expenditures related thereto.

HVI's net cash provided by financing activities decreased from $602,722 for the nine months ended September 30, 1997 to $59,644 for the nine months ended September 30, 1998. Net cash provided by financing activities for the nine months ended September 30, 1997 included the issuance of common stock for cash in the amount of $600,000 and financing transactions related to the acquisition of a limited partnership.

YEAR 2000

Computer programs or other embedded technology that have been written using two digits (rather than four) to define the applicable year and that have time-sensitive logic may recognize a date using "00" as the Year 1900 rather than the Year 2000, which could result in widespread miscalculations or system failures. Both information technology ("IT") systems and non-IT systems using embedded technology may be affected by the Year 2000. HVI does not utilize any proprietary computer software, but uses commercially available software programs from vendors such as Microsoft Corporation and Peachtree. HVI has been advised that the software it uses is Year 2000 compliant.

HVI has not completed its assessment of Year 2000 issues, in particular the process of verification of whether vendors, suppliers and significant customers with which HVI has material relationships are Year 2000 compliant. If HVI and such third parties are unable to address Year 2000 issues in a timely manner, it could result in material financial risk to HVI, including loss of revenue and substantial unanticipated costs. Accordingly, HVI plans to devote all resources necessary to resolve significant Year 2000 issues in a timely manner. In addition, HVI plans to develop a Year 2000 contingency plan. HVI is currently not able to determine whether the Year 2000 will have a material effect on HVI's financial condition, results of operations or cash flows.

INFLATION

     HVI does not believe that inflation will have a material impact on HVI's future operations.

HVI CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     During HVI's two most recent fiscal years and through the date of this Joint Proxy Statement/Prospectus, HVI has not had any changes in or disagreements with its independent accountants on matters of accounting and financial disclosure.

                     DIRECTORS AND EXECUTIVE OFFICER OF HVI

     The directors and executive officer of HVI are as follows:

        Name                       Age            Positions
        ----                       ---            ---------
  Randeep S. Grewal (A)            33      Chairman and Chief Executive Officer
                                           and a Director(1)
  Dr. Jan F. Holtrop (B)           62      Director(1)
  George G. Andrews (B)            72      Director(1)
  Dirk Van Keulen (C)              39      Director(1)


(1) The directors are divided into three classes, Class A, Class B, and Class C, with each director serving for three years and rotating the class up for election at each annual meeting.
(A) Class A Director.
(B) Class B Director.
(C) Class C Director.

     Randeep S. Grewal - Chairman, Chief Executive Officer and Director. Mr. Grewal most recently served as the corporate Vice President of the Rada Group. His responsibilities within Rada were focused on a market penetration and globalization of a new high-tech product resulting in the conversion of the Rada Group from being primarily a defense contractor into a diversified commercial industry. He has been involved in various joint ventures, acquisitions, mergers and reorganizations since 1986 in the United States, Europe and the Far East within diversified businesses. In October 1998, Mr. Grewal was appointed to the Board of Directors of Saba, a publicly reporting company. Mr. Grewal has a Bachelor of Science degree in Mechanical Engineering from Northrop University.

     Dr. Jan Fokke Holtrop - Director. Mr. Holtrop has been a senior Production Technology professor at the Delft University of Technology within the Faculty of Petroleum Engineering and Mining in The Hague, Netherlands since 1989. Prior to the Delft University, he served in various positions within the Shell Oil Company where he started his career in 1962. Mr. Holtrop has almost forty (40) years of experience within the oil and gas exploration, drilling and production industry with a global hands-on background. Mr. Holtrop has a Ph.D. and a MSC in Mining Engineering from the Delft University of Technology.

     George G. Andrews - Director. Mr. Andrews has been a consultant and private investor since his retirement from the oil and gas industry in 1987. From 1982 until 1987 he was employed as corporate Vice President of Intercontinental
Energy Corporation of Englewood, Colorado directing the company's land acquisition, lease and management operations. Between June 1981 and November 1982 Mr. Andrews was Vice President of Shelter Hydrocarbons, Inc. of Denver, Colorado where he directed all land management and operation procedures including contract systems and negotiations of acquisition agreements. From 1979 to June of 1981 Mr. Andrews was Senior Landman for the National Cooperative Refinery Association in Denver, Colorado where he was responsible for negotiation and acquisition of oil and gas leases, certifying title requirements and ongoing daily operations in his office. Mr. Andrews obtained his B.S. degree from the University of Tulsa, Tulsa, Oklahoma in 1947 where he majored in Economics.

     Dirk Van Keulen - Director. Mr. Van Keulen has served since January 1996 as a Director of Horizontal Ventures, Inc., which was one of the first licensees of the Amoco technology and is currently Petro Union's core business. He served as a tax official in the Dutch Ministry of Finance from 1979 through 1987 and then as a tax consultant with Koolman & Co., until 1989. Since 1984 Mr. Van Keulen has been actively involved in various investment activities. He studied higher education in fiscal law and accounting under the Dutch Ministry of Finance.

     There are no family relationships among the directors. There are no arrangements or understandings between any director and any other person pursuant to which that director was elected.

     During the past five years, there have been no petitions under the Bankruptcy Act or any state insolvency law filed by or against, nor have there been any receivers, fiscal agents, or similar officers appointed by any court for the business or property of any of HVI's directors or executive officers, or any partnership in which any such person was a general partner within two years before the time of such filing, or any corporation or business association of which any such director or executive officer was an executive officer within two years before the time of such filing. During the past five years, no incumbent director or executive officer of HVI has been convicted of any criminal proceeding (excluding traffic violations and other minor offenses) and no such person is the subject of a criminal prosecution which is presently pending.

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth in summary form the compensation received during each of HVI's last two completed fiscal years by HVI's Executive Officers.

     (a) Summary Compensation Table
         --------------------------


                                          Annual                          Long Term
                                       Compensation                     Compensation
                                       ------------                     ------------

                                Year     Salary      Bonus(2)              Awards

                                                                Stock Awards       Options
      Name/Position

      Randeep S. Grewal         1997    $120,000        0        70,000(3)         150,000
      Chairman and Chief
      Executive Officer

      Richard Wedel,            1997     $ 90,000       0        70,000(3)
      COO                       1996       90,000(1)    0
      Resigned 3/12/98


-------------
(1) Salaries were accrued, but not paid in cash. A total of 2,273 shares of Common Stock were issued to Mr. Wedel in 1996 as payment in full for the $90,000 of salary accrued in 1995.
(2) During the period covered by the Table, HVI did not pay its executive officers any bonuses or other compensation.
(3)  Stock grants approved as part of HVI's bankruptcy reorganization plan.

     No other officer, director or employee of HVI or its subsidiaries received total compensation in excess of $100,000 during the last two fiscal years. The Company has an employment agreement with Randeep S. Grewal. No other form of compensation was paid during 1997.

     (b) Option and Long-Term Compensation Tables

                                              Long Term Compensation

                                                         Awards                     Payouts
                                                         ------                     -------

                                             Restricted      Securities                LTIP
                                          Stock award(s)     Underlying               Payouts
                                              ($)            Options/SAYS (#)          ($)
                                          -------------     ----------------          ------

Name/Position
-------------

Randeep S. Grewal          1997              70,000            $80,000(1)
Chairman and Chief
Executive Officer

Richard Wedel,             1997              70,000
COO, CEO                   1996
Resigned 3/12/98


(1) Includes 150,000 stock options and a 30,000 share deferred stock grant both issued as part of the bankruptcy reorganization.

     (c) Options and Stock Appreciation Rights
         -------------------------------------

                             Option/SAR Grants in Last Fiscal Year

                                      (Individual Grants)
                       Number of Securities       Percent of total        Exercise
                            Underlying          options/SAYS granted      or base
                           Options/SAYS         granted(#) to employees    price        Expiration
        Name                granted #             in fiscal year           ($/Sh)         date
        ----                ---------             --------------           ------         ----

Randeep S. Grewal             150,000                   100%                $5.00        9/7/07



       Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                                                                                  Value of
                                                           Number of         unexercised in-the-
                                                       unexercised options    money options/SAYS
                           Shares                      SAYS at FY-end (#)       at FY-end (4)
                        acquired on        Value          exercisable/          exercisable/
        Name            exercise (#)   realized ($)      un-exercisable         un-exercisable
        ----            ------------   ------------      --------------
Randeep S. Grewal           ---             ---             0/150,000             0/$975,000


     HVI has not granted any other options or stock appreciation rights to any of its directors or executive officers.

     (d) Employment Contracts and Termination Agreements
         -----------------------------------------------

     On September 9, 1997, HVI entered into an employment agreement with Mr. Grewal for a five-year term. His current salary is $120,000 per year. Compensation is reviewed annually. Mr. Grewal participates in HVI's benefit plans and is entitled to bonuses and incentive compensation as determined by the Board of Directors of HVI. The agreement is terminable for cause or by the death or disability of Mr. Grewal. Upon termination of the agreement by the Company for any reason other than for cause, death or disability, the Company is obligated to pay within 30 days after the date of termination (1) Mr. Grewal's Base Salary through the date of the Severance Period, (2) Mr. Grewal's base salary for the balance of the term of the agreement if the Date of Termination is within the first three years of the Employment Agreement (Base Salary is the rate in effect at the Date of Termination), (3) the Annual Bonus paid to Mr. Grewal for the last full fiscal year during the Employment Period and (4) all amounts of deferred compensation, if any. The agreement allows Mr. Grewal to receive an assignment of 2% overriding royalty of all oil and gas production received by HVI.

     On  March  12,  1998,  HVI  entered  into a  Confidential  Termination  and
Settlement Agreement and Complete Release with Mr. Wedel relating to his resignation as an executive of HVI and as a member of the Board of Directors. Mr. Wedel will receive a $50,000 one-time severance payment. Additionally, HVI agreed to loan to Mr. Wedel $100,000 with interest payable at the prime rate as established by the Wall Street Journal secured by a stock pledge agreement and 10,000 shares of HVI's common stock. HVI agreed to maintain Mr. Wedel's medical insurance coverage as currently in effect through July 31, 1998. In exchange for the above consideration, Mr. Wedel agreed not to compete with HVI and specifically with HVI's Amoco technology based horizontal drilling business for a period of three years after his date of termination. Mr. Wedel also agreed not to disclose any confidential information of HVI which he acquired as a result of his employment. HVI and Mr. Wedel agreed to mutually release the other from any claim or action arising from Mr. Wedel's Executive Employment Agreement with HVI.

     (e) Director Compensation
         ---------------------

     Each director who is not an employee of HVI (the "Outside Directors") will be reimbursed for expenses incurred in attending meetings of the Board of Directors and related committees. As of the date of this Joint Proxy Statement/Prospectus, HVI has three Outside Directors. No compensation was paid to any Outside Director during fiscal 1997 and is none is planned for the immediate future.

     HVI has no knowledge of any arrangement or understanding in existence between any executive officer named above and any other person pursuant to which any such executive officer was or is to be elected to such office or offices. All officers of HVI serve at the pleasure of the Board of Directors. No family relationship exists among the directors or executive officers of HVI. All Officers of HVI will hold office until the next Annual Meeting of the shareholders of HVI. There is no person who is not a designated Officer who is expected to make any significant contribution to the business of HVI. The executive officers of HVI serve at the pleasure of the Board of Directors and do not have fixed terms. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board whenever in its judgment the best interests of HVI will be served thereby without prejudice, however, to contractual rights, if any, of the person so removed.

Working Interests
-----------------

     There are no agreements in which any employee of HVI receives a working interest in HVI's oil and gas properties.

Overriding Royalty Income
-------------------------

     HVI has historically assigned overriding royalty interests to certain of its employees. Employees own overriding royalty interests on oil and gas wells invested in by HVI. Conflicts of interest may arise between employees owning overriding royalty interests in HVI-operated locations and HVI.

     As part of Mr. Grewal's employment agreement, he is to receive a two percent (2%) overriding royalty of all oil and gas production received by HVI. Josh Stark, Vice President of Exploitation and Exploration will receive 2% override on the Ohio and Reo oil prospects should they be developed.

Future Transactions
-------------------

     All transactions between HVI and an officer, director, principal stockholder or affiliate of HVI will be approved by a majority of the uninterested directors, only if they have determined that the transaction is fair to HVI and its stockholders and that the terms of such transaction are no less favorable to HVI than could be obtained from unaffiliated parties.

       HVI SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 18, 1998, the Common Stock ownership of each person known by HVI to be the beneficial owner of 5% or more of HVI's Common Stock ("Principal Shareholders"), all directors and the executive officer individually and all directors and the executive officer of HVI as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown. There are no contractual arrangements or pledges of the Company's securities, known to HVI, which may at a subsequent date result in a change of control of HVI. As of December 18, 1998, there were 2,910,981 shares of HVI Common Stock issued and outstanding.

                              Amount of Beneficial
                                    Ownership
                                    ---------

      Name and Address                      Common            Percent of
      of Beneficial Owner                  Stock(1)             Class
      -------------------                  --------            --------

      International Publishing             276,093                9.5%
      Holding s.a. ("IPH")
      Postbus 84019
      2508 AA The Hague
      The Netherlands

      Capco Resources Ltd.(2)            1,340,000               46.0%
      3201 Airpark Drive, Suite 201
      Santa Maria, CA  93455

      Randeep S. Grewal                  1,560,000 (3)           51.0%
      Chairman and
      Chief Executive Officer
      10815 Briar Forest Drive
      Houston,  TX 77042/
      630 Fifth Avenue,  Suite 1501
      New York, NY 10111

      Dr. Jan F. Holtrop                      6,108         Less than 1%
      Director
      Van Alkemadelaan
      2596 AS The Hague
      The Netherlands

      Dirk Van Keulen                          -0-              -0-%
      Director
      Heemraadslag 14
      2805 DP Gauda
      The Netherlands

      George G. Andrews                           0         Less than 1%
      Director
      7899 West Frost Drive
      Littleton, CO 80123
                                            --------          -------

      All directors and the
      executive officer                     1,566,117          51.2%
      as a group (4 persons)

---------------

(1) Rule 13d-3 under the Securities Exchange Act of 1934, as amended, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including but not limited to, the exercise of any option, warrant or conversion of a security.

(2) Capco Resources Ltd. is controlled by Ilyas Chaudhary, a former executive officer, director and principal shareholder of Saba. Capco Resources Ltd. has delivered a proxy to Randeep S. Grewal conforming on Mr. Grewal voting power with respect to the HVI common stock owned by Capco.

(3) Includes presently exercisable options to acquire 150,000 shares of HVI Common Stock and 1,340,000 shares as to which Mr. Grewal has voting power under a proxy from Capco

RELATED PARTY TRANSACTIONS

     During the last two fiscal years, there have been no transactions between HVI and any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of HVI's outstanding shares, nor any member of the above referenced individuals' immediate family, except as set forth below.

     Randeep S. Grewal, HVI's Chairman and Chief Executive Officer, also receives an overriding royalty of 2 percent of all oil and gas production received by HVI during the term of his employment.

     On March 12, 1998, Richard Wedel, then an executive officer and director of HVI, resigned and entered into an agreement providing for certain severance benefits and mutual covenants. HVI agreed to pay Mr. Wedel a severance payment of $50,000, and agreed to loan him $100,000 at prime, payable in full in six months, secured by shares of HVI Common Stock held by Mr. Wedel.

     It is HVI's policy that any future material transactions between it and members of its management or their affiliates shall be on terms no less favorable than those available from unaffiliated third parties.

                                BUSINESS OF SABA

     Saba Petroleum Company is an independent energy company engaged in the acquisition, development and exploration of oil and gas properties in the United States and internationally. Saba has grown primarily through the acquisition and exploitation of producing properties in California, Louisiana and Colombia. Saba has assembled a portfolio of over 200 potential development drilling locations. Based on current drilling forecasts, Saba estimates that such locations represent a five-year drilling inventory. The preponderance of those drilling locations are in Colombia's Middle Magdalena Basin. Saba also has drilling locations in California, New Mexico and Louisiana. Saba however is pursuing the sale of its interests in properties located in Louisiana. See "Recent Developments - Sale of Assets." Saba intends to continue using advanced drilling and production technologies to enhance the returns from its drilling programs. On its California properties, Saba has used horizontal drilling and high-efficiency cavitation pumps, and drilled its first steam assisted gravity drainage ("SAGD") pair of wells in California in 1997, on which producing operations have been held in abeyance awaiting a permit and oil price increases in 1998, Saba initiated exploration projects in California, Indonesia and Great Britan. (See Note 16 to the Consolidated Financial Statements for a description of operating results by geographic region)

     At December 31, 1997, Saba had estimated proved reserves of 29.1 MMBOE, consisting of 23.9 MMBbls of oil and 31.3 Bcf of gas (5.2 MMBOE), with a PV-10 Value of $118.6 million. Since quantities of oil and gas recoverable from a property are price sensitive, declines in oil and gas prices from December 31, 1997 postings may be expected to result in a reduction of the quantities of oil and gas included in Saba's proved reserves and the PV-10 value of such reserves. See "Properties - Reserve Estimates."

     Saba also owns an asphalt refinery in Santa Maria, Calaifornia, where it currently possesses approximately 4,000 Bopd. See "Description of Property - Asphalt Refinery". Incident to its gas and oil operations, Saba has acquired fee interests in real estate. See "Description of Property - Principal Properties - Colombian Properties".

                              RECENT DEVELOPMENTS

     GOING CONCERN STATUS

     Saba's auditors included an explanatory paragraph in their opinion on the Company's 1997 financial statements to state that there is substantial doubt as to the Company's ability to continue as a going concern. The cause for inclusion of the explanatory paragraph in their opinion is the apparent lack of the company's current ability to service its bank debt as it comes due (See Note 8 to Consolidated Financial Statements). While Saba is attempting to address funding the current deficit, there is no assurance that it will be able to do so timely. Further while Saba is in discussion with its primary lender to address the Company's non-compliance with the loan agreement's financial covenants at September 30, 1998, there is no assurance that the preconditions to the resolved discussions will be met or a satisfactory resolution accomplished. Finally, as discussed below, the Company has terminated a definitive agreement that is had previously entered into with Omimex Resources, Inc. ("Omimex") to conclude a business combination. As a result of this termination, Saba's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by a 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly-owned subsidiary of the Company ("Sabacol"), became due and payable in its entirety on December 14, 1998. The promissory note was not paid in full by December 14, 1998. On December 11, 1998 Sabacol filed for protection of its assets under Chapter 11 of the United States Bankruptcy Code. (see "Saba - Recent Developments - Bankruptcy of Sabacol, Inc.")

     TERMINATED BUSINESS COMBINATION

     In early 1998, the Board of Directors of the Company engaged CIBC-Oppenheimer, Inc. ("Oppenheimer"), an investment banking firm, to explore ways to enhance shareholder value. This engagement was prompted by several factors, predominately the declining price of Common Stock of Saba and the lack of working capital available to Saba. In March 1998, Oppenheimer presented the Board with its recommendations, which include exploring a possible business combination of Saba with another oil and gas company. In March 1998, Saba entered into a preliminary agreement with Omimex, a privately held Fort Worth, Texas oil and gas company which operates a substantial portion of Saba's producing properties, to enter into a business combination (the "Merger"). Subsequent to the execution of the preliminary agreement, Saba negotiated a required consent from the holder ("Holders") of its Series A Convertible Preferred Stock ("Series A Preferred Stock"). In the interim between the execution of the preliminary agreement and the definitive Plan and Agreement of Reorganization (the "Merger Agreement"), the price of oil continued to deteriorate as did Saba's financial condition and the price of the Common Stock. Saba's deteriorating financial condition precluded Saba from raising funds with which to redeem the Series A Preferred Stock as had been Saba's intention.

     In June 1998, Saba, Omimex, the shareholders of Omimex and, for limited purposes, Mr. Ilyas Chaudhary, an officer and director of Saba at that time, (the "Parties") entered into the Merger Agreement. As part of the Merger Agreement, Omimex lent to Saba approximately $4.2 million ("Loan"), the proceeds of which were used to redeem $2 million of stated value of the Series A Preferred Stock (for approximately $2.15 million) and to pay $2 million on Saba's outstanding bank indebtedness. The Loan by Omimex originally accrued interest at prime plus two percent and was due 90 days after termination of the Merger Agreement in the event that the merger was not consummated. The Merger Agreement provided that if another party acquired control of Saba and as a result thereof the Merger be cancelled, Saba was required to pay a break-up fee of $1 million to Omimex.

     In July 1998, Saba terminated the engagement of Oppenheimer effective August 1998.

     The Parties agreed by mutual consent to terminate and release each other from the Merger Agreement effective September 15, 1998 (the "Mutual Termination and Release Agreement") as the proposed business combination could not be completed by the expiration date of October 31, 1998 as required under the terms of the Merger Agreement. As part of the Mutual Termination and Release Agreement, the interest rate on the secured Loan payable to Omimex and due by December 14, 1998, in the principal amount of approximately $4.2 million was reduced from prime plus two percent to prime. In compliance with procedures for securing the Loan from Omimex, Sabacol's legal representative in Colombia executed, but did not present for notarial inscription by a Colombian notary public, a public deed or deeds to transfer to Omimex all of the right, title and interest of Sabacol in and to the Velasuez-Galan pipeline and delivered the deed(s) to Bank One, Texas, N.A., which is acting as the escrow agent. Sabacol also delivered to the escrow agent an irrevocable letter of authority authorizing the completion of the execution of the deed(s) before a Colombian notary public. The escrow agent had been instructed, pursuant to terms of an escrow agreement entered into between Sabacol, Omimex and Bank One, Texas, N.A. that in the event full payment of the Loan was delivered by December 14, 1998, then the escrow agent shall have immediately delivered to Omimex the payment and to Sabacol the deeds and the irrevocable letter of authority relating thereto for cancellation. In the event payment of the Loan in full was not delivered by December 14, 1998, then the escrow agent shall have immediately delivered to Omimex the deeds and the irrevocable letter of authority relating thereto. Thereafter, Omimex shall deliver the deeds and the irrevocable letter of authority to Omimex de Colombia, Ltd., a Delaware corporation and a wholly owned subsidiary of Omimex ("Omimex Colombia"), for completion of the execution of the deeds before a Colombian notary public by Sabacol's legal representative. Full payment of the Loan was not delivered by December 14, 1998 to the escrow agent. On December 11, 1998, Sabacol filed for protection of its assets under Chapter 11 of the United States Bankruptcy Code. (see "The Company - Recent Developments
- Bankruptcy of Sabacol, Inc.") The deeds and the irrevocable letter of authority relating thereto were not delivered to Omimex on December 14, 1998 under the escrow agreement and the requirement to do so has been stayed pursuant to the Sabacol's petition for bankruptcy.

     BANK INDEBTEDNESS

     As indicated above, as part of the Merger Agreement, Omimex lent to Saba $4.2 million, of which $2 million was applied to Saba's existing bank indebtedness with Bank One, Texas, N.A. (the "Bank"). The Bank consented to the borrowing from Omimex described in the preceding section and the application of the proceeds of the loan, including the redemption of $2 million stated value of the Series A Preferred Stock. As a result of that payment and a payment of $300,000 which was made in May 1998 and continued to be payable each month thereafter by Saba, the Bank and Saba entered into a written amendment to the existing loan agreement extending the maturities of all three short term facilities to July 31, 1998. Approximately $4.5 million in principal amount of bank debt that matured for payment on July 31, 1998, has not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan at September 30, 1998, has not been satisfied, either by providing additional collateral to the Bank or reducing the principal balance that was outstanding at September 30, 1998. Saba's entire principal indebtedness to the Bank of $20.1 million was classified by Saba as currently payable at September 30, 1998. Additionally, Saba was not in compliance with the loan agreement's financial covenants at September 30, 1998. Saba and the Bank are in discussions to address such non-compliance. There is not any assurance that Saba will be successful in its discussions with the Bank to address such non-compliance.

     On November 12, 1998, Ilyas Chaudhary resigned as Saba's Chairman, chief Executive Officer, and President in Order to facilitate the closings of the pending transactions with Horizontal Ventures, Inc. (see "The Company - Recent Developments - Transactions Involving Horizontal Ventures, Inc.") In connection with various borrowings from the bank, Mr. Chaudhary has guaranteed payment of approximately $3,000,000 of Saba's debt to such bank.

     SALE OF CERTAIN ASSETS

     Saba has negotiated, and continues to pursue, the sale of certain producing oil and gas assets and real estate assets, the proceeds of which have been and will continue to be applied to reduce bank indebtedness and provide working capital. Saba sold its interest in over 150 producing wells in Michigan in July 1998 for a contract price of $3.7 million and two producing wells in Alabama in September 1998 for a contract price of $800,000. In December 1998, Saba entered into a letter of intent with Capco Development, Inc. to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), for a contract price of $5 million and a closing scheduled for December 31, 1999, subject to certain conditions and adjustments. At the closing, those properties of SETI that will be part of the sale shall include certain interests of SETI located in Michigan, New Mexico, Oklahoma, Texas, Utah, and Wyoming and excludes interests located in Louisiana. (see "Management
- Certain Relationship and Related Transactions")

     TRANSACTIONS INVOLVING HORIZONTAL VENTURES, INC.

     In October 1998, Horizontal Ventures, Inc. ("HVI") entered into certain transactions that relate to the acquisition of securities of Saba, which have been reported in a Schedule 13# filed by HVI. HVI is a publicly traded corporation engaged primarily in the business of exploiting proven producing reservoirs by utilizing a low cost proprietary horizontal drilling technology to increase production rates.

     On October 6, 1998, HVI entered into a Preferred Stock Transfer Agreement (the " Preferred Stock Transfer Agreement") with RGC International Investors, LDC ("RGC"), pursuant to which HVI acquired 690 shares of the 8,000 shares of issued and outstanding Series A Preferred Stock of Saba held by RGC in exchange for cash in the amount of $750,000, of which $500,000 was borrowed from International Publishing Holding s.a. ("IPH"), the largest shareholder of HVI.

     Under the Preferred Stock Transfer Agreement, HVI had the exclusive right until November 5, 1998 to acquire from RGC up to an additional 6,310 shares of Series A Preferred Stock held by RGC in exchange for cash in the amount of approximately $6.9 million, and such exclusive right was extended for an additional thirty days by HVI's payment of $500,000 to RGC. HVI however did not exercise its right to acquire the additional 6,310 shares of Series A Preferred Stock prior to the expiration of the extension period. The 690 shares of Series A Preferred Stock acquired by HVI, along with the accrued but unpaid dividends thereon, is currently convertible into an aggregate of 300,012 shares of Saba's Common Stock based on a conversion price negotiated by HVI and Saba. See "Preferred Stock." HVI currently is negotiating with RGC to extend and amend the Preferred Stock Transfer Agreement to enable HVI to acquire the additional 6,310 shares of Series A Preferred Stock held by RGC.

     On October 8, 1998, HVI entered into a Common Stock Purchase Agreement (the "Common Stock Purchase Agreement") pursuant to which Saba agreed to sell and issue to HVI by December 4, 1998, an aggregate of 2.5 million shares of Saba's Common Stock in exchange for cash in the aggregate amount of $7.5 million. HVI delivered to Saba on November 6, 1998 $1.0 million in exchange for 333,333 shares of Saba's Common Stock as part of an interim closing of the Common Stock Purchase Agreement. On December 3, 1998, Saba and HVI extended the final closing date of the Common Stock Purchase Agreement from December 4, 1998 to January 3, 1999.

     Pursuant to an Option Agreement dated July 22, 1998, (the "Option Agreement") between HVI and IPH, HVI holds a call option to acquire the 500,000 shares of the Company's Common Stock held by IPH at an exercise price equal to 120% of the cost to IPH of acquiring such shares, which is estimated to be approximately $1.0 million. HVI has the option of paying such exercise price to IPH in the form of cash or shares of HVI common stock.

     HVI also has 3,080,000 shares of Saba's Common Stock in open market purchases and other negotiated transactions.

     Upon the execution of the Common Stock Purchase Agreement, Randeep S. Grewal, a director and executive officer of HVI, was appointed to Saba's Board of Directors. Upon the closing of the Common Stock Purchase Agreement, a second director designated by HVI is to be appointed to Saba's Board of Directors. In addition, a letter agreement between HVI and Saba dated October 8, 1998, provides that upon HVI's conversion of the 7,000 shares of Series A Preferred Stock purchased from RGC a third director designated by HVI shall be appointed to Saba's Board of Directors. In connection with the foregoing, Saba agreed to obtain the resignations of three of its directors, which will result in the three designees of HVI representing a majority of seats on Saba's five member Board of Directors.

     On December 7, 1998, HVI and Saba disclosed that the Board of Directors of Saba approved HIV's proposal to merge with Saba. A majority of Saba's disinterested Board of Directors voted in favor of the proposed merger. Saba's Board of Directors plans to call a special meeting of Saba's stockholders to approve the merger. Under the proposed merger, Saba's stockholders will receive one share of HVI common stock for each six shares of Saba's common stock outstanding. That exchange ratio is based upon (IP a total of 11,385,726 shares of Saba common stock outstanding (11,052,393 shares outstanding as of December 2, 1998 plus 333,333 shares issued to HVI on December 7, 1998), (ii) a price of $2.02 for Saba's common stock based on a 55 percent premium over the average closing price of Saba's common stock from November 2, 1998 through December 2, 1998, and (iii) the average closing price of HVI's common stock of $12.14 during the same period. Proforma financial statements of HVI and the Company as a combined company have been included with this Prospectus. See "Financial Statements."

     PREFERRED STOCK

     Saba has outstanding 8,000 shares of Series A Preferred Stock. The Certificate of Designations, Preferences and Rights of the Series A Preferred provides that such shares are convertible into such number of shares of Common Stock as is determined by dividing the per share stated value ($1,000) of the shares of Series A Preferred Stock (as increased by accrued but unpaid dividends) by the average of the closing prices for the Common Stock for any three consecutive trading days during the preceding thirty day period ending one day prior to conversion (but in no event will the conversion Price be greater than $9.345).

     The Series A Preferred Stock agreements effectively prohibited Saba from performing the Merger Agreement with Omimex without the consent of the Holders of the Series A Preferred Stock. Concurrently with the execution of the Merger Agreement, Saba and the Holders executed a letter agreement, which was approved by Omimex, pursuant to which Saba redeemed 2,000 shares of then outstanding Series A Preferred Stock in the face amount of $2.0 million at a total cost of $2.15 million, which included a 5% redemption premium of $100,000 and accrued dividends of $51,000 and modified the terms of the conversion rights of the Holders (the "Letter Agreement"). Under the Letter Agreement, the 8,000 shares of Series A Preferred Stock may currently be converted by the Holders and remains subject to redemption by Saba on the basis of (i) 115% of the stated value plus accrued dividends and (ii) issuance of a five-year warrant to purchase 200,000 shares of Common Stock at 105% of the average closing price of the Common Stock for the five consecutive trading days ending one trading day prior to redemption.

     The Certificate of Designations, Preferences, and Rights of the Series A Preferred Stock provides that Saba cannot issue more than 2,153,344 shares of Common Stock underlying the Series A Preferred Stock (19.9% of the total number of shares of Saba's Common Stock outstanding as of December 31, 19997) without stockholder approval or a waiver from the American Stock Exchange ("AMEX") Rule
713. AMEX Rule 713 provides that a company listed on AMEX may not issue 20% or more of the then outstanding shares of the company's common stock without first obtaining stockholder approval. Prior to the issuance of any shares of Saba's Common Stock underlying the Series A Preferred Stock in excess of 2,153,344 shares and the resale of those shares pursuant to this Prospectus, Saba will obtain stockholder approval of the issuance of those shares or a waiver from AMEX Rule 13.

BANKRUPTCY OF SABACOL, INC.

     On December 15, 1998, the Company disclosed that Sabacol, Inc., a wholly-owned subsidiary of the Company ("Sabacol"), filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California on December 11, 1998. Sabacol's assets, located solely in Colombia, consist of a 50% interest in a 118-mile pipeline and varying interests in heavy oil producing properties. (see "The Company - recent Developments - Terminated Business Combination") At the time of filing, Sabacol had a net book value of approximately $5.3 million with liabilities of $4.6 million. For the nine months ended September 30, 1998, the average daily production of Sabacol's interest in the Colombian properties was 2300 Bopd and gross revenues were approximately $5.9 million with a negative cash flow. Sabacol had filed the bankruptcy petition to protect its asset base and to provide adequate time to develop a re-organization plan. Sabacol intends to file a reorganization plan that may include the disposition of its Colombian assets. A new management team has been appointed for Sabacol to protect its assets and develop an effective re-organization plan. There is no assurance, however, that a reorganization plan beneficial to Sabacol willl be consummated. The filing is not expected to have any material adverse effect on the Company and does not change any terms of the proposed merger with Horizontal Ventures, Inc.

American Stock Exchange Listing

     In August 1998, the American Stock Exchange contacted Saba to inquire about Saba's continued listing eligibility following its report of losses, bank indebtedness, and going concern and to in quire about the independent status of Saba's outside directors.

                            PRINCIPAL PROPERTY AREAS

     Saba owned interests in approximately 845 wells at September 30, 1998. The majority of these wells are concentrated along the central cost of California and in the Middle Magdalena Basin of Colombia. These regions, which primarily produce a low gravity/high viscosity or "heavy" oil, will be the focus of Saba's near-term development drilling activities. Saba also operates wells and has exploration and development activities in several states outside of California and, through a majority-owned subsidiary, in western Canada. Saba's evaluation of international projects resulted in the acquisition of exploration projects in Indonesia and Great Britain.

UNITED STATES

     CALIFORNIA

     Approximately 20.3% of Saba's proved reserves at December 31, 1997 (5.9 MMBOE) were located in four onshore fields in California's central coast region (collectively, the "Central Coast Fields"). Daily production from the Central Coast Fields averaged 1,484 BOE for the nine months ended September 30, 1998, representing 23.3% of the Saba's total production. Saba operates all of its wells in the Central Coast Fields. Saba also holds interests in other California areas, which represented 7.2% (2.1 MMBOE) of Saba's proved reserves at December 31, 1997. Daily production from these other interests averaged 658 BOE for the nine months ended September 30, 1998, representing 10.3% of Saba's total production. Further, Saba has interests in several high risk exploratory projects.

     LOUISIANA

     Approximately 11.0% of Saba's proved reserves at December 31, 1997 (3.2 MMBOE) were located in two fields in Louisiana. An interest in one of these fields was first acquired during 1996, the other in 1997, with additional interests in both fields acquired in April of 1998. Saba's share of daily production from the Louisiana fields averaged 644 BOE for the nine months ended September 30, 1998, representing 10.1% of the Company's total production.

     OTHER STATES

     In addition to its California and Louisiana properties, Saba owns producing properties in a number of other states, primarily New Mexico, Michigan, Texas and Oklahoma, which collectively represented 9.3% of Saba's proved reserves at December 31, 1997 (2.7 MMBOE). Daily production from these properties averaged 778 BOE for the nine months ended September 30, 1998, representing 12.2% of Saba's total production. The Company however plans to sell some of the Company's non-core assets in some of those states. See "The Company - Recent Developments
- Sale of Certain Assets."

INTERNATIONAL

     COLOMBIA

     Approximately 43.3% of Saba's proved reserves at December 31, 1997 (12.6 MMBOE) were located in several fields in Colombia's Middle Magdalena Basin. Daily production from these fields averaged 2,302 Bopd for the nine months ended September 30, 1998, representing 36.2% of Saba's total production. Saba also holds a 50% interest in the 118-mile Velasquez-Galan Pipeline, which connects the fields to a 250,000 Bopd government-owned refinery at Barrancabermeja. See "The Company - Recent Developments - Terminated Business Combination." Saba and Omimex, the operator of the fields, have formulated a plan for drilling approximately 200 development wells.

     During 1997, Saba and the operator participated in the drilling or recompletion of thirteen wells in the Teca and South Nare Fields. All of the wells drilled were productive and the operator is installing steaming equipment. Saba and the operator also reentered a suspended well acquired from Texaco and drilled to an are under the Magdelena River and recompleted the well as productive of approximately 30 Bopd without artifical stimulation. Both Saba and the operator believe that another two wells should be drilled into the area in an effort to establish an additional commercial area. During the nine months ended September 30, 1998, Saba and the operator participated in the drilling and completion of seven wells in the Teca and South Nare Fields. Three additional wells were recompleted during the nine months ended September 30, 1998. Sabacol, the Company's wholly-owned subsidiary and owner of the Company's properties in Colombia, has filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. See "The Company - Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     CANADA

     Approximately 8.9% of Saba's proved reserves at December 31, 1997 (2.6 MMBOE) were located in Canada. Daily production from these properties, which are owned through an approximately 74%-owned subsidiary of Saba, averaged 495 BOE for the nine months ended September 30, 1998, representing 7.8% of Saba's total production.

     OTHER INTERNATIONAL PROPERTIES

     In September 1997, Saba and Pertamina, the Indonesian state-owned oil company, signed a production sharing contract covering 1.7 million unexplored acres on the Island of Java near a number of producing oil and gas fields. This agreement will require Saba to spend approximately $17.0 million over the next three years on this project. In addition to the approximate $1.4 million expended as of December 31, 1997. Saba is seeking a joint venture partner to share the costs of this project; however, the recent economic turmoil in Indonesia may affect the timing and terms of such agreement.

     In July 1997, Saba entered into an agreement to become the operator and a 75% working interest holder of two exploration licenses which cover a 123,000 acre exploration area in southern Great Britain. On March 31, 1998, Saba assigned a 3.75% carried working interest in the first well to be drilled on this concession as payment of a finder's fee. By agreement dated April 14, 1998, Saba sold on behalf of its net interest in this concession to Omimex at Saba's cost. A formal assignment has not been conveyed to Omimex and Saba continues to hold Omimex's interest in the prospect in trust. Saba has incurred costs of approximately $766,000 as of September 30, 1998, in connection with the concession acquisition and drilling of an exploratory well on the concession. The well did not encounter hydrocarbons and has been abandoned. Results from the initial well did not condemn the entire prospect and data obtained from the test well is being evaluated for further interpretation. Saba has not yet executed the joint operating agreement for the prospect. While holding Omimex's interest in trust, Saba may be liable to Omimex if it were to execute the joint operating agreement that provides for foreclosure upon a working interest owner due to non-payment.

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


                                BUSINESS STRATEGY

     Saba's strategy is to emphasize growth through exploration and development drilling. Saba intends to continue to increase its proved reserves, production rates and operating cash flow through a program which includes the following key elements:

          Development of existing hydrocarbon base. Saba has an extensive inventory of drilling locations, which Saba intends to exploit over the next five years. Saba's program includes exploitation of existing producing properties located in California, Colombia, New Mexico and Louisiana. Saba believes that this program will provide it with a cost-effective means to significantly increase proved reserves, production rates and operating cash flow.

          Acquisition of producing properties with significant development potential. Saba seeks to acquire domestic and international producing properties where it can significantly increase reserves through development or exploitation activities and control costs by serving as operator. Saba intends to concentrate these domestic activities in California where Saba believes that its substantial experience and established relationships in the oil and gas industry enable it to identify, evaluate and acquire high potential properties on favorable terms.

          Selective pursuit of exploration prospects. Saba plans to expand its reserve base by acquiring or participating in exploration prospects in California, New Mexico, Louisiana and internationally. Saba believes these activities complement its traditional development and exploitation activities. In pursuing these exploration opportunities, Saba plans to use advanced technologies, including 3-D seismic and satellite imaging, where appropriate. Saba intends to increase its exposure to natural gas and lighter oil prospects. In addition, Saba may seek to limit its direct financial exposure in exploration projects by entering into strategic partnerships.

     There is not any assurance that Saba will be successful in pursuing such strategies.

     HISTORY OF SABA

     Saba's initial efforts focused on the acquisition of producing properties with positive cash flow, development potential and an opportunity to improve cash flow through more efficient operations. Saba has acquired several properties that meet these criteria, including the 1993 acquisition of Cat Canyon and the other properties that comprise the California Central Coast Fields. These heavy oil properties were attractive acquisitions because Saba believed it could acquire the properties on the low end of a market cycle, reduce the relatively high operating cost on the fields, and significantly develop their proven reserve base through low risk drilling and workover activities. As Saba grew through such acquisitions, it developed expertise in heavy oil projects, drilling and enhanced recovery techniques, field management and cost controls. Saba expanded its operations internationally by acquiring an interest in oil and gas properties in Canada in 1994 and heavy oil production in the Middle Magdalena Basin of Colombia in 1995.

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


     From January 1, 1992 through December 31, 1997, Saba completed 26 property acquisitions with an aggregate purchase price of approximately $43 million. These properties, as improved through Saba's development efforts and including associated drilling activities, represented approximately 29.1 MMBOE of proved reserves as of December 31, 1997. Saba's all-in-finding costs for these acquisitions and related activities have averaged $2.71 per BOE.

     EXPLORATION AND DEVELOPMENT DRILLING ACTIVITIES

     Saba has identified over 200 potential drilling locations on its properties in Colombia, which represent an estimated five year inventory at planned drilling rates. In addition, Saba has identified a number of drilling locations on its properties located in the United States, primarily in California, Louisiana and New Mexico. Saba also pursues the acquisition of high potential exploration prospects to enhance its inventory of drilling opportunities. Beginning in 1997, Saba initiated exploration activities in Indonesia, Great Britain and California. It has recently completed the analysis of a 3-D seismic survey covering some 10,500 acres of land in which it has interests in the area of the Coalinga oil field in Kern County, California, resulting in defining a number of drillable prospects; has entered into an agreement with a subsidiary of Chevron Corp. pursuant to which Saba will analyze Chevron 3-D seismic data covering lands in Kern County, California, and if warranted, will drill exploratory wells on Chevron fee lands. See "Property - California Exploration Ventures" and "Exploration and Development Drilling Activities - Other International Properties."

     Saba's capital expenditure budget for 1998 is dependent upon the price for which its oil is sold and upon the ability of Saba to obtain external financing. Subject to these variables, Saba originally budgeted a minimum of $12.0 million and a maximum of $18.3 million for capital expenditures during 1998. In Saba's present financial condition, it is budgeting, on a current basis, only absolutely essential capital expenditures. Saba currently is budgeting one year at a time and has deferred any long term capital expenditure program. Saba has deferred certain capital expenditures in the following areas: (i) Coallnga exploration project in California, (ii) other California projects, where Saba is actively seeking a farmout for some of its properties and where development work has been delayed, (iii) Indonesia, where spending has been significantly reduced, and (iv) Louisiana, where a seismic study and other developmental work has been delayed. Those deferments may have an adverse effect on Saba's growth rate. Saba may elect to make further deferrals of capital expenditures if oil prices remain at current levels. Capital expenditures beyond 1998 will depend upon 1998 drilling results, improve oil prices and the availability of external financing.

     Saba's exploration and development drilling programs are conducted by its in-house technical staff of petroleum engineers and geologists. In addition, Saba retains the services of several consulting geologists and engineers to evaluate and develop exploration projects in California and internationally. These consultants report to Saba's professional staff, which evaluates the consultants' recommendations and determines what, if any, actions are to be taken. Saba's professional staff oversees Saba's development strategy which is designed to maximize the value and productivity of its existing property base through development drilling and enhanced recovery methods. One of the most important components of Saba's development program is its use of horizontal drilling technology. In general, a horizontal well is able to encounter a greater volume of hydrocarbons through its exposure to a longer lateral portion of a producing formation than a comparable vertical well. As a result, in appropriate formations, a horizontal well may generate both higher initial production and greater ultimate recovery of oil and gas than a vertical well. In addition, because a horizontal well can be extended laterally into a formation, it can significantly reduce the number of wells required to drain a given reservoir. An important component of Saba's horizontal well program is the use of high efficiency cavitation pumps. These pumps, which are particularly effective for heavy oil, reduce maintenance, increase production and permit the production of oil mixed with sand and other formation materials.

     Beginning in June 1997, Saba initiated use of another enhanced production technique known as SAGD. This technique involves drilling two horizontal wells in a parallel configuration, one above, and within a short distance of, the other. After drilling is complete, steam is injected into the upper wellbore, which creates a steam chamber and heats the oil so that it may flow by gravity to the lower producing wellbore for extraction. The SAGD process has been successfully employed by other companies in Canada in thick reservoirs containing viscous oils, similar to those found in areas of the Central Coast Fields. Although this technique is initially more costly than employing a single horizontal well, Saba anticipates that it will result in increased rates of production and recovery and lower per-unit production costs. Saba has drilled one pair of SAGD wells on its Gato Ridge Field and is awaiting local permits before initiating steaming operations, but does not anticipate commencing such operations until oil prices improve.

     CALIFORNIA

     Saba's drilling operations in California are focused on the Central Coast Fields, which consist of four onshore fields that collectively comprise approximately 4,525 gross (4,487 net) developed acres and 1,139 gross (1,138 net) undeveloped acres. Saba intends to capitalize on the potential of these properties through a five year multiwell drilling program. The Central Coast Fields consist of the Cat Canyon, Gato Ridge, Santa Maria Valley and Casmalia fields. Saba also has producing properties in Ventura, Solano, Kern and Orange Counties, California. Of these properties, Saba regards the Cat Canyon and Gato Ridge fields, both heavy oil properties, as the most significant and upon which it has focused its development drilling efforts. Aggressive development activities during 1997, in contemplation of significantly increased production, included the installation of surface facilities for handling much more oil than Saba presently produces from the properties. The recent decline in oil prices coupled with the drilling results of the 1997 program render it doubtful that Saba will realize its initially projected rates of return. In addition to the producing properties, Saba has several exploratory projects in California. See "Property-California Exploration Ventures."

     Overall, Saba during 1997 experienced a 38% increase in annual production from its California properties (from 654 MBOE in 1996 to 904 MBOE in 1997). The development costs incurred by Saba in California during 1997 were $12.8 million. The economic benefits derived from the program were substantially below Saba's expectations. Notwithstanding the 1997 results, Saba continues to believe that its focus on the Central Coast Fields will ultimately be justified. This opinion is based in part on the established synergy between Saba's production from the Central Coast Fields and its asphalt refinery located in Santa Maria, in that Saba is able to sell its production to the refinery at a price reflecting a premium to market. Generally, the crude oil produced by Saba and other producers in the Santa Maria Basin is of low gravity and makes an excellent asphalt.
Recent prices for asphalt exceed market prices for crude oil and costs of operating the refinery. Saba believes that as road building and repair increase in California and surrounding western states, the market for asphalt will expand significantly.

     To date, Saba has drilled and completed thirteen horizontal wells in the Sisquoc sands of the Cat Canyon Field. Twelve of these wells are currently producing at rates from 40 to 140 Bopd; the thirteenth well has encountered a sand intrusion problem which Saba is attempting to rectify. Saba also drilled one pair of SAGD wells in the Gato Ridge Field, which is awaiting local permits and oil price increases before production will be attempted. Two horizontal wells drilled to test a different zone in this field have encountered severe sand production and are presently planned to undergo recompletion operations during 1999. During 1997, Saba drilled one well in the Casmalia Field which was non-productive.

     LOUISIANA

     Saba acquired an 80% working interest in the Potash Field in September 1997 and the remaining 20% working interest in April 1998. Proved reserves of Saba's interest in the field were approximately 13.9 Bcf and approximately 1.3 MMBbl at December 31, 1997. Saba's share of daily production from the Potash Field, including the 1998 acquired interest, averaged 91 Bopd and 2.1 MMcfd for the nine months ended September 30, 1998. Increases in productivity and possibly reserves are expected to be achieved through completion of a number of potential zones presently behind pipe in existing wells. These potential producing zones range in depth from 1,500 to 15,000 feet. Further technical programs, including a possible 3-D seismic shoot, are planned to evaluate the exploration potential of Saba lands associated with this field. Saba owned a 40.5% working interest in the Manila Village Field and acquired an additional 10.2% working interest in April 1998. Saba may be subject to certain environmental liabilties with respect to its interest in the Manila Village Field. See "Risk Factors - Property Matters." Saba's net reserves at December 31, 1997, including the 1998 acquired interest, were approximately 327 MBbl and 156 MMcf. Saba's share of daily production, including the 1998 acquired interest, averaged 211 BOEPD for the nine months ended September 30, 1998. A 3-D seismic program is scheduled for 1999 or beyond to determine additional opportunities to further develop this field.

     COLOMBIA

     Saba owns interests in two Association Areas (Cocorna and Nare) and one fee property (Velasquez) all of which are located in the Middle Magdalena Basin, some 130 miles northwest of Bogota, Colombia. The Association Areas encompass several fields, some of which are partially developed and some of which await development. The Teca, Nare and Velasquez fields are presently under development. The Association Areas, Nare and Cocorna, are held under Articles of Association between Empresa Petroleos Colombiana ("Ecopetrol") and Saba's
predecessor in interest, a subsidiary of Texaco, Inc. ("Texaco"). Each Association Area is large enough to encompass more than one commercial area or field.

     Saba and Omimex, the operator of the fields, have formulated a development program which includes, pending regulatory approval, the drilling of approximately 200 development wells through the year 2001 at an average depth of 2,900 feet. During 1997, Saba and its operator successfully completed or reworked fourteen wells of the development program, which wells have met or exceeded initial production expectations. The 200 well program is a refinement of an approximate 600 well program originally designed by Texaco. The Texaco program was not implemented due to what Saba believes was Ecopetrol's concern with refinery capacity and oil prices. The ability of Omimex, as operator of the fields, to implement the development program is dependent on the approval of Ecopetrol and the Colombian Ministry of the Environment. Saba and Omimex have submitted an application for an omnibus approval of the drilling of the remainder of the 200 well program; failing receipt of the omnibus approval, the companies would continue to seek approval for drilling such wells in segments. In 1997, approval was obtained for the drilling of 21 development wells in the Teca and Nare Fields, 13 of which were completed during the year. Also, a well under the Magdalena River was recompleted and plans to drill two additional wells which, if commercial, should establish a new commercial area for development. In the Velasquez Field, the operator recompleted a behind pipe zone in three gross (0.75 net) wells in 1997. Initial per well production rates ranged from 142 Bopd to 223 Bopd. Studies to date indicate up to 23 wells with behind pipe zones suitable for recompletion. During the nine months ended September 30, 1998, seven wells were drilled and completed in the Teca and Nare Fields and three wells were recompleted in the Velasquez Field. Saba continues its plans to increase production from the property. Saba is also pursuing selected exploration opportunities in Colombia including acquiring third party 3-D seismic data on the currently producing Velasquez Field to determine its exploration potential. (See "Business Strategy - Property - Colombian Properties").

     CANADA

     Saba's Canadian properties, which are owned through Beaver Lake (Alberta Stock Exchange), represented approximately 8.5% of Saba's PV-10 Value at December 31, 1997. The Canadian properties produced an average of 495 BOEPD for the nine months ended September 30, 1998, from 142 wells covering 56,800 gross (14,972 net) developed acres, most of which are located in the province of Alberta. These properties had proved reserves of 2.6 MMBOE at December 31, 1997. The information presented has not been adjusted for the approximate 26% minority interest in Beaver Lake held by others. See "Business -- Exploration and Development Drilling Activities -- Other United States and Canadian Properties."

     OTHER INTERNATIONAL PROPERTIES

     In September 1997, Saba and Pertamina, the Indonesian state-owned oil company, signed a production sharing contract covering 1.7 million unexplored acres on the Island of Java near a number of producing oil and gas fields. Saba is required to spend approximately $17.0 million over the next three years on this project, in addition to the approximate $1.4 million expended as of December 31, 1997 on bonus payments, data acquisition and geophysical investigation. Saba expects to identify drilling locations based on geologic trends identified through its review of existing seismic data, satellite images and the results of a potential 3-D seismic program to be performed in 1998 and 1999. Saba has held discussions with several potential joint venture partners with a view to negotiate a participation agreement. In view of this, Saba has slowed its pace of activity. The recent civil and economic turmoil in Indonesia may affect the timing and the terms of such agreement.

     In July 1997, Saba entered into an agreement to participate in two exploration licenses which cover a 123,000 acre exploration area in southern Great Britain in which Saba had a right to acquire a 75% working interest earned upon drilling and payment of its share of costs. On March 31, 1998, Saba assigned a 3.75% carried working interest in the first well to be drilled on this concession as payment of a finder's fee. By agreement dated April 14, 1998, Saba sold one half of its net interest in this concession to Omimex at Saba's cost. A formal assignment has not been conveyed to Omimex and the Company continues to hold Omimex's interest in the prospect in trust. Saba had incurred costs of approximately $766,000 at September 30, 1998 in connection with the concession acquisition and drilling of an exploratory well on the concession. The well did not encounter hydrocarbons and has been abandoned. Results from the initial well did not condemn the entire prospect and data obtained from the test well is being evaluated for further interpretation. Saba has not yet executed the joint operating agreement for the prospect. While holding Omimex's interest in trust, Saba may be liable to Omimex if it were to execute the joint operating agreement that provides for foreclosure upon a working interest owner due to non-payment.

     OTHER UNITED STATES PROPERTIES

     Other than its California and Louisiana properties, Saba had interests in over 290 oil and gas wells at December 31, 1997, located principally in Texas, Michigan, New Mexico and Oklahoma, with other interests located in Utah, Wyoming, and Alabama. Saba seeks to acquire domestic and international producing properties where it can significantly increase reserves through development or exploitation activities and control costs by serving as operator. Saba believes that its substantial experience and established relationships in the oil and gas industry enable it to identify, evaluate and acquire high potential properties on favorable terms. As the market for acquisitions has become more competitive in recent years, Saba has taken the initiative in creating acquisition opportunities, particularly with respect to adjacent properties, by directly soliciting fee owners, as well as working and royalty interest holders, who have not placed their properties on the market. Saba also plans to expand its existing reserve base by acquiring or participating in high potential exploration prospects in known productive regions. Saba believes these activities complement its traditional development and exploitation activities. In pursuing these exploration opportunities, Saba may use advanced technologies, including 3-D seismic and satellite imaging. In addition, Saba may seek to limit its direct financial exposure in exploration projects by entering into strategic partnerships. In July 1998 and September 1998, Saba sold its interest in over 150 wells in Michigan and two wells in Alabama, respectively.

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


PROPERTY

     At December 31, 1997, on a PV-10 Value basis, approximately 16.9% of Saba's proved reserves were in California, primarily in the Central Coast Fields and approximately 48.2% were attributable to Saba's Colombian properties.

     The following table summarizes Saba's estimated proved oil and gas reserves by geographic area as of December 31, 1997. The following table includes both proved developed (producing and non-producing) and proved undeveloped reserves. The reliability of estimates of proved undeveloped reserves is significantly less than that of proved developed producing reserves. Approximately 33.0% of the total reserves reflected in the following table are proved undeveloped. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment
- Uncertainty of Estimates of Reserves and Future Net Revenues." There can be no assurance that the timing of drilling, reworking and other operations, volumes, prices and costs employed by the independent petroleum engineers will prove accurate. Since December 31, 1997, oil and gas prices have generally declined. At such date, the price of WTI crude oil as quoted on the New York Mercantile Exchange was $18.30 per Bbl and the comparable price at November 30, 1998 was $11.22. Quotations for the comparable periods for natural gas were $2.45 per Mcf and $1.98 per Mcf, respectively.

     The proved developed and proved undeveloped oil and gas reserve figures are estimates based on reserve reports prepared by independent petroleum engineers. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially, depending, in part, on the assumptions made, and may be subject to material adjustment. Estimates of proved undeveloped reserves (see "Glossary" for a definition), comprise a substantial portion of Saba's reserves and, by definition, had not been developed at the time of the engineering estimate. The accuracy of any reserve estimate depends on the quality of available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production or price changes subsequent to the date of the estimate may result in changes to such estimates. The estimates of future net revenues in this report reflect oil and gas prices and production costs as of the date of estimation, without escalation, except where changes in prices were fixed under existing contracts. There can be no assurance that such prices will be realized or that the estimated production volumes will be produced during the periods specified in such reports. The estimated reserves and future net revenues may be subject to material downward or upward revision based upon production history, results of future development, prevailing oil and gas prices and other factors. A material decrease in estimated reserves or future net revenues could have a material adverse effect on Saba and its operations.


                                                                December 31, 1997
                                  --------------------------------------------------------------------------------
                                             Proved Reserves, net                               PV-10 Value
                                   Gross        Oil          Gas
       Property                   Wells (1)   (MBbls)      (MMcf)       MBOE       Dollar Value         Percentage
       --------                   ---------   -------      ------       ----       ------------         ----------
                                                                                   (In thousands)
California
Cat Canyon                          51         4,483           485      4,564         $10,320               8.7
Casmalia                            26           259            10        260             328               0.3
Santa Maria                         20           558           822        695           2,127               1.8
Gato Ridge                           9           399             5        400             816               0.7
Other                               77         2,034           623      2,138           6,466               5.4
                                    --         -----           ---      -----           -----               ---
      Total California             183         7,733          1945      8,057          20,057              16.9
                                   ---         -----          ----      -----          ------              ----
Louisiana
Potash Field                        37          1,066       11,116      2,919          15,917              13.4
Manila Village                      10           262           125        283           2,186               1.9
                                    --           ---           ---        ---           -----               ---
        Total Louisiana             47          1,328       11,241      3,202          18,103              15.3
                                    --          -----       ------      -----          ------              ----
Other United States
Michigan                           185           560         3,889      1,209           4,743               4.0
Texas                               48           397         1,141        587           2,794               2.4
New Mexico                          23           474         1,133        662           4,576               3.9
Other                               38            58           961        218           1,172               0.8
                                    --            --           ---        ---           -----               ---
      Total Other United States    294         1,489         7,124      2,676          13,285              11.1
                                   ---         -----         -----      -----          ------              ----
      Total United States          524        10,550        20,310     13,935          51,445              43.3
                                   ---        ------        ------     ------          ------              ----
Colombia                           511        12,568            --     12,568          57,136              48.2
Canada                             168           807        10,986      2,638          10,048               8.5
                                   ---           ---        ------      -----          ------               ---
      Total International          679        13,375        10,986     15,206          67,184              56.7
                                   ---        ------        ------     ------          ------              ----

Total                            1,203        23,925        31,296     29,141        $118,629             100.0
                                 =====        ======        ======     ======        ========             =====

--------------
(1) Includes locations attributed to proved undeveloped reserves and wells in which Saba holds royalty interests.

     CALIFORNIA

     PRODUCING PROPERTIES

     Saba operates all of its wells in the Central Coast Fields and maintains an average working interest in these wells of 98.8% and an average net revenue interest of 89.4%. These fields produced 1,808 net BOEPD for the year ended December 31, 1997 and 1,484 net BOEPD for the nine months ended September 30, 1998, and had proved reserves at December 31, 1997 of 5.9 MMBOE.

     Cat Canyon Field. The Cat Canyon Field is Saba's principal California producing property, representing approximately 8.7% of Saba's PV-10 Value at December 31, 1997. This field, which covers approximately 1,775 acres of land is located in northern Santa Barbara County and was acquired by Saba in 1993. At the time of acquisition, there were 89 producing wells and 74 suspended wells, all of which were vertically drilled to either the Sisquoc or Monterey Formations (lying between approximately 2,400 feet and 3,400 feet and 4,000 feet and 6,600 feet, respectively). At the time of acquisition, average production was 425 Bopd and for the nine months ended September 30, 1998, average production was approximately 1,002 Bopd. Daily production varies depending upon various factors, including normal decline in production levels, the production of newly drilled wells and whether remedial work is being done on wells in the field. The field produces a heavy grade of viscous oil, which is in demand at Saba's Santa Maria Refinery. The property is considered (as are many heavy oil properties) a high production cost field and reductions in prices paid for crude generally affect such properties more dramatically than higher gravity lower production cost fields.

     Saba owns a 100% working interest (99.7% net revenue interest) in approximately 45 producing wells and a number of non-producing wells located in this field which consists of two major producing horizons, the Sisquoc and the Monterey. The Sisquoc formation, which consists of a number of separate zones, is divided by two major north-south trending faults into three separate and distinct areas. The area between the faults contains the bulk of the productive reservoir volume and has the highest cumulative production. A portion of that area was the subject of a waterflood instituted in 1962 by a previous operator. The waterflood was not economically successful. Saba believes that the two faults are sealing faults, thus preventing communication with the portions of the field lying outside of the fault block, which areas were not the subject of waterflood operations.

     In 1995, Saba drilled its first horizontal well into the Monterey formation. The well developed mechanical problems and operations were suspended. Saba has deferred attempts to correct the problem until such time as oil prices increase sufficiently to justify further efforts. In 1996, Saba initiated its present horizontal well drilling program in the Cat Canyon Field by drilling five horizontal wells into the Sisquoc formation S1b sand (which is one of the multiple separate sand bodies comprising the Sisquoc formation). Of the five wells, three wells were drilled in the central fault block, on which a waterflood operation was previously conducted, and one in each of the eastern and western portions of the field. The well in the western portion of the field initially produced at rates approaching 400 Bopd and, as expected, has declined to a present rate of approximately 130 Bopd. Wells drilled into the Sisquoc formation may be expected to produce varying amounts of formation water as part of the production process. The well drilled in the eastern portion of the field has encountered mechanical problems and plans are to rework the well during 1998. The three wells drilled in the central portion, or waterflood area of the field, developed initial production rates of approximately 150 Bopd per well and have declined to approximately 40 Bopd per well. In 1997, Saba continued its horizontal drilling program in the Cat Canyon Field by drilling eight additional wells into the Sisquoc S1b sand. Of the eight wells, five were drilled into the waterflood area and the remaining three were drilled into other areas. Year end average production rates for the wells in the waterflood area were 82 Bopd and 1,100 barrels of water per day per well. Production rates for the other wells were 88 Bopd and 13 barrels of water per day per well. The wells drilled into the central waterflood area, as expected, are producing oil with high volumes of residual water from the prior waterflood operations. Saba believes that by using high volume pumps and lifting large volumes of fluid, the ratio of oil to total fluids produced will gradually increase. Production declines have been in line with Saba's expectations of roughly a 40-50% decline in production during the first 12 months of the wells' operation, followed by a more moderate 10% annual decline in production. Results from the horizontal well drilling program have not met Saba's expectations and continuing study is being given to the field to determine how to maximize production. In addition, Saba has implemented measures designed to ensure that operations are conducted with greater efficiency than was the case during 1997.

     In addition to the Cat Canyon Field, Saba has interests in a number of fields in California, none of which had a PV-10 Value equal to five percent or more of the PV-10 Value of Saba's proven reserves at December 31, 1997. Among such fields are the following:

     Gato Ridge Field. The Gato Ridge Field, which represented approximately 0.7% of Saba's PV-10 Value at December 31, 1997, is located in the Santa Maria Basin adjacent to the Cat Canyon Field and covers approximately 405 acres. Saba owns a 100% working interest and net revenue interests ranging from 86% to 100% in seven producing wells in the Gato Ridge Field. The existing vertical wells primarily produce a heavy oil (11(Degree)) from the same formations as those underlying the Cat Canyon Field. In 1997, Saba drilled a pair of SAGD wells, to the Sisquoc formation at a total cost of $1.8 million, including related surface equipment. In addition, two horizontal wells were drilled to a different zone in the Sisquoc formation, at an average cost of $537,000, both of which experienced sand intrusion problems. One well initially produced at a rate of 300 Bopd before sand infiltrated the well bore necessitating a reduction in production levels to approximately 20 Bopd. Operations on the other well have been suspended. Saba is of the view that it will be able to rectify the sand intrusion in these wells and establish the wells as commercial producers. The pair of SAGD wells drilled on this property during 1997 have been completed and the initiation of steaming operations is awaiting the issuance of county permits and a recovery in oil prices. At such time steam will be injected into the upper well and thereafter production will commence from the lower well. Should this procedure prove economically successful, Saba plans to initiate other SAGD projects on its Central Coast Fields.

     Richfield East Dome Unit (REDU). The REDU unit, which represented approximately 2.4% of Saba's PV-10 Value at December 31, 1997, is located in Orange County, California and covers approximately 420 acres. Saba is the operator of this unit and owns a working interest of 50.6% and a net revenue interest of 40.8%. The unit is under waterflood in the Kraemer and Chapman formations and contains approximately 68 producing wells, 39 shut-in wells and 54 water injection wells. Saba conducted remedial operations on this property during 1997 which resulted in increasing production by approximately 100 Bopd. Saba owns fee interests in lands in this unit which it believes will be developable for real estate purposes as oil operations are curtailed.

     Other. Saba also owns other producing properties located in Santa Barbara, Ventura, Solano, Kern and Orange counties, California, which in the aggregate represented approximately 5.1% of Saba's PV-10 Value at December 31, 1997.

     CALIFORNIA EXPLORATION VENTURES

     Coalinga Exploratory Prospect, Kern County, California. Saba has acquired leases covering approximately 3,600 acres of land and contractual rights covering an additional approximate 7,000 acres of land in the region of the prolific Coalinga oil field in the San Joaquin Valley of California. Saba has participated in a 16 square mile 3-D seismic survey covering this area and has partially interpreted the survey. Nineteen anomalies have been identified in the prospect area, covering five potentially productive zones, ranging in depth from 6,500 to 12,000 feet. Saba has an obligation to drill a test well by December 31, 1998. Because of low oil prices and the poor economic conditions in the oil industry, Saba intends to seek an extension of time to drill such a test well. Under the agreement, Saba would bear 100% of the cost of the wells, which is estimated at approximately $300,000 in the aggregate as a dry hole and $450,000 as a completed well. Saba would have an 85% working (68% net revenue) interest in the wells.

     Northern California Exploratory Project. In late 1997, Saba entered into a joint venture with a large independent company and a company in which Rodney C. Hill, a former director, has a financial interest, to acquire a multi-thousand acre block of oil and gas leases and drill an exploratory well for gas on such block. Saba has a 30% initial interest in the exploratory well to earn a 20% working interest in the well and in the block and any additional wells that may be drilled by the venture thereon. Saba regards the project as a high risk venture with possible commensurate returns. The initial objective was the sands of the Cretaceous Age at a depth of approximately 8,500 feet. Lease acquisition costs are estimated at approximately $300,000 to the venture and the cost of the well is estimated at approximately $1,250,000. An exploratory well was drilled on this prospect during March and April 1998 and has been abandoned. A technical review of the land block is being performed.

     LOUISIANA

     Manila Village is located in Jefferson Parish, Louisiana. Saba operates this property and at year end 1997, owned a working interest of 40.5% (28% net revenue interest.) The property represented approximately 1.9% of Saba's PV-10 Value at December 31, 1997. The property covers approximately 450 gross acres of land covered by shallow waters, and is located approximately forty miles south of New Orleans. There are six producing wells that produced an average of approximately 331 BOEPD for the year ended December 31, 1997 and 211 BOEPD for the nine months ended September 30, 1998. Saba is participating in a 3-D seismic program which includes the field and expects that the results of the survey will assist Saba in its evaluation of additional drilling opportunities in the field. In April of 1998, Saba acquired an additional 10.2% working interest in this property.

     Potash Field, which is located in Plaquemines Parish, Louisiana, was acquired by Saba in September 1997. Saba operates all of the wells in the property that represented approximately 13.4% of Saba's PV-10 Value at December 31, 1997. The property is a salt dome feature originally discovered by Humble Oil and Refining Company and covers approximately 3,600 acres. The property is located in a shallow marine environment southeast of New Orleans. At year end 1997, Saba owned an 80% working interest and a 67% net revenue interest in this property, on which are located ten active wells and a number of shut-in or suspended wells. Average production from the property for the nine months ended September 30, 1998, was 433 BOEPD. Saba believes that remedial work on several of the wells will result in increased production levels. The salt dome feature in the field has not been fully explored. Saba plans on conducting a 3-D seismic survey to delineate the field. Production in this field is from multiplay zones, the deepest of which is 15,000 feet. In April of 1998, Saba acquired the remaining working interest in this property.

     The Louisiana properties in which Saba has producing oil and gas fields were damaged by the 1998 Hurricane Georges. Although portions of the properties were minimally damaged, others were considerably damaged. Initial assessments did not indicate environmental problems; however, tanks, piping, living quarters and other equipment have been heavily damaged, causing delays in resuming operations. Saba's insurance carrier has been contacted to process a claim.

     OTHER UNITED STATES PROPERTIES

     In addition to its California and Louisiana properties, Saba owns producing properties in a number of states, primarily New Mexico, Michigan, Texas and Oklahoma, which collectively represented approximately 11.1% of Saba's PV-10 Value at December 31, 1997. At such date, these properties had proved reserves of 2.7 MMBOE. Production from the properties approximated 833 BOEPD for the year ended December 31, 1997 and 778 BOEPD for the nine months ended September 30, 1998. (see "Saba - Recent Developments - Sale of Certain Assets") The principal producing property is:

     Southwest Tatum Field, which is located in Lea County, New Mexico was acquired by Saba as an exploratory project in late 1996. Saba holds leases covering approximately 2,000 gross acres of land, in which Saba has a working interest of 50% (38.75% net revenue interest). During the last part of 1996, Saba, as operator, commenced the drilling of a 14,000 foot exploratory Devonian test well. In addition to the deepest zone, the Devonian (which has been abandoned after having produced in excess of 20,000 barrels of high gravity oil), the well has three other potential oil producing zones. Saba has recompleted the well in the shallower Cisco zone. A second reentry well to test the shallower zones was completed in September 1997. A gas sales line was completed in February 1998, allowing for gas sales from the two wells. Two additional wells were drilled on this property in 1998 at an approximate cost of $350,000 each to Saba's interest. One well was completed in September 1998 in the Cisco zone, and the other was drilled in August 1998 and is being tested. The property produced approximately 126 BOEPD for the nine months ended September 30, 1998.

     COLOMBIAN PROPERTIES

     General

     Saba's Colombian operations are conducted on two Association Areas and one mineral fee property. These properties are located in the Middle Magdalena Basin of Colombia, some 130 miles northwest of Bogota. Saba and Omimex acquired their interests in the Middle Magdalena Basin properties from Texaco in 1994 and 1995 transactions; each has a 25% working (20% net revenue) interest in Nare and Cocorna Association properties, while Ecopetrol, the Colombian state oil company owns the remaining 50% working interest. The mineral fee property, Velasquez, is owned 75% by Omimex and 25% by Saba. The three areas cover 52,894 gross acres of land. The Nare Association is the northernmost area in which Saba has an interest and covers approximately 37,164 gross (approximately 9,300 net) acres of land. The exploitation and development of the Teca and Nare Fields, and the adjacent Nare North, Chicala and Morichi Fields are governed by the association contract originally entered into between Ecopetrol and Texaco in 1980. Under these contracts, the cost of exploratory wells is borne solely by Saba and its partner, who are entitled to all revenues from such wells. Once an area within an Association is declared to be a commercial area by Ecopetrol, Saba and its partner each receives 20% of the crude oil produced at these fields, while Ecopetrol receives 40% of production and the Colombian government receives the remaining 20% of production in the form of royalties. A commercial area is roughly equivalent to a field. Each of Saba and its partner bears 25% of the production costs of commercial areas and Ecopetrol is responsible for the remaining 50%. The exploitation rights under these contracts expire in September 2008 and are not renewable by Saba under their current terms. Saba understands that legislation is being considered by the Colombian government which would permit such extensions to be obtained. Saba intends to seek an extension of these contracts; however, no assurance can be given that any extension will be granted or that the terms on which any extension may be obtained will be acceptable to Saba. Omimex anticipates that the costs associated with preparing the necessary documentation for applying to extend the terms of the exploitation rights on the North Nare Field through 2030 will cost approximately $1 million. On October 2, 1998, Saba agreed with Omimex that it will pay up to $500,000 to prepare such documentation if the contract for the North Nare Field is extended. The $500,000 will be payable by Saba in January 1999. See "Risk Factors - Factors Relating to Operations in Colombia and Other Foreign Countries - Foreign Operations" and "- Exploration and Development Drilling Activities - Colombia."

     Generally, as in the case of Saba's interests under the Nare and Cocorna Associations, the Articles require that the contracting oil company perform various work obligations (including the drilling of any exploratory wells) at its cost on the lands covered by the Articles, and allow production of hydrocarbons for a stated period of years. Upon discovery of a field capable of commercial production and upon commencement of production from that field,
Ecopetrol reimburses the contracting party out of Ecopetrol's share of production for 50% of the allowable costs. Thereafter, costs of operations and working interest revenues are shared 50% by Ecopetrol and 50% by the contracting oil company, which in this case is Omimex and Saba, as successors to Texaco, the original contracting party. The working interest is subject to a royalty of 20% which is paid to Ecopetrol on behalf of the Colombian government. Several of the fields in the contract area owned by Saba and Omimex have been declared to be commercial areas, but a number of other areas have not yet been so designated. Approval of both Ecopetrol and the Ministry of the Environment is required to implement a development program. The Cocorna Concession area, located within the Cocorna Association, which was acquired by Saba from Texaco, has reverted to Ecopetrol because of the expiration of the term of the Articles governing that field.

     Description of the Properties

     At the date hereof, three fields within the Cocorna Association have been declared commercial by Ecopetrol: Teca (approximately 1938 acres), Toche (approximately 150 acres), and South Cocorna (approximately 700 acres); and four fields within the Nare Association have been declared commercial: South Nare (approximately 660 acres), North Nare (approximately 1,700 acres), Chicala (approximately 830 acres), and Moriche (approximately 1085 acres). Saba's Teca and Nare Fields, which represented approximately 40.0% of Saba's PV-10 Value at December 31, 1997, produced an average of 1.87MBopd for the year ended December 31, 1997 and 1.80MBOPD for the nine months ended September 30, 1998, from 309 wells covering 2,598 gross (649.0 net) developed acres and is the primary producing area. Saba owns a 25% mineral fee interest in the Velasquez Field which covers approximately 3,800 gross (950 net) acres of land, and produced an average of 505 Bopd for the year ended December 31, 1997 and 500 Bopd for the nine months ended September 30, 1998.

    Saba's Colombian properties in the aggregate represented 12.6 MMBOE at December 31, 1997 or approximately 43.1% of Saba's total proved reserves and approximately 48.2% of Saba's PV-10 Value at that date. The following table provides information concerning Saba's interest in the commercial areas and fee minerals in Colombia.


                                    Proved Reserves                                        Average Daily Barrels of
                                    at Dec. 31, 1997                                         oil produced for the
        Field Name                      (MMBbls)                Number of Wells                nine months ended
                                                                                              September 30, 1998
----------------------------       -------------------       -----------------------       --------------------------

Velasquez                                 2.9                         102                             500

North Nare                                3.8                          78                              0

Magdalena/Cocorna                         0.1                          3                               0

Teca & South Nare                         5.8                         328                            1,802
                                   ===================       =======================       ==========================

Total                                     12.6                        511                            2,302
                                   ===================       =======================       ==========================

     Production from all of the fields comes from relatively shallow reservoirs lying at approximate depths of from 1,200 to 3,000 feet. All of the production (save that produced from the Velasquez field) is of a relatively heavy grade of crude oil, generally in the area of 10(Degree) to 13(Degree) gravity API. Wells generally produce small amounts of formation water in conjunction with oil. Because of the viscosity of the oil, wells are initially produced without artificial stimulation and thereafter stimulated by cyclic steam injection. Wells cost approximately $250,000 to $300,000 to the total working interest, depending upon depth.

     During 1997, Saba and the operator participated in the drilling or recompletion of thirteen wells in the Teca and South Nare Fields. All of the wells drilled were productive and the operator is in the process of installing steaming equipment. During the nine months ended September 30, 1998, Saba and the operator participated in the drilling and completion of seven wells in the Teca and South Nare Fields.

     Saba and Omimex reentered a suspended Texaco drilled well to an area under the Magdalena River and recompleted the well as productive of approximately 30 Bopd without artificial stimulation. Both Saba and the operator believe that another two wells should be drilled into the area in an effort to establish an additional commercial area. Should those efforts be successful, it is believed that from 15 to 20 additional drilling locations would be established. In the Velasquez field, Saba and Omimex recompleted three wells in a behind-pipe zone. Initial per well production rates range from 142 Bopd to 223 Bopd. Studies to date indicate up to 23 additional wells with behind pipe reserves suitable for recompletion. Three additional wells were recompleted during the nine months ended September 30, 1998.

     During 1997, the operator in conjunction with Saba formulated a plan for the drilling of approximately 200 development wells in the Nare North, Chicala and Moriche fields. This program, subject to regulatory approval, would be implemented  through  the  year  2001.  Saba is also  considering  joining  in a development program at the Velasquez property. Saba originally budgeted approximately $2.5 million for its Colombian operations' capital expenditures in 1998, but a majority of the work has been deferred based upon the price of oil and other economic factors.

     See "The Company - Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     Sabacol, the Company's wholly-owned subsidiary and owner of the Company's properties in Colombia, has filed a voluntary petition under chapter 11 of the United States Bankruptcy Code. See "The Company - Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     Sabacol is not the operator of the Columbian properties in which it has an interest and has notified the operator of Sabacol's intent to audit all relevant operating documents and all financial transactions for 1996, 1997 and 1998. Any potential future action would be based on results of the audit. In December 1998, a new management team was appointed for Sabacol to protect its assets and develop an effective re-organization plan.

     In the event Sabacol's interest in the Colombian pipeline is transferred to a third party while Sabacol maintains its interest in the Colombian production, Sabacol may be subject to a tariff in excess of the current rate charged to Sabacol by the current owner of the remaining 50% interest in the pipeline. In or about July 1998, the pipeline was affected by guerrilla activity.

     Crude Oil Sales and Pipeline Ownership

     All of Saba's crude oil produced at Saba's properties in Colombia has been sold exclusively to Ecopetrol at negotiated prices. See "Business - Marketing of Production." The contract price for the oil in which Saba has an interest may be reduced significantly as of January 1, 1999. In conjunction with its purchase of interests in the Nare Association, Saba also purchased a 50% interest in the 118-mile Velasquez-Galan Pipeline, which connects the fields to the 250,000 Bopd Colombian government-owned refinery at Barrancabermeja. See "Exploration and Development Drilling Activities - Colombia." The pipeline transports oil from Saba's fields, together with a lighter crude oil supplied by Ecopetrol which acts as a diluent to Saba's heavier crude, and crude oil from other adjacent fields. The pipeline generates revenues through collection of tariffs for the use of the pipeline. Throughput on this pipeline in September 1998 averaged 28,900 Bopd of which Saba's share was approximately 2,100 Bopd. In addition to the operator and Saba, three other companies transport their crude oil through the pipeline at tariff rates established by Colombian authorities. Saba and the operator have considered expansion of the pipeline system if additional production is developed by operators in the area. See "Saba -
Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     CANADIAN PROPERTIES

     Saba's Canadian properties, which are owned through Beaver Lake, represented approximately 8.5% of Saba's PV-10 Value at December 31, 1997. The Canadian properties produced an average of 608 BOEPD for the year ended December 31, 1997, and 495 BOEPD for the nine months ended September 30, 1998, from wells covering 56,800 gross (14,972 net) developed acres, most of which are located in the province of Alberta. These wells had proved reserves of 2.6 MMBOE at December 31, 1997. The information presented has not been adjusted for the approximate 26% minority interest in Beaver Lake held by others.

     OTHER INTERNATIONAL PROPERTIES

     Saba has oil and gas projects in Indonesia and Great Britain as described in "Exploration and Development Drilling Activities."

OIL AND GAS RESERVES

    Saba's proved reserves and PV-10 Value from proved developed and undeveloped oil and gas properties in this Prospectus have been estimated by the following independent petroleum engineers. In 1995, 1996 and 1997, Netherland, Sewell & Associates, Inc. ("NSA") prepared reports on Saba's reserves in the United States and Colombia and Sproule Associates Limited ("Sproule") prepared a report on Saba's Canadian reserves. The estimates of these independent petroleum engineers were based upon review of production histories and other geological, economic, ownership and engineering data provided by Saba. In accordance with the Commission's guidelines, Saba's estimates of future net revenues from Saba's proved reserves and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including, in the case of gas contracts, the use of fixed and determinable contractual price escalation. Future net revenues at December 31, 1997, reflect weighted average prices of $13.13 per BOE compared to $17.05 per BOE and $11.30 per BOE as of December 31, 1996 and 1995, respectively. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment Uncertainty of Estimates of Reserves and Future Net Revenues." There have been no reserve estimates filed with any other United States federal authority or agency, except that Saba participates in a Department of Energy annual survey, which includes furnishing reserve estimates of certain of Saba's properties. The estimates furnished are identical to those included herein with respect to the properties covered by the survey.

    The following  tables present total estimated  proved  developed  producing, proved developed non-producing and proved undeveloped reserve volumes as of December 31, 1995, 1996 and 1997, and calculation of the PV-10 Value thereof. As used herein, the term "proved undeveloped reserves" are those which can be expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir. There can be no assurance that these estimates are accurate predictions of reserves or of future net revenues from oil and gas reserves or their present value. As indicated elsewhere, the prices received for oil and gas have declined since the preparation of the 1997 year end engineering estimates.

                      ESTIMATED PROVED OIL AND GAS RESERVES

                                                   At December 31,
                                         ---------------------------------
                                          1995          1996         1997
                                         ------        ------       ------

Net oil reserves (MBbl)
   Proved developed producing........    10,278        12,029       13,977
   Proved developed non-producing....       590         1,367        2,639
   Proved undeveloped................     1,664        13,283        7,309
                                         ------        ------       ------
    Total proved oil reserves (MBbl)..   12,532        26,679       23,925
                                         ======        ======       ======
Net natural gas reserves (MMcf)
   Proved developed producing.........    9,371        12,659       11,995
   Proved developed non-producing.....      871         1,516        5,407
   Proved undeveloped.................    9,237         9,490       13,894
                                         ------        ------       ------
    Total proved natural gas
      reserves (MMcf) ................   19,479        23,665       31,296
                                         ======        ======       ======

Total proved reserves (MBOE)..........   15,778        30,623       29,141
                                        ======         ======      ======

     Estimates of proved reserves may vary from year to year reflecting changes in the price of oil and gas and results of drilling activities during the intervening period. Reserves previously classified as proved undeveloped may be completely removed from the proved reserves classification in a subsequent year as a consequence of negative results from additional drilling or product price declines which make such undeveloped reserves non-economic to develop. Conversely, successful development and/or increases in product prices may result in additions to proved undeveloped reserves. Estimates of proved undeveloped reserves, which comprise a substantial portion of Saba's reserves, are, by their nature, much less certain than proved developed reserves.


                   ESTIMATED PRESENT VALUE OF PROVED RESERVES

                                                    At December 31,
                                        -------------------------------------
                                          1995             1996        1997
                                          ----             ----        ----
PV-10 Value                                            (In thousands)
   Proved developed producing.......... $ 38,618         $ 84,916    $ 62,215
   Proved developed non-producing......    3,044            9,227      16,097
   Proved undeveloped..................    6,493           61,796      40,317
                                        --------         --------    --------

      Total............................ $ 48,155         $155,939    $118,629
                                        ========         ========    ========

Proved reserves are estimates of hydrocarbons to be recovered in the future. Reservoir engineering is a subjective process of estimating the sizes of underground accumulations of oil and gas that cannot be measured in an exact way. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve reports of other engineers might differ from the reports contained herein. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Future prices received for the sale of oil and gas may be different from those used in preparing these reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment Uncertainty of Estimates of Reserves and Future Net Revenues."

MARKETING OF PRODUCTION

     The prices obtained for oil and gas are dependent on numerous factors beyond the control of Saba, including domestic and foreign production rates of oil and gas, market demand and the effect of governmental regulations and incentives. Substantially all of Saba's North American crude oil production is sold at the wellhead at posted prices under short term contracts, as is customary in the industry. No one customer accounted for more than ten percent of the sales of Saba's North American production during 1997 except PetroSource which accounted for 33.2% of such sales. Saba's Colombian oil production, which is, and as a practical matter can only be, sold to Ecopetrol, accounted for 31.4% of total oil and gas revenues in 1997.

     The market for heavy crude oil produced by Saba from its Central Coast Fields differs substantially from the remainder of the domestic crude oil market, due principally to the transportation and refining requirements associated with California heavy crude oil. The prices realized for heavy crude oil are generally lower than those realized from the sale of light crude oil. Saba's Santa Maria refinery uses essentially all of Saba's Central Coast Fields' crude oil, in addition to third party crude oil, to produce asphalt, among other products. Ownership of the refinery gives Saba a steady market for its local crude oil which is not enjoyed by producers generally. See "Property- Asphalt Refinery".

    COLOMBIA

     Oil produced from Saba's Middle Magdelena Basin Fields, after being sold to Ecopetrol, is processed in a 250,000 Bopd government owned refinery in Barrancabermeja, Colombia. Saba believes that the refinery has sufficient unused throughput capacity to satisfy any reasonably foreseeable increase in production that might be achieved from Saba's Colombian exploration and development program. The refinery is connected to Saba's Colombian fields through the 118-mile Velasquez-Galan Pipeline owned by Saba and its partner. The pipeline is currently operating at approximately 12,000 Bopd (together with 18,000 Bbls of diluent per day) and has the capacity to carry approximately 20,000 Bopd (together with 30,000 Bbls of diluent per day). Accordingly, significant capacity exists for additional throughput. Saba owns a 50% interest in the Velasquez-Galan Pipeline and is working with Omimex, the owner of the remaining 50% interest, to explore the feasibility of extending it to an export terminal on the Colombian coast. The pipeline currently generates tariff revenue from the transportation of oil produced for Ecopetrol's interest and by other producers in the area. The tariff revenue is sufficient to cover the direct expenses associated with the operation of the pipeline. See "The Compnay - Recent Developments - Terminated Business Combination."

     The formula for determining the price paid for oil produced at the Teca-Nare Fields is based upon the average of two price baskets of fuel: (a) a crude fuel oil basket (1% sulphur United States Gulf Coast and Ecopetrol fuel oil for exportation) ("Basket A") and (b) an international crude basket (Maya, Mandji and Isthmus) adjusted for gravity API and sulphur content ("Basket B"). The average of Baskets A and B is then discounted based on the price of West Texas Intermediate ("WTI") crude oil, an industry posted price generally indicative of prices for sweeter, lighter crude oil. If WTI is less than $16.00 per Bbl, the average of Baskets A and B is discounted by $1.65 per Bbl; if WTI is between $16.00 and $20.00 per Bbl, the average of Baskets A and B is discounted by $2.05 per Bbl; and if WTI is greater than $20.00 per Bbl, the average of Baskets A and B is discounted by $2.45 per Bbl. The formula may be adjusted by Ecopetrol in February 1999. Ecopetrol is required to pay for oil produced at the Teca-Nare Field in the following denominations: 75% in United States dollars paid in the United States and 25% in Colombian pesos paid in Colombia.

     For production from its Velasquez Field, Saba receives a contracted price of between $6.00 and $7.00 per Bbl for basic production of up to 34 MBbl per month. For incremental production above such amount, Saba receives a price equal to the average of (a) the prior quarter average of the prices of Baskets A and B and (b) the average international price of crude oil from the Velasquez and Tisquirama Fields in Colombia, which average is then discounted by approximately 47%.

     The average sales price of Saba's Colombia production was $8.37 per Bbl for the nine months ended September 30, 1998, and $12.04 per Bbl in 1997, representing approximately 67.3% and 64.6%, respectively, of the average posted price per Bbl for WTI crude oil during those periods.

     The following table summarizes sales volume, sales price and production cost information for Saba's net oil and gas production for each of the years in the three-year period ended December 31, 1997 and for the nine month periods ended September 30, 1997 and 1998.

                                                                                          Nine Months Ended
                                                       Year Ended December 31,               September 30,
                                           ---------------------------------------     ------------------------
                                               1995             1996          1997         1997           1998
                                               ----             ----          ----         ----           ----
Production Data:
  Oil (MBbls)                                 1,227              1,968        2,107        1,581          1,431
  Gas (MMcf)                                  1,337              1,651        2,408        1,767          1,831
       Total (MBOE)                           1,450              2,243        2,508        1,875          1,736

Average Sales Price Data (Per Unit):
  Oil (Bbls)                               $  12.22          $   14.43    $   13.73    $   13.81       $   8.80
  Gas (Mcf)                                    1.45               1.88         2.09         1.95           1.73
  BOE                                         11.69              14.05        13.54        13.48           9.08

Selected Data per BOE:
  Production costs (1)                     $   7.29          $    6.51    $    6.62    $    6.53       $   5.84
  General and administrative                   1.27               1.72         1.93         1.77           2.67
  Depletion, depreciation and amortization     1.92               2.43         2.84         2.63           3.05


--------------------

(1)   Production costs include production taxes.

DRILLING ACTIVITY

     The following tables sets forth certain information for each of the years in the three-year period ended December 31, 1997 and the nine months ended September 30, 1998, relating to Saba's participation in the drilling of exploratory and development wells in:

     United States

                                                 Year Ended December 31,
                              ----------------------------------------------------------------    Nine Months Ended
                                       1995                   1996                 1997           September 30, 1998
                              --------------------     -------------------  ------------------   -------------------
                              Gross (1)    Net (2)     Gross (1)   Net (2)  Gross (1)  Net (2)   Gross (1)   Net (2)
                              ---------    -------     ----- ---   --- ---  ----- ---  --- ---   ----- ---   --- ---
Exploratory Wells
  Oil                             -           -            -          -         2         -          1         0.5
  Gas                             -           -           3-        1.35        -         -          -          -
  Dry (3)                         3          .46           3        1.28        -         -          1         0.2
Development Wells
  Oil                             4         1.51          10        6.59       10       10.00        -          -
  Gas                             1          .10           3         .64        -         -          -          -
  Dry (3)                         1          .04           1         .35        1        1.00        -          -
Total Wells
  Oil                             4         1.51          10        6.59       12       11.00        1         0.5
  Gas                             1          .10           6        1.99        -         -          -          -
  Dry (3)                         4          .50           4        1.63        1        1.00        1         0.2

----------------------
(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.
(3) A dry hole is an exploratory or development well that is not a producing well.

Colombia and Great Britain

                                                  Year Ended December 31,
                                                  -----------------------                      Nine  Months Ended
                                     1995                   1996                 1997          September 30, 1998
                              --------------------   ------------------   -------------------  ------------------
                              Gross(1)     Net (2)   Gross(1)   Net (2)   Gross (1)  Net (2)   Gross (1)  Net (2)
                              -------      ------    --------   -------   ---------  --------  ---------  -------
 Exploratory Wells
   Oil                           -           -         -          -          -         -          -          -
   Gas                           -           -         -          -          -         -          -          -
   Dry (3)                       -           -         -          -          -         -          1        0.38
 Development Wells
   Oil                           -           -         -          -         13       3.25-        7        1.75
   Gas                           -           -         -          -          -         -          -          -
   Dry (3)                       -           -         -          -          -         -          -          -
 Total Wells
   Oil                           -           -         -          -         13       3.25-        7        1.75
   Gas                           -           -         -          -          -         -          -          -
   Dry (3)                       -           -         -          -          -         -          1        0.38

------------
(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.
(3) A dry hole is an exploratory or development well that is not a producing well.

    Canada

                                                  Year Ended December 31,                         Nine Months Ended
                                    1995                 1996            1997                    September 30, 1998
                                                                                                 ------------------
                              Gross (1)   Net (2)    Gross(1)   Net (2)     Gross(1)   Net (2)   Gross(1)   Net (2)
                              ----- ---   --- ---    --------   --- ---     --------   --- ---   --------   --- ---
Exploratory Wells
  Oil                             -          -          -          -           -          -         -          -
  Gas                             -          -          -          -           -          -         -          -
  Dry (3)                         -          -          1         .01          1        1.00        -          -
Development Wells
  Oil                             -          -          -          -           -          -         -          -
  Gas                             1         .09         -          -           -          -         -          -
  Dry (3)                         -          -          -          -           -          -         -          -
Total Wells
  Oil                             -          -          -          -           -          -         -          -
  Gas                             1         .09         1         .01          -          -         -          -
  Dry (3)                         -          -          -          -           1        1.00        -          -

------------

(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof. No reduction is made for the minority interest in Beaver Lake.
(3) A dry hole is an exploratory or development well that is not a producing well.

PRODUCTIVE OIL AND GAS WELLS

     The following table sets forth certain information at September 30, 1998, relating to the number of productive oil and gas wells (producing wells and wells capable of production, including wells that are shut in) in which Saba owned a working interest:


                                Oil                               Gas                            Total
                        Gross             Net            Gross            Net             Gross            Net
United States             257           161.7               37           22.3               294          184
Canada (1)                 27             9.6               43           10.9                70           20.5
Colombia                  397            99.3                -              -               397           99.3
                     ---------      ----------        ---------      ---------        ----------       --------
                          681           270.6               80           33.2               761          303.8
                     =========      ==========        =========      =========        ==========       --------

------------

(1)  No reduction is made for the minority interest in Beaver Lake.

In  addition  to  its  working   interests,   Saba  held  royalty  interests  in
approximately 82 productive wells in the United States and Canada at September 30, 1998 . Saba does not own any royalty interests in Colombia.

OIL AND GAS ACREAGE

    The following table sets forth certain information at September 30, 1998 relating to oil and gas acreage in which Saba owned a working interest:

                             Developed (1)                           Undeveloped
                             -------------                           -----------
                       Gross               Net              Gross               Net
United States            27,347             10,774            28,778             22,382
Canada (2)               47,688             11,363            38,954             12,243
Colombia                  6,398              1,599            46,496             11,624
                    ------------        -----------      ------------        -----------
                    ============        ===========      ============        ===========
    Total                81,433             23,736           114,228             46,249
                    ============        ===========      ============        ===========

---------------

(1)  Developed acreage is acreage assigned to productive wells.

(2)  No reduction is made for the minority interest in Beaver Lake.

TITLE TO PROPERTIES

     Many of Saba's oil and gas properties are held in the form of mineral leases, licenses, reservations, concession agreements and similar agreements. In general, thee agreements do not convey a fee simple title to Saba, but rather, depending upon the jurisdiction in which the apposite property is situated, create lesser interests, varying from a profit a prendre to a determinable interest in the minerals. In some jurisdictions, notably non-US jurisdictions, Saba's interest is only a contractual relationship and bestows no interest in the oil or gas in place. As is customary in the oil and gas industry, a preliminary investigation of title is made at the time of acquisition of undeveloped properties. Title investigations are generally completed, however, before commencement of drilling operations or the acquisition of producing properties. Saba believes that its methods of investigating title to, and acquisition of, its oil and gas properties are consistent with practices customary in the industry and that it has generally satisfactory title to the leases covering its proved reserves. Because most of the Company's oil and gas leases require continuous production beyond the primary term, it is always possible that a cessation of producing or operating activities could result in the loss of a lease. Assignments of interst to and/or from the Company may not be publicly recorded.

     Substantially all of the Company's properties, including its stock in its subsidiaries are hypothecated to secure the Company's current and future indebtedness to its bank. The Company's working interest in properties may be subject to lienholders pursuant to non-payment. The Company expects liens to be filed against its assets and to be subject to lawsuits arising out of the Company's non-payment or untimely payment of its obligations. The Santa Maria Refinery and the associated real property owned by the Company is encumbered by a first trust deed in the amount of $1.0 million in favor of the seller of the refinery and is in place to secure the Company's performance of obligations as provided under the terms of the purchase and sale agreement. Oil and gas leases in which Company has an interest may be deficient and subject to action by the Company.

     The Company may require ratifications for various leases for Vacca Tar Sand in California. Maintenance of the Company's interest is subject to fulfillment of drilling and other obligations contained in its agreements with the operator of the property. Maintenance of the leases is dependent upon fulfillment of various drilling and producing operations over which the Company has little if any control. Consequently, it is possible for the Company to lose its interests in such leases through action or inaction of the operator. The Company understands that the leases have been essentially non-productive for various periods of time, which fact may result in termination of the leases. The company does not follow operations on the leases and consequently is not aware of whether the leases are in good standing or may be subject to termination.

AVERAGE SALES PRICE AND PRODUCTION COST

     The following table sets forth information concerning average per unit sales price and production cost for Saba's oil and gas production for the periods indicated:

                                                                                                      Nine Months Ended
                                                        Year Ended December 3,                           September 30,
                                              ------------------------------------------------------------------------------
                                                         1995            1996       1997             1997            1998
                                                         ----            ----       ----             ----            ----
Average sales price per BOE
  California                                  $        12.55   $        15.10  $     13.49      $    13.21      $     7.94
  Colombia                                               9.44           12.49                        11.96            8.37
                                                                                     12.04
  Canada                                                10.32           13.26        10.52           10.35            7.62
  Other                                                 13.97           17.39        17.68           17.49           12.46
  Combined                                              11.69           14.05        13.54           13.48            9.08

Average production cost per BOE
  California                                  $          9.15   $        8.50  $      7.48       $    7.55       $     6.93
  Colombia                                               5.17            5.11         5.71            5.64            4.75
  Canada                                                 5.92            5.15         4.87            4.72            4.67
  Other                                                  7.49            7.88         7.47            7.10            6.31
  Combined                                               7.29            6.51         6.62            6.53            5.84



    Asphalt Refinery

    In June 1994, in an effort to increase margins on the heavy crude oil produced from Saba's oil and gas properties in Santa Barbara County, California, Saba acquired from Conoco Inc. ("Conoco") and Douglas Oil Company of California an asphalt refinery in Santa Maria, California, which had been inoperative since 1992. Saba refurbished the refinery and, in May 1995, completed a re-permitting environmental impact review process with Santa Barbara County, receiving a Conditional Use Permit to operate the refinery. Pursuant to the refinery purchase agreement, Conoco is required to perform certain remediation and other environmental activities on the refinery property until June 1999, at which point Saba will be responsible for any additional remediation, if any. Recently, evidence of current contamination of ground water by hydrocarbons has been brought to the attentions of Saba. This fact presents the possibility of significant liability to Saba and could result in curtailment or shut-down of operations of the refinery. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Environmental Obligations."

    Saba entered into a processing agreement with PetroSource in May 1995, and commenced operations of the refinery in June 1995. Under the processing agreement, PetroSource purchases crude oil (including crude oil produced by Saba), delivers it to the refinery, reimburses Saba's out-of-pocket refining costs, markets the asphalt and other products and generally shares any profits equally with Saba. The processing agreement has a term that ends December 31, 1998. Saba is evaluating various strategies with respect to the foregoing.

     The refinery is a fully self-contained plant with steam generation, mechanical shops, control rooms, office, laboratory, emulsion plant and related facilities, and is staffed with a total of 23 operating, maintenance, laboratory and administrative personnel. Crude oil is delivered to the refinery by trucks to crude oil storage consisting of one 27,000 Bbl tank and two 40,000 Bbl tanks. Crude oil processing equipment consists of a conventional pre-flash tower, an atmospheric distillation tower, strippers and a vacuum fractionation tower. The refinery has truck and rail loading facilities, including some capability of tank car unloading. Throughput at the refinery has ranged between 2,000 to 6,000 Bopd, while production capacity is approximately 8,000 Bopd. Permitted capacity for the refinery is 10,000 Bopd.

     Refinery products include light naphtha, kerosene distillate, gas oils and numerous cut-back, paving and emulsion asphalt products. Historically, marketing efforts have been focused on the asphalt products which are sold to various users, primarily in the Central and Northern California areas. Distillates are readily marketed to wholesale purchasers.

     Saba regards the refinery as a valuable adjunct to its production of crude oil in the Santa Maria Basin and surrounding areas. Generally, the crude oil produced in these areas is of low gravity and makes an excellent asphalt. Recent prices for asphalt exceed market prices for crude and costs of operating the refinery. Saba believes that as road building and repair increase in California and surrounding western states, the market for asphalt will expand significantly.

REAL ESTATE ACTIVITIES

     Saba from time to time has purchased real estate in conjunction with its acquisition of oil and gas and refining properties in California and plans to continue this practice. In connection with the acquisition of oil and gas producing properties in Santa Maria, California in June 1993, Saba purchased approximately 1,707 acres in Santa Barbara County for an aggregate purchase price of $465,000. In addition, Saba acquired approximately 370 acres in Santa Maria, California in June 1994 in connection with the acquisition of its Santa Maria refinery. In addition, Saba entered into an agreement to acquire approximately 385 acres in Santa Barbara County in connection with an acquisition of producing oil and gas properties at a contract purchase price of $400,000, the closing of which took place in June 1995. In addition, Saba acquired approximately 1 acre in October 1997 for $50,000 and approximately 4 acres in February 1998, for $500,000 located in Yorba Linda, Orange County, California. Saba has used a portion of its real estate holdings for agricultural purposes. Saba plans to retain some of these real estate holdings for asset appreciation which may include developmental activities at a future date. Saba has listed for sale with sales agents some of those real estate properties in California. See "Recent Developments - Sale of Certain Assets."

OFFICE FACILITIES

     Saba's executive offices are located in Santa Maria, California. In September, Saba moved its accounting offices from Irvine, California, to the executive office location in Santa Maria. In October 1998, Saba downsized it Edmond, Oklahoma office. Saba maintains regional offices in Calgary, Alberta, Canada, Bogota, Colombia and Indonesia. These offices, consisting of approximately 20,200 square feet, are leased with varying expiration dates to January 2002, at an aggregate rate of $17,300 per month. Saba owns its office facilities at the asphalt refinery in Santa Maria, which occupy approximately 1,500 square feet of space.

EMPLOYEES

     As of October 31, 1998, Saba employed 90 persons in the operation of its business, 39 of whom were administrative employees. Saba has not entered into any collective bargaining agreements with any unions and believes that its overall relations with its employees are good. Omimex, the operator of Saba's Colombian fields, has experienced minor organized work disruptions from its union employees. See "Risk Factors-Economic and Political Risks of Foreign Operations-Colombian Labor Disturbances"

INSURANCE

    Saba maintains customary and usual insurance for companies in its industry.

     At September 30, 1998, a worker's compensation claim was pending for an injury involving multiple body part burns at the Santa Maria Refinery which occurred in June 1997. At September 30, 1998, a claim was pending under the Saba's commercial general liability policy pursuant to a claim caused by a subcontractor of Saba. It is anticipated by Saba that this claim will either be paid by the former year's carrier and then subrogated against the subcontractor or will be paid directly by the subcontractor's insurance carrier. In 1998, two deaths occurred on properties in which Saba has an interest that have been reported to Saba's insurance carrier. The first occurrence, which Saba understands was reported as a homicide, involved an unknown person on its agricultural property in California, and the second occurrence, which Saba understands was reported as a field accident by the operator, involved an employee of the operator in Colombia.

LEGAL PROCEEDINGS

     In re Sabacol, Inc., Debtor (BK Case No. ND 98-15858-RR United States Bankruptcy Court, Central District of California, Northern Division, December
1998) On December 11, 1998, Sabacol, Inc., a wholly-owned subsidiary of the Company ("Sabacol"), filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California.

     Gitte-Ten v. Saba Petroleum Company (Case No. CV 980202 Superior and Municipal Courts of the State of California, County of San Luis Obispo, March
1998). In December 1997, Saba contracted with Gitte-Ten, Inc. ("GTI") to purchase from GTI all of its surface fee and leasehold interests in certain property located in Santa Barbara County, California. A portion of the purchase price was paid at closing on December 31, 1997, at which time GTI's interests were conveyed to Saba. The remaining purchase price of $350,000 was to be paid through overriding royalty payments of Saba's gross income from the leases until the balance was retired but no later than January 1, 2003, on which date any unpaid balance was to be immediately due and payable. To provide GTI with an assurance of Saba's payment obligation, Saba executed a promissory note in the principal amount of $350,000 which provided that said amount (less the total amount of overriding royalties paid to GTI) was all due and payable on February 27, 1998, unless Saba replaced the note by February 24, 1998, with an irrevocable and non-cancelable surety bond or letter of credit in the amount of the then unpaid balance. Saba was unable to procure either instrument and the note became all due and payable on February 27, 1998. Notwithstanding attempted settlement conferences by Saba with GTI, GTI filed a claim against Saba in March 1998, for breach of contract, seeking damages of $350,000 plus interest at the rate of 13.5% per annum and attorney fees. Saba has interposed certain defenses and the matter is in discove.

     Orleans Levee Board v. Saba Energy of Texas, Inc., et al. (Docket No. 98-14233 Civil District Court, Parish of Orleans, State of Louisiana, August
1998). With respect to its interest in the Potash Field, Louisiana, Saba's subsidiary had suspended approximately $380,000 through January 1998 of royalties for unknown royalty owners who have since been identified. One of the parties, Orleans Levee Board, had instituted legal proceedings against Saba for all of the royalties suspended and double said amount for damages and for the dissolution of the subject leases. The Levee Board has agreed to an extension for Saba to respond pending a resolution with all identified royalty owners and/or their geologists in an attempt to reach an agreement regarding their respective allocations of said suspended royalties and to create a voluntary unit. The approximate amount of the suspended royalties upon Saba's acquisition of the subject property was approximately $372,000 which Saba had applied as an adjustment to the purchase price. Saba and/or its subsidiary bears the obligation to pay the royalties upon resolution. Failure to pay timely or a judgement for the Levee Board may result in Saba losing its interest in the leases and incurring a payment obligation for the royalties, interest, attorney's fees, and damages sought at double the amount of royalties.

     Chase v. Saba Petroleum, Inc. (Case No. SM108977, Superior Court of the State of California, County of Santa Barbara-Cook Division, July 1998). In July, 1998, Saba was served with a lawsuit filed by an individual alleging personal injury in the amount of $515,000 resulting from general negligence premises liability on one of the oil leases that Saba operates and which he claims occurred while supervising the installation of a pump into a well operated by Saba and on a drilling rig owned by a co-defendant. Saba is represented by counsel appointed by Saba's insurance carrier pursuant to a claim submitted under Saba's general liability policy.

     Saba Energy of Texas, Inc. v. Marks & Garner Production Ltd. Co., et al. (Case No. CV-97-106 FR District Court Lea County, State of New Mexico, March
1997). Saba instituted an action for declaratory judgment for the validity of Saba's oil, gas and mineral lease as being superior to the prior lease covering the subject lands, said prior lease, as Saba asserts, having expired pursuant to cessation of production. If Saba prevails, it will be obligated to pay consideration of approximately $55,000 to Saba's predecessor, the seller of the lease interest.

     Schwier v. Saba Petroleum, Inc. (Case No. MC 980427, Municipal Court of the State of California, County of Santa Barbara-Santa Maria Division, July 1998.) In July, 1998, the company was served with a lawsuit filed by an individual alleging property damage and loss of income and property in the amount of $6,000 resulting from a motor vehicle operated by the Company on one of its access easements causing the death of plaintiff's dog. The company is represented by counsel appointed by the Company's insurance carrier pursuant to a claim submitted under the Company's automobile policy.

     CalResources LLC v. Maples, Kern County Assessor (Case No. 236790 NFT, Superior Court of the State of California, County of Kern, July, 1998). In or about July, 1998, Saba received a Notice of Hearing on joint petition for order permitting disclosure of information and records and protective order filed by CalResources LLC and James W. Maples, Kern County Assessor. It is the Saba's understanding that it received this Notice as a potential party who may have provided confidential information to the Kern County Assessor. Saba had not responded to nor attended the hearing.

     Land Use Matters. In early 1997, the Company received a letter from the office of the District Attorney of Santa Barbara County, which threatened commencement of legal proceedings based upon Saba's failure to respond to demands that it observe requirements of land use permit previously issued to it authorizing the transportation of natural gas produced from its Cat Canyon properties to its Santa Maria refinery through a pipeline system owned in part by Saba. Saba has responded to the letter and has had discussions with representatives of the District Attorneys office and the concerned local agencies and believes that it is in the process of resolving the outstanding issues. The matter has been quiescent since November 1997.

     Securities. In October 1998, Saba was notified by a representative of a shareholder of Saba that an investigation of alleged violations of section 16(b) of the Exchange Act was underway, and Saba was requested to conduct an investigation of Ilyas Chaudhary's trading activities from December 1997 and to account and disgorge profits realized by Mr. Chaudhary pursuant to certain alleged securities transactions.

     Statutory Liens. Statutory liens have been recorded against the Louisiana and New Mexico properties owned by Saba for Saba's failure to pay trade payables. Actions have been taken to proceed with foreclosure on some of these liens. Further, lawsuits have been filed and served upon Saba's subsidiaries for the payment of trade payables. Saba has contacted certain of these claims with respect to Louisiana and New Mexico known by it as of September 30, 1998 in the aggregate approximate amount of 1.1 million to propose and agree upon a payment plan with the vendors in exchange for their forbearance on any further action. Saba has entered, is entering or plans to enter into payment plans agreed upon with such vendors and any additional vendors so required. The principal amount of a particular claim for which alien was filed in Louisiana was paid by Saba to the vendor; the vendor agreed to forbear any further action on the lien until such time as Saba paid vendor's attorney's fees, said amount which vendor was to supply to Saba. While Saba was awaiting the advised amount of attorney's fees, the liens were foreclosed upon in October 1998, inadvertently according to the vendor. Vendor has agreed to release the foreclosure upon payment by Saba of attorney's fees in the approximate amount of $4,600. Saba agreed to secure its approximate payment of $133,000 to a trade vendor who had supplied equipment to Saba by two pumps used on Saba's producing properties located in Louisiana.

     Property Interests. In connection with an Exchange Agreement that closed on April 6, 1998, for Saba's acquisition of the remaining 20% working interest in the Potach Field located in Louisiana and an additional 10.2% working interest in the Manila Village Field in Louisiana, Saba was obligated to tender 200,000 shares of its Common Stock, free of all restrictions, to the seller. In July, 1998, the seller assigned its entire receivable from this transaction to Capco Resources, Ltd., an affiliate of Saba, in exchange for its receipt of 200,000 unrestricted shares of Saba Common Stock. Saba has been orally informed that the seller of the 20% interest was seeking to acquire the Series A Preferred Stock and may assert claims against Saba with respect to the disposition of the 10% interest.

     In March 1998, the Louisiana Department of Natural Resources claimed to Saba an audit exception for royalties paid on lease use gas in the approximate amount of $7,000 that was unpaid at September 30, 1998.

     Property Matters. In March 1997, Saba received from the Weld County Oilfield Waste Disposal Operating Group notice of a claim against it based upon its alleged disposal of oil field waste materials at a waste disposal site. Amoco, HS Resources and Gerrity Oil and Gas, all PRP, submitted a proposed settlement agreement in March 1997 in regards to the cleanup of the disposal of hazardous substances hauled to WCWDI by former customers including Saba. A proposed settlement agreement and copies of EPA Administrative Orders were delivered to Saba. The settlement agreement proposed that Saba participate in the percentage of 0.05% or $4,001 in exchange for which Saba would receive an indemnification from certain future exposures; the indemnity was unacceptably narrow in scope and was rejected by Saba. Saba counter-offered with a settlement contribution of $2,000. The matter is currently pending.

     Saba may be subject to resolving property matters, including claims related to mineral interests, working interests, and/or surface use and rights, including without limitation relocations of gas transfer lines, abandonment of wells or failure to abandon giving rise to claims of lost profits from surface owners and/or a third parties in interest, and errors in disclosure of location, production and/or rights may have occurred by Saba with respect to its operating activities. See "Risk Factors - Risks Relating to the Oil and Gas Industry and the Environment"

     Internal Revenue Service. In its review of Saba's payroll tax and information returns for the years ended 1993-1996, the Internal Revenue Service proposed adjustments based upon the assertions that Saba misclassified as independent contractors various persons who were employees of Saba, that Saba did not withhold income taxes from payments made to such persons, and that Saba failed to file its information returns timely. In addition, the Service proposed to impose interest and penalties on Saba. At September 30, 1998, there was no pending or threatened litigation. The matter has been under review by Saba and the Service. Saba filed a protest letter with the IRS on November 21, 19997, and an Appeals Conference was held in June, 1998 with the appellate Branch of the Service to resolve these issues. the years ended 1993-1995 were settled for $93,370, and the year ended 1996 assessed for $21,750 is yet to be settled. Saba has requested or plans to request that the penalties for the year ended 1996 be waived. It is Saba's hope that these issues can be resolved without litigation in the U.S. Tax Court. Saba anticipates that a number of the proposed assessments will be reduced and, in some cases, such as penalties, eliminated. Saba believes that its ultimate exposure as a result of these matters should not exceed $115,000. Based upon its assessment of the matter, Saba has made a provision for these contingencies in its year end 1997 financial statements in the amount of $90,000.

     From time to time, Saba is a party to certain litigation that has arisen in the normal course of its business and that of its subsidiaries. In the opinion of management, none of this litigation is likely to have a material adverse effect on Saba's financial condition or results of operations. Saba may be subject to legal actions that have been threatened with Saba's knowledge.

COMPETITION

     The oil and gas industry is highly competitive in all its phases. Saba encounters competition from a substantial number of companies, many of which have greater financial and other resources than Saba in acquiring economically desirable producing properties and drilling prospects, in obtaining equipment and labor to operate and maintain its properties and in the sale of oil and gas. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Replacement of Reserves; - Exploration and Development Risks; - Competition in the Oil and Gas Industry."

                                 SABA MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, CONTROL PERSONS AND KEY EMPLOYEES

    The following table sets forth the name, age and position of each director, executive officer, control person and significant employee of Saba and significant subsidiaries (references are to offices or directorships held in Saba unless otherwise indicated):



               Name                    Age                               Position
               ----                    ---                               --------

Dr. Charles A. Kohlhaas........         63      Director, President of Sabacol, Inc.
Alex S. Cathcart...............         64      Director
William N. Hagler..............         66      Director, Chairman of the Board, and Chairman of the Management
                                                Committee of Saba
Randeep S. Grewal..............         33      Director, Member of the Management Committee of the Company;
                                                Chairman/CEO of Sabacol, Inc.
Imran Jattala..................         40      Member of the Management Committee, Executive Vice President and
                                                Chief Operating Officer, Chief Financial Officer and Principal
                                                Accounting Officer of Saba; President and Chief Operating Officer
                                                of Saba Petroleum, Inc.; and Vice President of Saba Energy of
                                                Texas, Incorporated.
Burt M. Cormany................         70      President and Chief Operating Officer of Santa Maria Refining
                                                Company
Herb Miller....................         63      President Beaver Lake Resources Corp.
Susan M. Whalen................         36      Secretary of Saba


     Each Director of the Company is elected for a term of one year and the term of each Director expires in 1999.

     EXECUTIVE OFFICERS AND DIRECTORS

     Alex S. Cathcart has been a director of Saba since January 1997 and has served as Executive Vice President of Saba since March 1997 until his appointment in December 1997 as President, in which position he served until June 1998, when he resigned such position. Mr. Cathcart presently is a consultant to Saba. Mr. Cathcart has served as President and Chief Executive Officer of Beaver Lake Resources Corporation since 1993 and previously as President and Chief Operating Officer of Saba Exploration Company from May through December 1997. He has also served as President and Chief Operating Officer of Saba Offshore, Inc. and Sabacol, Inc., subsidiaries of Saba, from
December 1996 to August 1997 and was re-appointed to these positions in December, 1997 in which he served through December 1998 for Sabacol, Inc. From 1987 to 1993 he was the Chairman and principal owner of Barshaw Enterprises Ltd., a family-owned consulting and investment company operating primarily in the oil industry. Mr. Cathcart has over 40 years experience in the oil industry. His exploration experience was gained with Texaco Exploration Company, Francana Oil & Gas and LL&E Canada. Since 1971 he has been involved in general management with Banner Petroleum, Voyager Petroleum, Natomas Exploration of Canada, Page Petroleum and Prime Energy.

     Burt M. Cormany has been President of Santa Maria Refining Company since July 1994. Mr. Cormany worked in various capacities for the previous owners of Saba's Santa Maria Refinery from 1951 to 1990, including refinery manager from 1974 to 1990. In 1991, Mr. Cormany was a consultant to the previous owner of the refinery. He retired in 1991 and returned to work in 1994 as a consultant to Saba for several months prior to becoming President of Santa Maria Refining Company later that year.

     Randeep S. Grewal became a director of Saba on October 8, 1998, a member of Saba's Management Committee on November 12, 1998 and the Chairman/Chief Executive Officer of Sabacol, Inc. in December 1998. Mr. Grewal is Chairman and Chief Executive Officer of HVI, which is a publicly reporting company. He most recently served as the corporate Vice President of the Rada Group. His responsibilities within Rada were focused on a market penetration and globalization of a new high-tech product resulting in the conversion of the Rada Group from being primarily a defense contractor into a diversified commercial industry. He has been involved in various joint ventures, acquisitions, mergers and reorganizations since 1986 in the United States, Europe and the Far East within diversified businesses. Mr. Grewal has a Bachelor of Science degree in Mechanical Engineering from Northrop University.

     William N. Hagler has been a director of Saba since 1994 and became Chairman of Saba's Management Committee on November 12, 1998. Mr. Hagler is Chairman of the Board of Directors, CEO and President of Intermountain Refining Co., Inc., a company he founded in 1984. Until June, 1998 Mr. Hagler was Chairman of the Board of Directors, Chief Executive Officer and President of Unico, Inc., a company he founded in 1979. Unico is, or has been, engaged in petroleum refining, co-generation, natural gas production and the manufacturing of methanol, a natural gas-based petrochemical. In addition, he is President of Hagler Oil and Gas Company and Red Hills Manufacturing Company. Prior to 1979, Mr. Hagler was Vice President of Plateau, Inc., a Rocky Mountain oil refiner and marketer. Mr. Hagler has served for approximately 10 years on the City of Farmington, New Mexico Public Utility Commission. Since 1955, Mr. Hagler has been continuously engaged in various phases of petroleum manufacturing and marketing with Exxon Corporation, Cities Service Oil Company and Riffe Petroleum Company. Mr. Hagler currently serves as a director of Consolidated Oil & Transportation, a privately held company in the business of asphalt transportation and marketing, and Petrominerals Corporation, a publicly traded company engaged in oil production.

      Imran Jattala became a member of Saba's Management Committee on November 12, 1998 and the Chief Financial Officer and Principal Accounting Officer in August 1998. He has been Executive Vice President and Chief Operations Officer since June 1998 and had been appointed President and Chief Operating Officer of Saba Petroleum, Inc., which operates Saba's California properties, in December 1997. Mr. Jattala joined Saba in 1992 as Assistant Controller for Saba and its subsidiaries. Since that time, Mr. Jattala had worked in various capacities for Saba, including Administrative Manager. In addition to Mr. Jattala's educational background in international business and banking, he has over 4 years experience in revenue auditing.

    Dr. Charles A. Kohlhaas a director since August, 1998 and interim CEO from June to August of 1998, has over 40 years of varied experience in the oil and gas industry. In december 1998, Dr. Kohlhaas was appointed President of Sabacol, Inc. He spent 17 years with Mobil and ARCO, was a Professor of Petroleum Engineering at the Colorado School of Mines for many years, and was a founder of Kelt Energy, a large Paris-based international independent oil and gas company formerly traded on the London Exchange. He has consulted for many major and independent international oil and gas companies, service companies, and financial institutions in North and South America, Europe, Asia, and the Middle East and managed a research consortium of 15 companies. He is director and/or officer of three Canadian junior public shell companies. Dr. Kohlhaas received Petroleum Engineer and Ph.D. degrees from the Colorado School of Mines.

     Herb Miller has been President of Beaver Lake since March 1998 where he had also served as Vice President of Exploration and Land from 1993 to February 1997. At that time, Mr. Miller was transferred to Saba's corporate office to the position of Manager of the Technical and Drilling Departments, and in August 1997 he was appointed President and Chief Operating Officer of Saba Petroleum, Inc. in which positions he served through December 1997. In December 1997, Mr. Miller was appointed Vice President of Saba's international exploration and drilling operations and President and Chief Operating Officer of Saba Exploration Company in which he served through March, 1998. Mr. Miller graduated from the University of Tulsa, Oklahoma with a Bachelor of Geology degree and has 38 years of oil industry experience. Mr. Miller's exploration experience was obtained while employed by the Pure Oil Company and Unocal Canada Explorations. For the period 1976-1980, he was involved in managing exploration projects with Unocal in the position of District Geologist, Division Geologist and Exploration Co-ordinator. In 1980 he joined Westar Petroleum serving as general manager of exploration/land and general manager exploration/engineering. Mr. Miller's experience has been primarily in Western Canada and also includes the Northwest Territories, Beaufort Sea, east and west coast offshore, the United States and the North Sea. From 1991 to 1993 when he joined Beaver Lake as Vice President Exploration and Land, he was a private consultant to the energy industry.

     Susan M. Whalen became Secretary of Saba in August 1998 and was appointed as Saba's General Counsel in July 1998. During 1997, she practiced contract and corporate law as an independent contractor for several clients, including Saba, before she was employed by Saba in November 1997 as an associate legal counsel. From 1994 through 1997, Ms. Whalen managed the administrative operations of Cranford Street, Inc. a product and brand development, licensing, and contract manufacturing company. From 1991 through 1994, she served as Vice President of Sales and Customer Relations of Sassaby, Inc. a product development and marketing company. Ms. Whalen obtained a Juris Doctor degree from Western State University - College of Law in 1987. An uncontested petition under the Federal bankruptcy laws was filed by Ms. Whalen for her property in 1994.

MANAGEMENT COMMITTEE

     The Management Committee of Saba was established by Saba's Board of Directors in November 1998 to manage the day-to-day affairs of Saba with the powers and duties generally prescribed in Saba's Bylaws to the President continuing up to the closing of the transactions with respect to Saba's securities and the designation of directors on Saba's Board of Directors as described in "Saba - Recent Developments - Transactions Involving Horizontal Ventures, Inc." William N. Hagler, Imran Jattala and Randeep S. Grewal have been appointed by Saba to serve as members of the Management Committee, with Mr. Hagler further appointed as Chairman.

DIRECTOR COMPENSATION

     Saba does not pay any additional remuneration to executive officers for serving as directors. As of May 1997 and for each term thereafter, non-employee directors will receive a retainer of $12,000 for the first four Board meetings and $1,000 per meeting for the fifth and any additional meetings, including committee meetings attended. Directors of Saba are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings, including reasonable travel and lodging expenses. The Board of Directors received a total of $47,900 in cash compensation in 1996 and $39,700 in 1997. Pursuant to the 1997 Stock Option Plan for Non-Employee Directors, each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of Saba's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. The Board of Directors amended the plan to provide for a one-time grant of 15,000 shares of Common Stock, vesting 20% per year, which amendment was approved by the shareholders on August 28, 1998. At December 31, 1997, each qualified non-employee director had been granted options to acquire 15,000 shares at an exercise price of $15.50 per share. See "Benefit Plans and Employment Agreements -- Stock Option Plans."

     No family relationships exist between or among any of the directors or executive officers.

     EXECUTIVE COMPENSATION

     The following table sets forth certain information as to compensation of the Chief Executive Officer of Saba and the four other most highly compensated executive officers of Saba who received salary and bonuses of over $100,000 in any of the years 1995, 1996 or 1997.


                                                                                                Long Term
                                                                                              Compensation
                                                                                               Securities
                                           Annual Compensation             Other Annual        Underlying          All Other
-------------------------------------------------------------------------------------------------------------------------------
Name and Principal Position        Year        Salary          Bonus       Compensation          Options        Compensation (4)
---------------------------        ----        ------          -----       ------------     ---------------     ----------------

Ilyas Chaudhary...............     1997    $   183,500      $   2,885           (3)             500,000 (5)         $   4,420
  Chairman of the Board,           1996        153,000         20,000           (3)                 ---                 4,750
  Chief Executive Officer(1)       1995        150,000 (2)      1,731           (3)             200,000                  ---

Walton C. Vance...............     1997    $   120,700      $   2,254           (3)                 ---             $   4,009
  Vice President,                  1996        101,633         20,000           (3)                 ---                 2,259
  Chief Financial Officer, and     1995            ---            ---           ---                 ---                  ---
  Secretary(6)

Burt Cormany..................     1997    $   110,040      $   9,170           (3)              20,000             $   1,351
  President and                    1996        113,386          8,330           (3)                 ---                 5,549
  Chief Operating Officer          1995            ---            ---           ---                 ---                  ---
  of Santa Maria Refining
  Company

Bradley T. Katzung ..........      1997    $    77,655      $  70,200           (3)                 ---             $   1,097
  Executive Vice President &       1996            ---            ---           ---                 ---                  ---
  General
  Manager - USA (7)                1995            ---            ---           ---                 ---                  ---

Rodney C. Hill ..............      1997    $   121,636            ---           ---             125,000                  ---
   Vice President-Legal            1996            ---            ---           ---                 ---                  ---
   Affairs (8)                     1995            ---            ---           ---                 ---                  ---

                                                                115

------------------

(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.
(2) Includes amounts reimbursed by Saba in 1995 to SEDCO, a corporation wholly owned by Ilyas Chaudhary, of $75,000 for management services performed by Mr. Chaudhary.
(3) "Other Annual Compensation" was less than the lesser of $50,000 or 10% of such officer's annual salary and bonus for such year.
(4) Represents the contributions made by Saba on behalf of these individuals to Saba's 401(k) Plan.
(5) Consists of options covering 200,000 shares granted pursuant to Saba's 1996 Incentive Equity Plan; 200,000 shares of deferred Common Stock; and 100,000 performance shares issuable if Saba meets 1998 earnings test.
(6) Resigned from all offices including Chief Financial Officer and Secretary on July 21, 1998 and as a director on August 28, 1998.
(7)  Employment Agreement expired November 8, 1998.
(8) Resigned as Vice President - Legal Affairs on December 31, 1997 and as a director on June 6, 1998.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following stock options were granted during 1997 by Saba to the named executives.


                                                                               Potential
                                                                               Realized Value At
                                                                               Assumed annual
                                                                               Rates of Stock         Alternative
                                                                               Price                  to (f) and
                                Individual Grants                              Appreciation For       (g); Grant
                                                                               Option Term            Date Value
--------------------------------------------------------------------------     -------------------    --------------


--------------------------------------------------------------------------     -------------------    --------------
 (a)                  (b)          (c)           (d)           (e)               (f)         (g)           (h)
                      Number of
                      Securities   % of Total
                      Underlying   Options/
                      Options/     SARs
                      SARs         Granted to
                      Granted (f)  Employees     Exercise or                                            Grant Date
Name                  (in          in Fiscal     Base          Expiration                                  Present
                      thousands)   Year          Price($/Sh.)  Date              5% ($)   10% ($)          Value $
--------------------------------------------------------------------------     -------------------    --------------

Ilyas Chaudhary(1)        200          33.6         15.50       5-30-07                                  1,454,500
Herb Miller               15            2.5         15.50       5-30-07                                    109,100
Alex Cathcart             75           12.6         15.50       5-30-07                                    421,600
Imran Jattala             25            4.2         15.50       5-30-07                                    181,800
Rod Hill (2)              125          21.0         15.50       5-30-07                                    909,000
Burt Cormany              20            3.4         15.50       5-30-07                                     89,800
Total in 1997             595


Valuation Method used:  Black-Scholes option pricing model:
                        Expected volatility  - 43.16%
                        Risk-free rate of return - ranging from 6.18%-6.49% Dividend yield - 0%
                        Time of Exercise - full  vesting period of each option,
                                           ranging from 2-5 years

------------------------
(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.

(2) Resigned as Vice President - Legal Affairs on December 31, 1997 and as a director on June 6, 1998.
                                      116

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides certain information with respect to options exercised in 1997 and unexercised options to purchase Common Stock of Saba at December 31, 1997:


                                                                  Securities Underlying
                                                                  Number of Unexercised        Value of Unexercised,
                                                                     Options SARs at          In-the Monty Options at
                        Shares Acquired on        Value            Fiscal Year-End (#)         Fiscal Year-End ($)
Name                       Exercise  (#)        Realized ($)    Exercisable/Unexercisable    Exercisable/Unexercisable
-----                   -------------------     ------------    --------------------------   --------------------------

Ilyas Chaudhary(1)....         20,000            $50,000           60,000/120,000              $420,000/$840,000
Walton C. Vance (2)...           -                  -              150,000/40,000             $1,087,500/$290,000
Bradley T. Katzung (3)           -                  -              80,000/20,000               $570,000/$142,500

--------------

(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.

(2) Resigned from all offices including Chief Financial Officer and Secretary on July 21, 1998 and as a director on August 28, 1998.

(3)  Employment Agreement expired November 8, 1998.

COMPENSATION AND OPTIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1997, the following non-executive directors of Saba served as members of the Compensation and Options Committee of the Board of Directors: Messrs. Faysal Sohail, Ronald Ormand and Hagler. Neither Mr. Sohail nor Mr. Ormand were formerly, nor are they currently, officers or employees of Saba or any of its subsidiaries. Mr. Hagler, although currently not an officer or employee of Saba or any of its subsidiaries, was President from July 1997 through September, 1997 of Capco, an affiliate of Saba.

BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

     EMPLOYMENT AGREEMENTS

     Alex S. Cathcart Employment Agreement. Saba has entered into an employment agreement with Alex S. Cathcart, dated March 1, 1997, for a two-year term expiring on February 28, 1999, which can be extended for an additional two years at the sole discretion of Saba. The employment agreement provides for a base salary of $115,000, increasing to $123,000 in the following years. Mr. Cathcart is granted options to purchase 50,000 shares at fair market value as of May 31, 1997, which vest pro rata at the completion of the year of service under the agreement to which they relate (with the first 25,000 options vesting on March 1, 1998). In May 1997, Saba granted to Mr. Cathcart options to purchase 25,000 shares at fair market value as of May 31, 1997, the grant of such options being contingent upon Mr. Cathcart remaining in the employ of Saba for an additional year succeeding the expiration of his existing employment contract and such options vesting at the completion of the additional year of service to which they relate. While the employment agreement has not been formally amended, in June 1998, Mr. Cathcart and Saba agreed to change his employment to a consulting arrangement on the same terms as those contained in the employment agreement. In addition, Mr. Cathcart's arrangement provides for his availability on a half-time basis to Saba at a compensation rate of 75% ($86,250) of that called for by the agreement.

    Burt Cormany Employment Agreement. Santa Maria Refining Company, a wholly owned subsidiary of Saba, and Burt Cormany have entered into an employment agreement for a two-year term expiring on December 31, 1998, pursuant to which Mr. Cormany will serve as President and Chief Operating Officer of that subsidiary. Under the agreement, Mr. Cormany is eligible to participate in the stock option plans of Saba and will receive a base salary of $110,000 in the first year of the agreement and $120,000 in the second year.

     Imran Jattala Employment Agreement. Saba has entered into an employment agreement with Imran Jattala for a three-year term expiring on July 23, 2001, pursuant to which Mr. Jattala will serve as an executive officer of Saba and its subsidiary, Saba Petroleum, Inc. The agreement provides for an annual salary of $72,000 subject to a 10% increase on January 1, 1999 and a 5% increase on January 1, 2000. Mr. Jattala is eligible to participate in the stock option plan of Saba and is provided a Company automobile under the agreement. Either party may terminate the employment with or without cause upon thirty days' written notice; upon termination by Saba, the agreement provides for a severance allowance in an amount equal to six months of salary plus one month of salary for each year of employment with Saba.

     Herb Miller Employment Agreement. Beaver Lake Resources Corporation, a 74%-owned subsidiary of Saba, and Herb Miller have entered into an employment agreement for a two-year term expiring on March 1, 2000, pursuant to which Mr. Miller will serve as President of that subsidiary. The employment provides for an annual salary of $85,000 (Cdn) and the grant of options to purchase 500,000 shares of Beaver Lake Resources Corporation's common stock at a strike price of $0.50 (Cdn) per share to be vested fifty percent a year for two years.

     BENEFIT PLANS

     Stock Option Plans. In June 1996, Saba's stockholders approved Saba's 1996 Incentive Equity Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to enable Saba to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of Saba's Common Stock that may be issued pursuant to the Incentive Plan, and the maximum number of shares of Common Stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000 shares, respectively. Options granted under the Incentive Plan have an exercise price equal to the market value of the Common Stock on the date of grant, and become exercisable over periods ranging from two to five years from the date of grant. At December 31, 1997, options to purchase 580,000 shares of Common Stock had been awarded under the Incentive Plan.

     In May 1997, Saba's stockholders approved Saba's 1997 Stock Option Plan for Non-Employee Directors, which provided that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of Saba's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. The Board of Directors amended the plan with shareholder approval to provide for a one-time grant of 15,000 shares of Common Stock vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At December 31, 1997, a total of 45,000 options had been granted under the Directors Plan.

     In fiscal years 1993 through 1996, Saba issued options for 560,000 shares of Common Stock to certain employees of Saba, other than Mr. Chaudhary. These options, which are not covered by the Incentive Stock Option Plan or the
Non-Qualified Stock Option Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options is the fair market value of the shares at the date of grant and ranges from $1.25 to $4.38, with a weighted exercise price of $1.47. Options to acquire a total 284,000 shares were exercisable as of December 31, 1997.

     Retirement Plan. Saba sponsors a defined contribution retirement savings plan (the "401(k) Plan"). Saba currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. Saba's contributions to the 401(k) Plan were $25,745 in 1995, $44,014 in 1996, and $42,016 in 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain officers, directors and key employees of Saba are engaged in the oil and gas business for their own account and have business relationships with other oil and gas exploration and development companies or individuals. As a result, potential conflicts of interests between such persons and Saba may arise.

     In 1997, Saba adopted a policy whereby all transactions by and between Saba and any affiliate of Saba shall be conducted on an arm's-length basis, and all substantial transactions shall be approved by a majority of Saba's directors without an interest in such transactions.

     In 1995, Saba borrowed $350,000 from Unico, Inc., a company controlled by William N. Hagler, a director. The loan bore interest at 10% per annum and was repaid in December 1995.

     Saba has, from time to time, outstanding balances due to, or receivables due from, Capco and SEDCO (or subsidiaries of such companies). Except as indicated to the contrary, balances from and to Saba are open accounts and are unsecured. The transactions giving rise to such matters are as follows:

     In 1995, Capco loaned $2,221,900 to Saba at 9% per annum; the proceeds were used to acquire certain of Saba's Colombian properties. The loans were evidenced by unsecured promissory notes. $600,000 of the initial loan proceeds was exchanged for 150,000 shares of Common Stock at a price of $4 per share (which exceeded market price at the time). The notes were paid in full in 1997.

     In 1995, Saba borrowed $10,500 from SEDCO on a short-term basis and repaid such amount during 1996.

     In 1995, Saba paid SEDCO $10,700 for reimbursement of prior year charges to Saba.

     In 1995, Saba received $210,100 from Capco for reimbursement of prior year charges and advances and was charged $22,700 for interest on advances.

     In 1995, Saba remitted $92,100 to Capco and affiliates in settlement of prior year charges.

     During 1995, Saba loaned $101,700 to SEDCO, evidenced by a secured promissory note bearing interest at 9% per annum, collateralized by Mr. Chaudhary's vested, but unexercised, options to purchase the Common Stock of Saba. The note's principal and accrued, but unpaid, interest is due December 31, 1998.

     In 1996, Saba received $29,300 from Capco and certain affiliates of Mr. Chaudhary for reimbursement of prior year advances and charged Capco $9,600 for interest on such advances.

     In 1996, Saba charged SEDCO $9,800 for interest on the outstanding note receivable and was charged $5,100 by Saba Energy, Ltd. for interest due to that company.

     Saba charged SEDCO, Capco and certain affiliates of Mr. Chaudhary $92,900 and $26,300 for administrative services provided to such companies during 1995 and 1996, respectively. Such administrative services consisted largely of Mr. Chaudhary's time. Of such amounts, $43,100 was unpaid at December 31, 1996.

     During 1996, a subsidiary of Capco participated in the drilling of one of Saba's exploratory wells on the same basis as did Saba. Saba has billed the subsidiary a total of $112,200, of which $64,700 was outstanding at December 31, 1996.

     During 1996, Saba provided a short-term advance to SEDCO amounting to $10,000. No interest was charged on the advance.

     During 1996, Saba loaned $300,000 to Mr. Chaudhary, evidenced by a promissory note bearing interest at the rate of prime plus 0.75%. Interest is due in quarterly installments and principal is due October 31, 1998. The note is secured by Mr. Chaudhary's vested, but unexercised, options to acquire Common Stock of Saba. In September 1997, Saba commenced amortization of the note by applying twenty percent of Mr. Chaudhary's salary thereto.

     During 1996, Saba loaned $30,000 to William J. Hickey, a director at the time. Such loan is evidenced by an unsecured promissory note, with interest of 9.25% payable at maturity.

     Saba charged SEDCO and Capco $18,600 for administrative services provided to such companies during the year ended December 31, 1997. Such administrative services consisted largely of Mr. Chaudhary's time.

     Saba charged Capco $23,300 for charges incurred in connection with the Solv-Ex Corporation matter, and $93,600 for an advance and related expenses against an indemnification provided by Capco during the year ended December 31, 1997.

     In 1997, Saba received $10,000 in repayment of a short-term advance to SEDCO, and $61,200 from Mr. Chaudhary for accrued interest and principal on his loan from Saba.

     During the year ended December 31, 1997, Saba billed a subsidiary of Capco a total of $18,800 and received payments of $92,000 which included amounts billed in the prior year, in connection with the subsidiary's participation in drilling and production activities in one of Saba's oil properties.

     During the year ended December 31, 1997, Saba charged interest to SEDCO, Ilyas Chaudhary and William Hickey (a former director of Saba) in the amounts of $8,800, $27,500, and $2,700, respectively, on outstanding, interest-bearing indebtedness to Saba.

     During the year ended December 31, 1997, Saba incurred interest charges in the total amount of $60,200 on the notes payable to Capco. Saba paid Capco a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

     From time to time Saba chartered from a non-affiliated airplane leasing service, a jet airplane acquired by Mr. Chaudhary in 1997. When chartering the airplane, Saba paid the rate charged others by the leasing service, less a discount, so that the rate paid by Saba was less than that paid by others. Use of the airplane indirectly benefited Mr. Chaudhary since it reduced the amount of time he was required to engage the airplane. During 1997, Saba incurred usage charges of $72,800. Mr. Chaudhary disposed of his ownership of the airplane in March 1998.

     During the nine months ended September 30, 1998, Saba advanced $36,000 to Capco, evidenced by an unsecured promissory note.

     During the nine months ended September 30, 1998, Saba charged interest to SEDCO, Ilyas Chaudhary, and William Hickey in the amounts of $7,300, $22,100, and $2,200, respectively, on outstanding, interest-bearing, indebtedness to Saba. Saba received $13,400 from Mr. Chaudhary for accrued interest on his loan from Saba, and $29,500 from SEDCO for accrued interest and principal on the loan to that Company.

     During the nine months ended September 30, 1998, Saba charged Capco $1,500 for interest on outstanding advances to that company.

     In July 1997, Saba and Solv-Ex Corporation, which owned interests in two tar sands licenses in the Athabasca region of Alberta, Canada, informally agreed to terms upon which Saba would acquire a 55% interest in the licenses, related improvements and certain related technology, subject to various conditions, including satisfactory results of a due diligence investigation by Saba. Solv-Ex and its principal subsidiary have filed for reorganization pursuant to the United States Bankruptcy Code and for protection under analogous Canadian legislation. To conclude the transaction, Saba would be required to invest approximately $15 million, largely to pay creditors in Canada and would then undertake project development, which could cost as much as $1 billion. In lieu of committing to the purchase, Saba entered into an agreement with Capco by which Saba transferred to Capco its rights under such agreements in exchange for Capco's agreement to convey to Saba a 2% overriding royalty on the project (commencing after the project generated $10 million in gross revenues) and granted to Saba the right to acquire up to 25% of the interests in the project that are acquired by Capco for the same proportion of Capco's cost of acquisition and maintenance of the project. The option runs for two years from the date of Capco's acquisition of the properties or Saba. Neither of these events has occurred. In the investigation and negotiations of the acquisition of the tar sands project, Saba and Capco had agreed that Saba would bear all costs, internal and third party, incurred by Saba prior to August 13, 1997, and that Capco would bear the expenses incurred subsequent to said date. Such costs include $100,000 lent to Solv-Ex as an inducement to negotiate and execute a purchase agreement the amount of which was repaid to Saba in August 1998. Saba's total costs in respect of the acquisition (excluding the loans) are approximately $60,000.

In November 1997, Saba and a large independent oil company each entered into an agreement with Hamar II Associates, LLC, an entity in which Rodney C. Hill, a director of Saba is a member, providing for Saba and the large independent to acquire oil and gas leases and to participate in the drilling of a test well in northern California, to bear a proportionate part of the lease acquisition and maintenance payments and to pay a proportionate share (30% in the case of Saba and 60% in the case of the large independent) of a consideration of $100,000 to members of Hamar, including Rodney C. Hill. Saba had orally agreed to issue 20,000 shares of its Common Stock for no additional consideration should the test well drilled on the Behemoth Prospect be productive in quantities deemed commercial by Saba. Save for the issuance of the Common Stock, the terms of participation are the same for Saba and the large independent, which would be the operator of the project if it were successful. The exploratory well was drilled on this prospect during March and April 1998 and has been abandoned. A technical review of the land block is being performed.

     Rodney C. Hill, a former director of Saba, is the sole stockholder of Rodney C. Hill, a Professional Corporation, which has acted as general counsel to Saba. In 1997, such corporation was engaged to provide legal services to Saba pursuant to a retainer agreement, which may be canceled by Saba at any time, and pursuant to which such corporation receives an annual retainer of $150,000 and reimbursement of certain expenses. During 1997, Mr. Hill was granted options to acquire 125,000 shares of the Common Stock of Saba at a price equal to the current fair market value of the Common Stock at the time of grant that vest over a period of five years. In March 1998, the legal services agreement was amended to terminate the existing fee arrangement and limit the scope of representation of Saba to matters pertaining to the proposed business combination with Omimex Resources Inc. with compensation set at $100,000 upon completion of the business combination or $50,000 if such transaction is not consummated. The agreement was further amended to provide for the cancellation of the grant of options to acquire 125,000 shares of Common Stock and, among other consideration, the issuance of 20,000 shares of Common Stock, fully paid, and the grant of options to acquire 30,000 shares of Common Stock at fair market value at the time of grant that vested immediately. In June 1998, the agreement was further amended to expand the scope of representation for a period ending September 30, 1998, for an additional fixed fee of $50,000 plus expenses to be paid at the minimum rate of $6,000 per month with the unpaid balance due by October 31, 1998. The agreement was further updated by Saba for month to month consulting services commencing October 1, 1998, for $6,000 per month plus exepnses and to extend the exercisable term of options granted to acquire 30,000 shares of Common Stock and at the exercise price of $1.50 per share. At September 30, 1998, Saba was indebted to the corporation controlled by Mr. Hill in an aggregate amount of $123,400, representing accrued fees and reimbursements.

     Ronald D. Ormand, who served as a director of Saba from May 1997 to July 1998, is a Managing Director of CIBC-Oppenheimer & Co., Inc., which has rendered investment banking services to Saba. During January 1998, Saba engaged CIBC-Oppenheimer to advise Saba with respect to strategies and procedures to adopt in an effort to maximize shareholder values. This engagement was terminated effectively in August 1998, and through August 1999, CIBC shall be entitled to a fee if a sale of the Saba, or any part, is consummated wih any of thirty-four parties identified by CIBC and Saba as having been contacted during the engagement by CIBC on behald of Saba.

     William N. Hagler, a director of Saba, was formerly the President of Unico, Inc. and was the President of Capco from July 1997 to September 1997.

     In January 1998, Saba engaged Faysal Sohail, a former director of Saba, to render investor relations services to Saba for which Mr. Sohail had been granted 20,000 shares of fully paid Common Stock.

     Meteor Industries, Inc., of which Capco owns a majority of the stock, has an interest in Saba Power Company Ltd. ("Saba Power"), a limited liability corporation in Pakistan which was established in early 1995 to pursue development of a power plant project in Pakistan (the "Power Project"). On December 27, 1996, Meteor Industries, Inc. entered into an agreement with Saba whereby Saba participated and owns a 0.5% interest in the Power Project. This percentage, however, could be reduced in the event that other shareholders of Saba Power are required to make additional contributions to equity. No such additional equity contributions have been requested.

     In January 1998, Saba entered into an agreement and made a deposit of $36,000 to purchase real property located in Santa Maria, California for $300,000. The purchasing interest of Saba was thereafter assigned to Capco in April 1998, and the sale closed in May 1998. Capco had agreed to reimburse to Saba the $36,000 deposit, with interest at the rate of 12% per annum, within 90 days of closing.

     In July 1998, Bradley Katzung, an officer of Saba, earned a bonus of one percent of the net proceeds of the sale of Saba's interest in oil and gas properties in Michigan for approximately $3.7 million.

     In connection with an Exchange Agreement entered into on March 6, 1998, effective January 1, 1998, and closing on April 6, 1998, by a subsidiary of Saba for its acquisition of the remaining 20% working interest in the Potash Field located in Louisiana and an additional 10.2% working interest in the Manila Village Field in Louisiana, Saba was obligated to tender 200,000 shares of Company Common Stock, free of all restrictions, to the Seller, while Saba was to reserve and withhold 10,000 shares thereof until such time as certain litigation affecting the subject matter of the Exchange Agreement was dismissed or upon written agreement by the parties. In July 1998, the Seller assigned its entire receivable from this transaction, recorded by Saba at a cost of $750,000 based upon the closing price of Saba's Common Stock on the closing date, to Capco and affiliates of Capco in exchange for its receipt of 200,000 unrestricted shares of Company Common Stock.

     In August 1998, and for $525,000, an affiliate of Saba purchased property adjoining Saba's refinery, said land that had been claimed by the predecessor as being contaminated by underground emissions from the refinery. The affiliate offered an option to Saba to assume the payments of the financed balance of $450,000 plus 8.5% interest in exchange for acquiring an interest in the property.

     In August 1998, Saba sold its interest to Capco Development, Inc. in two producing wells in Alabama for $800,000, an approximate 20% portion of which was paid and acquired by Mr. Chaudhary.

     On October 8, 1998, Randeep S. Grewal became a director of Saba and a member of Saba's Management Committee on November 12, 1998. Mr. Grewal is the Chairman and Chief Executive Officer of HVI. HVI has entered into several transactions with respect to Saba's securities and the designation of directors on Saba's Board of Directors as described in "SABA - Recent Developments - Transactions Involving Horizontal Ventures, Inc."

     Saba entered into a letter of understanding that may be deemed an employment agreement in August 1998, with Charles A. Kohlhaas, a director, and while Dr. Kohlhaas was employed by Saba as its Chief Executive Officer and President on an interim basis. Saba is unsure as to what rights, if any, may be continuing under the August letter of understanding.

     In May 1997, Capco and certain of its designees acquired a working interest in the properties of Saba in New Mexico.

     In December, 1998, Saba entered into a letter of intent with Capco Development, Inc. to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), for a contract price of $5 million and a closing scheduled for December 31, 1998, subject to certain conditions, and adjustments. At the closing, those properties of SETI that will be part of the sale shall include certain interests located in Michigan, New Mexico, Oklahoma, Texas, Utah, and Wyoming and excluding interests located in Louisiana.

     Saba had entered into an employment agreement with Ilyas Chaudhary for a term expiring in the year 2000, pursuant to which Mr. Chaudhary was to serve as Chief Executive Officer of Saba. The employment agreement provided for a base salary of $150,000 in 1995, increasing 10% annually to $219,615 in 1999. The employment agreement also provided Mr. Chaudhary with options to purchase 200,000 shares of Saba's Common Stock, for $1.50 per share, 40,000 of which vest each year of the agreement beginning in 1996. Of the total shares vested at December 31, 1997, 60,000 were unexercised and 20,000 have been exercised. In May 1997, Saba authorized the issuance to Mr. Chaudhary of 200,000 shares of Deferred Common Stock, the issuance of such deferred shares being contingent upon Mr. Chaudhary remaining in the employ of Saba for a period of two years succeeding the expiration of his employment contract and such shares being issuable 100,000 shares at the end of each such succeeding year. In addition, at that time Saba authorized the issuance to Mr. Chaudhary of 100,000 shares of the Common Stock should Saba meet certain earnings benchmarks during 1997.

     On November 12, 1998, Mr. Chaudhary stepped down as chief Executive Officer and President of Saba in order to facilitate the closing of the transactions pending with Horizontal Ventures, Inc. (see "The Company - Recent Developments - Horizontal Ventures, Inc.") The company had agreed at that time to negotiate a severance package with Mr. Chaudhary with respect to the termination of his employment agreement. Such negotiations are pending.

     The Company is in discussions with Mr. Chaudhary, Capco, and their affiliates for a global settlement of all related party transactions.

     Saba is in discussions with Mr. Chaudhary, Capco, and their affiliates for a global settlement of all related party transactions.

                         SELECTED FINANCIAL DATA OF SABA

     The following table presents selected historical consolidated financial data for Saba as of and for each of the five years in the period ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Saba and the related notes thereto included elsewhere herein. (in thousands, except for per share data)

                                                                                                 Nine Months Ended
                                     Years ended December 31,                                       September 30,
                ----------------------------------------------------------------------------------------------------------
                    1993          1994            1995           1996           1997             1997           1998
                ------------- --------------  -------------  -------------  --------------   -------------   -------------
Statement of
Operations
Data
Revenues:
   Oil and
    gas sales   $     10,130   $     12,170   $      16,941  $     31,521   $      33,969     $    25,282     $    15,769
   Other                 400            784            753          1,681           2,027           1,496           2,914
                ------------- --------------  -------------  -------------  --------------   -------------   -------------
                      10,530         12,954         17,694         33,202          35,996          26,778          18,683
Total revenues
                ------------- --------------  -------------  -------------  ----------------------------------------------
Expenses:
   Production          5,857          7,547         10,561         14,604          16,607          12,250          10,140
    costs (1)
   General
    and
    administrative     2,503          1,882          2,005          3,920           5,125           3,468           4,974
   Depletion,
    depreciation
    and
    amortization       1,853          2,041          2,827          5,527           7,265           5,011           5,500
   Writedown
    of oil and
    gas              -              -              -              -               -               -                17,852
    properties (6)
                ------------- --------------  -------------  -------------  --------------   -------------   -------------
      Total           10,213         11,470         15,393         24,051          28,997          20,729          38,466
       expenses
                ------------- --------------  -------------  -------------  --------------   -------------   -------------
Operating                317          1,484          2,301          9,151           6,999           6,049         (19,783)
  income (loss)
                ------------- --------------  -------------  -------------  --------------   -------------   -------------
Other income
 (expense):
Interest               (443)          (634)        (1,364)        (2,402)         (2,305)         (1,421)         (2,519)
 expense
Gain on
 issuance
 of shares          -              -                  125              8               4         -               -
 of subsidiary
  Other                   1             43            (10)           207            (369)          (190)         (1,125)
                ------------- --------------  -------------  -------------  -------------   ------------   -------------

Total other
 income
 (expense)             (442)          (591)        (1,249)        (2,187)         (2,670)         (1,611)         (3,644)
                ------------- --------------  -------------  -------------  -------------   -------------   -------------

Income (loss)
  before
   income              (125)           893          1,052          6,964           4,329           4,438         (23,427)
  taxes
Provision
  (benefit) for
   taxes on             (37)           384            450          2,958           1,876           1,800             149
  income
Minority
 interest in
 earnings
 (loss) of
 consolidated
 subsidiary           -              -                 55            241              56              90               (78)
                ------------- --------------  -------------  ------------    ------------   -------------    ---------------

Net income (loss)        (88)           509           547          3,765           2,397            2,548          (23,498)
                ============= ==============  =============  ============    ============   ==============   ===============
                                                              124

Net earnings
(loss) per
share
(basic)(2)                     $  (0.01)     $   0.06      $   0.07      $   0.43      $   0.23      $    .24      $  (2.17)
Weighted average
 common shares
 outstanding:
 (basic) (2)                      7,065         7,996         8,327         8,804        10,650        10,596        10,994

Statement of Cash Flow Data
Net cash
 provided by
 operating
 activities                    $    503      $  3,346      $  1,736      $  6,914      $ 14,954      $ 11,977      $  4,683
Net cash used
 in investing
 activities                    $ (1,439)     $ (3,930)     $(16,757)     $(11,856)     $(36,166)     $(30,813)     $   (599)
Net cash
 provided by
 (used in)
 financing
 activities                    $    958      $    860      $ 14,850      $  5,037      $ 21,991      $ 18,331      $ (4,397)

Other Financial
Data
 EBITDA (3)
                               $  2,171      $  3,568      $  5,188      $ 14,652      $ 13,843      $ 10,780      $  2,522
 Capital
 expenditures(4)               $  2,372      $  6,573      $ 17,015      $ 12,776      $ 35,270      $ 29,080      $  9,216

                                                                   125

                                                    December 31,
                        ---------------------------------------------------------------------     September
                           1993           1994           1995         1996         1997             1998
                        ---------------------------------------------------------------------  -------------

Balance Sheet Data
Working capital         $   (860)      $ (2,422)      $  2,471      $  2,418      $(11,724)      $(29,752)
 (deficit)
Total assets              13,261         18,108         39,751        49,117        77,657         53,921
Current portion of
 long-term debt            1,440          2,357            505         1,806        13,442         25,173
Long-term                  4,875          5,323         23,543        20,812        19,610          5,347
 debt, net (5)
Redeemable                  --             --             --            --           8,511          7,169
 preferred stock
Stockholders'              4,407          6,283          7,848        17,715        23,640             30
 equity

--------------
(1)  Production costs include production taxes.
(2) As adjusted for a two-for-one stock split in the form of a stock dividend paid in December 1996.
(7) EBITDA represents earnings before interest expense, provision (benefit) for taxes on income, depletion, depreciation and amortization, and writedown of oil and gas properties. EBITDA is not required by GAAP and should not be considered as an alternative to net income or any other measure of performance required by GAAP or as an indicator of Saba's operating performance. This information should be read in conjunction with the Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements of Saba and the Notes thereto included elsewhere in this Prospectus.
(8) Capital expenditures in 1995 include $10.0 million expended in connection with acquisitions of producing properties in Colombia. The acquisitions were principally responsible for the significant increase in results of operations reported by Saba in 1995 and 1996. For additional information, see Note 2 of Notes to Consolidated Financial Statements of Saba.
(9) For information on terms and interest, see Note 8 of Notes to Consolidated Financial Statements of Saba.
(10) See Note 4 of Notes to Consolidated Financial Statements for more information about the write down of oil and gas properties.

     QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly financial information for each of Saba's last eleven quarters in the period ended September 30, 1998. The data has been prepared on a basis consistent with Saba's Consolidated Financial Statements included elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring accruals that management considers necessary for a fair presentation. The operating results for any quarter are not necessarily indicative of results for any future period. (in thousands, except for per share data)

                                                                       QUARTERS ENDED
                --------------------------------------------------------------------------------------------------------------------
                                1996                                        1997                                 1998
                -------------------------------------    ---------------------------------------    --------------------------------

                Mar 31   June 30   Sept 30     Dec 31     Mar 31     June 30   Sept 30    Dec 31    Mar 31      June 30     Sept 30
                ------   -------   ------      ------   ------       -------   -------    ------    ------      -------     -------
Revenues

Oil and
  gas           $ 6,963   $ 7,641   $ 7,472   $  9,445   $  9,668    $  7,695   $  7,919   $8,687   $  6,110    $  5,503    $ 4,155
  sales

Other           $   424   $   362   $   291   $    604   ($   105)   $    577   $  1,024   $  531   $    364    $    902    $ 1,649

Total
                $ 7,387   $ 8,003   $ 7,763   $ 10,049   $  9,563    $  8,272   $  8,943   $9,218   $  6,473    $  6,406    $ 5,804
revenues

Depletion,
 depreciation
 and
amortization    $ 1,140   $ 1,228   $ 1,247   $  1,912   $  1,587    $  1,646   $  1,778   $2,253   $  2,019    $  1,835    $ 1,646



Writedown          --        --        --         --         --          --         --       --     $ 10,700    $  7,095    $    57
 of oil
 and gas
 properties

Net income
 (loss)         $   755   $   734   $   731   $  1,544   $  1,442    $    507   $    599     (150)  $(12,016)  $(9,577)     $(1,905)


Netearnings
 (loss)per
 share-
 basic          $  0.09   $  0.09   $  0.08   $   0.17   $   0.14    $   0.05   $   0.06   $(0.01)  $  (1.12)   $  (0.88)   $ (0.18)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of Saba and the Notes thereto and the "Selected Financial Data" included elsewhere in this Prospectus.

     GENERAL

     Saba is an independent energy company engaged in the acquisition, exploration and development of oil and gas properties. To date, Saba has grown primarily through the acquisition of producing properties with exploration and development potential in the United States, Colombia and Canada. This strategy has enabled Saba to assemble a significant inventory of properties over the past six years. From January 1, 1992 through December 31, 1997, Saba completed 26 property acquisitions. During that six year period, Saba's proved reserve base, production and operating cash flow have increased at compound annual growth rates of 48.4%, 45.0%, and 45.8%, respectively. In 1996, Saba broadened its strategy to include growth through exploration and development drilling.

     The current focus of Saba's activity is the re-development of the Central Coast Fields and drilling approximately 200 wells in Colombia's Middle Magdalena Basin. A total of thirteen gross (13.0 net) oil wells were drilled in California as part of Saba's 1997 drilling program. Seven of the wells are currently in production, three wells have encountered formation problems which Saba is seeking to remediate, one well was determined to be noncommercial and two wells (one pair) of SAGD horizontal wells are shut-in awaiting local permits and an increase in oil prices. Five of these wells were horizontal wells drilled in a previous waterflood area and high water cuts are inhibiting oil production rates. Although this situation was not unexpected, the de-watering process is occurring at slower rates than anticipated. Based on disappointing results, Saba reduced the number of wells it had originally projected to drill in 1997 and 1998. In Colombia, a total of thirteen gross (3.25 net) wells were drilled in 1997 on the Teca/Nare property, and one well drilled by the previous operator was re-entered and completed for production. The operator has made an application to obtain a global environmental permit in order to more rapidly develop the Colombian properties. At the Velasquez field, three gross (0.75 net) wells were recompleted in 1997 to establish additional reserves and increase production. During the nine months ended September 30, 1998, seven wells were drilled and completed in the Teca and Nare fields and three wells were recompleted in the Velasquez field. (See "Business Strategy - Property - Colombian Properties").

     Saba's revenues are primarily comprised of oil and gas sales attributable to properties in which Saba owns a substantial interest. Saba accounts for its oil and gas producing activities under the full cost method of accounting. Accordingly, Saba capitalizes, in separate cost centers by country, all costs incurred in connection with the acquisition of oil and gas properties and the exploration for and development of oil and gas reserves. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition involves a significant change in reserves. Saba's financial statements have been consolidated to reflect the operations of its subsidiaries, including Beaver Lake Resources Corporation ("Beaver Lake"), its 74% owned Canadian oil and gas operation.

    CRUDE OIL PRICES

     The price received by Saba for its oil produced in North America is influenced by the world price for crude oil, as adjusted for the particular grade of oil. The oil produced from Saba's California properties is predominantly a heavy grade of oil, which is typically sold at a discount to lighter oil. The oil produced from Saba's Colombian properties is also predominantly a heavy grade of oil. The prices received by Saba for its Colombian production are determined based on formulas set by Ecopetrol. See "Description of Business-Economic and Political Factors of Foreign Operations-Colombian Operations".

     The weighted average sales price of Saba's crude oil was $8.80 per Bbl for the nine months ended September 30, 1998, and $13.73 per Bbl in 1997, representing approximately 70.8% and 73.7% respectively, of the average posted price per Bbl for WTI crude oil during those periods. Since January 1, 1992, the weighted average quarterly sales price received by Saba for its crude oil ranged from a low of $8.02 for the quarter ended September 30, 1998, to a high of $16.31 for the quarter ended December 31, 1996.

     RESULTS OF OPERATIONS

     COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

Oil and Gas Sales

Oil and gas sales decreased 37.5% to $15.8 million and 46.8% to $4.2 million for the nine and three month periods ended September 30, 1998, from $25.3 million and $7.9 million for the same periods of 1997. Average sales price per BOE decreased 32.6% to $9.08 and 35.4% to $8.17 for the nine and three month periods ended September 30, 1998, from $13.48 per BOE and $12.65 per BOE for the same periods of 1997.

In the United States, production from Saba's mid-continent properties increased 33.7% to 289,500 BOE and decreased 15.2% to 70,100 BOE for the nine and three month periods ended September 30, 1998, from 216,500 BOE and 82,700 BOE for the same periods of 1997. The increase for the nine month period was primarily attributable to Saba's property acquisition in Louisiana in September 1997, augmented by the additional working interest acquired in April 1998, and the first two wells drilled and completed in the Southwest Tatum Prospect in New Mexico during the year 1997. The production decrease experienced in the third quarter 1998 was principally due to the deferral of maintenance operations as a result of the oil prices realized by Saba during that time. Average sales price per BOE decreased 31.9% to $12.24 and 30.3% to $11.25 for the nine and three month periods ended September 30, 1998, from $17.97 and $16.14 for the same periods of 1997. As a result of the production variances and the price decreases, oil and gas sales from these properties decreased 10.3% to $3.5 million and 39.3% to $789,000 for the nine and three month periods ended September 30, 1998, from $3.9 million and $1.3 million for the same periods of 1997. As a result of the property divestiture in July, production volumes from Saba's Michigan properties decreased 26.7% to 79,700 BOE and 81.4% to 5,900 BOE for the nine and three month periods ended September 30, 1998, from 108,700 BOE and 31,800 BOE for the same periods of 1997. Average sales price per BOE decreased 24.3% to $13.54 and 32.9% to $12.45 for the nine and three month periods ended September 30, 1998, from $17.88 and $18.55 for the same periods of 1997. The decreases in production and sales price per BOE resulted in decreases in oil and gas sales of 42.1% to $1.1 million and 87.5% to $73,500 for the nine and three month periods ended September 30, 1998, from $1.9 million and $589,600 for the same periods of 1997. Production from Saba's California properties decreased 14.3% to 584,800 BOE and 19.9% to 190,300 BOE for the nine and three month periods ended September 30, 1998, from 682,200 BOE and 237,500 BOE for the same periods of 1997. Severe weather conditions resulting in flooding and loss of electrical power hampered production during the first quarter of 1998, resulting in a decrease in production of approximately 29,000 BOE. The production decrease experienced in the third quarter 1998 was principally due to the deferral of maintenance operations as a result of the oil prices realized by Saba during that time. Average sales price per BOE decreased 41.7% to $7.94 and 37.4% to $7.80 for the nine and three month periods ended September 30, 1998, from $13.62 and $12.47 for the same periods of 1997. The decreases in production and sales price per BOE resulted in decreases in oil and gas sales of 50.5% to $4.6 million and 50.0% to $1.5 million for the nine and three month periods ended September 30, 1998, from $9.3 million and $3.0 million for the same periods of 1997.

In Canada, production decreased 19.5% to 135,100 BOE and 21.2% to 41,300 BOE for the nine and three month periods ended September 30, 1998, from 167,900 BOE and 52,400 BOE for the same periods of 1997, and sales price per BOE decreased 26.4% to $7.62 and 28.8% to $6.64 for the nine and three month periods ended September 30, 1998, from $10.35 and $9.32 for the same periods of 1997, resulting in decreases in oil and gas sales of 41.2% to $1.0 million and 43.9% to $274,000 for the nine and three month periods ended September 30, 1998, from $1.7 million and $488,100 for the same periods of 1997. The production decreases were due principally to normal declines in production rates and wells that were shut-in either to await remedial operations to increase production or due to high operating expenses in relation to the current price of oil.

Production from Saba's Colombia properties decreased 5.6% to 628,400 BOE and 6.8% to 195,500 BOE for the nine and three month periods ended September 30, 1998, from 665,500 BOE and 209,700 BOE for the same periods of 1997.
Approximately 20,000 BOE of the decrease for the nine month period was attributable to reversion of the Cocorna Concession property in February 1997. The decrease in the third quarter was attributed to production declines. Sales price per BOE decreased 30.0% to $8.37 and 34.2% to $7.53 for the nine and three month periods ended September 30, 1998, from $11.96 and $11.44 for the same periods of 1997. The decreases in production and sales price per BOE resulted in decreases in oil and gas sales of 33.8% to $5.3 million and 37.5% to $1.5 million for the nine and three month periods ended September 30, 1998, from $8.0 million and $2.4 million for the same periods of 1997.

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


OTHER REVENUES

Other revenues increased 93.3% to $2.9 million and 60.0% to $1.6 million for the nine and three month periods ended September 30, 1998, from $1.5 million and $1.0 million for the same periods of 1997. The increase for the nine month period was due primarily to an increase in processing fee income of $897,600 from Saba's asphalt refinery, and an increase in net pipeline revenues in Colombia due to non-recurring pipeline operating expenses in the amount of $414,000 which were invoiced to Saba by the facility's operator in the first quarter of the year 1997. The increase for the three month period was due primarily to an increase in processing fee income of $564,600 from Saba's asphalt refinery.

PRODUCTION COSTS

Production costs decreased 17.2% to $10.1 million and 18.4% to $3.1 million for the nine and three month periods ended September 30, 1998, from $12.2 million and $3.8 million for the same periods of 1997. Average production costs per BOE decreased 10.6% to $5.84 and increased 1.3% to $6.17 for the nine and three month periods ended September 30, 1998, from $6.53 and $6.09 for the same periods of 1997.

In the United States, production decreased 6.6% to 972,900 BOE and 25.3% to 272,000 for the nine and three month periods ended September 30, 1998, from 1,042,000 BOE and 364,200 BOE for the same periods of 1997. Production costs per BOE decreased 9.2% to $6.71 and 3.1% to $6.97 for the nine and three month periods ended September 30, 1998, from $7.39 and $7.19 for the same periods of 1997. The decreases in production volume and production costs per BOE resulted in decreases in production costs of 15.6% to $6.5 million and 26.9% to $1.9 million for the nine and three month periods ended September 30, 1998, from $7.7 million and $2.6 million for the same periods of 1997.

In Canada, production decreased 19.5% to 135,100 BOE and 21.2% to 41,300 BOE for the nine and three month periods ended September 30, 1998, from 167,900 BOE and 52,400 BOE for the same periods of 1997. Production costs per BOE decreased 1.1% to $4.67 and increased 8.7% to $5.99 for the nine and three month periods ended September 30, 1998, from $4.72 and $5.51 for the same periods of 1997. The variances in production volume and production costs per BOE resulted in decreases in production costs of 20.4% to $631,000 and 14.4% to $247,300 for the nine and three month periods ended September 30, 1998, from $792,500 and $288,900 for the same periods of 1997.

In Colombia, production decreased 5.6% to 628,400 BOE and 6.8% to 195,500 BOE for the nine and three month periods ended September 30, 1998, from 665,500 BOE and 209,700 BOE for the same periods of 1997. Production costs per BOE decreased 15.8% to $4.75 and increased 18.1% to $5.10 for the nine and three month periods ended September 30, 1998, from $5.64 and $4.32 for the same periods of 1997. The variances in production volume and production costs per BOE resulted in a 21.1% decrease to $3.0 million and a 10.0% increase to $997,900 of production costs for the nine and three month periods ended September 30, 1998, from $3.8 million and $906,800 for the same periods of 1997.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses increased 42.9% to $5.0 million and decreased 7.1% to $1.3 million for the nine and three month periods ended September 30, 1998, from $3.5 million and $1.4 million for the same periods of 1997. The increase in general and administrative expenses for the nine months ended September 30, 1998, was due, in part, to the increase in employment levels to administer planned acquisitions and Saba's drilling programs. In addition, Saba incurred approximately $500,000 in expenses during the nine month period in connection with its efforts to restructure its commercial credit facilities and provide for additional financing and capitalization, including a planned merger with Omimex Resources, Inc. Saba also incurred non-cash expenses in the amount of $349,200 in the nine month period attributable to the issuance of stock options and Common Stock. The decrease in general and administrative expenses for the three month period ended September 30, 1998, was due principally to state franchise tax credits recorded during the period.

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


DEPLETION, DEPRECIATION AND AMORTIZATION

Depletion, depreciation and amortization expenses increased 10.0% to $5.5 million and decreased 11.1% to $1.6 million for the nine and three month periods ended September 30, 1998, from $5.0 million and $1.8 million for the same periods of 1997. Depletion expense increased 8.7% to $5.0 million and decreased 6.3% to $1.5 million for the nine and three month periods ended September 30, 1998, from $4.6 million and $1.6 million for the same periods of 1997. The increase for the nine month period was primarily attributable to a decline in estimated recoverable proved reserves in 1998 based on current prices and capital costs recorded by Saba in its full cost pools. The decrease for the three month period was attributable to reduced capitalized costs for oil and gas properties resulting from write downs of oil and gas properties in the first and second quarters of 1998. Depreciation and amortization expenses increased 20.4%, to $542,300 and 6.8% to $182,000 for the nine and three month periods ended September 30, 1998, from $450,300 and $170,400 for the same periods of 1997.

WRITEDOWN OF OIL AND GAS PROPERTIES

Saba incurred cost center ceiling write downs in the total amount of $17.2 million during the first two quarters of 1998 in its United States cost center. During that period, the price of West Texas Intermediate crude oil decreased 25.8% to $11.50 per barrel at June 30, 1998, from $15.50 per barrel at December 31, 1997. Application of quarter ending oil prices to Saba's predominantly heavy oil reserves, which sell at a discount to higher gravity oil, resulted in significant reductions to the present value of future net revenues at each quarter ending date. Capitalized costs attributable to foreign operations in the amount of $652,400 and $57,300 were also charged to operations during the nine and three month periods ended September 30, 1998, respectively.

OTHER INCOME (EXPENSE)

Other income (expense) increased 478.0% to expense of $1.1 million and 26.8% to expense of $588,300 for the nine and three month periods ended September 30, 1998, from expense of $190,300 and $463,800 for the same periods of 1997. The change for the nine month period was primarily due to charges incurred by Saba attributable to the partial redemption of its Preferred Stock ($397,700) and the accrual of a penalty ($742,000) for failing to cause to have declared effective a registration statement covering the Common Stock underlying the Preferred Stock. The change for the three month period was a result of the Preferred Stock penalty accrual for that period ($480,000), reduced by a foreign currency translation loss realized by Saba's Colombia operations in the third quarter of 1997.

INTEREST EXPENSE

Interest expense increased 78.6% to $2.5 million and 69.4% to $1.0 million for the nine and three month periods ended September 30, 1998, from $1.4 million and $590,400 for the same periods of 1997. Interest expense attributable to Saba's primary credit facility increased $738,400 and $164,800 for the nine and three month periods ended September 30, 1998, from the same periods of 1997. The average debt balance outstanding under this credit facility increased 68.5% to $24.6 million and 12.8% to $22.9 million for the nine and three month periods ended September 30, 1998, from $14.6 million and $20.3 million for the same periods of 1997, due principally to the use of loan proceeds to fund property acquisitions and drilling activities. The weighted average interest rate for such indebtedness increased 56 basis points, to 9.30%, and 105 basis points, to 9.40%, for the nine and three month periods ended September 30, 1998, from 8.74% and 8.35% for the same periods of 1997. Saba's Colombia operations incurred interest expense of $357,600 and $262,500 for the nine and three month periods ended September 30, 1998.

PROVISION (BENEFIT) FOR TAXES ON INCOME (LOSS)

Saba recorded net tax provisions of $149,400 and $40,900 for the nine and three month periods ended September 30, 1998, due to foreign taxable income for those periods. The provisions were reduced by deferred tax benefits in the amount of $616,400 and $35,200 resulting from losses on domestic operations for the nine and three month periods ended September 30, 1998. Tax provisions of $1.8 million and $329,800 were recorded for the same periods of 1997.

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


NET INCOME (LOSS)

Net income (loss) decreased to losses of $23.5 million and $1.9 million for the nine and three month periods ended September 30, 1998, from net income of $2.5 million and $598,600 for the same periods of 1997. The decreases reflect the changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, write down of oil and gas properties, interest expense, other income (expense) and provision (benefit) for taxes on income (loss) discussed above.

Saba's oil and gas producing business is not seasonal in nature.


    COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

    OIL AND GAS SALES

     Oil and gas sales increased 7.9% to $34.0 million during the year ended December 31, 1997 from $31.5 million for 1996. Average sales price per BOE for the year ended December 31, 1997 decreased 3.6% to $13.54 from $14.05 per BOE in 1996.

     Total production increased 13.6% to 2.5 MMBOE in the year ended December 31, 1997 as compared to 2.2 MMBOE for 1996. The increase in oil and gas production was primarily attributable to Saba's property acquisitions in Louisiana in November 1996 and September 1997 and the horizontal drilling program that began in California in June 1996. The production increases were partially offset by a decline in production in Colombia of 145,000 BOE for the year ended December 31, 1997 as compared with 1996. The decline resulted from the reversion of the Cocorna Concession in February 1997 and normal production declines.

     OTHER REVENUES

     Other revenues increased 17.6% to $2.0 million for the year ended December 31, 1997, as compared to $1.7 million for 1996. The increase was due primarily to additional processing fee income of $659,000 realized from Saba's asphalt refinery and additional operator's overhead recoveries of $101,000 on operated oil and gas properties, reduced by excess Velasquez-Galan Pipeline operating expenses in the amount of $414,000 which were invoiced to Saba by the facility's operator in the first quarter of 1997.

     PRODUCTION COSTS

     Production costs increased 13.7% to $16.6 million for the year ended December 31, 1997, as compared to $14.6 million in 1996. Average production costs per BOE increased $0.11 to $6.62 for the year ended December 31, 1997 from $6.51 in 1996, resulting in increased production costs of $279,000.

     A production increase of 265,000 BOE for the year ended December 31, 1997, from 2.2 MMBOE in 1996, resulted in increased production costs of $1.7 million. In comparison with the prior year, production volume in 1997 increased 415,000 BOE in the United States and decreased 145,000 BOE in Colombia. The increase in the United States was primarily attributable to Saba's property acquisitions in Louisiana in November 1996 and September 1997, and the horizontal drilling program that began in California in June 1996. Approximately two-thirds of the production declines in Colombia resulted from the reversion of the Cocorna
Concession property interest located in the Cocorna Association in February 1997; the balance of the decrease was due to normal production declines. The results of the drilling program in Colombia, which began in the second quarter of 1997, partially offset normal production declines.

     GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased 30.8% to $5.1 million for the year ended December 31, 1997, from $3.9 million for 1996. The overall increase in general and administrative expenses was due principally to the increase in employment in Saba's domestic offices to support its oil and gas property development programs in California, New Mexico and Louisiana.

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


    DEPLETION, DEPRECIATION AND AMORTIZATION

     Depletion, depreciation and amortization expenses increased 32.7% to $7.3 million for the year ended December 31, 1997, from $5.5 million in 1996. Depletion expense increased 32.0% to $6.6 million for the year ended December 31, 1997, from $5.0 million in 1996. The increase was primarily attributable to domestic production volume increases for the year ended December 31, 1997, of 415,000 BOE in comparison with 1996, capital costs recorded by Saba in its full cost pools beginning in the second quarter of 1996, and anticipated future development and abandonment costs to be incurred in connection with the management of its oil and gas properties. Depreciation and amortization expenses increased 19.3% to $654,000 for the year ended December 31, 1997, from $548,000 in 1996.

     OTHER INCOME (EXPENSE)

     Other income (expense) decreased to a net expense of $365,000 for the year ended December 31, 1997, from income of $215,000 in 1996. The change was primarily due to foreign currency transaction losses of $230,000 realized by Saba's Colombia operations, costs in the amount of $321,000 attributable to prospect screening activities and financing proposal costs in the amount of $175,000, partially reduced by interest income of $52,000 and other income of $67,000.

     INTEREST EXPENSE

     Interest expense decreased 4.2% to $2.3 million for the year ended December 31, 1997, from $2.4 million in 1996. Interest expense attributable to the Debentures decreased $636,000 due to the conversion of $9.1 million of Debentures to Common Stock occurring since June, 1996. Interest expense attributable to Saba's principal commercial credit facilities increased $881,000 for the year ended December 31, 1997, from 1996. The average debt balance outstanding under the credit facilities increased 106.5% to $19.0 million for the year ended December 31, 1997, from $9.2 million in 1996, due principally to the use of loan proceeds to fund property acquisitions and development drilling activities. The weighted average interest rate for the credit facilities decreased 2.8% to 8.75% for the year ended December 31, 1997, from 9.00% for 1996.

     PROVISION FOR TAXES ON INCOME

     Provision for taxes on income decreased 36.7% to $1.9 million for the year ended December 31, 1997, from $3.0 million in 1996. Saba's effective tax rate was 43.9% in 1997 and 44.0% in 1996.

     NET INCOME

     Net income decreased $1.4 million (36.8%) to $2.4 million for the year ended December 31, 1997, from $3.8 million in 1996. This decrease reflected the effects of changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, interest expense, other income (expense) and provision for taxes on income as discussed above.

     COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

     OIL AND GAS SALES

     Saba's total oil and gas sales increased 86.4% to $31.5 million for the year ended December 31, 1996, from $16.9 million for 1995. The average sales price per BOE increased 20.2% to $14.05 in 1996 from $11.69 in 1995. The increase was primarily attributable to the full year results in 1996 of the property acquisitions in Colombia during 1995. Excluding the financial impact of the Colombian properties, which were principally acquired in September 1995, oil and gas sales increased 44.2% during 1996, to $18.6 million from $12.9 million for 1995. The average sales price per BOE for United States and Canadian operations was $15.87 and $13.26, respectively, in 1996, representing increases of 21.7% and 28.5%, respectively, from the comparable 1995 averages.

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


     Oil and gas production increased 46.7% to 2.2 MMBOE for the year ended December 31, 1996, from 1.5 MMBOE for 1995. The increase in oil and gas production was primarily attributable to the acquisitions of Saba's Colombian properties, which were completed in the second half of 1995, and Saba's drilling and rework activities performed in 1996.

     OTHER REVENUES

     Other revenues increased 125.8% to $1.7 million for the year ended December 31, 1996, from $753,000 in 1995. This increase was due primarily to net pipeline revenue of $717,000 for use of the Velasquez-Galan Pipeline in Colombia, in which Saba acquired a 50% interest in September 1995. In addition, Saba's asphalt refining operation reported processing fee income of $514,000 for 1996, as compared to no processing fee income in 1995.

     PRODUCTION COSTS

     Production costs increased 37.7% to $14.6 million in 1996 from $10.6 million in 1995. Saba's production costs per BOE decreased 10.7% to $6.51 in 1996 from $7.29 in 1995. This increase in total production costs was due primarily to increased production volumes. Excluding the financial impact of the Colombian properties, Saba's average production costs per BOE decreased 5.9% to $7.70 for 1996 from $8.18 for 1995. For 1996, production costs for the Colombian properties were $5.3 million, or $5.11 per BOE.

     GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased 95.0% to $3.9 million in 1996 from $2.0 million in 1995. Saba's general and administrative expenses per BOE increased 26.8% to $1.75 in 1996 from $1.38 in 1995. The increase was due principally to expenses incurred in connection with Saba's expanded international operations in Canada and Colombia in the third and fourth quarters of 1995, and an increase in employment in its domestic offices to support anticipated future growth.

     DEPLETION, DEPRECIATION AND AMORTIZATION EXPENSES

     Depletion, depreciation and amortization expenses increased 96.4% to $5.5 million in 1996 as compared to $2.8 million in 1995. Depletion, depreciation and amortization expenses per BOE increased 26.8% to $2.46 per BOE for the year ended December 31, 1996 from $1.94 per BOE for 1995. This increase was primarily attributable to the capital costs recorded by Saba in its full cost pools during 1996 and the anticipated future development and abandonment costs to be incurred in connection with the management of its oil and gas properties.

     OTHER INCOME (EXPENSE)

     Other income increased 87.0% to $215,000 for the year ended December 31, 1996 from $115,000 in 1995. The change was due primarily to foreign currency transaction gains of $41,000 and additional interest income of $97,000 realized in 1996.

     INTEREST EXPENSE

     Interest expense increased 71.4% to $2.4 million in 1996 from $1.4 million in 1995, due principally to interest expense totaling $998,000 attributable to the Debentures, which were issued in December 1995. The average debt balance outstanding under Saba's revolving credit facility for the year ended December 31, 1996 increased 7.0% to $9.2 million as compared to an average debt balance of $8.6 million in 1995. This increase was due principally to loan proceeds used to fund Saba's acquisition and development program during 1996. The weighted average interest rate for Saba's revolving credit facility decreased to 9.0% in 1996 from 9.8% in 1995.

     PROVISION FOR TAXES ON INCOME

     Provision for taxes on income increased 557.3% in 1996 to $3.0 million compared to $450,000 in 1995. Saba's effective tax rate for 1996 was 44.0%, a decrease from 45.1% in 1995 due to the impact of foreign tax credits.

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


     NET INCOME

     Net income increased 594.7% to $3.8 million in 1996 from $547,000 in 1995. This increase reflected the effects of changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, other income (expense), interest expense and provision for taxes on income as discussed above.

     LIQUIDITY AND CAPITAL RESOURCES

     Since 1991, Saba's strategy has emphasized growth through the acquisition of producing properties with significant exploration and development potential. In 1996, Saba expanded its focus to emphasize drilling, enhanced recovery methods and increased production efficiencies. During the past five years, Saba financed its acquisitions and other capital expenditures primarily through secured bank financing, the creation of joint interest operations and production payment obligations, and sales of Common Stock, Preferred Stock and the Debentures. During 1997, Saba's capital expenditures did not produce expected increases in reserves, which, when coupled with the decline in oil and gas prices, reduced the amount of reserves against which Saba could borrow and cash flow with which to service debt and fund its ongoing operations. Saba has a working capital deficit due principally to this condition and the reclassification as a current liability of the entire indebtedness with its principal commercial lender. Saba had sold certain producing oil and gas assets, the proceeds of which were used to reduce bank indebtedness and provide working capital. In September 1998, Saba listed certain of its California real estate properties with a broker, and in October 1998, Saba listed its domestic non-California producing oil and gas properties with a broker. Proceeds from the sale of such properties will be used to reduce bank indebtedness and provide working capital. In December 1998, Saba entered into a letter of intent to sell all of the oustanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), resulting in the sale of properties of SETI including certain interests in Michigan, New Mexico, Oklahoma, Texas, Utah and Wyoming and excluding interests of SETI in Louisiana for a contract price of $5 million and a closing scheduled for December 31, 1999, subject to certain conditions, and adjustments. The consummation of the Common Stock Purchase Agreement between Saba and HVI will result in an aggreagate cash infusion into Saba of $7.5 million.

     Saba's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by a 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly-owned subsidiary of Saba, became due and payable in its entirety on December 13, 1998. The promissory note was not paid in full by December 14, 1998. Also, Saba has deferred the semi-annual interest payment of $162,000 due in December 1998 on the Debentures. Saba intends to make the interest payment within the thirty daycure period provided by the debentures and avoid default.

WORKING CAPITAL

Saba's working capital deficit increased $18.1 million to a deficit of $29.8 million at September 30, 1998, from a deficit of $11.7 million at December 31, 1997. This decrease was due in part to the classification of $10.8 million (net of payments during the year 1998) of Saba's revolving long-term debt with its principal commercial lender as a current liability. A net increase of $6.3 million in accounts payable, accrued liabilities and income taxes payable over accounts receivable, cash balances and other current assets during the nine months ended September 30, 1998, was due primarily to costs incurred for Saba's drilling and development activities and contributed to the increase in the working capital deficit.

In addition, Saba borrowed $4.2 million from Omimex Resources, Inc. in June 1998 to fund a partial redemption of outstanding Preferred Stock and to reduce indebtedness under one of Saba's short-term bank loans. The indebtedness is classified as a current liability.

During the third quarter of 1998, Saba realized proceeds of approximately $4.9 million from the sale of producing oil and gas properties in Michigan, Alabama and Canada. Of this amount, $3.6 million was used to reduce long-term debt; the balance of approximately $1.3 million was utilized as working capital.

Saba is taking actions to address the working capital deficit. As discussed previously, the consummation of the pending transaction with HVI will provide a cash infusion into Saba of $7.5 million.

Saba's auditors included an explanatory paragraph in their opinion on Saba's 1997 financial statements to state that there is substantial doubt as to Saba's ability to continue as a going concern. The cause for inclusion of the explanatory paragraph in their opinion is the apparent lack of Saba's current ability to service its bank debt as it comes due (see Note 8 to Condensed Consolidated Financial Statements). In the past, Saba has demonstrated ability to secure capital through debt and equity placements, and believes that, if given sufficient time, it will be able to obtain the capital required to continue its operations. Saba plans to divest itself of certain other producing oil and gas assets and possibly its real estate assets, with the proceeds of such divestitures to be applied to reduction of its bank debt. There can be no assurance that Saba will be successful in obtaining capital on favorable terms, if at all. Additionally, there can be no assurance that the assets which are the present object of Saba's divestitures efforts will be sold at prices sufficient to reduce the bank debt to levels acceptable to the bank in order to allow for a restructuring resulting in the elimination of the "Going Concern" opinion.

In conjunction with Saba's intention to divest itself of several producing properties in the mid-continent area, Saba had downsized its Edmond, OK office in October, 1998. Employment levels in California have also been reduced as a result of Saba's decision to postpone additional development drilling in the Santa Maria Valley ("SMV") area, pending an increase in product prices and further evaluation of production performance from wells previously drilled in 1996 and 1997. In June 1998, Saba renegotiated the pricing structure for oil produced in the SMV and sold to its asphalt refinery. Such oil sells at a minimum of $7.00 per barrel. At November 16, 1998, postings were approximately $5.85 per barrel of oil. Saba produces approximately 1,610 barrels of oil per day in the SMV area.

OPERATING ACTIVITIES

Saba's operating activities during 1998 provided net cash flow of $4.7 million. The net loss for the period of $23.5 million, adjusted for non-cash charges and credits, was responsible for a cash outflow of $540,400.
Changes in other assets and liabilities provided $5.2 million of cash inflow.

Operating activities provided net cash flow of $12.0 million in 1997. Net income of $2.5 million, adjusted for non-cash charges and credits, provided cash inflow of $8.3 million. Changes in other asset and liabilities provided $3.7 million of cash inflow.

The decrease in cash flow from operations in 1998 was due principally to a decrease in oil and gas sales from $25.3 million in 1997 to $15.8 million in 1998. A 32.6% decrease in average sales price per BOE from $13.48 to $9.08, and a 10.5% decrease in production from 1.9 MMBOE to 1.7 MMBOE resulted in the $9.5 million decrease in oil and gas sales.

INVESTING ACTIVITIES

Investing activities during 1998 resulted in a net cash outflow of $599,100. Approximately $5.7 million was expended for oil and gas property acquisition, exploration and development activities. Expenditures for domestic activities, including the drilling of a noncommercial exploratory well in California and two oil wells in New Mexico, amounted to approximately $3.5 million, while foreign activities, including an unsuccessful exploratory well in the United Kingdom and the drilling and completion of seven oil wells in Colombia, resulted in expenditures of approximately $2.2 million. An additional $507,000 was incurred for other capital expenditures. Saba realized proceeds in the total amount of $5.3 million from the sale of producing oil and gas properties in Michigan, Alabama and Canada, and $366,100 was collected on notes receivable.

Investing activities during 1997 resulted in a net cash outflow of $30.8 million. Approximately $26.7 million was expended for oil and gas property acquisition, exploration and development activities. Expenditures for domestic activities, including the drilling of eight horizontal wells and a pair of SAGD wells in California, two oil wells in New Mexico, and acquisitions in Michigan and Louisiana in the total amount of $8.4 million, amounted to approximately $22.4 million. Foreign activities, including an acquisition in Canada, the drilling of three wells in Canada, and the drilling and completion of seven wells in Colombia, resulted in expenditures of approximately $4.3 million. In addition, Saba expended approximately $2.4 million in connection with expansion of office facilities and in connection with its real estate, asphalt refining and pipeline operations. Notes receivable increased by approximately $1.7 million due principally to the issuance of a note to a joint interest partner in connection with the acquisition of a producing oil and gas property during the period.

FINANCING ACTIVITIES

Financing activities during 1998 resulted in net cash outflow of $4.4 million. Borrowings from Omimex Resources, Inc. provided $4.2 million in cash inflow. Cash outflow during the period was attributed to payments of $7.0 million to reduce outstanding balances on Saba's credit facilities and $1.7 million to redeem a portion of Preferred Stock. Such payments were funded by the loan from Omimex, $3.5 million of proceeds from the sales of producing oil and gas properties, and $1.4 million from operations.

Financing activities during 1997 resulted in net cash inflow of $18.3 million. Transactions under Saba's principal credit facilities, including a loan of approximately $9.7 million to fund a property acquisition in Louisiana, resulted in net borrowings of approximately $18.6 million. Activities under other credit arrangements resulted in a net cash outflow of approximately $535,400. Proceeds from the exercise of Common Stock options provided a cash inflow of $227,500.

CREDIT FACILITIES

In September 1993, Saba established a reducing, revolving line of credit with Bank One, Texas, N.A. to provide funds for the retirement of a production note payable, the retirement of other short-term fixed rate indebtedness and for working capital. At September 30, 1998, the borrowing base under the revolving loan was $13.4 million subject to a monthly reduction of $300,000, of which $15.6 million was outstanding.

Saba has a second borrowing base credit facility that provided funding for development projects in California. At September 30, 1998, $814,000 was outstanding that matured for payment on July 31, 1998. The payment was not made and the note maturity was not extended. In September 1997, Saba borrowed $9.7 million from Bank One, Texas, N.A. to fund the acquisition cost of the Potash Field property. Principal payments of $7.0 million on December 31, 1997, and $2.0 million on June 5, 1998, reduced the outstanding balance to $688,000, due on July 31, 1998. The payment was not made and the note maturity was not extended.

In November, 1997, Saba secured a short term loan in the face amount of $3.0 million with Bank One, Texas, N.A. that was advanced in a series of tranches as needed to fund working capital requirements. The outstanding loan balance of $3.0 million at September 30, 1998, bears interest at the rate of prime plus 3% and matured for payment on July 31, 1998. The payment was not made and the note maturity was not extended.

Loans in the aggregate principal amount of $4.5 million that matured on July 31, 1998, have not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan has not been satisfied either by providing additional collateral to the bank, or reducing the outstanding principal balance. Based on the events described above, the entire principal indebtedness to the bank of $20.1 million has been classified as currently payable at September 30, 1998.

Saba's Canadian subsidiary has a demand revolving reducing loan with a borrowing base of $1.5 million, that reduces at the rate of $32,800 per month. At September 30, 1998, the loan was fully advanced with an outstanding balance of $1.5 million.

CAPITAL BUDGET

Saba expended approximately $32.6 million, and $8.4 for its acquisition, development and exploration activities during the year ended December 31, 1997, and the nine months ended September 30, 1998, respectively. The expenditures were funded principally by cash flow from operations, the assumption of indebtedness due to Saba and borrowings under bank credit facilities. The producing property acquisition in September 1997 was funded in total by a short-term bank loan. Saba ordinarily creates budgets for short and long term capital expenditures, and had initially budgeted a minimum of $12.0 million and a maximum of $18.3 million for 1998 capital expenditures. In Saba's present financial condition, it is budgeting, on a current basis, only absolutely essential capital expenditures. Saba currently is budgeting one year at a time and has deferred any long term capital expenditure program. Saba has deferred certain capital expenditures in the following areas: (i) Coalinga exploration project in California, (ii) other California projects, where Saba is actively seeking a farmout for some of its properties and where development work has been delayed, (iii) Indonesia, where spending has been significantly reduced, and
(iv) Louisiana, where a seismic study and other developmental work has been delayed. Those deferments may have an adverse effect on Saba's growth rate. Saba may elect to make further deferrals of capital expenditures if oil prices remain at current levels. Capital expenditures beyond 1998 will depend upon 1998
drilling  results,   improved  oil  prices  and  the  availability  of  external financing.

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." FAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires that interim financial reports issued to shareholders include selected information about reporting segments. The statement also established standards for related disclosures about products and services, geographic areas and major customers. The statement is effective for fiscal years beginning after December 15, 1997. Saba considers that its operations are principally in one industry segment: acquisition, exploration, development and production of oil and gas reserves. This information and information about major customers historically has been disclosed in Saba's annual financial statements.

IMPACT OF INFLATION

    The price Saba receives for its oil and gas has been impacted primarily by the world oil market and the domestic market for natural gas, respectively, rather than by any measure of general inflation. Because of the relatively low rates of inflation experienced in the United States in recent years, Saba's production costs and general and administrative expenses have not been impacted significantly by inflation.

Information Systems for the Year 2000

Year 2000 issues may arise if computer programs have been written using two digits (rather than four) to define the applicable year. In such case, programs that have time-sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

Saba has not completed its assessment of the Year 2000 issue, but currently believes that costs of addressing the issue will not have a material adverse impact on Saba's financial position. Saba has not automated many of its operations with information technology ("IT") systems and non-IT systems, and presently believes that Saba's existing computer systems and software will not need to be upgraded to mitigate the Year 2000 issues except that Saba must replace its current integrated accounting software in order to accurately process data beginning with the year 2000. Should it not do so, Saba would be unable to properly process and report upon its own operating data, as well as information provided to it by outside sources that are "Year 2000" compliant. Saba's third-party accounting software vendor has modified the current operating system utilized by Saba and expects to provide the modified system to Saba in the first quarter of 1999. The cost of this modification was included in the vendor's system support contract and will not be a significant additional expense to Saba.

Saba has not incurred material costs associated with its assessment of the Year 2000 problem. In the event that Year 2000 issues impact Saba's accounting operations and other operations aided by its computer system, Saba believes, as part of a contingency plan, that it has adequate personnel to perform those functions manually until such time that any Year 2000 issues are resolved.

Saba believes that some of the third parties with whom Saba has material relationships will not materially be affected by the Year 2000 issues as those third parties are relatively small entities which do not rely heavily on IT systems for their operations. Saba does not know whether the other third parties with whom Saba has material relationships will be affected by the Year 2000 issues. If Saba and third parties upon which it relies are unable to address any Year 2000 issues in a timely manner, it could result in a material financial risk to Saba, including loss of revenue and substantial unanticipated costs. Accordingly, Saba plans to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

      SABA CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

     During Saba's two most recent fiscal years and through the date of this Joint Proxy Statement/Prospectus, Saba has not had any changes in or disagreements with its independent accountants on matters of accounting and financial disclosure.

                                 SABA MANAGEMENT

Directors, Executive Officers, Control Persons and Key Employees

     The following table sets forth the name, age and position of each director, executive officer, control person and significant employee of Saba and significant subsidiaries (references are to offices or directorships held in Saba unless otherwise indicated):



               Name                    Age                   Position
               ----                    ---                   --------
Dr. Charles A. Kohlhaas........         63      Director
Alex S. Cathcart...............         64      Director, President of Sabacol, Inc.
William N. Hagler..............         66      Director, Chairman of the Board, and Chairman of the Management
                                                Committee of Saba
Randeep S. Grewal..............         33      Director, Member of the Management Committee of Saba
Imran Jattala..................         40      Member of the Management Committee, Executive Vice President and
                                                Chief Operating Officer, Chief Financial Officer and Principal
                                                Accounting Officer of Saba; President and Chief Operating Officer
                                                of Saba Petroleum, Inc.; and Vice President of Saba Energy of
                                                Texas, Incorporated.
Burt M. Cormany................         69      President and Chief Operating Officer of Santa Maria Refining
                                                Company
Herb Miller....................         63      President Beaver Lake Resources Corp.
Susan M. Whalen................         36      Secretary of Saba

     Each director is elected for a term of one year and the term of each director expires in 1999.

     Executive Officers and Directors

     Dr. Charles A. Kohlhaas a director since August, 1998 and interim CEO from June to August of 1998, has over 40 years of varied experience in the oil and gas industry. He spent 17 years with Mobil and ARCO, was a Professor of Petroleum Engineering at the Colorado School of Mines for many years, and was a founder of Kelt Energy, a large Paris-based international independent oil and gas company formerly traded on the London Exchange. He has consulted for many major and independent international oil and gas companies, service companies, and financial institutions in North and South America, Europe, Asia, and the Middle East and managed a research consortium of 15 companies. He is director and/or officer of three Canadian junior public shell companies. Dr. Kohlhaas received Petroleum Engineer and Ph.D. degrees from the Colorado School of Mines.

     Alex S. Cathcart has been a director of Saba since January 1997 and has served as Executive Vice President of Saba since March 1997 until his appointment in December 1997 as President, in which position he served until June 1998, when he resigned such position. Mr. Cathcart presently is a consultant to Saba. Mr. Cathcart has served as President and Chief Executive Officer of Beaver Lake Resources Corporation since 1993 and previously as President and Chief Operating Officer of Saba Exploration Company from May through December 1997. He has also served as President and Chief Operating Officer of Saba Offshore, Inc. and Sabacol, Inc., subsidiaries of Saba, from
December 1996 to August 1997 and was re-appointed to these positions in December, 1997. From 1987 to 1993 he was the Chairman and principal owner of Barshaw Enterprises Ltd., a family-owned consulting and investment company operating primarily in the oil industry. Mr. Cathcart has over 40 years experience in the oil industry. His exploration experience was gained with Texaco Exploration Company, Francana Oil & Gas and LL&E Canada. Since 1971 he has been involved in general management with Banner Petroleum, Voyager Petroleum, Natomas Exploration of Canada, Page Petroleum and Prime Energy.

     William N. Hagler has been a director of Saba since 1994 and became Chairman of Saba's Management Committee on November 12, 1998. Mr. Hagler is Chairman of the Board of Directors, CEO and President of Intermountain Refining Co., Inc., a company he founded in 1984. Until June, 1998 Mr. Hagler was Chairman of the Board of Directors, Chief Executive Officer and President of Unico, Inc., a company he founded in 1979. Unico is, or has been, engaged in petroleum refining, co-generation, natural gas production and the manufacturing of methanol, a natural gas-based petrochemical. In addition, he is President of Hagler Oil and Gas Company and Red Hills Manufacturing Company. Prior to 1979, Mr. Hagler was Vice President of Plateau, Inc., a Rocky Mountain oil refiner and marketer. Mr. Hagler has served for approximately 10 years on the City of Farmington, New Mexico Public Utility Commission. Since 1955, Mr. Hagler has been continuously engaged in various phases of petroleum manufacturing and marketing with Exxon Corporation, Cities Service Oil Company and Riffe Petroleum Company. Mr. Hagler currently serves as a director of Consolidated Oil & Transportation, a privately held company in the business of asphalt transportation and marketing, and Petrominerals Corporation, a publicly traded company engaged in oil production.

     Randeep S. Grewal became a director of Saba on October 8, 1998 and a member of Saba's Management Committee on November 12, 1998. Mr. Grewal is Chairman and Chief Executive Officer of HVI, which is a publicly reporting company. He most recently served as the corporate Vice President of the Rada Group. His responsibilities within Rada were focused on a market penetration and globalization of a new high-tech product resulting in the conversion of the Rada Group from being primarily a defense contractor into a diversified commercial industry. He has been involved in various joint ventures, acquisitions, mergers and reorganizations since 1986 in the United States, Europe and the Far East within diversified businesses. Mr. Grewal has a Bachelor of Science degree in Mechanical Engineering from Northrop University.

     Imran Jattala became a member of Saba's Management Committee on November 12, 1998 and the Chief Financial Officer and Principal Accounting Officer in August 1998. He has been Executive Vice President and Chief Operations Officer since June 1998 and had been appointed President and Chief Operating Officer of Saba Petroleum, Inc., which operates Saba's California properties, in December 1997. Mr. Jattala joined Saba in 1992 as Assistant Controller for Saba and its subsidiaries. Since that time, Mr. Jattala had worked in various capacities for Saba, including Administrative Manager. In addition to Mr. Jattala's educational background in international business and banking, he has over 4 years experience in revenue auditing.

     Burt M. Cormany has been President of Santa Maria Refining Company since July 1994. Mr. Cormany worked in various capacities for the previous owners of Saba's Santa Maria Refinery from 1951 to 1990, including refinery manager from 1974 to 1990. In 1991, Mr. Cormany was a consultant to the previous owner of the refinery. He retired in 1991 and returned to work in 1994 as a consultant to Saba for several months prior to becoming President of Santa Maria Refining Company later that year.

     Herb Miller has been President of Beaver Lake since March 1998 where he had also served as Vice President of Exploration and Land from 1993 to February 1997. At that time, Mr. Miller was transferred to Saba's corporate office to the position of Manager of the Technical and Drilling Departments, and in August 1997 he was appointed President and Chief Operating Officer of Saba Petroleum, Inc. in which positions he served through December 1997. In December 1997, Mr. Miller was appointed Vice President of Saba's international exploration and drilling operations and President and Chief Operating Officer of Saba Exploration Company in which he served through March, 1998. Mr. Miller graduated from the University of Tulsa, Oklahoma with a Bachelor of Geology degree and has 38 years of oil industry experience. Mr. Miller's exploration experience was obtained while employed by the Pure Oil Company and Unocal Canada Explorations. For the period 1976-1980, he was involved in managing exploration projects with Unocal in the position of District Geologist, Division Geologist and Exploration Co-ordinator. In 1980 he joined Westar Petroleum serving as general manager of exploration/land and general manager exploration/engineering. Mr. Miller's experience has been primarily in Western Canada and also includes the Northwest Territories, Beaufort Sea, east and west coast offshore, the United States and the North Sea. From 1991 to 1993 when he joined Beaver Lake as Vice President Exploration and Land, he was a private consultant to the energy industry.

     Susan M. Whalen became Secretary of Saba in August 1998 and was appointed as Saba's General Counsel in July 1998. During 1997, she practiced contract and corporate law as an independent contractor for several clients, including Saba, before she was employed by Saba in November 1997 as an associate legal counsel. From 1994 through 1997, Ms. Whalen managed the administrative operations of Cranford Street, Inc. a product and brand development, licensing, and contract manufacturing company. From 1991 through 1994, she served as Vice President of Sales and Customer Relations of Sassaby, Inc. a product development and marketing company. Ms. Whalen obtained a Juris Doctor degree from Western State University - College of Law in 1987. An uncontested petition under the Federal bankruptcy laws was filed by Ms. Whalen for her property in 1994.

Management Committee

     The Management Committee of Saba was established by Saba's Board of Directors in November 1998 to manage the day-to-day affairs of Saba with the powers and duties generally prescribed in Saba's Bylaws to the President continuing up to the closing of the transactions with respect to Saba's securities and the designation of directors on Saba's Board of Directors as described in "Saba - Recent Developments - Transactions Involving Horizontal Ventures, Inc." William N. Hagler, Imran Jattala and Randeep S. Grewal have been appointed by Saba to serve as members of the Management Committee, with Mr. Hagler further appointed as Chairman.

Director Compensation

     Saba does not pay any additional remuneration to executive officers for serving as directors. As of May 1997 and for each term thereafter, non-employee directors will receive a retainer of $12,000 for the first four Board meetings and $1,000 per meeting for the fifth and any additional meetings, including committee meetings attended. Directors of Saba are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings, including reasonable travel and lodging expenses. The Board of Directors received a total of $47,900 in cash compensation in 1996 and $39,700 in 1997. Pursuant to the 1997 Stock Option Plan for Non-Employee Directors, each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of Saba's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. The Board of Directors amended the plan to provide for a one-time grant of 15,000 shares of Common Stock, vesting 20% per year, which amendment was approved by the shareholders on August 28, 1998. At December 31, 1997, each qualified non-employee director had been granted options to acquire 15,000 shares at an exercise price of $15.50 per share. See "Benefit Plans and Employment Agreements -- Stock Option Plans."

     No family relationships exist between or among any of the directors or executive officers.

     Executive Compensation

     The following table sets forth certain information as to compensation of the Chief Executive Officer of Saba and the four other most highly compensated executive officers of Saba who received salary and bonuses of over $100,000 in any of the years 1995, 1996 or 1997.

                                                                                   Long Term
                                                                                  Compensation
                                           Annual Compensation       Other        Securities
                                        ------------------------     Annual       Underlying            All Other
Name and Principal Position     Year      Salary         Bonus     Compensation     Options          Compensation (4)
---------------------------     ----      ------         -----     ------------     -------          ----------------

Ilyas Chaudhary..............   1997    $ 183,500      $   2,885       (3)          500,000 (5)           $   4,420
  Chairman of the Board,        1996      153,000         20,000       (3)              ---                   4,750
  Chief Executive Officer(1)    1995      150,000 (2)      1,731       (3)          200,000                     ---

Walton C. Vance..............   1997    $ 120,700      $   2,254       (3)              ---               $   4,009
  Vice President,               1996      101,633         20,000       (3)              ---                   2,259
  Chief Financial Officer,      1995          ---            ---       ---              ---                     ---
  and Secretary(6)

Burt Cormany.................   1997    $ 110,040      $   9,170       (3)           20,000               $   1,351
  President and                 1996      113,386          8,330       (3)              ---                   5,549
  Chief Operating Officer       1995          ---            ---       ---              ---                     ---
  of Santa Maria Refining
  Company

Bradley T. Katzung...........   1997    $  77,655      $  70,200       (3)              ---               $   1,097
  Executive Vice President &    1996          ---            ---       ---              ---                     ---
  General Manager - USA (7)     1995          ---            ---       ---              ---                     ---

Rodney C. Hill...............   1997    $ 121,636            ---       ---           125,000                    ---
  Vice President-Legal          1996          ---            ---       ---              ---                     ---
  Affairs (8)                   1995          ---            ---       ---              ---                     ---



------------------

(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.

(2) Includes amounts reimbursed by Saba in 1995 to SEDCO, a corporation wholly owned by Ilyas Chaudhary, of $75,000 for management services performed by Mr. Chaudhary.

(9) "Other Annual Compensation" was less than the lesser of $50,000 or 10% of such officer's annual salary and bonus for such year.

(10) Represents the contributions made by Saba on behalf of these individuals to Saba's 401(k) Plan.

(11) Consists of options covering 200,000 shares granted pursuant to Saba's 1996 Incentive Equity Plan; 200,000 shares of deferred Common Stock; and 100,000 performance shares issuable if Saba meets 1998 earnings test.

(12) Resigned from all offices including Chief Financial Officer and Secretary on July 21, 1998 and as a director on August 28, 1998.

(13) Employment Agreement expired November 8, 1998.

(14) Resigned as Vice President - Legal Affairs on December 31, 1997 and as a director on June 6, 1998.


Option/SAR Grants In Last Fiscal Year

     The following stock options were granted during 1997 by Saba to the named executives.


                                                                            Potential Realized
                                                                            Value At
                                                                            Assumed annual
                                                                            Rates of Stock         Alternative
                                                                            Price                  to (f) and
                                Individual Grants                           Appreciation For       (g); Grant
------------------------------------------------------------------------    Option Term            Date Value
------------------------------------------------------------------------    ------------------     ----------
 (a)                  (b)          (c)           (d)           (e)           (f)       (g)          (h)
                      Number of
                      Securities   % of Total
                      Underlying   Options/
                      Options/     SARs
                      SARs         Granted to
                      Granted (f)  Employees     Exercise or                                         Grant Date
Name                  (in          in Fiscal     Base          Expiration                               Present
                      thousands)   Year          Price($/Sh.)  Date           5% ($)   10% ($)          Value $
-------------------------------------------------------------------------    ------------------      ----------
Ilyas Chaudhary(1)        200          33.6         15.50       5-30-07                               1,454,500
Herb Miller               15            2.5         15.50       5-30-07                                 109,100
Alex Cathcart             75           12.6         15.50       5-30-07                                 421,600
Imran Jattala             25            4.2         15.50       5-30-07                                 181,800
Rod Hill (2)              125          21.0         15.50       5-30-07                                 909,000
Burt Cormany              20            3.4         15.50       5-30-07                                  89,800
Total in 1997             595
Valuation Method used:  Black-Scholes  option  pricing  model:
                  Expected volatility  - 43.16%
                  Risk-free  rate of return - ranging from 6.18%-6.49%
                  Dividend  yield - 0%
                  Time of Exercise - full vesting period of each option,
                  ranging from 2-5 years


(3) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.

(4) Resigned as Vice President - Legal Affairs on December 31, 1997 and as a director on June 6, 1998.


                                      143

Option Exercises and Fiscal Year-End Values

     The following table provides certain information with respect to options exercised in 1997 and unexercised options to purchase Common Stock of Saba at December 31, 1997:


                                                          Securities Underlying
                                                          Number of Unexercised      Value of Unexercised,
                                                             Options SARs at        In-the-Money Options at
                      Shares Acquired on    Value         Fiscal Year-End (#)        Fiscal Year-End ($)
Name                     Exercise (#)    Realized ($)  Exercisable/Unexercisable  Exercisable/Unexercisable
----                     ------------    ------------  -------------------------  -------------------------

Ilyas Chaudhary(1)......    20,000          $50,000           60,000/120,000           $420,000/$840,000
Walton C. Vance (2).....      -                -              150,000/40,000         $1,087,500/$290,000
Bradley T. Katzung (3)..      -                -               80,000/20,000           $570,000/$142,500



(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.

(2) Resigned from all offices including Chief Financial Officer and Secretary on July 21, 1998 and as a director on August 28, 1998.

(3)  Employment Agreement expired November 8, 1998.



Compensation and Options Committee Interlocks and Insider Participation

     For the year ended December 31, 1997, the following non-executive directors of Saba served as members of the Compensation and Options Committee of the Board of Directors: Messrs. Faysal Sohail, Ronald Ormand and Hagler. Neither Mr. Sohail nor Mr. Ormand were formerly, nor are they currently, officers or employees of Saba or any of its subsidiaries. Mr. Hagler, although currently not an officer or employee of Saba or any of its subsidiaries, was President from July 1997 through September, 1997 of Capco, an affiliate of Saba.

Benefit Plans and Employment Agreements

     Employment Agreements

     Alex S. Cathcart Employment Agreement. Saba has entered into an employment agreement with Alex S. Cathcart, dated March 1, 1997, for a two-year term expiring on February 28, 1999, which can be extended for an additional two years at the sole discretion of Saba. The employment agreement provides for a base salary of $115,000, increasing to $123,000 in the following years. Mr. Cathcart is granted options to purchase 50,000 shares at fair market value as of May 31, 1997, which vest pro rata at the completion of the year of service under the agreement to which they relate (with the first 25,000 options vesting on March 1, 1998). In May 1997, Saba granted to Mr. Cathcart options to purchase 25,000 shares at fair market value as of May 31, 1997, the grant of such options being contingent upon Mr. Cathcart remaining in the employ of Saba for an additional year succeeding the expiration of his existing employment contract and such options vesting at the completion of the additional year of service to which they relate. While the employment agreement has not been formally amended, in June 1998, Mr. Cathcart and Saba agreed to change his employment to a consulting arrangement on the same terms as those contained in the employment agreement. In addition, Mr. Cathcart's arrangement provides for his availability on a half-time basis to Saba at a compensation rate of 75% ($86,250) of that called for by the agreement.

     Imran Jattala Employment Agreement. Saba has entered into an employment agreement with Imran Jattala for a three-year term expiring on July 23, 2001, pursuant to which Mr. Jattala will serve as an executive officer of Saba and its subsidiary, Saba Petroleum, Inc. The agreement provides for an annual salary of $72,000 subject to a 10% increase on July 23, 1999 and a 5% increase on July 23, 2000. Mr. Jattala is eligible to participate in the stock option plan of Saba and is provided a Company automobile under the agreement. Either party may terminate the employment with or without cause upon thirty days' written notice; upon termination by Saba, the agreement provides for a severance allowance in an amount equal to six months of salary plus one month of salary for each year of employment with Saba.

     Burt Cormany Employment Agreement. Santa Maria Refining Company, a wholly owned subsidiary of Saba, and Burt Cormany have entered into an employment agreement for a two-year term expiring on December 31, 1998, pursuant to which Mr. Cormany will serve as President and Chief Operating Officer of that subsidiary. Under the agreement, Mr. Cormany is eligible to participate in the stock option plans of Saba and will receive a base salary of $110,000 in the first year of the agreement and $120,000 in the second year.

     Herb Miller Employment Agreement. Beaver Lake Resources Corporation, a 74%-owned subsidiary of Saba, and Herb Miller have entered into an employment agreement for a two-year term expiring on March 1, 2000, pursuant to which Mr. Miller will serve as President of that subsidiary. The employment provides for an annual salary of $85,000 (Cdn) and the grant of options to purchase 500,000 shares of Beaver Lake Resources Corporation's common stock at a strike price of $0.50 (Cdn) per share to be vested fifty percent a year for two years. During the first year of Mr. Miller's employment, the agreement provides that either party may terminate the agreement by providing three months' written notice thereof to the other party.

     Benefit Plans

     Stock Option Plans. In June 1996, Saba's stockholders approved Saba's 1996 Incentive Equity Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to enable Saba to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of Saba's Common Stock that may be issued pursuant to the Incentive Plan, and the maximum number of shares of Common Stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000 shares, respectively. Options granted under the Incentive Plan have an exercise price equal to the market value of the Common Stock on the date of grant, and become exercisable over periods ranging from two to five years from the date of grant. At December 31, 1997, options to purchase 580,000 shares of Common Stock had been awarded under the Incentive Plan.

     In May 1997, Saba's stockholders approved Saba's 1997 Stock Option Plan for Non-Employee Directors, which provided that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of Saba's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. The Board of Directors amended the plan with shareholder approval to provide for a one-time grant of 15,000 shares of Common Stock vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At December 31, 1997, a total of 45,000 options had been granted under the Directors Plan.

     In fiscal years 1993 through 1996, Saba issued options for 560,000 shares of Common Stock to certain employees of Saba, other than Mr. Chaudhary. These options, which are not covered by the Incentive Stock Option Plan or the
Non-Qualified Stock Option Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options is the fair market value of the shares at the date of grant and ranges from $1.25 to $4.38, with a weighted exercise price of $1.47. Options to acquire a total 284,000 shares were exercisable as of December 31, 1997.

     Retirement Plan. Saba sponsors a defined contribution retirement savings plan (the "401(k) Plan"). Saba currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. Saba's contributions to the 401(k) Plan were $25,745 in 1995, $44,014 in 1996, and $42,016 in 1997.

Certain Relationships and Related Transactions

     Certain officers, directors and key employees of Saba are engaged in the oil and gas business for their own account and have business relationships with other oil and gas exploration and development companies or individuals. As a result, potential conflicts of interests between such persons and Saba may arise.

     In 1997, Saba adopted a policy whereby all transactions by and between Saba and any affiliate of Saba shall be conducted on an arm's-length basis, and all substantial transactions shall be approved by a majority of Saba's directors without an interest in such transactions.

     In 1995, Saba borrowed $350,000 from Unico, Inc., a company controlled by William N. Hagler, a director. The loan bore interest at 10% per annum and was repaid in December 1995.

     Saba has, from time to time, outstanding balances due to, or receivables due from, Capco and SEDCO (or subsidiaries of such companies). Except as indicated to the contrary, balances from and to Saba are open accounts and are unsecured. The transactions giving rise to such matters are as follows:

     In 1995, Capco loaned $2,221,900 to Saba at 9% per annum; the proceeds were used to acquire certain of Saba's Colombian properties. The loans were evidenced by unsecured promissory notes. $600,000 of the initial loan proceeds was exchanged for 150,000 shares of Common Stock at a price of $4 per share (which exceeded market price at the time). The notes were paid in full in 1997.

     In 1995, Saba borrowed $10,500 from SEDCO on a short-term basis and repaid such amount during 1996.

     In 1995, Saba paid SEDCO $10,700 for reimbursement of prior year charges to Saba.

     In 1995, Saba received $210,100 from Capco for reimbursement of prior year charges and advances and was charged $22,700 for interest on advances.

     In 1995, Saba remitted $92,100 to Capco and affiliates in settlement of prior year charges.

     During 1995, Saba loaned $101,700 to SEDCO, evidenced by a secured promissory note bearing interest at 9% per annum, collateralized by Mr. Chaudhary's vested, but unexercised, options to purchase the Common Stock of Saba. The note's principal and accrued, but unpaid, interest is due December 31, 1998.

     In 1996, Saba received $29,300 from Capco and certain affiliates of Mr. Chaudhary for reimbursement of prior year advances and charged Capco $9,600 for interest on such advances.

     In 1996, Saba charged SEDCO $9,800 for interest on the outstanding note receivable and was charged $5,100 by Saba Energy, Ltd. for interest due to that company.

     Saba charged SEDCO, Capco and certain affiliates of Mr. Chaudhary $92,900 and $26,300 for administrative services provided to such companies during 1995 and 1996, respectively. Such administrative services consisted largely of Mr. Chaudhary's time. Of such amounts, $43,100 was unpaid at December 31, 1996.

     During 1996, a subsidiary of Capco participated in the drilling of one of Saba's exploratory wells on the same basis as did Saba. Saba has billed the subsidiary a total of $112,200, of which $64,700 was outstanding at December 31, 1996.

     During 1996, Saba provided a short-term advance to SEDCO amounting to $10,000. No interest was charged on the advance.

     During 1996, Saba loaned $300,000 to Mr. Chaudhary, evidenced by a promissory note bearing interest at the rate of prime plus 0.75%. Interest is due in quarterly installments and principal is due October 31, 1998. The note is secured by Mr. Chaudhary's vested, but unexercised, options to acquire Common Stock of Saba. In September 1997, Saba commenced amortization of the note by applying twenty percent of Mr. Chaudhary's salary thereto.

     During 1996, Saba loaned $30,000 to William J. Hickey, a director at the time. Such loan is evidenced by an unsecured promissory note, with interest of 9.25% payable at maturity.

     Saba charged SEDCO and Capco $18,600 for administrative services provided to such companies during the year ended December 31, 1997. Such administrative services consisted largely of Mr. Chaudhary's time.

     Saba charged Capco $23,300 for charges incurred in connection with the Solv-Ex Corporation matter, and $93,600 for an advance and related expenses against an indemnification provided by Capco during the year ended December 31, 1997.

     In 1997, Saba received $10,000 in repayment of a short-term advance to SEDCO, and $61,200 from Mr. Chaudhary for accrued interest and principal on his loan from Saba.

     During the year ended December 31, 1997, Saba billed a subsidiary of Capco a total of $18,800 and received payments of $92,000 which included amounts billed in the prior year, in connection with the subsidiary's participation in drilling and production activities in one of Saba's oil properties.

     During the year ended December 31, 1997, Saba charged interest to SEDCO, Ilyas Chaudhary and William Hickey (a former director of Saba) in the amounts of $8,800, $27,500, and $2,700, respectively, on outstanding, interest-bearing indebtedness to Saba.

     During the year ended December 31, 1997, Saba incurred interest charges in the total amount of $60,200 on the notes payable to Capco. Saba paid Capco a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

     From time to time Saba chartered from a non-affiliated airplane leasing service, a jet airplane acquired by Mr. Chaudhary in 1997. When chartering the airplane, Saba paid the rate charged others by the leasing service, less a discount, so that the rate paid by Saba was less than that paid by others. Use of the airplane indirectly benefited Mr. Chaudhary since it reduced the amount of time he was required to engage the airplane. During 1997, Saba incurred usage charges of $72,800. Mr. Chaudhary disposed of his ownership of the airplane in March 1998.

     During the nine months ended September 30, 1998, Saba advanced $36,000 to Capco, evidenced by an unsecured promissory note.

     During the nine months ended September 30, 1998, Saba charged interest to SEDCO, Ilyas Chaudhary, and William Hickey in the amounts of $7,300, $22,100, and $2,200, respectively, on outstanding, interest-bearing, indebtedness to Saba. Saba received $13,400 from Mr. Chaudhary for accrued interest on his loan from Saba, and $29,500 from SEDCO for accrued interest and principal on the loan to that Company.

     During the nine months ended September 30, 1998, Saba charged Capco $1,500 for interest on outstanding advances to that company.

     In July 1997, Saba and Solv-Ex Corporation, which owned interests in two tar sands licenses in the Athabasca region of Alberta, Canada, informally agreed to terms upon which Saba would acquire a 55% interest in the licenses, related improvements and certain related technology, subject to various conditions, including satisfactory results of a due diligence investigation by Saba. Solv-Ex and its principal subsidiary have filed for reorganization pursuant to the United States Bankruptcy Code and for protection under analogous Canadian legislation. To conclude the transaction, Saba would be required to invest approximately $15 million, largely to pay creditors in Canada and would then undertake project development, which could cost as much as $1 billion. In lieu of committing to the purchase, Saba entered into an agreement with Capco by which Saba transferred to Capco its rights under such agreements in exchange for Capco's agreement to convey to Saba a 2% overriding royalty on the project (commencing after the project generated $10 million in gross revenues) and granted to Saba the right to acquire up to 25% of the interests in the project that are acquired by Capco for the same proportion of Capco's cost of acquisition and maintenance of the project. The option runs for two years from the date of Capco's acquisition of the properties or Saba. Neither of these events has occurred. In the investigation and negotiations of the acquisition of the tar sands project, Saba and Capco had agreed that Saba would bear all costs, internal and third party, incurred by Saba prior to August 13, 1997, and that Capco would bear the expenses incurred subsequent to said date. Such costs include $100,000 lent to Solv-Ex as an inducement to negotiate and execute a purchase agreement the amount of which was repaid to Saba in August 1998. Saba's total costs in respect of the acquisition (excluding the loans) are approximately $60,000.

In November 1997, Saba and a large independent oil company each entered into an agreement with Hamar II Associates, LLC, an entity in which Rodney C. Hill, a director of Saba is a member, providing for Saba and the large independent to acquire oil and gas leases and to participate in the drilling of a test well in northern California, to bear a proportionate part of the lease acquisition and maintenance payments and to pay a proportionate share (30% in the case of Saba and 60% in the case of the large independent) of a consideration of $100,000 to members of Hamar, including Rodney C. Hill. Saba has orally agreed to issue 20,000 shares of its Common Stock for no additional consideration should the test well drilled on the Behemoth Prospect be productive in quantities deemed commercial by Saba. Save for the issuance of the Common Stock, the terms of participation are the same for Saba and the large independent, which would be the operator of the project if it were successful. The exploratory well was drilled on this prospect during March and April 1998 and has been abandoned. A technical review of the land block is being performed.

     Rodney C. Hill, a former director of Saba, is the sole stockholder of Rodney C. Hill, a Professional Corporation, which acts as general counsel to Saba. In 1997, such corporation was engaged to provide legal services to Saba pursuant to a retainer agreement, which may be canceled by Saba at any time, and pursuant to which such corporation receives an annual retainer of $150,000 and reimbursement of certain expenses. During 1997, Mr. Hill was granted options to acquire 125,000 shares of the Common Stock of Saba at a price equal to the current fair market value of the Common Stock at the time of grant that vest over a period of five years. In March 1998, the legal services agreement was amended to terminate the existing fee arrangement and limit the scope of representation of Saba to matters pertaining to the proposed business combination with Omimex Resources Inc. with compensation set at $100,000 upon completion of the business combination or $50,000 if such transaction is not consummated. The agreement was further amended to provide for the cancellation of the grant of options to acquire 125,000 shares of Common Stock and, among other consideration, the issuance of 20,000 shares of Common Stock, fully paid, and the grant of options to acquire 30,000 shares of Common Stock at fair market value at the time of grant that vested immediately. In June 1998, the agreement was further amended to expand the scope of representation for a period ending September 30, 1998, for an additional fixed fee of $50,000. The agreement was further updated by Saba for month to month consulting services commencing October 1, 1998, for $6,000 per month. At September 30, 1998, Saba was indebted to the corporation controlled by Mr. Hill in an aggregate amount of $123,400, representing accrued fees and reimbursements.

     Ronald D. Ormand, who served as a director of Saba from May 1997 to July 1998, is a Managing Director of CIBC-Oppenheimer & Co., Inc., which has rendered investment banking services to Saba. During January 1998, Saba engaged CIBC-Oppenheimer to advise Saba with respect to strategies and procedures to adopt in an effort to maximize shareholder values. This engagement was terminated effectively in August 1998.

     William N. Hagler, a director of Saba, was formerly the President of Unico, Inc. and was the President of Capco from July 1997 to September 1997.

     In January 1998, Saba engaged Faysal Sohail, a former director of Saba, to render investor relations services to Saba for which Mr. Sohail had been granted 20,000 shares of fully paid Common Stock.

     Meteor Industries, Inc., of which Capco owns a majority of the stock, has an interest in Saba Power Company Ltd. ("Saba Power"), a limited liability corporation in Pakistan which was established in early 1995 to pursue development of a power plant project in Pakistan (the "Power Project"). On December 27, 1996, Meteor Industries, Inc. entered into an agreement with Saba whereby Saba participated and owns a 0.5% interest in the Power Project. This percentage, however, could be reduced in the event that other shareholders of Saba Power are required to make additional contributions to equity. No such additional equity contributions have been requested.

     In January 1998, Saba entered into an agreement and made a deposit of $36,000 to purchase real property located in Santa Maria, California for $300,000. The purchasing interest of Saba was thereafter assigned to Capco in April 1998, and the sale closed in May 1998. Capco had agreed to reimburse to Saba the $36,000 deposit, with interest at the rate of 12% per annum, within 90 days of closing.

     In July 1998, Bradley Katzung, an officer of Saba, earned a bonus of one percent of the net proceeds of the sale of Saba's interest in oil and gas properties in Michigan for approximately $3.7 million.

     In connection with an Exchange Agreement entered into on March 6, 1998, effective January 1, 1998, and closing on April 6, 1998, by a subsidiary of Saba for its acquisition of the remaining 20% working interest in the Potash Field located in Louisiana and an additional 10.2% working interest in the Manila Village Field in Louisiana, Saba was obligated to tender 200,000 shares of Company Common Stock, free of all restrictions, to the Seller, while Saba was to reserve and withhold 10,000 shares thereof until such time as certain litigation affecting the subject matter of the Exchange Agreement was dismissed or upon written agreement by the parties. In July 1998, the Seller assigned its entire receivable from this transaction, recorded by Saba at a cost of $750,000 based upon the closing price of Saba's Common Stock on the closing date, to Capco and affiliates of Capco in exchange for its receipt of 200,000 unrestricted shares of Company Common Stock.

     In August 1998, and for $525,000, an affiliate of Saba purchased property adjoining Saba's refinery, said land that had been claimed by the predecessor as being contaminated by underground emissions from the refinery. The affiliate offered an option to Saba to assume the payments of the financed balance of $450,000 plus 8.5% interest in exchange for acquiring an interest in the property.

     In August 1998, Saba sold its interest in two producing wells in Alabama for $800,000, an approximate 20% portion of which was paid and acquired by Mr. Chaudhary.

     On October 8, 1998, Randeep S. Grewal became a director of Saba and a member of Saba's Management Committee on November 12, 1998. Mr. Grewal is the Chairman and Chief Executive Officer of HVI. HVI has entered into several transactions with respect to Saba's securities and the designation of directors on Saba's Board of Directors as described in "SABA - Recent Developments - Transactions Involving Horizontal Ventures, Inc."

     Saba entered into a letter of understanding that may be deemed an employment agreement in August 1998, with Charles A. Kohlhaas, a director, and while Dr. Kohlhaas was employed by Saba as its Chief Executive Officer and President on an interim basis. Saba is unsure as to what rights, if any, may be continuing under the August letter of understanding.

                         PRINCIPAL STOCKHOLDERS OF SABA

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock by (i) each person who is either the record owner or known to Saba to be a beneficial owner of more than 5% of the Common Stock, (ii) each director and named executive officer of Saba and (iii) all directors and officers of Saba as a group. Shares Beneficially Owned and Ownership as a Percent of Common Stock is given as of December 8, 1998, when there were 11,385,726 shares outstanding. Ownership as a Percent of Common Stock Assuming Full Conversion and Exercise assumes that the 8,000 shares of Series A Preferred Stock including a $360,000 dividend through September 30, 1998, are converted in accordance with the agreements between and among Saba, HVI and RGC, that all 269,663 Warrants issued in connection with the Series A Preferred Stock are exercised, and that Saba obtains all requisite approval to comply with the terms of the Series A Preferred Stock with respect to conversion. See "Risk Factors-Potential Dilution Series A Preferred Stock". Such conversion and exercise would increase the outstanding shares by approximately 4,535,604 shares to 15,587,997. Because the Series A Preferred Stock is not required to be converted and the conversion rate varies with the current price of the stock these numbers could vary materially. [TO BE REVISED]

                                                                                        Ownership as a Percent of
                                    Shares Beneficially    Ownership as a Percent of    Common Stock Assuming Full
                                         Owned (1)                Common Stock          Conversion and Exercise
                                         ---------                ------------          -----------------------
Principal Stockholders:
-----------------------
  Saba Acquisub Inc. (2)                 3,000,000                   26.3%                      _____%
     3201 Airport Drive, Suite 201
     Santa Maria, CA 93455

  Horizontal Ventures, Inc. (2)(3)       6,380,012                   46.1%                      _____%
     630 Fifth Avenue, Suite 1501
     New York, New York

Other Directors and Named
Executive Officers:
-------------------
  Dr. Charles A. Kohlhaas                        0                      *                           *
  William N. Hagler                         14,000                      *                           *
  Randeep S. Grewal (4)                          0                      *                           *
  Alex S. Cathcart                               0                      *                           *
  Herb Miller                                    0                      *                           *
  Burt Cormany                                   0                      *                           *
  Imran Jattala                             11,500                      *                           *
  Susan M. Whalen                                0                      *                           *

  All Directors and Officers as a Group     25,500                      *                           *

-------------

     Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, but not limited to, the exercise of any option, warrant or conversion of a security. In making this calculation, options and warrants which are significantly "out-of-the-money" and therefore unlikely to be exercised within sixty days are not included in the calculation of beneficial ownership. For this purpose, Saba deems options and warrants with an exercise price above $2.50 as unlikely to be exercised within the next sixty days. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

*    Less than one percent.

(1) Except as otherwise indicated, Saba believes that the beneficial owners of the Common Stock listed above have sole investment and voting power with respect to such shares subject to community property laws where applicable.

(2)  HVI  currently  holds all of the  outstanding  shares of Saba Acquisub Inc.
     ("SAI") . HVI acquired all of the outstanding shares of SAI pursuant to a Stock Exchange Agreement with the former shareholders of SAI. Prior to the

                                      150

     consummation of the Stock Exchange Agreement, SAI was owned by Capco Resources Ltd. (26.67%), Capco Acquisub, Inc., a wholly owned subsidiary of Capco Resources Ltd. (63.62%), SEDCO, Inc. (5.54%) and Parkfield Management Limited (4.17%). The former shareholders of SAI have the right until December 31, 1998 to unanimously terminate the agreement and reacquire their shares of SAI. Ilyas Chaudhary owns 50% of a privately held Canadian company, which through a subsidiary, owned 90% by it and 10% by Mr. Chaudhary, owns 1,582,126 shares of the common stock of Capco Resources Ltd. Mrs. Bushra Chaudhary, the wife of Mr. Chaudhary, owns the remaining 50% of the privately held Canadian company. Faisal Chaudhary, the adult son of Mr. and Mrs. Chaudhary, owns 905,961 shares of the common stock of Capco Resources Ltd. and Aamna Chaudhary, the daughter of Mr. and Mrs. Chaudhary, owns 905,961 shares of the common stock of Capco Resources Ltd. Mr. and Mrs. Chaudhary each disclaim beneficial interest in the shares of Capco Resources Ltd. owned by each other and in the shares held by Faisal Chaudhary. SEDCO, a corporation wholly owned by Mr. Chaudhary, owns 4,227,821 shares of the common stock of Capco Resources Ltd. As of November 30, 1998 there were 9,148,311 outstanding shares of the common stock of Capco Resources Ltd. Shares in Capco Resources Ltd. owned by members of Mr. Chaudhary's family may be deemed to be owned by Mr. Chaudhary by reason of the attribution rules of the Securities and Exchange Commission. The remaining 1,526,442 shares of Capco Resources Ltd. common stock are held by the public.

(3) Consists of (i) An aggregate of 300,012 shares of Common Stock of Saba into which the 690 shares of Saba's Series A Preferred Stock acquired by HVI from RGC under the Preferred Stock Transfer Agreement, along with the accrued but unpaid dividends on such shares of Series A Preferred Stock, are convertible, (ii) 2,500,000 shares of Common Stock which are to be issued to HVI under the Common Stock Purchase Agreement (of which 333,333 shares have been issued to HVI as part of an interim closing), (iii) 500,000 shares of Common Stock held by International Publishing Holding s.a. ("IPH") and subject to a presently exercisable call option by HVI under the option agreement between HVI and IPH, with the dispositive and voting power for such 500,000 shares being effectively shared between HVI and IPH, (iv) 80,000 shares of Common Stock held directly by HVI and (v) 3,000,000 shares of Common Stock held by SAI, a wholly owned subsidiary of HVI.

(4) Mr. Grewal is an affiliate of, but does not control the Board of Directors for, HVI.

                              SHAREHOLDER PROPOSALS

     It is anticipated that HVI's 1999 Annual Meeting of Shareholders will be held in July 1999. Shareholders of HVI who intend to present proposals at such Annual Meeting must submit their proposals to HVI on or before December 31, 1998, for inclusion, if appropriate, in HVI's proxy statement and form of proxy relating to the 1999 Annual Meeting.

                                     EXPERTS

     The consolidated financial statements of HVI as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 included in this Joint Proxy Statement/Prospectus have been audited by Bateman & Co., Inc., P.C., independent certified public accountants, as indicated in their report dated April 14, 1998 with respect thereto and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Saba as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Joint Proxy Statement/Prospectus have been audited by PricewaterhouseCoopers, LLP, independent certified public accountants, as indicated in their report dated April 15, 1998, which report contains an explanatory paragraph concerning substantial doubt regarding Saba's ability to continue as a going concern, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

     Certain estimates of HVI oil and gas reserves as of December 31, 1995, 1996 and 1997 appearing in this Joint Proxy Statement/Prospectus were based upon engineering reports prepared by the independent petroleum engineering firms of Netherland, Sewell & Associates, Inc. Such estimates are included herein in reliance upon the authority of such firms as experts in such matters.

     Certain estimates of Saba oil and gas reserves as of December 31, 1995, 1996 and 1997 appearing in this Joint Proxy Statement/Prospectus were based upon engineering reports prepared by the independent petroleum engineering firms of Netherland, Sewell & Associates, Inc. and Sproule Associates Limited. Such estimates are included herein in reliance upon the authority of such firms as experts in such matters.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of HVI Common Stock to be issued upon consumption of the Merger Agreement have been passed upon by Cohen Brame & Smith Professional Corporation.

                       WHERE YOU CAN FIND MORE INFORMATION

     HVI and Saba file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file and the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. HVI and Saba public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning HVI also may be inspected at the offices of the NASD, 1735 K Street, Washington, D.C. 20006. Reports, proxy statements and other information concerning Saba also may be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

     HVI has filed the Registration Statement to register with the SEC the shares of HVI common stock to be issued to Saba shareholders in the merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of HVI, a proxy statement for the HVI Special Meeting and a proxy statement of Saba for the Saba Special Meeting.

     As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

     HVI  has   supplied   all   information   contained  in  this  Joint  Proxy
Statement/Prospectus relating to HVI, and Saba has supplied all such information relating to Saba.

     You should rely only on the information contained in this Joint Proxy Statement/Prospectus to vote your shares at the HVI Special Meeting or Saba Special Meeting. HVI and Saba have not authorized anyone to provide you with information that is different from what is contain in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated January ____, 1999. You should not assume that the information contained in the Joint Proxy Statement/Prospectus is accurate as of any date other than that date, and neither the mailing of this Joint Proxy Statement/Prospectus to shareholders nor the issuance of HVI common stock in the merger shall create any implication to the contrary.

                                     GENERAL

     The costs of soliciting proxies of HVI and Saba will be paid by HVI and Saba. In addition to the use of the mails, proxies may be personally solicited by directors, officers or regular employees of HVI or Saba (who will not be compensated separately for their services) by mail, telephone, telegraph, cable or personal discussion. HVI and Saba will also request banks, brokers, and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of stock held of record by such persons and request authority for the execution of proxies. HVI or Saba will reimburse such entities for reasonable out-of-pocket expenses incurred in handling proxy materials for the beneficial owners of HVI's and Saba's Common Stock.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by delivering to the Chairman and Chief Executive Officer of HVI or the Secretary of Saba, a written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same shares, or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute revocation of a proxy unless the shareholder votes their shares of Common Stock in person at the Meeting. Any notice revoking a proxy should be sent to the Chairman and Chief Executive Officer of HVI, Randeep S. Grewal, at 630 Fifth Avenue, Suite 1501,
New York, New York 10111, or the Secretary of Saba, Susan M. Whalen, 3201 Airpark Drive, Suite 201, Santa Maria, California 93455.

     All shares represented at the HVI Special Meeting or the Saba Special Meeting by a proxy will be voted in accordance with the instructions specified in that proxy. Proxies received and marked "Abstain" as to any particular proposal, will be counted in determining a , however, such proxies will not be counted for the vote on that particular proposal. A majority of the shares represented at the meeting is required to ratify any proposal presented. If no instructions are marked with respect to the matters to be acted upon, each proxy will be voted FOR the matter to be voted upon.

     Please complete, date, sign and return the accompanying proxy promptly.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY, NO MATTER HOW LARGE OR SMALL YOUR HOLDING MAY BE.

HORIZONTAL VENTURES, INC.
CONDENSED COMBINED PROFORMA BALANCE SHEET
SEPTEMBER 30, 1998


                                                                        UNAUDITED
                               --------------------------------------------------------------------------------------------
                                       SABA               HVI            ADJUSTMENTS            REF           COMBINED
                               --------------------------------------------------------------------------------------------

CASH                             $       1,186,671   $      838,547        7,179,870             A        $      9,205,088
A/R                                      5,464,432           86,755                                              5,551,187
ALLOWANCE                                 (78,000)         (74,092)                                              (152,092)
OTHER                                    2,750,105            3,272                                              2,753,377
                               -------------------------------------                                      -----------------
          TOTAL CURRENT ASSETS           9,323,208          854,482                                             17,357,560

O&G PROPERTIES                          79,717,781        7,042,862                                             86,760,643
LAND                                     3,175,568          135,826                                              3,311,394
PLANT & EQUIPMENT                        5,998,985        1,393,610                                              7,392,595
ACCUM DEPLET & DEPREC.                (45,470,788)        (824,151)                                           (46,294,939)
OTHER                                    1,176,320          325,267                                              1,501,587
GOODWILL                                                                  28,594,938             B              28,594,938
                               -------------------------------------                                      -----------------
                  TOTAL ASSETS          53,921,074        8,927,896                                             98,623,778
                               =====================================                                      =================

A/P & ACCRUED LIAB                      12,488,875           59,672                                             12,548,547
INCOME TAXES PAYABLE                     1,413,494                -                                              1,413,494
CURRENT-LT DEBT                         25,172,694           15,771                                             25,188,465
BRIDGE FINANCING:                                                        15,879,000              C              15,879,000
                               -------------------------------------                                      -----------------
     TOTAL CURRENT LIABILITIES          39,075,063           75,443                                             55,029,506

LT DEBT, NET                             5,347,411           52,283                                              5,399,694
OTHER                                    1,584,914                                                               1,584,914
DEFERRED TAXES                              93,060                                                                  93,060
MINORITY INTEREST                          621,366                                                                 621,366
PREFERRED STOCK                          7,169,170                       (6,273,024)              D                 896,146
                               -------------------------------------                                      -----------------
             TOTAL LIABILITIES          53,890,984          127,726                                             63,624,686

SABA:
-------------------------------
COMMON STOCK                                11,052                          (11,052)              E                      -
APIC                                    16,971,131                      (16,971,131)              E                      -
ACCUM DEFICIT                          (16,709,302)                       16,709,302              E                      -
CTA                                       (242,791)               -          242,791              E                      -
                               --------------------

HVI:
-------------------------------
COMMON STOCK                                             11,672,519       26,207,922              F              37,880,441
APIC                                                              -                                                       -
ACCUM DEFICIT                                            (2,872,349)          (9,000)             G              (2,881,349)
                                                   -----------------                                      -----------------

TOTAL EQUITY                                30,090        8,800,170                                              34,999,092
                               =====================================                                      =================
TOTAL EQUITY & LIAB            $        53,921,074  $     8,927,896                                             98,623,778
                               =====================================                                      =================

OUTSTANDING SHARES:
SABA COMMON                             11,052,393                       (11,052,393)             H                       -
SABA PREFERRED                               8,000                            (8,000)             I                       -
HVI COMMON                                                 1,570,981       2,688,658              F               4,259,639
                                                                                                          =================

                                                              153

HORIZONTAL VENTURES, INC.
CONDENSED COMBINED PROFORMA STATEMENT OF OPERATIONS
DECEMBER 31, 1997


                                                                         UNAUDITED
                                             ------------------------------------------------------------------
                                                     SABA                    HVI                  COMBINED
                                             ------------------------------------------------------------------

O&G SALES                                    $         33,969,151    $       211,696         $      34,180,847
OTHER                                                   2,026,611                  -                 2,026,611
                                             ------------------------------------------------------------------
                              TOTAL REVENUES           35,995,762            211,696                36,207,458

PRODUCTION COSTS                                       16,607,027            247,979                16,855,006
G&A                                                     5,124,771            780,373                 5,905,144
DD&A                                                    7,264,956                  -                 7,264,956
WRITE-DOWN OF PROPERTIES                                                           -                         -
                                                                -
                                             ------------------------------------------------------------------
                              TOTAL EXPENSES           28,996,754          1,028,352                30,025,106
                                             ------------------------------------------------------------------

                     OPERATING INCOME (LOSS)            6,999,008          (816,656)                 6,182,352

LOSS ON SALE OF ASSETS                                                      (21,062)                  (21,062)
INTEREST INCOME                                           165,949             11,873                   177,822
OTHER                                                   (535,426)                                    (535,426)
INTEREST EXPENSE                                      (2,304,517)           (25,271)               (2,329,788)
GAIN OF ISSUANCE OF SHARES-SUB                              4,036                  -                     4,036
                                             ------------------------------------------------------------------
TOTAL OTHER                                           (2,669,958)           (34,460)                (2,704,418)
                                             ------------------------------------------------------------------
                           LOSS BEFORE TAXES            4,329,050          (851,116)                 3,477,934

INCOME TAX PROVISION                                    1,875,720                  -                 1,875,720
MINORITY INTEREST IN LOSS                                  55,883                  -                    55,883
                                             ==================================================================
                           NET INCOME (LOSS)  $         2,397,447     $     (851,116)          $     1,546,331
                                             ==================================================================

COMPREHENSIVE LOSS                            $         2,296,433     $            -           $     2,296,433
                                             ==================================================================

WTD SHARES BASIC                                       10,649,766            591,053                 4,259,639
WTD SHARES DILUTED                                     12,000,940                  -                         -

INCOME (LOSS) PER SHARE                       $              0.23     $        (1.44)          $          0.36
                                             ==================================================================



HORIZONTAL VENTURES, INC.
CONDENSED COMBINED PROFORMA STATEMENT OF OPERATIONS
SEPTEMBER 30, 1998
                                                                          UNAUDITED
                                               ----------------------------------------------------------------
                                                      SABA                 HVI                    COMBINED
                                               ----------------------------------------------------------------

O&G SALES                                      $       15,768,650    $       129,852          $     15,898,502
OTHER                                                   2,914,512                  -                 2,914,512
                                               ----------------------------------------------------------------
                                TOTAL REVENUES         18,683,162            129,852                18,813,014

PRODUCTION COSTS                                       10,139,965            119,334                10,259,299
G&A                                                     4,973,828          1,270,978                 6,244,806
DD&A                                                    5,500,339                  -                 5,500,339
WRITE-DOWN OF PROPERTIES                               17,852,367                  -                17,852,367
                                               ----------------------------------------------------------------
                                TOTAL EXPENSES         38,466,499          1,390,312                39,856,811
                                               ----------------------------------------------------------------

                                OPERATING LOSS       (19,783,337)        (1,260,460)              (21,043,797)

INTEREST INCOME                                           126,047                  -                   126,047
OTHER                                                 (1,250,884)             72,011               (1,178,873)
INTEREST EXPENSE                                      (2,518,573)                  -               (2,518,573)
                                               ----------------------------------------------------------------
                                   TOTAL OTHER        (3,643,410)             72,011               (3,571,399)
                                               ----------------------------------------------------------------
                             LOSS BEFORE TAXES       (23,426,747)        (1,188,449)              (24,615,196)

INCOME TAX PROVISION                                      149,356                                      149,356
                                                                                   -
MINORITY INTEREST IN LOSS                                (77,886)                                     (77,886)
                                                                                   -
                                               ================================================================
                                      NET LOSS  $     (23,498,217)    $   (1,188,449)           $  (24,686,666)
                                               ================================================================

COMPREHENSIVE LOSS                                   (23,651,276)                  -               (23,651,276)
                                               ================================================================

WTD SHARES BASIS                                       10,993,524          1,570,981                 4,259,639
WTD SHARES DILUTED                                     10,993,524

LOSS PER SHARE                                  $           (2.14)     $       (0.76)            $       (5.80)
                                               ================================================================

                                                                       155

Notes to Pro Forma Condensed Combined Financial Statements
----------------------------------------------------------

Statements of Operations
------------------------

No pro forma adjustments have been made to give effect to the combined income tax expense and/or benefit. Nor have any adjustments been made to give effect to any increase or decrease in operating and general and administrative costs that may occur as a result of the merger. There has been no adjustment made for interest expense that may or may not occur as the result of HVI obtaining short-term bridge financing to finance HVI's acquisition of common shares of SABA prior to the merger.

Balance Sheet
-------------

A. HVI purchased 690 shares of SABA Series A convertible preferred stock from RGC for $750,000, $250,000 cash and $500,000 promissory note to a third party subsequently converted to bridge financing. HVI purchased from SABA 2,500,000 of SABA's common stock for $7,500,000 cash. HVI obtained bridge financing to fund the purchase. HVI purchased 80,000 common shares of SABA in the open market for cash $70,130. Total cash inflows to SABA = $7,500,000, total cash outflows of HVI = $320,130, net pro forma cash adjustment = $7,179,870.

B. Assumes that net book value of SABA $13,803,114 at time of merger approximated fair value. HVI's total investment in SABA prior to merger was $30,260,130 for 10,527,112 common shares. Total outstanding SABA shares prior to merger 18,619,060, resulting in 8,091,948 non-HVI-owned SABA shares. Per terms of merger agreement, HVI issued one share of its common stock for six shares of outstanding SABA common shares, resulting in the issuance of 1,348,658 HVI common shares. Market price of HVI shares at September 30, 1998 was $9.00 resulting in purchase price of $12,137,922. Total purchase price of 100% of SABA outstanding shares was $42,398,052 resulting in an excess of purchase price over fair value of SABA's net assets of $28,594,938, recorded as goodwill.

C. HVI plans to obtain bridge financing to fund the following purchases of SABA preferred and common stock. $500,000 to pay of short-term note payable to a third party related to the purchase of 690 shares of convertible SABA preferred stock, $6,859,000 to pay off a short-term note payable to a third party related to the purchase of 6,310 shares of convertible SABA preferred stock, exercise of a third party call option to purchase 500,000 shares of SABA common stock for $1,020,000, purchase of 333,333 SABA common shares from SABA for $1,000,000 and exercise of option to purchase 2,166,667 shares of SABA common stock for $6,500,000.

D. Assumes the conversion of 7,000 shares of Series A preferred stock. Face value of 8,000 shares = $7,169,170, therefore outstanding face value related to 7,000 shares = $6,273,024. The preferred shares were converted to 5,066,667 common shares for a total value of $7,600,000 as approved by SABA board of directors, resulting in a loss of $1,326,976 charged to accumulated deficit.

Notes to Pro Forma Condensed Combined Financial Statements continued
--------------------------------------------------------------------


E. Total equity of SABA $30,090 purchased by HVI in merger transaction. Adjustments to equity prior to merger include: issuance of 7,567,000 SABA common shares for $15,100,000, of which $7,600,000 was value assigned for conversion of preferred shares (see Note D), and $7,500,000 cash (see Note
     A), less the charge to accumulated deficit (see Note D) of $1,326,976 resulting in total equity or net book value of $13,803,114.

F. Issuance of 1,340,000 common shares valued at market on November 23, 1998 of $10.50 per share totaling $14,070,000 to Saba Acquisub, Inc. in exchange for all outstanding shares of Saba Acquisub whose only asset was 2,960,445 common shares of SABA. Issuance of 1,348,658 shares in merger with SABA valued at $12,137,922 (see Note B), for total increase to equity of $26,207,922.

G. Loss on the conversion of SABA preferred shares to SABA common shares. HVI's investment in the preferred shares was $7,609,000, and the conversion was valued at $7,600,000 (see Note D).

H. Assumes return to treasury and cancellation of all outstanding SABA common shares upon effective date of merger.

I. Assumes 1,000 outstanding SABA series A preferred shares will be redeemed at face value of $896,146. The unaudited pro forma condensed combined balance sheet reflects the liability for the amount due to the preferred shareholder.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES


                                                                            PAGE

HORIZONTAL VENTURES, INC.

Reports of Independent Public Accountants . . . . . . . . . . . . . . .      F-2
Consolidated Balance Sheet as of December 31, 1997. . . . . . . . . . .      F-3
Consolidated Statements of Operations for the Two Years Ended
         December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . .      F-4
Consolidated Statements of Stockholders' Equity for  the Two Years
         Ended December 31, 1997 and 1996 . . . . . . . . . . . . . . .      F-5
Consolidated Statements of Cash Flows for the Two Years Ended
         December 31, 1997 and 1996 . . . . . . . . . . . . . . . . . .      F-7
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . .      F-9

Consolidated Balance Sheet as of September 30, 1998 (Unaudited) . . . .      F-
Consolidated Statements of Operations for the Three Months and
         Nine Months Ended September 30, 1998 and 1997 (Unaudited). . . F-Consolidated Statements of Cash Flows for the Nine Months Ended
         September 30, 1998 and 1997 (Unaudited). . . . . . . . . . . .      F-
Notes to Unaudited Consolidated Financial Statements, September 30,
         1998 and 1997 (Unaudited). . . . . . . . . . . . . . . . . . .      F-

Financial statement schedules have been omitted since they are either not required, are not applicable or the required information is included in the consolidated financial statements or the notes thereto.

SABA PETROLEUM COMPANY

Report of Independent Accountants . . . . . . . . . . . . . . . . . . .      F-
Consolidated Balance Sheets as of  December 31, 1996 and 1997
         and June 30, 1998  (unaudited) . . . . . . . . . . . . . . . .      F-
Consolidated Statements of Operations for the three years ended
         December 31, 1995, 1996 and 1997 and the six months
         ended June 30, 1997 and 1998 (unaudited) . . . . . . . . . . .      F-
Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1995, 1996 and 1997 and the six
         months ended June 30, 1997 and 1998 (unaudited) . . . .  . . .      F-
Consolidated Statements of Cash Flows for the three years ended
         December 31, 1995, 1996 and 1997 and the six months ended
         June 30, 1997 and 1998 (unaudited) . . . . . . . . . . . . . .      F-
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . .      F-
Supplemental Information About Oil and Gas Producing
         Activities (unaudited) . . . . . . . . . . . . . . . . . . . .      F-

Supporting Financial Statement Schedule:
Report of Independent Accountants . . . . . . . . . . . . . . . . . . .      F-

Schedule II - Valuation and Qualifying Accounts, years ended
         December 31, 1995, 1996 and 1997 . . . . . . . . . . . . . . .      F-

Financial statement schedules other than that listed above have been omitted since they are either not required, are not applicable or the required information is included in the footnotes to the financial statements

Bateman & Co., Inc. P.C.                                  5 Briardale Court
Certified Public Accountants                              Houston, TX 77027-2904
                                                          (713) 552-9800
                                                          Fax (713) 552-9700
                                                          www.batemanhouston.com


INDEPENDENT AUDITORS' REPORT


To The Stockholders and Board of Directors
Petro Union, Inc., dba Horizontal Ventures, Inc.

     We have audited the accompanying consolidated balance sheet of Petro Union, Inc. (a Colorado corporation), dba Horizontal Ventures, Inc., as of December 31, 1997, and the related consolidated statements of operations, owners' equity (deficit), and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petro Union, Inc., dba Horizontal Ventures, Inc., as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

                                          /S/ BATEMAN & CO., INC., P.C.


Houston, Texas
April 14, 1998

           PETRO UNION, INC., d/b/a HORIZONTAL VENTURES, INC.(Note 1)
                           Consolidated Balance Sheet
                                December 31, 1997


ASSETS

Current assets:
         Cash and cash equivalents                                 $  2,318,952
         Time deposits and funds held in escrow                       1,613,695

Accounts receivable:
         Trade, net of allowance for doubtful accounts of $74,092        17,181
         Other                                                            3,433
                                                                   ------------

Total current assets                                                  3,953,261


Properties and equipment, at cost, net of accumulated depreciation
and depletion of $597,926                                             6,794,847

Other assets:
         Deposits, prepayments, and deferred charges                    54,514
                                                                   ------------

Total other assets
                                                                        54,514
                                                                   ------------
                                    Total Assets                   $ 10,802,622
                                                                   ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Current maturities of long term notes                     $     21,782
         Accounts payable and accrued expenses                          271,045
         Other current liabilities                                      527,500
                                                                   ------------

Total current liabilities                                               820,327

Noncurrent liabilities:
         Long term note payable, net of current maturities               77,086
                                                                   ------------

                                    Total liabilities              $    897,413
                                                                   ------------

Commitments and contingencies                                              --

Stockholders' equity:
         Common stock, no par value, 50,000,000 shares authorized,
         1,558,843 shares issued and outstanding                     11,588,073

Accumulated deficit                                                  (1,682,864)
                                                                   ------------

Total owners' equity (deficit)                                        9,905,209
                                                                   ------------
Total liabilities and owners' equity
                                                                   $ 10,802,622
                                                                   ============


The accompanying notes are an integral part of these financial statements.

            PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                      Consolidated Statements of Operations
                 For The Years Ended December 31, 1997 and 1996


                                                       Years Ended December 31,
                                                          1997           1996
                                                          ----           ----

Revenues                                               $ 211,696      $ 604,475
Cost of revenues                                         247,979        367,419
                                                       ---------      ---------

         Gross profit                                    (36,283)       237,056
                                                       ---------      ---------


General and administrative expenses:
         Salaries and wages                              213,213        235,701
         Depreciation and amortization                    24,016         19,174
         Rentals                                          31,262          9,891
         Taxes, other than on income                      16,059         21,737
         Other administrative expenses                   495,823        307,899
                                                       ---------      ---------

Total general and administrative expenses                780,373        594,402
                                                       ---------      ---------
         Loss from operations                           (816,656)      (357,346)
                                                       ---------      ---------

Other income (expense):
         Gain (loss) on
             sale of assets                             ( 21,062)        15,091
             Interest income                              11,873             61
             Interest expense                            (25,271)       (34,939)
                                                       ---------       --------
         Net other income (expense)                      (34,460)       (19,787)
                                                       ---------       --------
         Loss before taxes on income                    (851,116)      (377,133)

Provision for taxes on income                               --             --
                                                       ---------      ---------
         Net loss                                      ($851,116)     ($377,133)
                                                       =========      =========
                                                       ($   1.44)     ($   4.70)
Loss per share of common stock                         =========      =========


The accompanying notes are an integral part of these financial statements.


                                      PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                                         Consolidated Statements of Owners' Equity (Deficit)
                                            For The Years Ended December 31, 1997 and 1996


                                                                                                               Capital
                                        Common Stock       Series A Preferred Stock  Capital In             Contributed by
                                                                                     Excess of  Accumulated   Limited
                                      Shares     Amount       Shares     Amount      Par Value    Deficit     Partners        Total
                                      ------     ------       ------     ------      ---------    -------     --------        -----
Balance, December 31, 1995             1,200   $   1,200         --     $    --          --     $(454,615)   $ 760,000    $ 306,585
Change in par value
from 1.00 per share
to $.01 per share                       --        (1,188)        --          --         1,188        --           --           --

Stock issued for
services                               2,490          25         --          --         2,257        --           --          2,282

Partner's capital
interest issued for
services                                --          --           --          --          --          --         58,000       58,000

Net loss                                                                                         (377,133)                 (377,133)
                                     -------      -------     -------    --------   ---------    --------     --------     --------

Balance, December 31, 1996             3,690          37         --          --         3,445    (831,748)     818,000      (10,266)

Stock issued for
services                              30,000         300         --          --          --          --           --            300

Stock issued in
exchange for
subordinated
convertible
debentures, and net
assets of limited
partnership                          725,770       7,258         --          --     1,398,831        --       (818,000)     588,089

Stock issued for cash                   --          --      3,000,000      30,000     570,000        --           --        600,000
                                     -------       -----    ---------     -------   ---------     --------    ---------    --------


                                       F-5

                                      PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                                         Consolidated Statements of Owners' Equity (Deficit)
                                            For The Years Ended December 31, 1997 and 1996
                                                            (Continued)


                                                                                                               Capital
                              Common Stock           Series A Preferred Stock       Capital In              Contributed by
                                                                                    Excess of     Accumulated  Limited
                         Shares         Amount       Shares             Amount      Par Value       Deficit    Partners     Total
                         ------         ------       ------             ------      ---------       -------    --------     -----

Balance prior to
reverse merger with
Petro Union, Inc.         759,460          7,595      3,000,000         30,000      1,972,276       (831,748)   --        1,178,123

Effect of reverse
merger with Petro, Inc.   240,805      6,174,675     (3,000,000)       (30,000)    (1,972,276)          --      --        4,172,399

Stock issued for cash
in Reg "S" offerings      552,470      5,801,518           --             --             --             --      --        5,801,518

Less, Related
offering costs               --         (454,837)          --             --             --             --      --         (454,837)

Issuance of stock to
retire note payable
to related party            6,108         59,122           --             --             --             --      --           59,122

Net loss                     --             --             --             --             --         (851,116)   --         (851,116)

Balance December
31, 1997                1,558,843   $ 11,588,073           --     $       --     $       --     $ (1,682,864)  $--     $  9,905,209
                        =========   ============   ============   ============   ============   ============   =====   ============


The accompanying notes are an integral part of these financial statements.

                                                         F-6


                PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                          Consolidated Statements of Cash Flows
                     For The Years Ended December 31, 1997 and 1996


                                                                Years Ended December 31,
                                                                  1997           1996
                                                                  ----           ----

Cash flows from operating activities:
         Net (loss)                                           ($  851,116)   ($  377,133)

         Adjustments to reconcile net loss to
              net cash provided (used) by operations:
         Depreciation and amortization                            177,426        121,708
         (Gain) loss on sale of assets                             21,062        (15,091)
         Stock and partners' capital interests
              issued for services                                     300         60,282
         (Increase) decrease in accounts receivable                66,040        (35,705)
         (Increase) decrease in accounts
              receivable, employees                                 3,953         (3,953)
         (Increase) in accounts receivable,
              related parties                                        --            1,200
         (Increase) in accounts receivable, other                  (3,433)          --
         Increase (decrease) in accounts
              payable and accrued expenses                        136,716        109,955
                                                              -----------    -----------
         Net cash (used) by operating activities                 (449,052)      (138,737)
                                                              -----------    -----------


Cash flows from investing activities:
         (Increase) in time deposits and funds
              held in escrow                                   (1,613,695)          --
         (Increase) in property and equipment                  (2,157,320)      (381,215)
         Proceeds from sale of property and equipment              55,181         86,672
         (Increase) decrease in deposits and prepayments            1,286         (8,066)
                                                              -----------    -----------
  Net cash (used) by investing activities                      (3,714,548)      (302,609)
                                                              -----------    -----------


Cash flows from financing activities:
         Increase (decrease) in due to related parties               --          (36,785)
         Proceeds from notes payable                                 --          161,959
         Repayments of notes payable                             (206,084)      (150,589)
         Proceeds from loan from related party                     59,122           --
         Increase in other current liabilities, incurred to
              finance acquisition of property and equipment       500,000           --
         Change in customer payments received in advance          (30,000)        30,000
         Proceeds from subordinated convertible debentures           --          433,231


                                      F-7

                PETRO UNION, INC., dba HORIZONTAL VENTURES, INC. (Note 1)
                          Consolidated Statements of Cash Flows
                     For The Years Ended December 31, 1997 and 1996
                                      (Continued)



         Proceeds from sale of stock, net of expenses           5,946,681           --
         Stock issued for net assets of limited partnership       972,858           --
         Less, Partners' prior capital contributions             (818,000)          --
         Other                                                     51,517           --
                                                              -----------    -----------
         Net cash provided by financing activities              6,476,094        437,816
                                                              -----------    -----------
         Net increase (decrease) in cash and cash
              equivalents                                       2,312,494         (3,530)

Cash and cash equivalents:
         Beginning of period                                        6,458          9,988
                                                              -----------    -----------
         End of period                                        $ 2,318,952    $     6,458
                                                              ===========    ===========
Non-cash financing and investing activities:
         Stock issued for services                            $       300    $     2,282
         Partners' capital interests issued for
              services                                               --           58,000
         Stock issued for subordinated convertible
              debentures                                          433,231           --
         Stock issued for net assets of limited
              partnership                                         972,858           --
         Property and equipment acquired by
              issuance of notes payable                           500,000         20,159
         Property and equipment acquired in
              reverse merger with Petro Union, Inc.,
              net of debt assumed                               4,120,882

Supplementary cash flow data:
         Interest paid                                             26,324         33,886
         Income taxes paid                                           --             --


The accompanying notes are an integral part of these financial statements.


                                      F-8

            Petro Union, Inc. dba Horizontal Ventures, Inc. (Note 1)
                   Notes to Consolidated Financial Statements
                     December 31, 1997 and December 31, 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Nature of business and organization - Petro Union, Inc. ("PUI"), dba Horizontal Ventures, Inc., is engaged in contract drilling of oil and gas wells and in development of oil and gas properties for its own account. Its executive offices are located in New York, New York, and it has field offices in Tulsa, Oklahoma and Evansville, Indiana. It offers its services primarily in the western, midwestern, and southwestern United States. It has oil and gas properties in California and oil, gas, and limestone properties in the midwestern United States.

     Petro Union was a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code until August 28, 1997, at which time the Bankruptcy Court approved its plan of reorganization. As a part of its plan of reorganization, PUI agreed to acquire all the outstanding stock of Horizontal Ventures, Inc. ("HVI"). The acquisition of HVI was completed on September 9, 1997, and after the acquisition, HVI shareholders owned more than 50% of the outstanding shares of PUI. Therefore, pursuant to the rules of the Securities and Exchange Commission, the transaction has been accounted for as a "reverse merger." Accordingly, the accompanying consolidated statements of operations and consolidated statements of cash flows reflect the historical operations and cash flows of HVI (including those of PUI after September 9, 1997, the effective date of the merger), whereas previous reports filed by the Company reflected operations and cash flows of PUI. Horizontal Ventures, Inc. and Petro Union, Inc. completed a statutory merger under the laws of the State of Colorado effective December 31, 1997. The name of the merged entity, Petro Union, Inc., is intended to be changed to Horizontal Ventures, Inc. when approved by shareholders.

     Horizontal Ventures, Inc. (the "Company") was organized under the laws of the State of Oklahoma on September 2, 1994. It was engaged in organizational activities through the end of 1994, and commenced operations in 1995. On December 23, 1994, the Company organized an Oklahoma limited partnership, Horizontal Ventures 1995 Limited Partnership (the "Limited Partnership"), in which it was the sole general partner. The Limited Partnership commenced operations in 1995. The Company retained a 20.83% interest in the Limited Partnership for its services in forming and managing the entity, and limited partners received the remaining interests in exchange for cash contributions of $760,000. As the sole general partner, the Company maintained operational control over the activities of the Limited Partnership. As indicated below, the Limited Partnership was merged into the Company effective January 1, 1997 in an exchange of Company stock for the limited partners' interests, which was accounted for using the companies' historical accounting bases, similar to pooling of interests accounting.

     Basis of presentation - The accounting and reporting policies of the Company conform to generally accepted accounting principles.

     Principles of combination - Pursuant to guidance contained in Statement of Position Number 78-9 issued by the Accounting Standards Division of the American Institute of Certified Public Accountants, the Limited Partnership is considered to be a wholly-owned subsidiary of the Company for 1995 and 1996, the periods during which it existed. Accordingly, the financial statements for December 31, 1996 include the accounts and transactions of the Company and the Limited Partnership. As indicated below, the Limited Partnership was merged into the Company effective January 1, 1997, and its assets and liabilities are thereafter included in the Company's accounts, using their historical bases similar to pooling of interests accounting. The consolidated financial statements also include the accounts and transactions of Calox, Inc. a subsidiary of Petro Union, whose principal asset is nonproducing limestone reserves, and HVI Cat Canyon, Inc. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

     Uses of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Fair value of financial instruments and derivative financial instruments - The Company has adopted Statement of Financial Accounting Standards number 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, other current liabilities and notes payable, approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and , therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. At and December 31, 1997, the Company had no derivative financial instruments.

     Accounts receivable - The Company provides an allowance for uncollectible receivables when it is determined that collection is doubtful. Substantially all of the Company's trade receivables are from its directional drilling services.

     Concentrations of credit risk - Substantially all of the Company's accounts receivable are from companies engaged in the oil and gas business, and concentrated in the Southwestern United States. Generally, the Company does not require collateral for its accounts receivable. The Company has performed services for only a limited number of customers each period; therefore, each customer may be considered a major customer.

     Properties and equipment - Properties and equipment are stated at cost. The Company follows the "full-cost" method of accounting for oil and gas property and equipment costs. Under this method, all productive and nonproductive costs incurred in the acquisition, exploration, and development of oil and gas reserves are capitalized. Such costs include lease acquisitions, geological and geophysical services, drilling, completion, equipment, and certain general and administrative costs directly associated with acquisition, exploration, and development activities. General and administrative costs related to production and general overhead are expensed as incurred. No gains or losses are recognized upon the sale or disposition of oil and gas properties, except in transactions that involve a significant amount of reserves. The proceeds from the sale of oil and gas properties are generally treated as a reduction of oil and gas property costs. Fees from associated oil and gas exploration and development partnerships, if any, will be credited to oil and gas property costs to the extent they do not represent reimbursement of general and administrative expenses currently charged to expense.

     Future development, site restoration, and dismantlement and abandonment costs, net of salvage values, are estimated on a property-by-property basis based on current economic conditions and are amortized to expense as the Company's capitalized oil and gas property costs are amortized. The Company's properties are all onshore, and the Company expects that the salvage value of the tangible equipment offsets any site restoration and dismantlement and abandonment costs.

     The provision for depreciation, depletion, and amortization of oil and gas properties is computed on the unit-of-production method. Under this method, The Company computes the provision by multiplying the total unamortized costs of oil and gas properties - including future development, site restoration, and dismantlement and abandonment costs, but excluding costs of unproved properties
- by an overall rate determined by dividing the physical units of oil and gas produced during the period by the total estimated units of proved oil and gas reserves. This calculation is done on a country by country basis for those countries with oil and gas production. The Company currently has production in the United States only. The cost of unproved properties not being amortized is assessed quarterly to determine whether the value has been impaired below the capitalized cost. Any impairment assessed is added to the cost of proved properties being amortized. To the extent costs accumulated in the Company's international initiatives will not result in the addition of proved reserves, any impairment would be charged to income upon such determination.

     At the end of each quarterly reporting period, the unamortized cost of oil and gas properties, net of related deferred income taxes, is limited to the sum of the estimated future net revenues from proved properties using current prices, discounted at 10%, and the lower of cost or fair value of unproved properties, adjusted for related income tax effects ("Ceiling Limitation"). This calculation is done on a country by country basis for those countries with proved reserves. Currently the Company has proved reserves in the United States only.

     The calculation of the Ceiling Limitation and provision for depreciation, depletion, and amortization is based on estimates of proved reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production, timing, and plan of development. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserves estimates are often different from the quantities of oil and gas that are ultimately recovered.

     Depreciation for all other property and equipment is provided over estimated useful lives using the straight line method of depreciation for financial reporting purposes and the accelerated cost recovery system for income tax purposes. Renewals and betterments are capitalized when incurred. Costs of maintenance and repairs that do not improve or extend asset lives are charged to expense.

     The Company's investment in limestone reserves will be amortized on a unit-of-production basis as the reserves are mined and produced. Since the acquisition of the limestone reserves in 1993, there has been no development or production of these properties. Management has determined that there is no impairment in value of the reserves at December 31, 1997.

     License agreements and organization expenses - The Company has acquired certain licenses for the use of horizontal drilling technology developed by Amoco Corporation. License agreements and organization expenses are amortized over a fifteen and five year life respectively using the straight line method of amortization. Amortization charged to operations was $16,593 (1997), and $16,510
(1996).

     Environmental expenditures - If and when remediation of a property is probable and the related costs can be reasonably estimated, the environmentally-related remediation costs will be expensed and recorded as liabilities. If recoveries of environmental costs from third parties are probable, a receivable will be recorded. Management is not currently aware of any required remediation.

     Revenue recognition - For financial reporting purposes, revenues from drilling operations are recognized in the accounting period which corresponds with the performance of the service to the customer. Revenue from oil and gas production is recognized in the period in which the product is sold. The related costs and expenses are recognized when incurred.

     Federal income tax - The Company follows SFAS No. 109, "Accounting for Income Taxes", which accounts for income taxes using the liability method. Under SFAS No. 109, deferred tax liabilities and assets are determined based on differences between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The net change in deferred tax assets and liabilities is reflected in the statement of operations. The primary differences between financial reporting and tax reporting relate to the availability of a net operating loss carryover, the use of accelerated methods of depreciation for income tax purposes, and the taxation of the Limited Partnership's operations to its individual partners.

NOTE 2 - MERGER OF PETRO UNION, INC. AND HORIZONTAL VENTURES, INC.:

     On June 13, 1997, Horizontal Ventures, Inc. and Petro Union, Inc. entered into an agreement under which all of the outstanding common and preferred shares of HVI would be acquired by Petro Union. Petro Union was also engaged in performing contract drilling services using the licensed Amoco technology, and its stock had been listed on the NASDAQ SmallCap Market. Petro Union was subject to supervision in the U.S. Bankruptcy Court for the Southern District of Indiana under Chapter 11 of the U.S. Bankruptcy Code, and the agreement with HVI was part of Petro Union's Plan of Reorganization. On August 28, 1997, the Bankruptcy Court approved the Plan, the principal points of which are as follows:

     - The par value of Petro Union stock was converted from $.125 par value to no par value.

     - All secured debt was paid according to the terms previously contracted for.

     - Unsecured creditors in class C-1 received 20,000 shares of new Petro Union no par value stock in satisfaction of their claims, and unsecured creditors in class C-2 received 80,000 shares of new Petro Union no par value stock in satisfaction of their claims.

     - The priority post-petition promissory note of Pembrooke Holding Co., in the amount of $150,000 was paid with $100,000 in cash and the issuance of 49,999 shares of new Petro Union no par value stock valued at $50,000.

     - Existing shareholders of Petro Union received new Petro Union no par value stock in the ratio of 1 new share for each 220 shares of old stock.

     - Randeep C. Grewal, CEO of Horizontal Ventures, Inc. and Richard D. Wedel, President of Petro Union received 70,000 shares each of new Petro Union no par value stock valued at $20,000 each, or $40,000 in total.

     - International Publishing Holding s.a. ("IPH"), a Luxembourg societe anonyme, loaned $200,000 to Petro Union secured by 50% interest in its nonproducing limestone reserves; the loan was then be converted into 40,000 shares of new Petro Union no par value stock.

     - Petro Union issued 590,000 shares of new no par value stock for all the outstanding common and preferred stock of Horizontal Ventures, Inc.

     After the Plan was consummated on September 9, 1997, Horizontal Ventures' shareholders owned approximately 63% of the new Petro Union no par value stock.

     Pro-forma summary statements of operations, combining Petro Union, Inc., and Horizontal Ventures, Inc., are as follows, assuming the merger had occurred January 1, 1996:

                                              Year Ended December 31, 1997
                                      -----------------------------------------
                                      Petro Union,
                                      Inc. (January  Petro Union
                                      1 through      Inc., d/b/a
                                      September      Horizontal
                                      9, 1997        Ventures, Inc. Pro-Forma
                                      -----------    -------------- -----------
Revenues                              $   311,798    $   211,696    $   523,494
Cost of revenues                          237,801        247,979        485,780
                                      -----------    -----------    -----------
         Gross profit                      73,997        (36,283)        37,714

General and administrative
     expenses                             264,550        780,373      1,044,923
                                      -----------    -----------    -----------

         (Loss) from operations          (190,553)      (816,656)    (1,007,209)
Other income (expense)                     (7,933)       (34,460)       (42,393)
                                      -----------    -----------    -----------

         (Loss) before tax               (198,486)      (851,116)    (1,049,602)
Provision for taxes                          --             --             --
                                      -----------    -----------    -----------
         Net (loss)                   ($  198,486)   ($  851,116)   ($1,049,602)
                                      ===========    ===========    ===========

                                           Year Ended December 31, 1996
                                   --------------------------------------------
                                   Petro           Horizontal
                                   Union,          Ventures,
                                   Inc.            Inc.            Pro-Forma

Revenues                           $    403,968    $    604,475    $  1,008,443
Cost of revenues                        239,008         367,419         606,427
                                   ------------    ------------    ------------
         Gross profit                   164,960         237,056         402,016

General and administrative
expenses                                354,299         594,402         948,701
                                   ------------    ------------    ------------
         (Loss) from operations        (189,339)       (357,346)       (546,685)
Other income
(expense)                               (81,462)        (19,787)       (101,249)
                                   ------------    ------------    ------------

         (Loss) from continuing
            operations before tax      (270,801)       (377,133)       (647,934)

Provision for
taxes                                      --              --              --
                                   ------------    ------------    ------------
         Net (loss) from
            continuing operations      (270,801)       (377,133)       (647,934)
                                   ------------    ------------    ------------
Loss from discontinued
operations                          (24,092,791)           --       (24,092,791)
                                   ------------    ------------    ------------
         Net (loss)                ($24,363,592)   ($   377,133)   ($24,740,725)
                                   ============    ============    ============

NOTE 3 - ACQUISITION OF HORIZONTAL VENTURES 1995 LIMITED PARTNERSHIP AND RETIREMENT OF SUBORDINATED CONVERTIBLE DEBENTURES:

     In December, 1994, the Company organized a limited partnership, Horizontal Ventures 1995 Limited Partnership, in which the Company was the sole general partner, retaining an interest of 20.83% for its services in organizing the Limited Partnership. Limited partners contributed $760,000 in 1995 for the limited partners' interests. The Limited Partnership commenced operations in 1995. In 1996, one of the limited partners performed services for the Company and the Limited Partnership, and was given credit for an additional capital contribution of $58,000 for such services.

     Substantially all drilling operations of the combined entities were conducted through the Limited Partnership, while the Company's role was to manage the Limited Partnership and perform administrative functions. Due to the Company's control over the Limited Partnership, the Limited Partnership is deemed to be a subsidiary of the company for the purposes of financial reporting.

     On October 4, 1996, the then six limited partners, along with an officer and shareholder of the Company, loaned the Company $433,231, evidenced by subordinated convertible debentures. The debentures bore a stated interest rate of 30% per annum, were unsecured, and were due October 4, 1999. The holders had the right to convert the debentures into shares of the Company's common stock within thirty days of maturity at the rate of 1 share of stock for each $1.00 of debt.

     The Company issued 2,280 shares of its common stock to the six limited partners as partial consideration for making the loans. The transaction was valued at $1 per share, or $2,280.

     By agreement with the limited partners, the interest on the debentures was waived by the limited partners. Accordingly no interest was accrued and none is reflected in the accompanying financial statements.

     In early 1997, one of the limited partners, International Publishing Holding s.a. ("IPH"), a Luxembourg societe anonyme, acquired all of the limited partners' interests and all of the debentures from the other limited partners and debenture holders. Then, effective January 1, 1997, the Company issued 725,770 shares of its common stock to IPH in exchange for the net assets of the Limited Partnership and in exchange for cancellation of the subordinated convertible debentures, and the Limited Partnership was merged into the Company using the companies' historical accounting bases similar to pooling of interests accounting.

     The net loss of the respective entities for the years ended December 31, 1996 and 1995 were as follows:

                                                    1996         1995
                                                    ----         ----

       Horizontal Ventures, Inc.                 ($123,371)   ($ 53,601)
       Horizontal Ventures
       1995 Limited Partnership                   (320,887)    (473,879)
                                                 ---------    ---------

       Subtotal                                  ($444,258)   ($527,480)

       Less, Horizontal Ventures, Inc.'s share
       of partnership loss, eliminated in
       consolidation                                67,125      104,696
                                                 ---------    ---------

       Net loss                                  ($377,133)   ($422,784)
                                                 =========    =========

NOTE 4 - PROPERTY AND EQUIPMENT:

        A summary of the Company's property and equipment is as follows:

                                                       December 31, December 31,
                                                           1997        1996
                                                           ----        ----
Proved oil and gas properties:
         Leasehold costs                                $2,034,190   $     --
         Intangible development costs                      132,564         --
         Lease and well equipment                          133,675         --
         Storage facilities and gathering systems           62,908         --
                                                        ----------   ----------

Total                                                    2,363,337         --
Nonproducing limestone reserves                          3,500,000         --
                                                        ----------   ----------

         Total mineral interests                         5,863,337         --

         Land and buildings                                135,826       85,814
         Drilling equipment                              1,183,546      638,382
         Transportation equipment                          162,111      135,442
         Office and computer equipment                      47,953       17,434
                                                        ----------   ----------
Subtotal                                                 7,392,773      877,072
Less, Accumulated depreciation                             597,926      142,418
                                                        ----------   ----------
Net property and equipment                              $6,794,847   $  734,654
                                                        ==========   ==========

     Depreciation  charged  against  income was  $160,833  (1997),  and $105,198
(1996).

     In the fourth quarter of 1997, HVI Cat Canyon, Inc., a subsidiary of the Company, acquired certain proven oil and gas properties located in California, known as the Cat Canyon properties. Total consideration was $1,650,000, payable $900,000 in cash at closing and an additional $250,000 for each of three wells to be drilled into the Sisquoc formation on the property. At December 31, 1997, one of the wells had been drilled and completed, and the first installment of $250,000 had been paid. A second well had been commenced, but not completed until early 1998. The third well was completed in early 1998, and the remaining balance of $500,000 was paid; the accrued balance of $500,000 is included in other current liabilities on the accompanying balance sheet. All three wells have been placed on production in 1998, and additional drilling on the property is expected throughout 1998.

     In November and December, 1997, the Company drilled, but did not place on production, a horizontal well on its Hayes lease in Illinois.

NOTE 5 - COMMITMENTS AND CONTINGENCIES:

     The Company is obligated on an operating lease for office space requiring rentals of $1,106 per month, and expiring in April, 2000. The Company has an option to renew the lease for an additional one year period at the market rate. Aggregate commitments under the lease at December 31, 1997 were as follows:

         Year ending December 31:                 Amount
         -----------------------                  ------
                  1998                           $13,272
                  1999                            13,272
                  2000                             4,424
                                                 -------
         Total                                   $30,968

     Rent expense included in the accompanying statements of operations was $31,262 (1997), and $9,891 (1996). The Company also occupies offices under a month to month lease requiring monthly rentals approximating $2,000.

     In October 1994, the Company licensed certain directional drilling technology from Amoco Corporation, a major oil corporation. The license requires minimum annual payments of $15,000 per year or $1,500 per well drilled under the license, whichever is greater, and the amounts are adjusted periodically for inflation. The minimum amount had been adjusted to $1,630 effective January 1, 1996 and $1,639 effective January 1, 1997. The Company incurred license payments approximating $20,000 for the year ended December 31, 1997, and $19,900 for 1996. Quarterly settlements are required under the license, and Amoco has the right to terminate the license for non-payment. If Amoco were to terminate the Company's license, it could have an adverse affect on the Company's operations.

NOTE 6 - FEDERAL INCOME TAXES:

     The Limited Partnership filed a U.S. Partnership Income Tax Return for the years ended December 31, 1996 and 1995. Accordingly, its income (loss) was taxable to (deductible by) the limited partners. Petro Union and HVI will file a consolidated U.S. Corporation Income Tax Return for calendar year 1997, as a result of their merger.

A summary of the principal differences between book and taxable income is as follows:

                                                  Taxed To
                                           -----------------------
                                           Limited           The
                                           Partners        Company          Total
                                           --------        -------          -----
Year ended December 31, 1997:
Net (loss) of HVI                               --      ($   851,116)   ($   851,116)
Net (loss) of Petro Union                                   (198,486)       (198,486)
                                                        ------------    ------------
         Combined                                         (1,049,602)     (1,049,602)
                                                        ============    ============
         Rounded to                                       (1,050,000)     (1,050,000)
Permanent differences                                          6,600           6,600
Timing differences:
         Depreciation                                        (60,000)        (60,000)
         Net operating loss
            carryover                                    (36,900,000)    (36,900,000)
                                        ------------    ------------    ------------
         Taxable (loss)                         --      ($38,003,400)   ($38,003,400)
                                        ============    ============    ============
Calendar year 1996:

Net (loss) - see Note 2                 ($   253,762)   ($   123,371)   ($   377,133)
Permanent differences                          3,747           1,793           5,540
Timing differences:
         Depreciation                        (60,944)        (16,038)        (76,982)
         Net operating loss carryover           --           (89,548)        (89,548)
                                        ------------    ------------    ------------
         Taxable (loss)                 ($   310,959)   ($   227,164)   ($   538,123)
                                        ============    ============    ============


     The Company follows SFAS No. 109, "Accounting for Income Taxes" in accounting for deferred Federal income taxes. Pursuant to the requirements of SFAS No. 109, the Company has recorded deferred tax assets and liabilities, using an expected tax rate of 35%, as follows:

                                                   December 31,     December 31,
                                                       1997             1996
                                                   ------------    ------------
Deferred tax asset (liability) attributable to:
         Net operating loss carryover              $ 13,300,000    $     79,500
         Accumulated depreciation                       (96,000)         (7,700)
                                                   ------------    ------------
         Subtotal                                    13,204,000          71,800
Less, Valuation allowance                           (13,204,000)        (71,800)
                                                   ------------    ------------
         Net deferred tax asset                    $       --      $       --
                                                   ============    ============

As indicated above, a significant net operating loss carryover has been incurred in prior years, primarily by Petro Union. Management has not yet determined the extent to which the net operating loss will be limited, if any, as a result of the merger. The net operating loss expires, if unused, as follows:

                Expires in:                     Amount
                -----------                     ------
                   2007                      $   214,000
                   2008                        7,236,400
                   2009                        4,551,900
                   2010                          510,700
                   2011                       24,437,600
                   2012                        1,103,400
                                             -----------
                   Total                     $38,054,000
                                             ===========


NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following:

                                           December 31,  December 31,
                                               1997         1996
                                             --------     --------

               Accounts payable, trade       $265,862     $123,604
               Accrued royalty payable,
                  Amoco Corporation              --         19,900
               Other accruals and payables      5,183       18,325
                                             --------     --------
               Total                         $271,045     $161,829
                                             ========     ========


NOTE 8 - NOTES PAYABLE:

Details of long term notes payable are as follows:

                                                  December 31,      December 31,
                                                     1997              1996
                                                 ------------      -------------
Note to investment company dated June 9,
    1995, payable $1,006 monthly including
    10.50% interest, due in June, 2005,
    collateralized by land and building
    costing $85,814                                $62,489            $67,700

Note to bank dated February 28, 1995,
    payable $549 monthly including 9.99%
    interest, due in March 2000,
    collateralized by vehicle costing
    $25,757                                         13,305             18,500

Note to bank dated October 18, 1996, payable
    $456  monthly  including  12.50% interest,
    due in November 2001, collateralized by
    vehicle costing $36,830                          6,198             19,917

Note to bank dated July 30, 1996, payable
    $4,000 monthly plus 12% interest, due
    in July, 1997, collateralized by all
    remaining equipment                                --              54,280

Note to bank dated February 28, 1995, payable
    $400 monthly including 9.99% interest,
    due in March 2000 but paid in April 1997,
    collateralized by vehicle costing $18,741
    which was disposed of in April 1997                --              13,468

Note to automobile finance company dated
    April 21, 1995, payable $673 monthly
    including 16.2% imputed  interest, due in
    April, 2000, collateralized  by
    vehicle costing $27,410                          16,876              --
                                                    --------         --------

         Total                                       98,868           173,865

Less, Amount due within one year                    (21,782)          (65,663)
                                                    --------         --------
         Net long term portion                      $77,086          $108,202
                                                    ========         ========


Maturities of long term notes are as follows:

                                            December   December
           Due during year                     31,        31,
         ending December 31:                  1997       1996
                                            --------   --------
                  1998                       $22,253    $25,160
                  1999                        20,741     20,995
                  2000                        12,724     14,187
                  2001                         7,917     12,627
                  Thereafter                  35,233     35,233
                                             -------   --------
         Total                               $98,868   $173,865
                                             =======   ====-===

NOTE 9  - LITIGATION:

At December 31, 1997,  the Company was the plaintiff in a lawsuit  against David
J. LaPrade, a shareholder, former officer and director, and an organizer of the Company, and Mr. LaPrade's current employer. The Company seeks to recover losses from alleged breach of fiduciary duty, misappropriating confidential information and property of the Company, using it in unfair competition with the Company, interfering with the Company's existing and prospective relationships with its customers, interfering with the Company's relationships with its employees, and conversion of Company property. Mr. LaPrade has made counterclaims against the Company for breach of his employment agreement, libel and slander, and intentional infliction of emotional distress; he seeks actual damages in excess of $10,000 and punitive damages in an unspecified amount. Management believes that its claims against Mr. LaPrade will be successful and that it will recover damages; moreover, management believes that Mr. LaPrade's counterclaim will not result in a material liability to the company. The accompanying financial statements do not include provision for any loss which might result from Mr. LaPrade's counterclaim, nor do they include any asset that might result from the Company's claims against Mr. LaPrade.

Also at December 31, 1997, the Company was a defendant in a lawsuit by Dr. Warren G. Gwartney to collect for sums due on a promissory note in the original principal amount of $50,000 entered into individually by Mr. LaPrade and another former officer and employee, A.B.C. Paulsen. The lawsuit seeks repayment of the $25,000 balance due on the note, plus interest at 9-3/4% from October 28, 1996, costs and attorney fees. During the first quarter of 1998, the Company settled the lawsuit by the payment of $25,000, which has been accrued at December 31, 1997 and included among Other current liabilities in the accompanying balance sheet.

At December, 1997, the Company had trade accounts receivable approximating $74,000 from several debtors, some of whom have refused to pay. Although no lawsuits have been filed to collect these debts, management is currently continuing to have discussions with the debtors in an effort to resolve any disputes and collect the amounts due. In one case, the Company has a lien against an oil and gas property, and in another it has received a written promise to pay the amount due. If continuing efforts are unsuccessful, the Company intends to pursue its claims through other legal actions, and believes it will be successful. An allowance for doubtful accounts of $74,092 has been provided for any uncollectible amounts, and management believes it will be adequate to absorb any losses.

NOTE 10 - RELATED PARTY TRANSACTIONS:

From time to time, certain officers, directors, or limited partners have loaned funds to the Company. At December 31, 1997, the Company was indebted to related parties as follows:

                                                             December
                                                             31, 1997
                                                             --------
         Advance from shareholder
         and former President, not
         evidenced by a promissory note,
         unsecured, currently due                            $  2,500
                                                             ========

The Company has an agreement with Grupo de Creacion, Ltd. ("GDC"), a Gibraltar corporation and a shareholder of the Company, for financial consulting services. Pursuant to the agreement, GDC assisted the Company in arranging three "Reg S" securities offerings during 1997, resulting in proceeds of approximately
$5,800,000 for the sale of Company stock. As compensation, GDC receives a negotiated commission of not less than 7% of any financing up to $10 million, and reduced percentages over that amount; in addition, it receives an overriding royalty of 2% of all oil and gas production received by the Company during the term of the agreement. The agreement expires December 31, 2004. GDC received commissions of approximately $337,400 for completed financings in 1997, and overriding royalty approximating $500.

The Company's Chairman and CEO also receives an overriding royalty of 2% of all oil and gas production received by the Company during the term of his employment.

On March 12, 1998, an officer of the Company resigned and entered into an agreement providing for certain severance benefits and mutual covenants. The Company agreed to pay the former officer a severance payment of $50,000, and agreed to loan him $100,000 at prime, payable in full in six months, secured by stock in the Company.

NOTE 11 - ADVERTISING:

The Company expense the production costs of advertising the first time the advertising takes place. The Company has not engaged in direct response advertising through December 31, 1997. There was no prepaid advertising reported as assets at December 31, 1997 or 1996. Advertising expense approximated $4,100
(1997), and $7,900 (1996).

NOTE 12 - YEAR 2000 COMPUTER COSTS:

The Company does not utilize any proprietary computer software. Instead, it uses commercially available software programs from vendors such as Microsoft Corporation and Peachtree. The Company has been advised that the software it uses is Year 2000 compliant. Accordingly, it does not expect to incur significant expense in converting software to be Year 2000 compliant.

NOTE 13 - STOCK OPTIONS AND WARRANTS:

On September 9, 1997, the Company's Chairman and CEO was granted options to purchase an aggregate of 150,000 shares of the Company's no par value common stock at an option price of $5 per share, exercisable at the rate of 30,000 shares per year, with the first such installment becoming exercisable September 9, 1998, and an additional 30,000 share on each succeeding September 9 thereafter. A similar option was granted the Company's President, but the option lapsed upon his resignation in 1998. No compensation expense was recorded in connection with the granting of these options. A summary of the outstanding options follows:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                           Shares        Price
                                                           ------        -----

         Options outstanding, January 1, 1997                   -          -
         Options granted                                  300,000        $5.00
         Options terminated                                     -          -
         Options exercised                                      -          -
                                                          -------

         Options outstanding, December 31, 1997           300,000        $5.00
                                                          =======

     The Company also granted warrants to purchase common stock to the purchasers of shares from one of the 1997 "Reg S" offerings. A summary is as follows:

Date Granted      Number of      Option        Effective    Expiration
                    Shares       Price         Date         Date
----------------------------------------------------------------------
September 29,      127,750       $15.00       January 1,    December
    1997                                        1998        31, 1998

NOTE 14 - TIME DEPOSITS AND FUNDS HELD IN ESCROW AND RESTRICTED CASH:

Time deposits and funds held in escrow consisted of the following:

                                                                December 31,
                                                                    1997
                                                                 ----------

Time deposit, 5%, matures June, 1998                             $  100,000
Time deposit, 4.28 %, matures May, 1998                              32,178
Funds held by escrow agent for partially closed
    "Reg S" offering, completed in January, 1998                    981,517
Funds held by escrow agent for balance due
    on purchase of Cat Canyon leases                                500,000
                                                                 ----------
         Total                                                   $1,613,696

In the ordinary course of business, the Company has to occasionally place funds in certificates of deposit and pledge these certificates to various third parties to guarantee the Company's performance pursuant to various contracts. As of December 31, 1997, a certificate of deposit in the amount of $32,178 was pledged or otherwise restricted.

NOTE 15 - EARNINGS PER SHARE:

The Company has adopted Statement of Financial Accounting Standards number 128, Earnings Per Share, which establishes new standards for computing and presenting earnings per share. Basic income per share has been computed using the weighted average number of common shares outstanding during the respective periods. Basic income per share has been retroactively restated in all periods presented to give recognition to the adoption of Statement number 128. In computing average outstanding shares, the Company has converted Horizontal Ventures shares outstanding prior to the merger to equivalent Petro Union shares on a pro rata basis. The Statement provides that diluted earnings per share be computed by considering the effect of outstanding options and warrants. However, it further provides that diluted earnings per share is the same as basic earnings per share in instances where a loss from continuing operations has been incurred. Accordingly, diluted earnings per share has not been presented.

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

The accompanying table presents information concerning the Company's oil and gas producing activities and is prepared in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." Also shown, in a comparative format, is similar information about the Company's investment in limestone reserves.

The Company acquired its limestone reserves in July, 1992 through the acquisition of Calox, Inc. The Company has not commenced production and development activities on these acquired reserves. The following summarizes activity related to these reserves:

                                                   LIMESTONE            OIL
                                                   RESERVES           RESERVES
                                                  -----------       -----------
Capitalized costs:
         Proved reserves                          $ 3,500,000       $ 1,963,337
         Unproved reserves                               --             400,000
                                                  -----------       -----------
                                                    3,500,000         2,363,337

Less, Accumulated depreciation,
depletion and amortization                               --             (57,598)
                                                  -----------       -----------
Balance,  December 31, 1997                       $ 3,500,000       $ 2,305,739
                                                  ===========       ===========


                                                    LIMESTONE           OIL
                                                    RESERVES          RESERVES
                                                     (TONS)            (BBLS)
                                                  ------------       ----------
Proved reserves,
    December 31, 1995                               73,458,000        1,827,000
Production                                                --               (615)
Change in Estimates                                       --               --
                                                    ----------       ----------
Proved reserves,
December 31, 1996                                   73,458,000        1,826,385

Purchases of minerals in place                            --            728,734
Production                                                --             (2,112)
                                                    ----------       ----------
Proved reserves,
December 31, 1997                                   73,458,000        2,553,007
                                                    ==========       ==========

Proved developed reserves:
         December 31, 1996                                --             94,287
         December 31, 1997                                --            231,758

The accompanying table reflects the standardized measure of discounted future net cash flows relating to the Company's interests in proved reserves:

                                                                     OIL AND
December 31, 1997:                                 LIMESTONE           GAS
                                                 -------------    -------------

Future cash inflows                              $ 367,290,000    $  32,874,000

Future costs:
         Development                               (18,000,000)      (3,000,000)
         Production                               (202,374,000)     (21,003,000)
                                                 -------------    -------------

Future net cash flows before income taxes          146,916,000        8,871,000
Future income taxes                                (44,075,000)      (2,600,000)
                                                 -------------    -------------

Future net cash flows after income taxes           102,841,000        6,271,000
Discount at 10% per annum                          (77,699,000)      (2,400,000)
                                                 -------------    -------------
Standard measure of discounted future net
cash flows                                       $  25,142,000    $   3,871,000
                                                 =============    =============

                                                                     OIL AND
December 31, 1997:                                 LIMESTONE           GAS
                                                 -------------    -------------

Future cash inflows                              $ 367,290,000    $  40,103,600

Future costs:
         Development                               (18,000,000)      (5,281,800)
         Production                               (202,374,000)     (23,805,600)
                                                 -------------    -------------

Future net cash flows before income taxes          146,916,000       11,016,200
Future income taxes                                (44,075,000)      (3,304,800)
                                                 -------------    -------------

Future net cash flows after income taxes           102,841,000        7,711,400
Discount at 10% per annum                          (77,699,000)      (2,400,000)
                                                 -------------    -------------

Standard measure of discounted future
net cash flows                                   $  25,142,000    $   4,610,300
                                                 =============    =============

Future cash inflows are computed by applying year-end prices of oil and gas and limestone relating to the year-end quantities of those reserves. Future development and production costs are computed by independent consultants by estimating the expenditures to be incurred in developing and producing proved limestone and oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pretax net cash flows relating to proved reserves, exclusive of the tax basis of the properties involved. The future income tax expense gives effect to permanent differences and tax credits, but does not reflect the impact of continuing operations. Future income tax expense has been reduced by estimated future nonconventional fuel source income tax credits to be utilized.


The 10% annual discount is applied to reflect the timing of the future net cash flows. The standardized measure of discounted cash flows is the future net cash flows less the computed discounts.

                            HORIZONTAL VENTURES, INC.
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                   (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                                        $    838,547
    ACCOUNTS RECEIVABLE, TRADE, NET OF ALLOWANCE
    FOR DOUBTFUL ACCOUNTS OF $74,092                                     12,663
    INVENTORY                                                             3,272
                                                                   ------------


  TOTAL CURRENT ASSETS                                                  854,482
                                                                   ------------


PROPERTIES AND EQUIPMENT, AT COST, NET OF
  ACCUMULATED DEPRECIATION AND DEPLETION
  OF $824,151                                                         7,748,147
                                                                   ------------


DEPOSITS, PREPAYMENTS, AND DEFERRED CHARGES                             325,267
                                                                   ------------


TOTAL ASSETS                                                       $  8,927,896
                                                                   ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES:
CURRENT LIABILITIES:
  CURRENT MATURITIES OF LONG TERM NOTES                            $     15,771
     ACCOUNTS PAYABLE AND ACCRUED EXPENSES                               57,172
     OTHER CURRENT LIABILITIES                                            2,500
                                                                   ------------

  TOTAL CURRENT LIABILITIES                                              75,443
                                                                   ------------

LONG TERM NOTES PAYABLE, NET OF CURRENT
  MATURITIES                                                             52,283
                                                                   ------------

     TOTAL LIABILITIES                                                  127,726
COMMITMENTS AND CONTINGENCIES                                              --

STOCKHOLDERS' EQUITY (DEFICIT):
  PREFERRED STOCK, NO PAR VALUE, 50,000,000 SHARES
    AUTHORIZED, NO SHARES ISSUED AND OUTSTANDING                           --
  COMMON STOCK, NO PAR VALUE, 50,000,000 SHARES
    AUTHORIZED, 1,570,981 SHARES ISSUED AND
    OUTSTANDING                                                      11,672,519
  ACCUMULATED DEFICIT                                                (2,872,349)
                                                                   ------------


TOTAL STOCKHOLDERS' EQUITY                                            8,800,170
                                                                   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $  8,927,896
                                                                   ============


The accompanying notes are an integral part of this statement.


                                        HORIZONTAL VENTURES, INC.
                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                FOR THE THREE MONTHS AND NINE MONTHS ENDED
                                        SEPTEMBER 30, 1998 AND 1997
                                                 (UNAUDITED)

                                    THREE MONTHS ENDED                             NINE MONTHS ENDED
                                       SEPTEMBER 30,                                 SEPTEMBER 30,
                            ----------------------------------            ----------------------------------
                               1998                    1997                    1998                  1997
                               ----                    ----                    ----                  ----

REVENUES                    $     9,704            $    31,659            $   129,852            $   160,824

COST OF REVENUES                 29,942                 19,165                119,334                133,029
                            -----------            -----------            -----------            -----------
GROSS MARGIN                    (20,238)                12,494                 10,518                 27,795

GENERAL AND
 ADMINISTRATIVE
 EXPENSES                       394,967                124,423              1,270,978                296,509
                            -----------            -----------            -----------            -----------
LOSS FROM
 OPERATIONS                    (415,205)              (111,929)            (1,260,460)              (268,714)

OTHER INCOME
 (EXPENSES)                      22,408                 (8,660)                72,011                (45,025)
                            -----------            -----------            -----------            -----------
LOSS BEFORE
 INCOME TAXES                  (392,797)              (120,589)            (1,188,449)              (313,739)
PROVISION FOR
 INCOME TAXES                      --                     --                     --                     --
                            -----------            -----------            -----------            -----------
NET LOSS                    $  (392,797)           $  (120,589)           $(1,188,449)           $  (313,739)
                            ===========            ===========            ===========            ===========
NET LOSS PER
 COMMON SHARE               $     (0.25)           $     (0.12)           $     (0.76)           $     (0.31)

AVERAGE SHARES
 OUTSTANDING
 USED FOR
 COMPUTATION
 OF LOSS PER
 COMMON SHARE                 1,570,981              1,000,018              1,570,981              1,000,018





The accompanying notes are an integral part of these statements


                                                     F-24

                            HORIZONTAL VENTURES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        1998            1997
                                                        ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  NET LOSS                                          $(1,188,450)    $  (313,739)
ADJUSTMENTS TO RECONCILE NET LOSS TO
    CASH USED BY OPERATING ACTIVITIES:
      DEPRECIATION, DEPLETION AND
        AMORTIZATION                                    226,225         144,273
      (GAIN) LOSS ON SALE OF ASSETS                        --            21,062
      STOCK AND PARTNERS= CAPITAL
        INTEREST ISSUED FOR SERVICES                       --               300
      CHANGE IN ACCOUNTS RECEIVABLE                       7,952          40,011
          CHANGE IN INVENTORY                            (3,272)           --
          CHANGE IN ACCOUNTS PAYABLE
        AND ACCRUED EXPENSES                           (213,874)        (62,589)
      CHANGE IN CURRENT PORTION OF
        LONG-TERM DEBT                                   (6,011)           --
      CHANGE IN OTHER ASSETS                           (270,754)           --
      CHANGE IN OTHER LIABILITIES                      (525,000)           --
                                                    -----------     -----------
NET CASH USED BY OPERATING ACTIVITIES                (1,973,184)       (170,682)
                                                    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   PURCHASE OF PROPERTY AND EQUIPMENT                (1,180,560)       (122,488)
                                                    -----------     -----------
INCREASE IN ACCOUNTS RECEIVABLE,
     PETRO UNION, INC                                      --            (9,170)
     PROCEEDS FROM SALE OF PROPERTY
     AND EQUIPMENT                                         --            55,181

NET CASH USED BY INVESTING ACTIVITIES                (1,180,560)        (76,477)
                                                    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  NET PROCEEDS FROM SALE OF COMMON STOCK                 84,446         600,000
  INCREASE IN DUE TO RELATED PARTIES                       --            60,478
     STOCK ISSUED FOR NET ASSETS OF LIMITED
     PARTNERSHIP                                           --           972,858
      LESS, PARTNERS= PRIOR CAPITAL
     CONTRIBUTIONS                                         --          (818,000)
  CHANGE IN CUSTOMER PAYMENTS
    RECEIVED IN ADVANCE                                    --           (30,000)
    REPAYMENT OF NOTES PAYABLE                          (24,802)       (182,614)
                                                    -----------     -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                59,644         602,722
                                                    -----------     -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                   (3,094,100)        355,563

CASH AND CASH EQUIVALENTS:
  BEGINNING OF PERIOD                                 3,932,647           6,458
                                                    -----------     -----------

  END OF PERIOD                                     $   838,547     $   362,021
                                                    ===========     ===========


NON-CASH INVESTING AND FINANCING
 ACTIVITIES:
   STOCK ISSUED FOR SERVICES                        $      --       $    40,300
   STOCK ISSUED FOR SUBORDINATED
     CONVERTIBLE DEBENTURES                                --           433,231
      STOCK ISSUED FOR NET ASSETS OF
      PARTNERSHIP                                          --           972,858
   STOCK ISSUED IN CONNECTION WITH
     MERGER AND REORGANIZATION                             --         4,132,469

SUPPLEMENTARY CASH FLOW DATA:
 INTEREST PAID                                         $[5,694]     $    23,601
    INCOME TAXES PAID                                      --              --




The accompanying notes are an integral part of these statements.

                            HORIZONTAL VENTURES, INC.
                   Notes to Consolidated Financial Statements
                           September 30, 1998 and 1997
                                   (Unaudited)


NOTE 1 - THE COMPANY:

Horizontal Ventures, Inc., a Colorado corporation (the "Company"), is an energy company engaged primarily in the business of exploiting proven producing oil and gas reservoirs by utilizing a low cost proprietary horizontal drilling technology to increase production rates. On July 13, 1998, the Company amended its Articles of Incorporation to change its name from Petro Union, Inc. d/b/a Horizontal Ventures, Inc. to Horizontal Ventures, Inc.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, HVI Cat Canyon, Inc., a Colorado corporation ("HVI Cat Canyon"), and Calox, Inc., an Indiana corporation, and HVI Acquisition Corporation, a Delaware corporation. All significant intercompany accounts and transactions have been eliminated.

The interim period financial statements presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company=s annual financial statements included in the Company=s Annual Report on Form 10-KSB for the year ended December 31, 1997.

The results of operations for the interim periods presented herein are not necessarily indicative of the results that may be expected for future periods. In the opinion of management, the unaudited interim financial statements furnished reflect all adjustments necessary (which all are of a normal recurring nature) for a fair presentation of the Company's financial condition as of September 30, 1998, and the results of its operations and cash flows for the interim periods ended September 30, 1998 and 1997.

The Company, then named Petro Union, Inc. ("PUI"), was a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code until August 28, 1997, at which time the Bankruptcy Court approved its plan of reorganization. As a part of its plan of reorganization, PUI agreed to acquire all the outstanding stock of Horizontal Ventures, Inc., an Oklahoma corporation (AHVI-Oklahoma@). The acquisition of HVI-Oklahoma was completed on September 9, 1997, and after the acquisition, HVI-Oklahoma shareholders owned more than 50% of the outstanding shares of PUI. Pursuant to the rules of the Securities and Exchange Commission, the transaction was accounted for as a "reverse merger." Accordingly, the accompanying consolidated statements of operations and consolidated statements of cash flows reflect the historical operations and cash flows of HVI-Oklahoma (including those of PUI after September 9, 1997, the effective date of the acquisition), whereas quarterly reports filed by the Company prior to September 9, 1997 reflected operations and cash flows of PUI. Subsequently, HVI-Oklahoma was merged with and into the Company.

Certain reclassifications have been made to the 1997 amounts to conform to the 1998 presentation.

NOTE 3 - CONTINGENCIES:

As of September 30, 1998, the Company was the plaintiff in a lawsuit against David J. LaPrade, a former officer and director of HVI-Oklahoma, and Mr. LaPrade's current employer. The Company seeks to recover losses from the alleged breach of fiduciary duty, misappropriating confidential information and property of the Company, using it in unfair competition with the Company, interfering with the Company's existing and prospective relationships with its customers, interfering with the Company=s relationships with its employees, and conversion of Company property. Mr. LaPrade has made counterclaims against the Company for breach of his employment agreement, libel and slander, and intentional infliction of emotional distress; he seeks actual damages in excess of $10,000 and punitive damages in an unspecified amount. The Company believes that the ultimate outcome of Mr. LaPrade's counterclaims will not have a material adverse effect on the Company=s financial condition, results of operations or cash flows. The accompanying financial statements do not include a provision for any loss which might result from Mr. LaPrade's counterclaims, nor do they include any asset that might result from the Company's claims against Mr. LaPrade.

NOTE 4 - SUBSEQUENT EVENTS:

Since September 30, 1998, the Company has entered into the following transactions relating to the acquisition of Saba Petroleum Company ("Saba"), an independent energy company engaged in the acquisition, development and exploration of oil and gas properties in the U.S. and internationally:

     On October 6, 1998, the Company entered into a Preferred Stock Transfer Agreement (the "Preferred Stock Transfer Agreement") with RGC International Investors, LDC ("RGC"), pursuant to which the Company acquired on October 6, 1998 690 shares of the 8,000 shares of issued and outstanding Series A Convertible Preferred Stock of Saba (the "Saba Series A Preferred Stock") held by RGC in exchange for cash in the amount of $750,000, of which $500,000 was borrowed from International Publishing Holding s.a. ("IPH"), a significant shareholder of the Company. The Company has executed a Promissory Note to repay the $500,000 to IPH without interest on or before December 31, 1998, which maturity dae subsequently was extended to January 31, 1999, in the form of cash or shares of Saba Series A Preferred Stock held by the Company. The Promissory
Note is secured by a pledge of two-thirds of the Saba Series A Preferred Stock held by the Company. Under the Preferred Stock Transfer Agreement, the Company was granted the exclusive right until November 6, 1998 to acquire from RGC up to an additional 6,310 shares of Saba Series A Preferred Stock held by RGC in exchange for cash in the amount of approximately $6,859,000, with such exclusive right subject to an extension for an additional thirty days by the Company's payment of $500,000, which is nonrefundable but if the option is exercised within the extended thirty day period is applied to the acquisition price. On November 6, 1998, the Company paid $500,000 to RGC to extend the term of the exclusive right until December 6, 1998. In addition, the Company was granted the exclusive right to acquire any remaining shares of Saba Series A Preferred Stock held by RGC after RGC converts a sufficient number of shares of Saba Series A Preferred Stock to cover its short position with respect to 653,000 shares of Saba Common Stock. On December 7, 1998 the board of directors of Saba agreed to permit HVI to convert the Series A Preferred Stock and accrued dividends to common stock at the ratio of $1.50 per common share. The 690 shares of Series A Preferred Stock acquired by HVI and the minimum of 6,310 shares of Series A Preferred Stock which HVI has the exclusive right to acquire from RGC, along with the accrued but unpaid dividends thereon, would be convertible into an estimated aggregate of 5,066,667 shares of Saba common stock. All agreemnts on conversion prices expired on December 8, 1998. The parties are negotiating to extend the terms.

     On October 8, 1998 HVI and Saba entered into a Common Stock Purchase Agreement (the "Common Stock Purchase Agreement") pursuant to which Saba's Board of Directors agreed to issue to HVI an aggregate of 2,500,000 shares of Saba common stock as follows:

     * 333,333 shares of Saba common stock in exchange for $1,000,000 in cash by November 6, 1998; and

     * 2,166,667 shares of Saba common stock in exchange for $6,500,000 in cash by December 4, 1998.

     IPH in conjunction with HVI has made open market purchases of just around 5% of the issued and outstanding shares of Saba common stock. Pursuant to an Option Agreement dated July 22, 1998 between HVI and IPH, HVI holds a call option to acquire the approximately 568,000 shares of Saba common stock purchased by IPH at an exercise price equal to the cost to IPH of acquiring such shares plus twenty percent, which is estimated to be approximately $1,020,000. HVI has the option of paying such exercise price to IPH in the form of cash or shares of HVI common stock.

     On October 14, 1998, HVI and IPH as a group filed a Schedule 13D with the SEC that disclosed the foregoing purchases and contractual arrangements to acquire Saba securities and that HVI was acquiring the securities of Saba for the purpose of gaining control of Saba. Subsequently, HVI during October and early November 1998 directly acquired 80,000 shares of Saba common stock in open market purchases at an aggregate cost of approximately $70,130.

     On November 6, 1998, HVI paid Saba $1,000,000 for 333,333 shares of Saba common stock pursuant to the Common Stock Purchase Agreement and $500,000 to RGC to extend the term until December 6, 1998 of HVI's exclusive right to acquire the Saba Series A Preferred Stock from RGC pursuant to the Preferred Stock Transfer Agreement. These payments were financed by HVI's issuance to IPH on November 4, 1998 of a Promissory Note payable in the amount of $1,500,000, with 6% interest, by December 31, 1998. This note has now been extended to January 31, 1999.The Promissory Note is secured by HVI's pledge of all of the issued and outstanding shares of HVI Cat Canyon, Inc., a wholly owned subsidiary of HVI.

      On November 23, 1998, as amended at closing on December 18, 1998 HVI entered into a Stock Exchange Agreement with Saba Acquisub, Inc. ("SAI"), which owned 2,976,765 shares of Saba common stock. SAI was controlled by Capco Resources Ltd. which is controlled by Ilyas Chaudhary. Under the Stock Exchange Agreement, HVI would acquire the Saba common stock owned by SAI in exchange for the issuance by HVI to the shareholder of SAI an aggregate of 1,340,000 shares of HVI common stock and SAI would merge with and into HVI. The Stock Exchange Agreement also contains the following provisions:

     * By February 18, 1999, HVI shall register for resale up to 1,000,00 of the 1,340,000 shares HVI common stock issued to Capco Resources Ltd.;

     * HVI shall indemnify the former shareholders of SAI to the fullest extent permissible by law and the corporate by-laws against any claim arising from the Stock Exchange Agreement;

     * Until December 31, 1999 Capco Resources Ltd. or any approved assignee shall give Mr. Grewal its proxy to vote the shares of HVI common stock acquired by it under the Stock Exchange Agreement; and

     * Until December 31, 2001 HVI shall have a right of first refusal with respect to any proposed disposition by Capco Resources, Ltd. of the HVI common stock acquired by it under the Stock Exchange Agreement.

     On December 7, 1998, HVI announced that the Saba Board of Directors had approved the acquisition of all the remaining outstanding shares of Saba common stock through a proposed merger with HVI based on an exchange ratio of one share of HVI common stock for each six shares of Saba common stock. The exchange ratio is based on the following:

     * a 55% premium for Saba common stock ($2.02 per share) above the average closing price of Saba common stock over the preceding 31 calendar days as compared to the average closing quotation for HVI common stock over the same period with no premium and

     * 11,385,726 shares of Saba common stock issued and outstanding, including the 333,333 shares issued to HVI on November 6, 1998.

HVI also announced that Saba had agreed to extend from December 4, 1998 until January 31, 1999 the final closing deadline of the Common Stock Purchase Agreement and that the merged company intends to divest certain non-core assets to satisfy outstanding liabilities.

On December  10,  1998 HVI closed the Stock  Exchange  Agreement  with SAI dated
November  23,  1998,   thereby   raising  HVI's   ownership  stake  in  Saba  to
approximately 35%.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders
Saba Petroleum Company

     We have audited the accompanying consolidated balance sheets of Saba Petroleum Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Saba Petroleum Company and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's near term liquidity may not be sufficient to satisfy their short term obligations, which raises substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/S/ PRICEWATERHOUSECOOPERS LLP
-------------------------------
Los Angeles, California
April 15, 1998



                                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS


                                                                    December 31,         September 30,
                                                                    ------------         -------------
                                                            1996                   1997                 1998
                                                            ----                   ----                 ----
ASSETS                                                                                              (unaudited)
------
Current assets:
   Cash and cash equivalents                            $    734,036          $  1,507,641          $  1,186,671
   Accounts receivable, net of allowance for
         doubtful accounts of $65,000 (1996),
         $69,000 (1997) and $78,000 (1998)                 7,361,326             6,459,074             5,386,432

   Other current assets                                    3,485,924             4,589,501             2,750,105
                                                        ------------          ------------          ------------
          Total current assets                            11,581,286            12,556,216             9,323,208
                                                        ------------          ------------          ------------
Property and equipment (Note 8):
   Oil and gas properties (full cost method)              44,494,387            76,562,279            79,717,781
   Land                                                    1,888,578             2,685,605             3,175,568
   Plant and equipment                                     3,799,307             5,682,800             5,998,985
                                                        ------------          ------------          ------------
                                                          50,182,272            84,930,684            88,892,334
   Less accumulated depletion and depreciation           (15,323,780)          (22,325,276)          (45,470,788)
                                                        ------------          ------------          ------------
          Total property and equipment                    34,858,492            62,605,408            43,421,546
                                                        ------------          ------------          ------------

Other assets:
   Deposits on properties                                     42,529                  --                    --
   Notes receivable, less current portion                    936,257             1,385,092                32,125
   Deferred financing costs                                1,123,250               553,030               459,530
   Due from affiliates                                       103,559               235,608               239,146
   Deposits and other                                        471,513               321,592               445,519
                                                        ------------          ------------          ------------
          Total other assets                               2,677,108             2,495,322             1,176,320
                                                        ------------          ------------          ------------
                                                        $ 49,116,886          $ 77,656,946          $ 53,921,074
                                                        ============          ============          ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Accounts payable and accrued liabilities             $  5,377,137          $ 10,104,519          $ 12,488,875
   Income taxes payable                                    1,981,064               733,887             1,413,494
   Current portion of long-term debt                       1,805,556            13,441,542            25,172,694
                                                        ------------          ------------          ------------
          Total current liabilities                       24,279,948            39,075,063
                                                                                                       9,163,757
Long-term debt, net of current portion                    20,811,980            19,609,855             5,347,411
Other liabilities                                            108,295                78,069             1,584,914
Deferred taxes                                               590,285               784,930                93,060
Minority interest in consolidated subsidiary                 727,359               752,570               621,366
Preferred stock - $.001 par value, authorized
       50,000,000 shares;  issued and outstanding
       10,000 (1997) and 8,000 (1998) shares                    --               8,511,450             7,169,170
Commitments and contingencies (Note 15)
Stockholders' equity:
   Common stock - $.001 par value, authorized
        150,000,000 shares; issued and outstanding
        10,081,026 (1996), 10,883,908 (1997)
        and 11,052,393 (1998) shares                          10,081                10,884                11,052
   Capital in excess of par value                         12,891,002            17,321,680            16,971,131
   Retained earnings (deficit)                             4,802,845             7,200,292           (16,709,302)
   Deferred compensation                                        --                (803,000)                 --
   Cumulative translation adjustment                          11,282               (89,732)             (242,791)
                                                        ------------          ------------          ------------
          Total stockholders' equity                      23,640,124                30,090
                                                                                                      17,715,210
                                                                                                    ------------
                                                        $ 49,116,886          $ 77,656,946          $ 53,921,074
                                                        ============          ============          ============



The accompanying notes are an integral part of these consolidated financial statements.

                                                     F-32


                                       SABA PETROLEUM COMPANY AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
                                    Years ended December 31, 1995, 1996 and 1997
                                       SABA PETROLEUM COMPANY AND SUBSIDIARIES
                                        CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                 Nine months ended
                                                      Years ended December 31,                     September 30,
                                           --------------------------------------------     ---------------------------
                                               1995             1996           1997            1997            1998
                                               ----             ----           ----            ----            ----
                                                                                             (unaudited)
Revenues:
   Oil and gas sales                       $ 16,941,247    $ 31,520,757    $ 33,969,151    $ 25,282,361    $ 15,768,650
   Other                                        753,008       1,681,587       2,026,611       1,495,839       2,914,512
                                           ------------    ------------    ------------    ------------    ------------
            Total revenues                   17,694,255      33,202,344      35,995,762      26,778,200      18,683,162
                                           ------------    ------------    ------------    ------------    ------------
Expenses:
   Production costs                          10,561,552      14,604,291      16,607,027      12,249,901      10,139,965
   General and administrative                 2,005,192       3,919,435       5,124,771       3,467,984       4,973,828
Depletion, depreciation and
    amortization                              2,826,684       5,527,418       7,264,956       5,011,562       5,500,339
Writedown of oil and gas properties                --              --              --              --        17,852,367
                                           ------------    ------------    ------------    ------------    ------------
            Total  expenses                  15,393,428      24,051,144      28,996,754      20,729,447      38,466,499
                                           ------------    ------------    ------------    ------------    ------------

Operating income (loss)                       2,300,827       9,151,200       6,999,008       6,048,753     (19,783,337)
                                           ------------    ------------    ------------    ------------    ------------
Other income (expense):
   Interest income                               16,924         114,302         165,949          99,006         126,047
   Other                                        (26,614)         92,149        (535,426)       (294,847)     (1,250,884)
   Interest expense, net of interest
   capitalized of  $27,369 (1995)            (1,364,110)     (2,401,856)     (2,304,517)     (1,421,144)     (2,518,573)

   Gain on issuance of shares of
   subsidiary                                   124,773           8,305           4,036           5,533            --
                                           ------------    ------------    ------------    ------------    ------------

                 Total other income
                   (expense)                 (1,249,027)     (2,187,100)     (2,669,958)     (1,611,452)     (3,643,410)
                                           ------------    ------------    ------------    ------------    ------------


   Income (loss) before income taxes          1,051,800       6,964,100       4,329,050       4,437,301     (23,426,747)

Provision for taxes on income                   449,636       2,957,983       1,875,720       1,799,807         149,356
Minority interest in earnings (loss)
        of consolidated subsidiary               55,632         241,401          55,883          89,994         (77,886)
                                           ------------    ------------    ------------    ------------    ------------
   Net income (loss)                       $    546,532    $  3,764,716    $  2,397,447    $  2,547,500    $(23,498,217)
                                           ============    ============    ============    ============    ============
    Comprehensive income (loss)            $    569,012    $  3,753,518    $  2,296,433    $  2,530,365    $(23,651,276)
                                           ============    ============    ============    ============    ============
Net earnings (loss) per common share:
   Basic
                                           $       0.07    $       0.43    $       0.23    $       0.24    $      (2.17)
   Diluted                                 $       0.06    $       0.37    $       0.22    $       0.23    $      (2.17)

Weighted average common shares outstanding:
   Basic                                      8,327,495       8,803,941      10,649,766      10,595,598      10,993,524
   Diluted                                    8,699,233      11,825,453      12,000,940      12,011,912      10,993,524


The accompanying notes are an integral part of these consolidated financial statements.

                                                  F-33


                                                              SABA PETROLEUM COMPANY AND SUBSIDIARIES
                                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                          Common Stock          Capital In      Cumulative                                Total
                                   -----------------------        Excess        Translation    Unearned       Retained Stockholders'
                                     Shares         Amount     Of Par Value     Adjustment   Compensation     Earnings    Equity
                                   -------------------------------------------------------------------------------------------------
Balance at
December 31, 1994                   8,238,514    $   8,238    $  5,764,219    $     --       $   --      $    510,870  $  6,283,327
Minority interest
in subsidiary                                                                                                 (19,273)      (19,273)

Exercise of options                   116,666          117         189,466                                                  189,583
Issuance of Common Stock               24,000           24
for compensation                                                    25,476                                     25,500
Issuance of Common Stock              150,000          150         599,850                                                  600,000

Cumulative translation                                                            22,480                                     22,480
adjustment
Unearned compensation                                                                                                        (8,500)
                                                                                               (8,500)
Contributed surplus                                                208,600                                                  208,600
Net income                                                                                                    546,532       546,532
                                   ------------------------------------------------------------------------------------------------
Balance at
December 31, 1995                   8,529,180        8,529       6,787,611        22,480       (8,500)      1,038,129     7,848,249
Issuance and exercise of
options                               118,000          118         646,982                                                  647,100

Issuance of Common Stock               14,000           14          41,986                                                   42,000

Cumulative translation                                                           (11,198)                                   (11,198)
adjustment
Unearned compensation                                                                           8,500                         8,500

Debenture conversions               1,419,846        1,420       5,414,423                                                5,415,843
Net income                                                                                                  3,764,716     3,764,716
                                   ------------------------------------------------------------------------------------------------
Balance at
December 31, 1996                  10,081,026       10,081      12,891,002        11,282         --         4,802,845    17,715,210
Issuance and exercise of
options                               154,000          154       1,409,842                   (803,000)                      606,996

Issuance of warrants                                               622,000                                                  622,000
Cumulative translation
adjustments                                                                     (101,014)                                  (101,014)

Debenture conversions                 648,882          649       2,398,836                                                2,399,485
Net income                                                                                                  2,397,447     2,397,447
                                   ------------------------------------------------------------------------------------------------
Balance at
December 31, 1997                  10,883,908       10,884      17,321,680       (89,732)    (803,000)      7,200,292    23,640,124
Issuance and exercise of options      163,000          163        (371,436)                   803,000                       431,727

Preferred stock dividend                                                                                     (411,377)     (411,377)

Cumulative translation
adjustments                                                                     (153,059)                                  (153,059)

Debenture conversions                   5,485            5          20,887                                                   20,892

Net loss                                                                                                  (23,498,217)  (23,498,217)
                                   ------------------------------------------------------------------------------------------------
Balance at September 30,
1998 (unaudited)                   11,052,393    $  11,052    $ 16,971,131    $ (242,791)        --      $(16,709,302) $     30,090
                                   ================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                                                         F-34

                                                   SABA PETROLEUM COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  SABA PETROLEUM COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                           Years ended December 31,                  Nine months ended
                                                                                                      September 30,
                                                      1995            1996           1997           1997         1998
                                                      ----            ----           ----          ----          ----
                                                                                                        (Unaudited)
Cash flows from operating activities:
   Net income (loss)                             $    546,532    $  3,764,716    $  2,397,447    $  2,547,500    $(23,498,217)
   Adjustments to reconcile net income
      (loss)  to net cash
      provided by operations:
        Depletion, depreciation and                 2,826,684       5,527,418       7,264,956       5,011,562       5,500,339
        amortization
         Writedown of oil and gas properties             --              --           254,937            --        17,852,367
         Amortization of unearned                      17,000           8,500            --              --              --
          compensation
         Deferred tax provision (benefit)             (39,000)        366,389         248,645         654,000        (616,263)
         Compensation expense attributable
          to non-employee option                         --            91,600         106,000            --           349,227
         Minority interest in earnings                 55,632         241,403          55,883          89,994         (77,886)
          (loss) of consolidated
          subsidiary
         Gain on issuance of shares of               (124,773)         (8,305)         (4,036)         (5,533)           --
          subsidiary
         Changes in:
           Accounts receivable                     (1,999,984)     (2,919,287)        859,286      (3,260,779)        510,358
           Other assets                            (2,452,503)       (572,233)        (24,304)          5,204         723,463
           Accounts payable and accrued             2,396,976        (237,328)      4,768,747       8,216,016       2,498,446
            liabilities
          Income taxes payable and other              509,343         650,644        (973,681)     (1,281,441)      1,441,524
           liabilities
                                                 ----------------------------------------------------------------------------
          Net cash provided by operating            1,735,907       6,913,517      14,953,880      11,976,523       4,683,358
           activities
                                                 ----------------------------------------------------------------------------
Cash flows from investing activities:
   Deposit (purchase) of restricted                (1,750,000)      1,750,000            --              --              --
    certificate of deposit
   Expenditures for oil and gas properties        (12,807,412)    (12,171,392)    (32,874,800)    (26,729,697)     (5,677,036)
   Expenditures for land and equipment, net        (2,660,120)       (585,893)     (2,039,234)     (2,344,326)       (542,232)
   Proceeds from sale of oil and gas                  157,933         256,646         234,141            --         5,254,066
    properties
   (Increase) decrease in notes receivable               --        (1,172,639)     (2,114,953)     (2,141,992)           --
   Proceeds from notes receivable                     302,968          67,384         629,109         403,479         366,146
                                                 ----------------------------------------------------------------------------
          Net cash used in investing              (16,756,631)    (11,855,894)    (36,165,737)    (30,812,536)       (599,056)
           activities
                                                 ----------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from notes payable and                 34,814,900      17,085,315      28,725,454      28,649,983       4,241,925
     long-term debt
   Principal payments on notes payable and
     long-term debt                               (19,136,299)    (12,296,839)    (15,972,780)    (10,546,557)     (6,968,048)
   Redemption of preferred stock                         --              --              --              --        (1,702,280)
   Preferred stock dividends paid                        --              --              --              --           (51,288)
   Increase in deferred financing costs            (1,854,421)       (165,777)           --              --              --
   Net change in accounts with affiliated             (47,120)        (21,251)       (131,562)           --              --
     companies
   Net proceeds from exercise of options and
       issuance of  common stock                      789,583         422,500         227,500         227,500          82,500
   Proceeds from issuance of preferred                   --              --         8,511,450            --              --
     stock, net
   Issuance of warrants                                  --              --           622,000            --              --
   Increase in contributed surplus                    208,600            --              --              --              --
   Capital subscription of minority interest           74,778          12,805           8,535            --              --
                                                 ----------------------------------------------------------------------------
          Net cash provided by (used in)           14,850,021       5,036,753      21,990,597      18,330,926      (4,397,191)
           financing activities
                                                 ----------------------------------------------------------------------------
Effect of exchange rate changes on
 cash and cash equivalents                             12,006            (627)         (5,135)         (1,553)         (8,081)
                                                 ----------------------------------------------------------------------------
Net increase (decrease) in cash and cash             (158,697)         93,749         773,605        (506,640)       (320,970)
 equivalents
Cash and cash equivalents at beginning of             798,984         640,287         734,036         734,036       1,507,641
 year

Cash and cash equivalents at end of year         $    640,287    $    734,036    $  1,507,641    $    227,396    $  1,186,671
                                                 =============================================================================
                                                                        F-35

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.   Description of Business and Summary of Significant Accounting Policies

*    General

     Saba Petroleum Company ("Saba" or the "Company") is a Delaware corporation formed in 1979 as a natural resources company. Saba is an international oil and gas producer with principal producing properties located in the continental United States, Canada and Colombia. Until 1994, all of Saba's principal assets were located in the United States. In 1994 and 1995, Saba acquired interests in producing properties in Canada and Colombia. For the years ended December 31, 1996 and 1997, approximately 50.4% and 38.3% of Saba's gross revenues from oil and gas production were derived from its international operations. Saba's principal United States oil and gas producing properties are located in California, Louisiana, Michigan, New Mexico and Wyoming. As of December 31, 1997, 53.8% of Saba's outstanding Common Stock was owned directly, or indirectly, by Saba's Chief Executive Officer.

*    Management's Plans

     Saba's financial statements for the year ended December 31, 1997 have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Saba reported a working capital deficit of $11.7 million at December 31, 1997, due principally to the classification of $12.3 million of long-term debt presently scheduled for repayment to Saba's principal lender during the next year. Saba is in a capital intensive business, and during 1997, Saba's capital expenditures for drilling activities did not produce expected increases in proved oil and gas reserves, which, when coupled with the decline in oil and gas prices, reduced the quantity of proved reserves against which Saba could borrow and the projected cash flow with which to service debt. Saba's immediate needs for capital will intensify should Saba be successful in one or more of the exploratory projects it is undertaking, in that Saba will incur additional capital expenditures to drill more wells and create transportation and marketing infrastructure. Major exploratory projects often require substantial capital investments and a significant amount of time before generating revenue. Saba's exploratory prospect in Indonesia requires a three-year work commitment of $17.0 million. Saba is in negotiation with several potential joint venture partners to participate in this project.

     Saba is taking action to satisfy its working capital requirements. It has retained investment banking counsel to advise it on such matters as asset divestitures and a proposed business combination (see footnote 17). It is in discussions with institutions to secure capital either by the placement of debt or equity. Discussions have been held with Saba's principal lender to restructure existing indebtedness to allow sufficient time for the contemplated business combination to be concluded. Saba is also in negotiations for the disposition of non-core oil and gas assets and possibly the sale of real estate assets. The proceeds of such sales, should they be concluded, would be applied to the reduction of bank debt. Management believes that should such asset divestitures be timely concluded, short term obligations to the bank will be satisfied to the extent that the remainder of debt will be restructured to significantly reduce the working capital deficit.

*    Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

*    Consolidation

     The consolidated  financial statements include the accounts of Saba and its
     wholly  and  majority-owned  subsidiaries.   All  significant  intercompany
     balances and transactions have been eliminated.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


*    Interim Financial Information

     The consolidated financial statements at September 30,1998, and for the nine months ended September 30, 1997 and 1998, are unaudited but have been prepared on a basis consistent with the accounting principles and policies reflected in the financial statements for the year ended December 31, 1997. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals only) necessary to present fairly Saba's consolidated financial position as of September 30, 1998, and the consolidated results of operations and cash flows for the nine months ended September 30, 1997 and 1998.

*    Fair Value of Financial Instruments

     Cash and Cash Equivalents - Saba considers all liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

     Other Financial Instruments - Saba does not hold or issue financial instruments for trading purposes. Saba's financial instruments consist of notes receivable and long-term debt. The fair value of Saba's notes receivable and long-term debt, excluding the Debentures, is estimated based on current rates offered to Saba for similar issues of the same remaining maturates. The fair value of the Debentures is based on quoted market prices.

     Derivative Instruments - Saba does not utilize derivative instruments in the management of its foreign exchange, commodity price or interest rate market risks.

     The fair value of Saba's notes receivable and long-term debt, excluding the Debentures, at December 31, 1996 and 1997 and September 30, 1998, approximates carrying value. The carrying value and fair value of the Debentures at December 31, 1996 and 1997 are as follows:


                                1996                                   1997
                           ------------------------------         -------------------------------
                           Carrying Value      Fair Value         Carrying Value       Fair Value
                           --------------      ----------         --------------       ----------
 9% convertible
  senior subordinated
  Debentures-due 2005        $6,438,000       $36,374,700           $3,599,000         $6,298,250

     The carrying value and fair value of the Debentures at September 30, 1998, was $3,575,000 and $3,003,000, respectively.

*    Oil and Gas Properties

     Saba's oil and gas producing activities are accounted for using the full cost method of accounting. Accordingly, Saba capitalizes all costs, in separate cost centers for each country, incurred in connection with the acquisition of oil and gas properties and with the exploration for and development of oil and gas reserves. Such costs include lease acquisition costs, geological and geophysical expenditures, costs of drilling both productive and non-productive wells, and overhead expenses directly related to land acquisition and exploration and development activities. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition involves a significant change in reserves in which case the gain or loss is recognized.


     Depletion of the capitalized costs of oil and gas properties, including estimated future development, site restoration, dismantlement and abandonment costs, net of estimated salvage values, is provided using the equivalent unit-production method based upon estimates of proved oil and gas reserves and production which are converted to a common unit of measure based upon their relative energy content. Unproved oil and gas properties are not amortized but are individually assessed for impairment. The cost of any impaired property is transferred to the balance of oil and gas properties being depleted.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties are not to exceed their related estimated future net revenues discounted at 10 percent, net of tax considerations, plus the lower of cost or estimated fair market value of unproved properties.

     Substantially all of Saba's exploration, development and production activities are conducted jointly with others and, accordingly, the financial statements reflect only Saba's proportionate interest in such activities.

*    Plant and Equipment

     Plant, consisting of an asphalt refining facility, is stated at the acquisition price of $500,000 plus the cost to refurbish the equipment. Depreciation is calculated using the straight-line method over its estimated useful life. Equipment is stated at cost. Depreciation, which includes amortization of assets under capital leases, is calculated using the straight-line method over the estimated useful lives of the equipment, ranging from three to fifteen years. Depreciation expense in the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, was $155,900, $293,245, $477,239, $301,640 and $449,429,
     respectively. Normal repairs and maintenance are charged to expense as incurred. Upon disposition of plant and equipment, any resultant gain or loss is recognized in current operations.

     Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life.

     The implementation in 1995 of Statement of Financial Accounting ("SFAS") No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to Be Disposed Of," has had no impact on the financial statements.

*    Deferred Financing Costs

     The costs related to the issuance of debt are capitalized and amortized using the effective interest method over the original terms of the related debt. At September 30, 1998, Saba had unamortized costs in the amount of $456,726 and $2,804 net of accumulated amortization of $1,545,566 and $13,297 relating to its Debentures and bank credit facilities, respectively. Amortization expense in 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998, was $63,600, $241,827, $134,598,
     $116,855 and $90,208, respectively.

*    Stock-Based Compensation

     In 1996, Saba implemented the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." This statement sets forth-alternative standards for recognition of the cost of stock-based compensation and requires that a company's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. As allowed in this statement, Saba continues to apply Accounting Principles Board Opinion
     (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in recording compensation related to its plans.

*    Income Taxes

     Saba accounts for income taxes pursuant to the asset and liability method of computing deferred income taxes. Deferred tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of Saba's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

*    Foreign Currency Translation

     Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange; income and expenses are translated at the weighted average rates of exchange during the year. The resultant cumulative translation adjustments are included as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in net income. Such gains (losses) in 1995, 1996 and 1997 were ($7,000), $41,000 and ($230,000), respectively.

*    Earnings per Common Share

     Basic earnings per common share are based on the weighted average number of shares outstanding during each year. The calculation of diluted earnings per common share includes, when their effect is dilutive, certain shares subject to stock options and additionally assumes the conversion of the 9% convertible senior subordinated Debentures due December 15, 2005, using the conversion price of $4.38 per common share.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

*    Sale of Subsidiary Stock

     Saba accounts for a change in its proportionate share of a subsidiary's equity resulting from the issuance by the subsidiary of its stock in current operations in the consolidated financial statements.

*    Two-For-One Forward Stock Split

     On November 21, 1996, Saba's Board of Directors approved a two-for-one forward stock split effected as a stock dividend on all outstanding shares of Common Stock. Saba's outstanding stock option awards and Debentures were also adjusted accordingly. The record date established for such stock split was December 9, 1996 with a payment date of December 16, 1996. All share and per share amounts have been adjusted to give retroactive effect to this split for all periods presented.

*     Reclassification

     Certain previously reported financial information has been reclassified to conform to the current year's presentation.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.   Acquisitions

     In September 1995, Saba acquired a 25% interest in the Teca and Nare oil fields ("Teca/Nare Fields") and a 50% interest in the Velasquez-Galan pipeline, all of which are located in Colombia, South America. Saba's gross acquisition cost for the acquired interests was $12.25 million, which was reduced by Saba's share of net revenue credits from the properties from the effective date of January 1, 1995 to the closing date ($3.95 million), leaving a net purchase price of $8.3 million. In addition, Saba assumed an oil imbalance obligation of approximately $1.25 million at the closing date. In December 1995, Saba acquired a 50% interest in the Cocorna oil field in Colombia at a net acquisition cost of $533,000. In connection with the acquisition of the Teca/Nare Fields, the Colombia government owned oil company (Ecopetrol) required that Omimex, the operator of the properties, obtain a letter of credit for the benefit of Ecopetrol in the amount of $3.5 million to secure payments due third party vendors at the Teca/Nare Fields. Such letter of credit was issued in November 1995. In connection with the issuance of the letter of credit, Omimex required that Saba pledge collateral consisting of a $1.75 million certificate of deposit. The letter of credit expired by its own terms in 1996 and the collateral was returned to Saba.

     The acquisition cost of the properties has been assigned to various accounts in the accompanying balance sheet (primarily oil and gas properties), and the results of operations of the properties are included in the accompanying financial statements from the respective dates of acquisition of each property.

     The following unaudited proforma financial information presents the results of operations of Saba as if the acquisitions had occurred as of the beginning of 1995. The proforma financial information does not necessarily reflect the results of operations that would have occurred had the properties been acquired at the beginning of the period.

                                                                  Year Ended
                                                                  December 31,
                                                                      1995
                                                                  ------------
                                                                   (unaudited)

       Total revenues                                               $27,677,526

       Total operating expenses, including general and
       administrative and depletion, depreciation and
       amortization                                                 (20,036,052)

       Interest expense                                              (1,984,594)

       Other income (expense)                                            (9,690)
                                                          ----------------------

       Income before income taxes                                     5,647,190

       Provision for taxes on income                                  2,767,123
                                                          ----------------------

       Net income                                                  $  2,880,067
                                                          ======================

       Net earnings per common share (basic)                       $      0.33
                                                          ======================

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The following unaudited summary of gross revenue and direct operating expenses of the acquired properties for the nine month period ended September 30, 1995 includes all adjustments (consisting of normal recurring accruals only) which management considers necessary to present fairly the gross revenues and direct operating expenses of the acquired properties for the nine months ended September 30, 1995.


                                                            Nine Months
                                                               Ended
                                                           September 30,
                                                               1995
                                                        -------------------
                                                            (unaudited)

    Gross Revenues:
    Sales of oil                                           $      8,871,288
    Pipeline revenues                                             1,516,876
                                                        --------------------
    Total gross revenues                                         10,388,164
                                                        --------------------

    Direct operating expenses:
    Operating expenses (1)                                        2,537,423
    Pipeline operating expenses (1)                                 990,054
    Production and other taxes (2)                                  474,211
                                                        --------------------
                                                        --------------------
    Total direct operating expenses                               4,001,688
                                                        --------------------
    Excess of gross revenues over
    direct operating expenses                              $      6,386,476
                                                        ====================
    --------------------------

(1)  Excludes depreciation, depletion and amortization expenses.

(2) Includes war and pipeline transportation taxes; does not include provision for income taxes.

    In October 1995, all of the issued shares of Capco Resource Properties Ltd. ("CRPL"), Saba's 100% owned subsidiary, were exchanged for 13,437,322 voting common shares of Beaver Lake Resources Corporation ("BLRC"), a publicly traded corporation located in Alberta, Canada.

    The net assets of BLRC were deemed to be acquired at their net book value (which approximated fair market value) at the date of acquisition.

    Net assets acquired were as follows:

          Working capital deficiency                      $ (105,981)

          Oil and gas properties                             316,420
                                                          ----------

                                                          $   210,439
                                                          ===========

    On the same date as the share exchange with Saba, BLRC acquired interests in certain oil and gas properties in exchange for 1,443,204 shares of its common stock. Property interests of $399,527 were acquired and production notes receivable in the amount of $157,311 were deemed to be paid.

    In addition, as part of a private placement of 1,200,000 shares in 1995, Saba purchased 1,000,000 common shares of BLRC at a cost of approximately $370,000. In 1996 and 1997, BLRC issued 35,000 shares and 23,010 shares, respectively, of common stock to minority shareholders. As a result of these transactions, Saba owned 74.2% of the outstanding common stock of BLRC at December 31, 1997.

                    SABA PETROLEUM COMPANY AND SUBSIDIAREIS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The sales of shares of common stock by the subsidiary resulted in net gains in 1995, 1996 and 1997 of $124,773, $8,305 and $4,036, respectively, which
    Saba has reported in current operations. Deferred income taxes have not been recorded in conjunction with these transactions as Saba plans to maintain a majority ownership position in the subsidiary.

3.   Notes Receivable

    Notes receivable are comprised of the following at December 31, 1996 and 1997:

                                                   1996              1997
                                              ------------        ------------

     Canadian prime plus 0.75% (6.75% at
     December 31, 1997) production notes
     receivable,   with   interest  paid
     currently,     collateralized    by
     producing oil and gas properties         $    120,385        $     65,012

     Prime plus 0.75% (9.25% at December
     31, 1997)  promissory  note from an
     officer  of  Saba  with   quarterly
     interest  only  installments,   due
     October 31, 1998, collateralized by
     vested  stock  options to  purchase
     the  Common  Stock of Saba                     300,000            283,742

     Prime plus 0.75% (9.25% at December
     31,  1997)  note   receivable  from
     joint    venture    partner    with
     principal  payments through October
     2000 and  interest  payments at the
     end of twenty-four  and forty-eight
     months, collateralized by producing
     oil and gas properties                         739,206            414,205

     9% note  receivable from affiliated
     company,    with    principal   and
     interest  due in full  on  December
     31,  1998,  collateralized  by  the
     Chief  Executive  Officer's  vested
     but unexercised options to purchase
     the  Common  Stock of Saba                     101,667            101,667

     11.5% note  receivable from a joint
     venture partner, with principal and
     interest   payments  through  June,
     2002  collateralized  by  producing
     oil and gas properties                               -          1,737,554


     10%    note     receivable     from
     unaffiliated   companies   due   on
     demand   and    collateralized   by
     personal    guarantees   from   the
     borrowers' Chief Executive Officers                  -            175,000

     Other                                           79,917             43,940
                                               ------------       ------------
                                                  1,341,175          2,821,120
     Less current  portion  (included in
     other   current   assets)                      404,918          1,436,028
                                               ============       ============
                                               $    936,257       $  1,385,092
                                               ============       ============
                                      F-43

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.    Oil and Gas Properties, Land, Plant and Equipment

Oil and gas properties, land, plant and equipment at December 31, 1996 and 1997 are as follows:

_________________                           United
Oil and gas properties                      States               Canada           Colombia               Total
----------------------                      ------               ------           --------               -----
Unevaluated oil and gas
  Properties                             $       843,351       $           -     $           -        $       843,351
                                                                           -                 -
Proved oil and gas properties                 29,933,734           4,999,809         8,717,493             43,651,036
                                       ------------------   -----------------  ----------------    -------------------
      Total capitalized costs                 30,777,085           4,999,809         8,717,493             44,494,387

Less accumulated depletion
   And depreciation                           11,038,022             824,752         2,921,559             14,784,333
                                       ------------------   -----------------  ----------------    ------------------
      Capitalized costs, net             $    19,739,063       $   4,175,057     $   5,795,934        $    29,710,054
                                       ==================   =================  ================    ===================

Other property and equipment
----------------------------
Land                                     $     1,583,344       $           -     $     305,234        $     1,888,578
Plant and equipment                            2,222,464              69,081         1,507,762              3,799,307
                                       ------------------   -----------------  ----------------    -------------------
                                               3,805,808              69,081         1,812,996              5,687,885

Less accumulated depreciation                    337,816              26,874           174,757                539,447
                                       ------------------   -----------------  ----------------    -------------------
                                         $     3,467,992       $      42,207     $   1,638,239        $     5,148,438
                                       ==================   =================  ================    ===================
December 31, 1997
-----------------
Oil and gas properties
----------------------
Unevaluated oil and gas
  Properties                             $     5,555,350       $           -     $           -        $     5,555,350
Proved oil and gas properties                 53,107,650           7,770,588        10,128,691             71,006,929
                                       ------------------   -----------------  ----------------    -------------------
      Total capitalized costs                 58,663,000           7,770,588        10,128,691             76,562,279

Less accumulated depletion
   And depreciation                           15,489,222           1,265,331         4,550,919             21,305,472
                                       ------------------   -----------------  ----------------    ------------------
      Capitalized costs, net             $    43,173,778       $   6,505,257     $   5,577,772        $    55,256,807
                                       ==================   =================  ================    ===================

Other property and equipment
----------------------------
Land                                     $     2,380,371       $           -     $     305,234        $     2,685,605
Plant and equipment                            3,799,515              81,200         1,802,085              5,682,800
                                       ------------------   -----------------  ----------------    -------------------
                                               6,179,886              81,200         2,107,319              8,368,405

Less accumulated depreciation                    634,225              43,416           342,163              1,019,804
                                       ------------------   -----------------  ----------------    -------------------
                                          $    5,545,661      $       37,784       $ 1,765,156       $      7,348,601
                                       ==================   =================  ================    ===================


At December 31, 1997, plant and equipment and accumulated depreciation included $620,248 and $ 73,972, respectively, for assets acquired under capital leases.

                   SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Costs incurred in oil and gas property acquisition, exploration, and development activities are as follows:

                                       United
                                       States            Canada            Colombia               Total
                                       ------            ------            --------               -----
  December 31, 1996
  -----------------
  Exploration                     $     1,832,579   $      150,262    $       -            $       1,982,841
  Development                           5,572,690          734,269            -                    6,306,959
  Acquisition of proved
     properties                         3,149,644          257,717             474,231             3,881,592
                                    --------------    --------------    ----------------     -----------------
        Total costs incurred      $    10,554,913   $    1,142,248    $        474,231     $      12,171,392
                                    ==============    ==============    ================     =================

  December 31, 1997
  -----------------
  Exploration                     $     5,581,637   $    2,082,419    $              -     $       7,664,056
  Development                          13,680,108          277,991           1,411,198            15,369,297
  Acquisition of proved
    properties                          9,035,274          488,345                   -             9,523,619
                                    ==============    ==============    ================     =================
        Total costs incurred      $    28,297,019   $    2,848,755    $      1,411,198     $      32,556,972
                                    ==============    ==============    ================     =================

Oil and gas depletion expense in the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $2,605,419, $4,979,361, $6,610,554, $4,541,631 and $4,958,031 or $1.80, $2.22, $2.64, $2.42
and $2.86 per produced barrel of oil equivalent, respectively.

Saba periodically reviews the carrying value of its oil and gas properties in accordance with requirements of the full cost method of accounting. Under these rules, capitalized costs of oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties ("ceiling"). Application of this ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling is exceeded. Due to the decline in oil prices in the first and second quarters of 1998, the capitalized costs for Saba's United States cost center exceeded the calculated ceiling amounts at each quarter end by approximately $10.7 million and $6.5 million, respectively, resulting in charges against operations in the respective periods.

Capitalized costs attributable to foreign operations in the amount of $652,400 and $57,300 were also charged to operations during the nine and three month periods ended September 30, 1998, respectively.

5.    Statement of Cash Flows

Following is certain supplemental information regarding cash flows for the years ended December 31, 1995, 1996 and 1997, and for the nine months ended September 30, 1997 and 1998:

                                                     December 31                                 September 30,
                                                     -----------                                 -------------
                                       1995              1996               1997              1997             1998
                                       ----              ----               ----              ----             ----
                                                                                                    (unaudited)
       Interest paid           $       1,388,369  $      2,309,475   $     2,088,252  $     1,429,000   $     2,086,100

       Income taxes paid       $              --  $      1,150,029   $     2,531,157  $     2,480,000   $        42,700

    Non-cash investing and financing transactions:

In January 1995, Saba awarded 24,000 shares of Common Stock with a fair market value of $25,500 to an employee.

                   SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The acquisition cost of oil and gas properties which were acquired in September 1995 included an oil imbalance obligation in the amount of $1,248,866 which was assumed by Saba.

In October 1995, Saba's Canadian subsidiary issued common stock to acquire a corporation at a recorded net cost of $210,439.

In October 1995, interests in oil and gas properties with a cost of $399,527 were acquired by the issuance of 1,443,204 shares of common stock of Saba's Canadian subsidiary and cancellation of notes receivable in the amount of $157,311.

In February 1996, Saba issued 14,000 shares of Common Stock to a director of Saba in settlement of an obligation in the amount of $42,000.

Debentures in the principal amount of $6,212,000, less related costs of $796,157, were converted into 1,419,846 shares of Common Stock during the year ended December 31, 1996.

Saba incurred a credit to Stockholders' Equity in the amount of $91,600 resulting from the issuance of stock options to a consultant during the year ended December 31, 1996.

Saba incurred a credit to Stockholders' Equity in the amount of $133,000 attributable to the income tax effect of stock options exercised during the year ended December 31, 1996.

Cumulative foreign currency translation gains (losses) of $18,216, ($15,655) and ($131,050) were recorded during the years ended December 31, 1995, 1996 and 1997, respectively.

Saba  realized  gains in 1995,  1996 and 1997 of  $124,773,  $8,305 and  $4,036,
respectively, as a result of the issuance of common stock by a subsidiary.

Saba incurred capital lease obligations in the amount of $598,827 to acquire equipment during the year ended December 31, 1997.

Debentures in the principal amount of $2,839,000, less related costs of $439,515, were converted into 648,882 shares of Common Stock during the year ended December 31, 1997.

Saba incurred a credit to Stockholders' Equity in the amount of $909,000 resulting from the granting of stock options to a consultant during the year ended December 31, 1997.

Saba incurred a credit to Stockholders' Equity in the amount of $273,496 attributable to the income tax effect of stock options exercised during the year ended December 31, 1997.

Debentures in the principal amount of $2,363,000, less related costs of $179,123, were converted into 540,089 shares of Common Stock during the nine months ended September 30, 1997.

Saba realized a gain of $5,533 during the nine months ended September 30, 1997, as a result of the issuance of common stock by a subsidiary.

Saba incurred capital lease obligations in the amount of $484,075 to acquire equipment during the nine months ended September 30, 1997.

Cumulative foreign currency translation losses in the amount of $17,620 and $198,297 were recorded during the nine month periods ended September 30, 1997 and 1998, respectively.

Debentures in the principal amount of $24,000, less related costs of $3,108, were converted into 5,485 shares of Common Stock during the nine months ended September 30, 1998.

Saba incurred credits to Stockholders' Equity in the amounts of $22,600 and $288,750 resulting from the issuance of fully vested stock options and performance shares of Common Stock, respectively, during the nine months ended September 30, 1998.

                   SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Quarterly dividend obligations on the Series A Preferred Stock ("Preferred Stock") that were due and payable on March 31, June 30, and September 30, 1998, in the total amount of $360,000 were settled by an increase to that issue's Conversion Amount.

Options to acquire 125,000 shares of Common Stock issued to a consultant in May 1997 resulted in deferred compensation expense of $909,000. Of this amount, $106,000 was reported as compensation expense during the year ended December 31, 1997. The options were cancelled in March 1998, resulting in a reduction of deferred compensation expense in the amount of $803,000 during the nine months ended September 30, 1998.

The acquisition of two producing oil and gas properties in April 1998, at a total cost of $3,239,835, was partially funded by the assumption of accounts and notes receivable due to Saba in the amount of $2,390,354, and the issuance of a stock subscription payable recorded at a cost of $750,000.

Saba incurred a capital lease obligation in the amount of $90,637 to acquire equipment during the nine months ended September 30, 1998.

Fee interest in an oil property owned by Saba was acquired in February 1998 by seller-provided financing in the amount of $375,000.

6.       Accounts Payable and Accrued Liabilities

    Accounts payable and accrued liabilities at December 31, 1996 and 1997 are as follows:

                                               1996                  1997
                                            ------------        -------------
 Trade accounts payable                   $    3,545,599     $      6,705,897
 Undistributed revenue payable                   341,614              780,475
 Insurance and tax assessments payable           618,032              760,177
 Other accrued expenses                          871,892            1,857,970
                                            ============        =============
     Total                                $    5,377,137     $     10,104,519
                                            ============        =============

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.      Income Taxes

     The components of income (loss) before income taxes and after minority interest in earnings of consolidated subsidiary for the years ended December 31, 1995, 1996 and 1997 are as follows:

                              1995              1996                 1997
                          ------------      -------------        ------------
      United States       $   (523,572)   $       383,453        $    457,166
      Canada                   134,138            693,439             262,852
      Colombia               1,385,602          5,645,807           3,553,149
                           -----------    ----------------       ------------

            Total         $    996,168    $     6,722,699       $   4,273,167
                           ===========    ===============       =============

     Components of income tax expense (benefit) for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                  1995             1996              1997
                             ------------     -------------    --------------
           Current:
               Federal        $ (112,364)     $    149,600     $      291,581
               State              45,000           259,994             21,201
               Foreign           556,000         2,182,000          1,310,987
                             ------------     -------------     --------------
                                 488,636         2,591,594          1,623,769
                             ------------     -------------     --------------
           Deferred:
               Federal           (44,350)          207,787            114,114
               State               5,350           158,602             35,265
               Foreign                -                 -             102,572
                             ------------    --------------     --------------
                                 (39,000)          366,389            251,951
                             ------------
                             $   449,636     $   2,957,983     $    1,875,720
                             ============     =============     ==============

     The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31, 1995, 1996 and 1997 as follows:

                                            1995         1996       1997
                                          -------       -------    -------
    Expected tax provision (benefit)        34.0%        34.0%      34.0%
    State income taxes, net of
      Federal benefit                        3.3          4.1        1.3
    Effect of foreign earnings               2.6          5.6        7.6
    Other                                    5.2           .3        1.0
                                           -------      -------    -------
                                            45.1%        44.0%      43.9%
                                           =======      =======    =======

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The tax effected temporary differences which give rise to the deferred tax provision consist of the following:

                                          1995          1996           1997
                                       -----------   -----------    -----------
   Property and equipment             $   337,900    $  481,700     $ (92,500)
   Effect of state taxes                 (12,300)     (120,000)        171,800
   Net operating losses                   209,500       (2,200)         39,400
   Foreign tax credits                  (640,000)     (845,811)      (648,394)
   Alternative minimum tax credits       (38,100)      (61,200)          2,300
   Change in valuation allowance          155,000       897,500        817,700
   Other                                 (51,000)        16,400       (38,355)
                                       ============   ===========    ===========
                                      $  (39,000)    $  366,389     $  251,951
                                       ============   ===========    ===========

    The components of the tax effected deferred income tax asset (liability) as of December 31,1996 and 1997 are as follows:

                                               1996               1997
                                            --------------    ------------
   Property and equipment                  $ (1,458,300)     $ (1,365,800)
   State taxes                                   171,800          -
   Net operating losses                           39,400          -
   Foreign tax credits                         1,600,800         2,249,200
   Alternative minimum tax credits               196,400           194,100
   Other                                          35,200            73,500
                                            --------------    --------------
                                                 585,300         1,151,000
   Valuation allowance                       (1,052,500)       (1,870,200)
                                            ==============    ==============
   Net deferred income tax liability       $   (467,200)     $   (719,200)
                                            ==============    ==============



     At December 31, 1996 and 1997, $123,000 and $69,000 of current deferred taxes are included in other current assets, respectively.

     At December 31, 1997, Saba had approximately $2,249,200 of foreign tax credit carryovers, which will begin to expire in the year 2000. A $1,870,200 valuation allowance has been provided for a portion of the foreign tax credits which are not likely to be realized during the carryforward period. Saba also has alternative minimum tax credit carryforwards for federal and state purposes of approximately $194,100. The credits carry over indefinitely and can be used to offset future regular tax.

     In general, Section 382 of the Internal Revenue Code includes provisions which limit the amount of net operating loss carryforwards and other tax attributes that may be used annually in the event that a greater than 50% ownership change (as defined) takes place in any three year period.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.       Long-Term Debt

     Long-term debt at December 31, 1996 and 1997 and September 30, 1998, consists of the following:

                                                                  September30,
                                           1996         1997         1998
                                       -----------   -----------  ------------
                                                                   (unaudited)
9% convertible senior subordinated     $ 6,438,000   $ 3,599,000   $ 3,575,000
  Debentures due 2005
Revolving loan agreement with a bank    12,100,000    17,410,000    15,600,000
Term  loan  agreements  with  a bank       450,000     8,803,769     4,501,769
Demand  loan  agreement  with a bank     1,605,136     2,362,809     1,461,433
Capital lease  obligations                    --         525,819       515,766
Promissory note                               --         350,000       345,290
Promissory  note                           450,000          --            --
Term  loan  with a  bank                      --            --         369,559
Promissory note-Omimex                        --            --       4,151,288
Promissory notes - Capco                 1,574,400          --          --
                                       -----------   -----------   -----------
                                        22,617,536    33,051,397    30,520,105

Less current portion                     1,805,556    13,441,542    25,172,694
                                       -----------   -----------   -----------
                                       $20,811,980   $19,609,855   $ 5,347,411
                                       ===========   ===========   ===========


On December 26, 1995, Saba issued $11,000,000 of 9% convertible senior subordinated debentures ("Debentures") due December 15, 2005. The Debentures are convertible into Common Stock of Saba, at the option of the holders of the Debentures, at any time prior to maturity at a conversion price of $4.38 per share, subject to adjustment in certain events. Saba has reserved 3,000,000 shares of its Common Stock for the conversion of the Debentures. The Debentures were not redeemable by Saba prior to December 15, 1997. Mandatory sinking fund payments of 15% of the original principal, adjusted for conversion prior to the date of payments, are required annually commencing December 15, 2000. The Debentures are uncollateralized and subordinated to all present and future senior debt, as defined, of Saba and are effectively subordinated to all liabilities of subsidiaries of Saba. The principal use of proceeds from the sale of the Debentures was to retire short term indebtedness incurred by Saba in connection with its acquisitions of producing oil and gas properties in Colombia. A portion of the proceeds was used to reduce the balance outstanding under Saba's revolving credit agreement. On February 7, 1996, Saba issued an additional $1,650,000 of Debentures pursuant to the exercise of an allotment option by the underwriting group. Net proceeds to Saba were approximately $1.5 million and a portion was utilized to reduce the outstanding balance under Saba's revolving line of credit.

Certain terms of the Debentures contain requirements and restrictions on Saba with regard to the following limitations on Restricted Payments (as defined in the Indenture), on transactions with affiliates, and on oil and gas property divestitures; Change of Control (as defined), which will require immediate redemption; maintenance of life insurance coverage of $5,000,000 on the life of Saba's former Chief Executive Officer, Ilyas Chaudhary; and the limitations of fundamental changes and certain trading activities, on Mergers and Consolidations (as defined) of Saba, and on ranking of future indebtedness. Debentures in the amount of $6,212,000 were converted into 1,419,846 shares of Common Stock during the year ended December 31, 1996. An additional $2,839,000 of Debentures were converted into 648,882 shares of Common Stock during the year ended December 31, 1997. Debentures in the amount of $24,000 were converted into 5,485 shares of Common Stock during the nine months ended September 30, 1998.

The revolving loan ("Agreement") is subject to semi-annual redeterminations and is presently scheduled to convert to a three-year term loan on July 1, 1999. Funds advanced under the facility are collateralized by substantially all of Saba's U.S. oil and gas producing properties and the common stock of its principal subsidiaries. The Agreement also provides for a second borrowing base term loan of which $3.4 million was borrowed for the purpose of development of oil and gas properties in California, with the outstanding balance ($814,000) at September 30, 1998, due July 31, 1998. At September 30, 1998, the borrowing base for the two loans was $13.4 million. The borrowing base reduces at the rate of $300,000 per month. Interest on the two loans is payable at the prime rate plus
 .025%, or LIBOR rate pricing options plus 2.25%. The weighted average interest rate for borrowings outstanding under the loans at September 30, 1998, was 8.0%. The Agreement requires, among other things, that Saba maintain at least a 1 to 1 working capital ratio (exclusive of the current maturities if any, of the outstanding loans), stockholders' equity of $18.0 million, a ratio of cash flow to debt service of not less than 1.25 to 1.0 and general and administrative expenses at a level not greater than 20% of revenue, all as defined in the Agreement. Additionally, Saba is restricted from paying dividends and advancing funds in excess of specified limits to affiliates. Saba was not in compliance with financial covenants at September 30, 1998.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In September 1997, Saba borrowed $9.7 million from its principal commercial lender to finance the acquisition cost of a producing oil and gas property. Interest is payable at the prime rate (8.25% at September 30, 1998) plus 3.0%. Principal payments of $7.0 million on December 31, 1997, and $2.0 million on June 5, 1998, reduced the outstanding balance to $688,000 due July 31, 1998. Payment of this loan is personally guaranteed by Saba's Chief Executive Officer.

In November, 1997 Saba established a term loan ($3.0 million) with its principal commercial lender. Interest is payable at the prime rate (8.25% at September 30, 1998) plus 3.0% with the outstanding balance of $3.0 million due July 31, 1998. Payment of this loan is personally guaranteed by Saba's Chief Executive Officer.

Loans in the aggregate principal amount of $4.5 million that matured on July 31, 1998, have not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan has not been satisfied, either by providing additional collateral to the bank, or reducing the outstanding principal balance. Based on the events described above, the entire principal indebtedness to the bank ($20.1 million) has been classified as currently payable at September 30, 1998.

Saba's Canadian subsidiary has available a demand revolving reducing loan with a borrowing base of $1.5 million. Interest is payable at variable rate equal to the Canadian prime rate plus 0.75% per annum (8.0% at September 30, 1998). The loan is collateralized by the subsidiary's oil and gas producing properties, and a first borrowing base reduces at the rate of $32,800 per month. In accordance with the terms of the loan agreement, $393,000 of the total loan balance of $1.5 million is classified as currently payable at September 30, 1998. Although the bank can demand payment in full of the loan at any time, it has provided a written commitment not to do so except in the event of default.

Saba leases certain equipment under agreements that are classified as capital leases. Lease payments vary from three to five years. The effective interest rate on the total amount of capitalized leases at September 30, 1998 was 8.3%.

The promissory note ($345,290) is due to the seller of an oil and gas property, which was acquired by Saba in December 1997. The note bears interest at the rate of 13.5%, and is classified as a current liability.

The promissory note ($369,559) is due to the seller of a fee interest in property in which Saba owns mineral interests. The note bears interest at the rate of 13.5%, and is classified as a current liability.

In June 1998, Saba borrowed $4.2 million from Omimex Resources, Inc. (Omimex), of which $2.0 million was paid to Saba's principal commercial lender to reduce indebtedness under one of Saba's short-term loans, and the balance was used for a partial redemption of Preferred Stock in the face amount of $2.0 million, plus accrued dividends. Interest is payable at the prime rate (8.25% at September 30, 1998). Due to termination of merger negotiations with Omimex, the loan is due to be repaid no later than December 14, 1998. The loan is collateralized by Saba's 50% interest in the Velasquez-Galan pipeline in Colombia.

The 9% promissory notes -Capco were due to Saba's parent company, Capco Resources Ltd. and to Capco Resources, Inc., formerly wholly owned by Capco Resources Ltd. And now majority owned by Capco Resources Ltd. The loan proceeds were utilized by Saba principally in connection with the acquisition of producing oil and gas properties in Colombia. The notes were paid in 1997.

                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Maturities of long term debt at December 31, 1997 are as follows:

              1998                                       $ 13,441,542
              1999                                          5,144,241
              2000                                          5,195,129
              2001                                          4,834,485
              2002                                          2,457,000
              Thereafter                                    1,979,000
                                                        -------------
                                                         $ 33,051,397

9.       Related Party Transactions

     Related party transactions are described as follows:

     In 1995, 1996 and 1997, Saba charged its affiliates $92,900, $26,300 and $18,600, respectively, for reimbursement of certain general and administrative expenses.

     In 1995, Saba charged an affiliate $7,600 and was charged $30,000 by affiliates for interest on short-term advances.

     In 1995, Saba received remittances from affiliates totaling $107,300 in payment of prior and current period charges for general and administrative expenses and cash advances.

     In 1995, Saba received a short-term advance in the amount of $10,500 from an affiliate.

     In 1995,  Saba loaned  $101,700  to a company  controlled  by Saba's  Chief
Executive   Officer  at  an  interest  rate  of  9%  per  annum.   The  loan  is
collateralized by the officer's vested, but unexercised, Common Stock options.

     In 1995, Saba borrowed $350,000 from a company controlled by a director of Saba. The entire amount, plus interest at the rate of 10% per annum, was repaid in December 1995.

     In 1995, affiliated companies loaned a total of $2,221,900 to Saba, at an interest rate of 9% per annum, in connection with the acquisition of producing oil and gas properties in Colombia. Of this amount, $600,000 was converted to equity by the issuance of 150,000 shares of Common Stock of Saba. The balance of the borrowings is due April 1, 2006 and is subordinated to the same extent as the Debentures are subordinated. Saba incurred interest expense in the amount of $67,600 in 1995 as a result of this indebtedness.

     In 1996, Saba provided a short-term advance to an affiliate in the amount of $10,000.

     In 1996, Saba received remittances in the amount of $120,200 and made payments in the amount of $90,900 for reimbursement of prior period account balances.

     In 1996, Saba charged affiliates $19,400 and was charged $152,300 by affiliates for interest on promissory notes.

     In 1996, Saba loaned $30,000 to a director of Saba, on an unsecured basis, at an interest rate of 9% per annum.

     In 1996, Saba loaned $300,000 to the Chief Executive Officer of Saba at an interest rate of prime plus 0.75% due in quarterly installments. The loan is collateralized by the officer's vested, but unexercised, Common Stock options.

     In 1997 Saba charged interest in the amount of $45,343 to affiliates and was charged interest in the amount of $60,220 by affiliates. Saba paid the affiliates a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

     In 1997 Saba received $10,000 in repayment of a short-term advance to an affiliate, and $61,193 from the Chief Executive Officer for accrued interest and principal on his loan from Saba.

     In 1997 Saba charged an affiliate $23,335 for charges incurred in connection with a potential property acquisition, and $93,642 for an advance and related expenses against an indemnification provided by the affiliate.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     During the year 1997, Saba billed an affiliate a total of $18,814 and received payments of $91,983 which included amounts billed in the prior year, in connection with the affiliate's participation in drilling and production activities in one of Saba's oil properties.

     In 1997, Saba incurred airplane charter expenses in the amount of $72,774 from non-affiliated airplane leasing services, for the use of an airplane owned by Saba's Chief Executive Officer

10.       Preferred Stock

     On December 31, 1997, Saba sold 10,000 shares of Series A 6% Convertible Preferred Stock ("Preferred Stock") for $10 million. The Preferred Stock bears a cumulative dividend of 6% per annum, payable quarterly, and, at the option of Saba, can be paid either in cash or through the issuance of shares of Saba's Common Stock. The Preferred Stock is senior to all other classes of Saba's equity securities. The conversion price of the Preferred Stock is based on the future price of Saba's Common Stock, without discount, but will be no greater than $9.345 per share. Conversion of the Preferred Stock cannot begin until May 1, 1998. Three years from date of issuance, any remaining Preferred Stock will automatically convert into Saba's Common Stock. The Preferred Stock is redeemable, at the option of Saba, at various prices commencing at 115% of the issue price plus any accrued, but unpaid, dividends. Under certain circumstances, the holders of the Preferred Stock may require that Saba redeem the Preferred Stock at an amount per share equal to the greater of (i) 115% of the stated value of the shares plus any accrued, but unpaid, dividends and (ii) the market value of the shares of Saba's common stock underlying the Preferred Stock on the date of redemption. Those circumstances include Saba's failure to issue and transfer shares of Common Stock to the Preferred Stockholder upon conversion of the Preferred Stock; Saba's failure to remove a restrictive legend from the common stock when required to do so; Saba's failure to obtain effectiveness with the Securities and Exchange Commission of a registration statement covering the shares of common stock underlying the Preferred Stock prior to June 28, 1998; Saba's assignment for the benefit of creditors, or consent to the appointment of a receiver for Saba or for all or substantially all of its property; the institution by or against Saba or any of Saba's subsidiaries of a bankruptcy or insolvency proceeding, which continues undismissed for 45 days; and Saba's failure to maintain a listing on AMEX. Should Saba choose to redeem the issue, the Preferred Stock holder will be entitled to receive 200,000 warrants to purchase Saba's Common Stock. Upon the liquidation of Saba, the holders of the Preferred Stock are entitled to receive an amount equal to the stated value per share of the Preferred Stock ($1,000) plus all accrued and unpaid dividends. In connection with the sale of the Preferred Stock, warrants to purchase 224,719 shares of Common Stock were issued to the purchaser of the Preferred Stock and warrants to purchase 44,944 shares of Common Stock were issued as a fee for the placement of the issue. The warrants are exercisable over a three year period at a price of $10.68. The fair value of the warrants at December 31, 1997, was estimated at $622,000 using the Black-Scholes pricing model.

     In June 1998, Saba redeemed 2,000 shares of Preferred Stock in the face amount of $2.0 million at a total cost of $2.15 million, which included a 5% redemption premium of $100,000 and accrued dividends of $51,000. Saba incurred a charge to operations in the amount of $398,000 in connection with the redemption. Accrued dividends for the nine months ended September 30, 1998, in the amount of $360,000 on the remaining outstanding issue were deemed paid by an increase to the Preferred Stock's conversion amount.

     Under the terms of the Preferred Stock offering (as amended) Saba was required to register with the Securities and Exchange Commission the Common Stock underlying the issue no later than May 15, 1998. Failure to do so would result in a penatly of $20,000 per month for each $1 million of Preferred Stock that remained outstanding. At September 30, 1998, a registration statement covering the shares of Common Stock underlying the Preferred Stock had not been declared effective; accordingly, Saba's results of operations include a charge of $742,000. RGC International Investors, LDC ("RGC"), holder of 7,310 shares of Preferred Stock had agreed to waive, subject to certain provisions, substantially all of the accrued penalty under the terms of the transaction with Horizontal Ventures, Inc. ("HVI") (see Subsequent Events).

11.      Common Stock and Stock Options

     In January 1995, Saba awarded 24,000 shares of Common Stock to an employee pursuant to the terms of an employment agreement. The cost of the stock award, based on the stock's fair market value at the award date, was charged to stockholders' equity and was amortized against earnings over the contract term.

     In July 1995, Saba canceled its Incentive and Nonqualified Stock Option Plans. No options were granted under either plan prior to cancellation.

     During the year 1995, Saba issued options to acquire 200,000 shares of Saba's Common Stock to a consultant. The options had an exercise price of $1.63 and were exercisable for a period of one year, beginning January 2, 1995. Options to acquire 116,666 shares of Common Stock were exercised during the year ended December 31, 1995. In July 1995, the consulting arrangement was terminated and the balance of the options was canceled. Saba also issued options to acquire 200,000 shares of Saba's Common Stock to an employee under the terms of an employment agreement.
                                      F-53

     In April 1996 and June 1996, Saba's Board of Directors and shareholders, respectively, approved Saba's 1996 Incentive Equity Plan ("Plan"). The purpose of the Plan is to enable Saba to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of Saba's Common Stock that may be issued pursuant to the Plan, and the maximum number of shares of Common Stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000, respectively.

     During the year 1996, Saba issued options to acquire 100,000 shares of Saba's Common Stock to a consultant. The options had an exercise price of $4.00 and were exercisable over a period of 180 days, beginning May 21, 1996. The options were fully exercised during the year 1996. Saba also issued options to acquire 20,000 shares of Saba's Common Stock to an employee under the terms of an employment agreement.

     On May 30, 1997, Saba issued options to acquire 470,000 and 125,000 shares of Common Stock to certain employees and a consultant, respectively, in accordance with the provisions of the 1996 Incentive Equity Plan. Options to acquire 42,000 shares of Common Stock granted to certain employees were subsequently cancelled. On August 28, 1998, Saba issued an option to acquire 15,000 shares of Common Stock to an employee. The options have an exercise price equal to the market value at date of grant and become exercisable over various periods ranging from two to five years from the date of grant. No options were exercised as of September 30, 1998. Options to acquire 104,000 shares of Common Stock were exercisable at September 30, 1998. Saba recognized deferred compensation expense of $909,000 in the year ended December 31, 1997, resulting from the grant to the consultant. Of this amount, $106,000 was reported as compensation expense during the year ended December 31, 1997, and an additional $37,877 was reported as compensation expense during the nine months ended September 30, 1998. The option grant was cancelled in March 1998, and the unamortized portion of deferred compensation expense was reversed from the applicable accounts.

     In May 1997, Saba's stockholders approved Saba's 1997 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), which provided that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of Saba's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. On August 28, 1998, Saba's stockholders approved an increase in the number of shares of Saba's Common Stock subject to option from 3,000 to 15,000 vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At September 30, 1998, options to acquire a total of 90,000 shares of Common Stock had been granted under the Directors Plan. Options to acquire 12,000 shares of Common Stock were cancelled in July 1998 due to the resignation of a director. Options to acquire 9,000 shares of Common Stock were exercisable at September 30, 1998.

As of December 31, 1997 and September 30, 1998, Saba had outstanding options for 548,000 and 480,000 shares, respectively, of Common Stock to certain employees of Saba. These options, which are not covered by the Incentive Equity Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options, which ranges from $1.25 to $4.38, is the fair market value of the Common Stock at the date of grant. There is no contractual expiration date for exercise of a portion of these options. Options to acquire 154,000 and 58,000 shares of Common Stock were exercised in 1997 and 1998, respectively, and options to acquire 40,000 and 10,000 shares of Common Stock were cancelled in 1997 and 1998, respectively. Options to acquire 344,000 and 380,000 shares of Common Stock were exercisable at December 31, 1997 and September 30, 1998, respectively.

     Information regarding the shares under option and weighted average exercise price for the years ended December 31, 1995, 1996 and 1997 is as follows:


                                             1995                         1996                          1997
                                  ----------------------------  --------------------------  -----------------------------
                                                       Wt. Avg.                    Wt. Avg.                       Wt. Avg.
                                      Shares            Ex. Pr.    Shares          Ex. Pr.      Shares            Ex. Pr.
                                      ------            -------    ------          -------      ------            -------
    Beginning of year                  890,000          $1.42       740,000         $1.40       742,000            $1.49
    Granted                            400,000          $1.56       120,000         $4.06       640,000           $15.50
    Exercised                        (116,666)          $1.63     (118,000)         $3.58     (154,000)            $1.47
    Canceled                         (433,334)          $1.52        -             -           (55,000)            $5.31
                                  -------------                 ------------                ------------
    End Of Year                        740,000          $1.40       742,000         $1.49     1,173,000            $8.95
                                  =============                 ============                ============
    Options exercisable
      at end of year                   176,000          $1.34       306,000         $1.37       344,000            $1.38
                                  =============   ============  ============  ============  ============    =============

    Weighted average fair value of
    options granted during the year      $0.29                        $1.17                       $6.99
                                        ------                       ------

     The fair value of each option granted during 1995, 1996 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) risk-free interest rates ranging from 4.9% to 7.9%, (b) expected volatility ranging from 43.2% to 58.4%, (c) average time to exercise ranging from six months to five years, and (d) expected dividend yield of 0.0%.

The following table summarizes information about stock options outstanding at December 31, 1997:

                            Options Outstanding                                    Options Exercisable
                      ---------------------------------------------------   ------------------------------------
                          Number            Average         Weighted            Number            Weighted
    Range of          Outstanding at       Remaining         Average        Exercisable at         Average
 Exercise prices       December 31,       Contractual       Exercise         December 31,      Exercise Price
                           1997               Life            Price              1997
 ----------------    -----------------   ---------------  --------------   -----------------   ----------------
  $1.25 - $1.38           308,000             (1)         $        1.29          240,000        $   1.29

                          220,000
      $1.50                                   (2)         $         1.50         100,000        $   1.50

      $4.38                20,000          not stated     $         4.38           4,000        $   4.38

     $15.50                625,000         9.4 years      $        15.50               -        $      -
                      -----------------                                     -----------------

 $1.25 - $15.50         1,173,000                                              344,000
                     =================                                     =================

-----------------
(1) No contractual expiration date for 163,000 options; balance of 145,000 options, to the extent they are vested, expire one year following termination of option holder's employment.

(2) No contractual expiration date for 180,000 options; remaining contractual life for 40,000 options is ten months.

     Saba accounts for stock based compensation to employees under the rules of Accounting Principles Board Opinion No 25. The compensation cost for options granted in 1995, 1996 and 1997 was $30,800, $30,136, and $482,793, respectively.
If the compensation cost for Saba's 1995, 1996 and 1997 grants to employees had been determined consistent with SFAS No. 123, Saba's net income and net earnings per common share (basic) for 1995, 1996 and 1997 would approximate the proforma amounts set forth below:

                        1995                           1996                              1997
                   -----------------------------  --------------------------------  --------------------------
                     As Reported     Proforma       As Reported      Proforma        As Reported      Proforma
                     -----------     --------       -----------      --------        -----------      --------
Net income            $546,532       $522,785       $3,764,716      $3,745,218        $2,397,447     $2,094,736

Net earnings per
  common share
   (basic)              $0.07         $0.06            $0.43           $0.43            $0.23           $0.20


     On May 30, 1997, Saba's Board of Directors authorized, on a deferred basis, the issuance of 200,000 shares of Common Stock to Saba's President, the issuance of such shares being contingent upon the officer remaining in the employ of Saba for a period of two years succeeding the expiration of his existing employment contract at December 31, 1999, with such shares to be issued in two equal installments at the end of each of the two succeeding years.

     Additionally, the Board of Directors authorized the issuance of 100,000 shares of performance shares to Saba's President, issuable at the end of calendar year 1998 provided that certain operating results are reported by Saba at the end of that year.

     In March 1998, Saba issued options to acquire 30,000 shares of Common Stock to a consultant. The options have an exercise price equal to the market value at date of grant and are fully vested. Saba recognized compensation expense of $22,600 in the nine months ended September 30, 1998, attributable to the option grant.

     In March 1998, Saba issued options to acquire 30,000 shares of Common Stock to a consultant. The options have an exercise price equal to the market value at date of grant and are fully vested. Saba recognized compensation expense of $22,600 in the nine months ended September 30, 1998, attributable to the option grant.

     In March 1998, Saba issued 20,000 performance shares of Common Stock to a consultant and recognized compensation expense of $61,000 in the nine months ended September 30, 1998.

     In May 1998, Saba issued 85,000 performance shares to employees and consultants and recognized compensation expense of $228,000 in the nine months ended September 30, 1998.

12.      Earnings Per Share

    (In thousands, except per share data)

                                              1995                           1996                               1997
                                  ----------------------------- -------------------------------- ----------------------------------
                                   Income   Shares  Per share    Income    Shares    Per share   Income     Shares      Per share
    Income available to
       common stockholders
       - basic EPS                $   547    8,327  $   0.07    $  3,765    8,804    $   0.43   $  2,397    10,650       $   0.23
                                                                                         0.43
    Effect of dilutive
    securities:
      Contingently issuable                    330                            371                              350
    shares
      Convertible Debentures             9      41                    559   2,650                   203      1,001
                                  --------- -------             ---------- --------            ---------- ----------
      Income available to
      common stockholders
      and assumed conversions
        - diluted EPS              $    556  8,699   $   0.06   $   4,324  11,825    $    0.37  $   2,600   12,001       $   0.2
                                  ========= ======= =========== ========= ========   ========== ========== ========== ==============

13.      Quarterly Financial Data (unaudited)

     The following is a tabulation of unaudited quarterly operating results for the years 1996 and 1997, and for the nine months ended September 30, 1998:

                                                          Net           Basic Net        Diluted Net
                        Total            Gross           Income        Income (Loss)     Income (Loss)
                      Revenues          Profit           (Loss)          Per Share         Per Share
                    --------------   --------------  ---------------- ----------------  ----------------
1996
----
First Quarter       $   7,387,290     $  2,506,692     $     755,488      $      0.09      $       0.08
Second Quarter          8,002,828        2,717,416           734,375             0.09              0.08
Third Quarter           7,762,922        2,530,891           730,869             0.08              0.07
Fourth Quarter         10,049,304        3,970,582         1,543,984             0.17              0.14
                    --------------   --------------  ----------------

                    $  33,202,344     $ 11,725,581     $   3,764,716
                   ==============   ==============  ================
1997
----
First Quarter       $   9,563,474     $  3,912,379    $    1,441,582       $     0.14      $       0.12
Second Quarter          8,271,953        1,945,168           507,300             0.05              0.05
Third Quarter           8,942,773        2,424,537           598,618             0.06              0.05
Fourth Quarter          9,217,562        2,200,062          (150,053)           (0.01)            (0.01)
                    -------------    -------------    --------------
                    $  35,995,762     $ 10,482,146    $    2,397,447
                    =============     ============    ==============
                                      F-56



1998
First Quarter       $   6,473,469      $   749,183    $(  12,016,500)      $   (1.12)      $     (1.12)
Second Quarter          6,405,776        1,277,308        (9,577,165)          (0.88)            (0.88)
Third Quarter           5,803,917        1,016,367        (1,904,552)          (0.18)            (0.18)
                    --------------   --------------  ----------------
                    $  18,683,162      $ 3,042,858    $ ( 23,498,217)
                    ==============   ==============  ================

 14.     Retirement Plan

     Saba  sponsors a defined  contribution  retirement  savings  plan  ("401(k)
Plan") to assist all eligible U.S. employees in providing for retirement or other future financial needs. Saba currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. Saba's contributions to the 401(k) Plan were $25,745, $44,014 and $41,762 in 1995, 1996 and 1997, respectively.

15.      Commitments and Contingencies

     Saba is a defendant in various legal proceedings, which arise in the normal course of business. Based on discussions with legal counsel, management does not believe that the ultimate resolution of such actions will have a significant effect on Saba's financial statements or operations.

     Leases

     Saba  leases   office   space,   vehicles   and  office   equipment   under
non-cancelable operating leases expiring in the years 1998 through 2002. Future minimum lease payments under all leases are as follows:

                           Year Ending December 31,
                                         1998                      $308,660
                                         1999                       233,521
                                         2000                        86,503
                                         2001                        35,697
                                         2002                        13,105
                                                                  =========
                                                                   $677,486
                                                                  =========

     Rent expense amounted to $129,470, $246,013 and $248,596 for the years ended December 31, 1995, 1996 and 1997, respectively.

    Concentration of Credit Risk and Major Customers

     Saba invests its cash primarily in deposits with major banks. Certain deposits may, at times, be in excess of federally insured limits ($2,461,583 and $3,951,106 at December 31, 1996 and December 31, 1997, respectively, according to bank records). Saba has not incurred losses related to such cash balances.

     Saba's accounts receivable result from its activities in the oil and gas industry. Concentrations of credit risk with respect to trade receivables are limited due to the large number of joint interest partners comprising Saba's customer base. Ongoing credit evaluations of the financial condition of joint interest partners are performed and generally, no collateral is required. Saba maintains reserves for potential credit losses and such losses have not exceeded management's expectations. Included in accounts receivable at December 31, 1996 and 1997 are the following amounts due from unaffiliated parties (each accounting for 10% or more of accounts receivable):

                                      1996                 1997
                                      ----                 ----
     Customer A            $       2,566,700       $     1,482,600
                              ====================    ===============
     Customer B            $       1,267,100       $       931,965
                              ====================    ===============
     Customer C            $         899,600       $       745,567
                              ====================    ===============

     Sales to major unaffiliated customers (customers accounting for 10 percent or more of gross revenue), all representing purchasers of oil and gas and related transportation tariffs and the applicable geographic area for each customer, for each of the years ended December 31, 1995, 1996 and 1997 are as follows:

Geographic Area                       1995            1996            1997
                                      ----            ----            ----

Customer A       Colombia        $  4,505,000    $ 13,594,000    $ 10,769,000
                                   =============  =============    ============
Customer B       United States   $  2,926,000    $  4,117,000    $ 7,738,280
                                   =============  =============    ============
Customer C       United States   $  2,150,000    $     -         $     -
                                   =============  =============    ============

All sales to the geographic area of Colombia are to the government owned oil company.

     Contingencies

     Saba is subject to extensive Federal, state, and local environmental laws and regulations. These requirements, which change frequently, regulate the discharge of materials into the environment. Saba believes that it is in compliance with existing laws and regulations.

     Environmental Contingencies

     Pursuant to the purchase and sale agreement of an asphalt refinery in Santa Maria, California, the sellers agreed to perform certain remediation and other environmental activities on portions of the refinery property through June 1999. Because the purchase and sale agreement contemplates that Saba might also incur remediation obligations with respect to the refinery, Saba engaged an independent consultant to perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period. Saba, however, believes that all required remediation will be completed by the seller within the five year period. Environmental compliance surveys such as those Saba has had performed are limited in their scope and should not be expected to disclose all environmental contamination as may exist.

     In accordance with the Articles of Association for the Cocorna Concession, the Concession expired in February 1997 and the property interest reverted to Ecopetrol. The property is presently under operation by Ecopetrol. Under the terms of the acquisition of the Concession, Saba and the operator were required to perform various environmental remedial operations, which the operator advises have been substantially, if not wholly, completed. Saba and the operator are awaiting an inspection of the Concession area by Colombian officials to determine whether the government concurs in the operator's conclusions. Based upon the advice of the operator, Saba does not anticipate any significant future expenditures associated with the environmental requirements for the Cocorna Concession.

     In 1993, Saba acquired a producing mineral interest from a major oil company ("Seller"). At the time of acquisition, Saba's investigation revealed that the Seller had suffered a discharge of diluent (a light oil based fluid which is often mixed with heavier grade crudes). The purchase agreement required the Seller to remediate the area of the diluent spill. After Saba assumed operation of the property, Saba became aware of the fact that diluent was seeping into a drainage area, which traverses the property. Saba took action to eliminate the fluvial contamination and requested that the Seller bears the cost of remediation. The Seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the Seller has agreed to remediate. Saba has commenced an investigation into the source of the contamination to ascertain whether it is physically part of the area which the Seller agreed to remediate or is a separate spill area. Investigation and discussions with the Seller are ongoing. Should Saba be required to remediate the area itself, the cost to Saba could be significant. Saba has spent approximately $240,000 to date in remediation activities, and present estimates are that the cost of complete remediation could approach $1 million. Since the investigation is not complete, an accurate estimate of cost cannot be made.

     In 1995, Saba agreed to acquire, for less than $50,000, an oil and gas interest on which a number of oil wells had been drilled by the seller. None of the wells were in production at the time of acquisition. The acquisition agreement required that Saba assume the obligation to abandon any wells that Saba did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to Saba were obtained. Saba has been unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. The leases have expired and Saba is presently considering whether to attempt to secure new leases. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $800,000. Saba is currently unable to assess its exposure to third parties if Saba elects to plug such wells without first obtaining necessary consent.

     Saba, as is customary in the industry, is required to plug and abandon wells and remediate facility sites on its properties after production operations are completed. The cost of such operation will be significant and will occur, from time to time, as properties are abandoned.

     There can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. The occurrence of such environmental compliance costs could be materially adverse to Saba. No assurance can be given that the costs of closure of any of Saba's other oil and gas properties would not have a material adverse effect on Saba.

16. Business Segments

Saba considers that its operations are principally in one industry segment that of acquisition, exploration, development and production of oil and gas reserves. A summary of Saba's operations by geographic area for the years ended December 31, 1995, 1996 and 1997 is as follows:

(Dollars in thousands)                      United                                           Corporate &
                                            States             Canada       Colombia            Other          Total
Year ended December 31, 1995
----------------------------
   Total revenues                           $ 11,538         $  1,577        $  4,505         $     74         $ 17,694
   Production costs                            7,431              901           2,229             --             10,561
   Other operating expenses                      398              243              51             --                692
   Depreciation, depletion and
      amortization                             1,735              156             823              113            2,827
   Income tax expense (benefit)                  849              147             645           (1,191)             450
                                            --------         --------         --------
   Results of operations from oil
      and gas producing activities          $  1,125         $    130        $    757
                                            ========         ========         ========
   Interest and other expenses (net)                                                             2,617            2,617
                                                                                              --------         --------
   Net income (loss)                                                                          $ (1,465)        $    547
                                                                                              ========         ========
   Identifiable assets at
      December 31, 1995                     $ 19,525         $  3,963        $ 13,514         $  2,749         $ 39,751
                                            ========         ========        ========         ========         ========
Year ended December 31, 1996
----------------------------
   Total revenues                           $ 15,907         $  3,105        $ 13,594         $    596         $ 33,202
   Production costs                            8,160            1,172           5,272             --             14,604
  Other operating expenses                       759              536             213             --              1,508
   Depreciation, depletion and
      Amortization                             2,565              353           2,275              334            5,527
   Income tax expense (benefit)                1,561             --             2,917           (1,520)           2,958
                                            --------         --------         --------
   Results of operations from oil
      and gas producing activities          $  2,862         $  1,044        $  2,917
                                            ========         ========         ========
   Interest and other expenses (net)                                                             4,840            4,840
                                                                                              ========         ========
   Net income (loss)                                                                            (3,058)           3,765
                                                                                              ========         ========
   Identifiable assets at
      December 31, 1996                     $ 28,730         $  5,346        % 12,473         $  2,568         $ 49,117
                                            ========         ========        ========         ========         ========
Year ended December 31, 1997
----------------------------
   Total revenues                           $ 21,359         $  2,582        $ 10,769         $  1,286         $ 35,996
   Production costs                           10,461            1,080           5,066               --           16,607
  Other operating expenses                     4,112              472             246              295            5,125
   Depreciation, depletion and
      amortization                             4,541              543           1,797              384            7,265
   Income tax expense (benefit)
                                                 752              158           1,495             (529)           1,876
                                            --------         --------         --------
   Results of operations from oil
      and gas producing activities          $  1,493         $    329        $  2,165
                                            ========         ========         ========
   Interest and other expenses (net)                                                             2,726            2,726
                                                                                              ========         ========
   Net income (loss)                                                                          $ (1,590)        $  2,397
                                                                                              ========         ========
   Identifiable assets at
      December 31, 1997                     $ 46,886         $  7,460        $ 11,047         $ 12,263         $ 77,656
                                            ========         ========        ========         ========         ========

17.      Subsequent Events (unaudited)

Approximately $4.5 million in principal amount of bank debt that matured for payment on July 31, 1998, has not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan at September 30, 1998, has not been satisfied either by providing additional collateral to Saba's bank or reducing the principal balance that was outstanding at September 30, 1998. Additionally, Saba was not in compliance with the loan agreement's financial covenants at September 30, 1998. Saba and its bank are in discussions to address such non-compliance.

Saba has negotiated, and continues to pursue, the sale of certain producing oil and gas assets and real estate assets. In September 1998, Saba listed certain of its California real estate properties with a broker, and in October 1998, Saba listed its domestic non-California producing oil and gas properties with a broker. Proceeds from the sale of such properties will be used to reduce bank indebtedness and provide working capital.

On October 8, 1998, HVI disclosed that, acting in concert with International Publishing Holding, S.A., its largest shareholder, it had acquired over five percent of Saba's outstanding Common Stock, with the intent to gain control of Saba. On October 14, 1998, a Schedule 13D was filed by HVI. On October 8, 1998, Saba and HVI entered into a Common Stock Purchase Agreement pursuant to which HVI agreed to purchase by December 4, 1998, 2.5 million shares of Saba's Common Stock in exchange for cash in the amount of $7.5 million. On December 3, 1998, the Company and HVI agreed to extend the closing date of the Common Stock Purchase Agreement to January 31, 1999.In addition, Saba consented to the Preferred Stock Transfer Agreement dated October 6, 1998 between HVI and RGC, pursuant to which HVI acquired from RGC 690 shares of Saba's Preferred Stock in exchange for $750,000 in cash with the exclusive right until November 5, 1998, to acquire a minimum of 6,310 shares of the remaining 7,310 shares of Preferred Stock held by RGC in exchange for approximately $6.9 in cash.

The exclusive right was extended for 30 days pursuant to HVI's payment to RGC of an additional $500,000. HVI however did not exercise its right to acquire the additional 6,310 shares of Series A Preferred Stock prior to the expiration of the extension period. HVI currently is negotiating with RGC to extend and amend the Preferred Stock Transfer Agreement to enable HVI to acquire the additional 6,310 shares of Series A Preferred Stock held by RGC. HVI has agreed to convert the Preferred Stock and accrued dividends to Common Stock at the rate of $2.50 per share of Common Stock. On October 23, 1998, Saba filed a report on Form 8-K describing the pending transactions with HVI.

Upon closing and pursuant to the terms of the Preferred Stock Transfer Agreement, RGC agreed to waive any default of Saba occurring prior to the closing under any provisions of the Securities Purchase Agreement dated December 31, 1997, as amended June 1, 1998, with respect to the Preferred Stock provided that such waiver shall not apply to any defaults thereunder after the date of closing or which are in existence as of closing and continue thereafter.

On November 16, 1998, it was announced that HVI had met the interim closing requirements and had paid an aggregate of $2.25 million collectively to Saba and RGC toward the private placement of 2.5 million shares of Saba's Common Stock under the Common Stock Purchase Agreement and toward acquiring from RGC as much as 7,000 shares of Saba's Preferred Stock. Of this amount, Saba received $1.0 million in exchange for 333,333 shares of Common Stock issued to HVI under the Common Stock Purchase Agreement.

On December 7, 1998, HVI and the Company disclosed that the Board of Directors of the Company approved HVI's proposal to merge with the Company. Under the proposed merger, the Company's stockholders will receive one share of HVI common stock for each 6 shares of the Company's common stock outstanding. That exchange ratio is based upon (i) a total of 11,385,726 shares of Saba common stock outstanding (11,052,393 shares outstanding as of December 2, 1998 plus 333,333 shares issued to HVI on December 7, 1998), (ii) a price of $2.02 for the Company's common stock based on a 55 percent premium over the average closing price of the Company's common stock from November 2, 1998 through December 2, 1998, and (iii) the average closing price of HVI's common stock of 412.14 during the same period.

In October 1998, Saba executed a letter presented by the operator of the North Nare Association in Colombia whereby Saba confirmed its agreement to pay up to $500,000 in January 1999 if the operator is successful in procuring an extension from Ecopetrol of the North Nare contract for twenty-two years beyond the year 2008, the time at which the areas under the terms of the Association Agreement revert back to Ecopetrol.

The Company's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by a 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly-owned subsidiary of the Company ("Sabacol"), became due and payable in its entirety on December 14, 1998. The promissory note was not paid in full by December 14, 1998.

On December 15, 1998, the Company disclosed that Sabacol filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California on December 11, 1998. Sabacol's assets, located solely in Colombia, consist of a 50% interest in a 118-mile pipeline and varying interests in heavy oil producing properties. At the time of filing, Sabacol had a net book value of approximately $5.3 million with liabilities of $4.6 million. For the nine months ended September 30, 1998, the average daily production of Sabacol's interest in the Colombian properties was 2300 Bopd and gross revenues were approximately $5.9 million with a negative cash flow. Sabacol had filed the bankruptcy petition to protect its asset base and to provide adequate time to develop a re-organization plan. Sabacol intends to file a reorganization plan that may include the disposition of its Colombian assets. A new management team has been appointed for Sabacol to protect its assets and develop an effective re-organization plan. There is no assurance, however, of consummating the plan. the filing is not expected to have any material adverse effect on the Company and does not change any terms of the proposed merger with Horizontal Ventures, Inc.

The Company has deferred the semi-annual interest payment of $162,000 due in December 1998 on the Debentures. The Company intends to make the interest payment within the next thirty days prior to the event of default.

In December 1998, the Company entered into a letter of intent with Capco Development, Inc. to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), for a contract price of $5 million and a closing scheduled for December 31, 1999, subject to certain conditions and adjustments. At the closing, those properties of SETI that will be part of the sale shall include certain interests located in Michigan, New Mexico, Oklahoma, Texas, Utah, and Wyoming and excluding interests located in Louisiana.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

Estimated Proved Reserves

Estimates of Saba's proved developed and undeveloped oil and gas reserves for its working and royalty interest wells were prepared by independent engineers. The estimates are based upon engineering principles generally accepted in the petroleum industry and take into account the effect of past performance and existing economic conditions. Reserve estimates vary from year to year because they are based upon judgmental factors involved in interpreting and analyzing production performance, geological and engineering data and changes in prices, operating costs and other economic, regulatory, and operating conditions. Changes in such factors can have a significant impact on the estimated future recoverable reserves and estimated future net revenue by changing the economic lives of the properties. Proved undeveloped oil and gas reserves include only those reserves which are expected to be recovered on undrilled acreage from new wells which are reasonably certain of production when drilled, or from presently existing wells which could require relatively major expenditures to effect recompletion. Presented below is a summary of proved reserves of Saba's oil and gas properties:

                                                  United
                                                  States           Canada (1)        Colombia            Total
                                                  ------           ----------        --------            -----
Year ended December 31, 1995
----------------------------
Oil (Barrels)
Proved reserves:
----------------
      Beginning of year                          6,671,341            464,390             --           7,135,731
      Acquisition, exploration and
          Development of minerals in
          place                                  1,295,876            289,113        5,473,310         7,058,299
      Revisions of previous estimates (2)         (691,553)           264,497             --            (427,056)
      Production                                  (710,271)           (85,800)        (430,808)       (1,226,879)
      Sales of minerals in place                    (2,798)            (6,000)            --              (8,798)
                                               -----------        -----------        ---------       -----------
      End of year                                6,562,595            926,200        5,042,502        12,531,297
                                               ===========        ===========        =========       ===========

Proved developed reserves, end of year           5,385,856            750,500        4,731,369        10,867,725
                                               ===========        ===========        =========       ===========

Gas (Thousands of cubic feet)
Proved reserves:
----------------
      Beginning of year                          7,225,973          2,565,800             --           9,791,773
      Acquisition, exploration and
          Development of minerals in
          place                                  1,333,669            464,028             --           1,797,697
      Revisions of previous estimates (2)        1,519,718          7,832,888             --           9,352,606
      Production                                  (938,577)          (398,616)            --          (1,337,193)
      Sales of minerals in place                   (37,734)           (88,100)            --            (125,834)
                                               -----------        -----------        ---------       -----------
      End of year                                9,103,049         10,376,000             --          19,479,049
                                               ===========        ===========        =========       ===========

Proved developed reserves, end of year           8,190,986          2,051,000             --          10,241,986
                                               ===========        ===========        =========       ===========


(1)(2) See references (1) and (2) on page F-[  ]

                                      F-63


                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)


Year ended December 31, 1996
----------------------------
Oil (Barrels)
Proved reserves:
----------------
    Beginning of year                                6,562,595            926,200          5,042,502         12,531,297
    Acquisition, exploration and
     development of minerals in place                4,501,828            103,837               --            4,605,665
    Revisions of previous estimates (2)              5,950,525             24,771          5,595,772         11,571,068
    Production                                        (803,070)          (134,008)        (1,031,207)        (1,968,285)
    Sales of minerals in place                         (60,820)              --                 --              (60,820)
                                                   -----------        -----------        -----------        -----------
    End of year                                     16,151,058            920,800          9,607,067         26,678,925
                                                   ===========        ===========        ===========        ===========

Proved developed reserves, end of year               7,993,854            710,000          4,692,140         13,395,994
                                                   ===========        ===========        ===========        ===========

Gas (Thousands of cubic feet)
Proved reserves:
----------------
    Beginning of year                                9,103,049         10,376,000               --           19,479,049
    Acquisition, exploration and
       development of minerals in
       place                                         4,186,184            924,033               --            5,110,217
    Revisions of previous estimates (2)              1,046,326             48,213               --            1,094,539
    Production                                      (1,089,576)          (561,042)              --           (1,650,618)
    Sales of minerals in place                        (132,018)          (236,204)              --             (368,222)
                                                   -----------        -----------        -----------        -----------
    End of year                                     13,113,965         10,551,000               --           23,664,965
                                                   ===========        ===========        ===========        ===========

Proved developed reserves, end of year              11,520,707          2,654,000               --           14,174,707
                                                   ===========        ===========        ===========        ===========

Year ended December 31, 1997
----------------------------
Oil (Barrels)
Proved reserves:
----------------
    Beginning of year                               16,151,058            920,800          9,607,067         26,678,925
    Acquisition, exploration and
     development of minerals in place                4,200,193              9,640          1,600,225          5,810,058

    Revisions of previous estimates (2)             (6,139,246)           (24,055)         2,247,541         (3,915,760)
    Production                                      (1,120,645)           (99,685)          (886,651)        (2,106,981)
    Sales of minerals in place                      (2,541,157)              --                 --           (2,541,157)
                                                   -----------        -----------        -----------        -----------
End of year                                         10,550,203            806,700         12,568,182         23,925,085
                                                   ===========        ===========        ===========        ===========

Proved developed reserves, end of year               8,048,356            603,600          7,964,016         16,615,972
                                                   ===========        ===========        ===========        ===========

(1)(2) See references (1) and (2) on page F-37


                                      F-64

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)


Year ended  December 31, 1997 (continued)
Gas (Thousands of cubic feet)
Proved reserves:
----------------

    Beginning of year                             13,113,965           10,551,000          -          23,664,965
    Acquisition, exploration and
       development of minerals in place           13,337,886            1,190,546          -          14,528,432
    Revisions of previous estimates (2)           (4,477,286)             (23,832)         -          (4,501,118)
    Production                                    (1,673,914)            (733,714)         -          (2,407,628)
    Sales of minerals in place                         9,805                 --            -               9,805
                                                 -----------          -----------     -----------    -----------

    End of year                                   20,310,456           10,984,000          -          31,294,456
                                                 ===========          ===========     ===========    ===========

Proved developed reserves, end of year            13,988,220            3,412,000          -          17,400,220
                                                 ===========          ===========     ===========    ===========


(1) The proved reserve information on December 31, 1995, 1996 and 1997 includes the following proved reserve amounts attributable to the approximately 26% minority interest resulting from the CRPL business combination with BLRC in October 1995. See Note 2 of Notes to Consolidated Financial Statements.

                                             1995          1996          1997
                                             ----          ----          ----
Oil (Bbls)                                   237,237       236,911       208,417
Gas (Mcf)                                  2,657,709     2,714,646     2,837,793
Barrels of Oil Equivalent (BOE)              680,189       689,352       681,382
Standardized measure of
 discounted future net cash flows         $1,893,643    $2,840,628    $2,351,565

(2) Revisions of previous estimates are primarily the result of product prices changes during the respective year-ends presented above.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)


Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserve

The following information at December 31, 1995, 1996 and 1997 has been prepared in accordance with Statement of Financial Accounting Standards No. 69, which requires the standardized measure of discounted future net cash flows to be based on sales prices, costs and statutory income tax rates in effect at the time the projections are made and a 10 percent per year discount rate. The projections should not be viewed as estimates of future cash flows nor should the "standardized measure" be interpreted as representing current value to Saba (dollars in thousands).

                                                     December 31, 1995
                                                     -----------------
                                        United
                                        States     Canada (1)    Colombia       Total
                                        ------     ----------    --------       -----

Future cash inflows                   $ 100,559    $  25,411    $  52,335    $ 178,305
Future production costs                 (56,871)      (8,979)     (30,193)     (96,043)
Future development costs                 (3,997)      (3,064)      (1,675)      (8,736)
Future income tax expenses              (10,872)      (3,204)      (5,623)     (19,699)
                                      ---------    ---------    ---------    ---------
Future net cash flows                    28,819       10,164       14,844       53,827
10 percent annual discount for
    Estimated timing of cash flows       (9,585)      (2,771)      (2,406)     (14,762)
                                      ---------    ---------    ---------    ---------
Standardized measure of discounted
    future net cash flows             $  19,234    $   7,393    $  12,438    $  39,065
                                      =========    =========    =========    =========

                                                     December 31, 1996
                                                     -----------------

Future cash inflows                   $ 324,206    $  39,985    $ 157,552    $ 521,743
Future production costs                (143,964)     (13,247)     (63,458)    (220,669)
Future development costs                (24,432)        (587)     (22,153)     (47,172)
Future income tax expenses              (36,539)      (9,529)     (22,172)     (68,240)
                                      ---------    ---------    ---------    ---------
Future net cash flows                   119,271       16,622       49,769      185,662
10 percent annual discount for
    estimated timing of cash flows      (45,942)      (5,581)     (17,650)     (69,173)
                                      ---------    ---------    ---------    ---------
 Standardized measure of discounted
    future net cash flows             $  73,329    $  11,041    $  32,119    $ 116,489
                                      =========    =========    =========    =========

                                                     December 31, 1997
                                                     -----------------

Future cash inflows                   $ 184,240    $  30,826    $ 167,418    $ 382,484
Future production costs                 (87,803)     (11,639)     (71,327)    (170,769)
Future development costs                (18,263)      (1,604)      (8,269)     (28,136)
Future income tax expenses              (15,773)      (4,307)     (36,022)     (56,102)
                                      ---------    ---------    ---------    ---------
Future net cash flows                    62,401       13,276       51,800      127,477
10 percent annual discount for
    estimated timing of cash flows      (16,572)      (4,174)     (16,878)     (37,624)
                                      ---------    ---------    ---------    ---------
Standardized measure of discounted
    future net cash flows             $  45,829    $   9,102    $  34,922    $  89,853
                                      =========    =========    =========    =========

(1) See reference (1) on page F-[ ]

                                      F-66


                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)


The following are the principal sources of changes in the standardized measure of discounted future net cash flows during 1995, 1996 and 1997 (dollars in thousands).

                                                                     1995
                                                                     ----
                                                  United
                                                  States    Canada (1)   Colombia      Total
                                                  ------    ----------   --------      -----
Balance at beginning of year                     $ 18,779    $  2,348    $   --      $ 21,127
----------------------------
Acquisitions, discoveries and extensions            6,561       2,123      17,848      26,532
Sales and transfers of oil and gas
   produced, net of production costs               (3,873)       (670)     (1,837)     (6,380)
Changes in estimated future development costs       2,329      (2,716)       --          (387)
Net changes in prices, net of production costs     (1,682)      1,614        --           (68)
Sales of reserves in place                            (11)       (115)       --          (126)
Development costs incurred during the period          126        --          --           126
Changes in production rates and other              (3,358)     (2,757)       --        (6,115)
Revisions of previous quantity estimates           (1,452)      7,313        --         5,861
Accretion of discount                               2,367         332        --         2,699
Net change in income taxes                           (552)        (79)     (3,573)     (4,204)
                                                 --------    --------    --------    --------
Balance at end of year                           $ 19,234    $  7,393    $ 12,438    $ 39,065
                                                 ========    ========    ========    ========


                                                                       1996
                                                                       ----
                                                   United
                                                   States     Canada (1)    Colombia      Total
                                                   ------     ----------    --------      -----
Balance at beginning of year                     $  19,234    $   7,393    $  12,438    $  39,065
----------------------------
Acquisitions, discoveries and extensions            43,988        1,604         --         45,592
Sales and transfers of oil and gas
   produced, net of production costs                (7,590)      (1,845)      (7,605)     (17,040)
Changes in estimated future development costs      (15,038)       2,430      (16,233)     (28,841)
Net changes in prices, net of production costs      14,951        5,680       20,390       41,021
Sales of reserves in place                            (667)         (77)        --           (744)
Development costs incurred during the period           330          120         --            450
Changes in production rates and other                   16         (490)      (2,236)      (2,710)
Revisions of previous quantity estimates            32,023          436       32,781       65,240
Accretion of discount                                2,467          748        1,601        4,816
Net change in income taxes                         (16,385)      (4,958)      (9,017)     (30,360)
                                                 ---------    ---------    ---------    ---------
Balance at end of year                           $  73,329    $  11,041    $  32,119    $ 116,489
                                                 =========    =========    =========    =========

(1) See reference (1) on page F-37

                                      F-67


                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
   SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)


                                                                       1997
                                                                       ----
                                                   United
                                                   States     Canada (1)   Colombia        Total
                                                   ------     ----------   --------        -----
Balance at beginning of year                     $  73,329    $  11,041    $  32,119    $ 116,489
----------------------------
Acquisitions, discoveries and extensions            31,593          726        8,368       40,687
Sales and transfers of oil and gas
   produced, net of production costs               (10,497)      (1,254)      (5,611)     (17,362)
Changes in estimated future development costs        9,920       (1,108)       9,231       18,043
Net changes in prices, net of production costs     (51,463)      (4,739)     (15,151)     (71,353)
Sales of reserves in place                          (4,314)        --           --         (4,314)
Development costs incurred during the period         1,601           70         (719)         952
Changes in production rates and other               (9,298)        (927)       2,076       (8,149)
Revisions of previous quantity estimates           (20,764)        (126)       9,761      (11,129)
Accretion of discount                                9,515        1,540        4,471       15,526
Net change in income taxes                          16,207        3,879       (9,622)      10,464
                                                 ---------    ---------    ---------    ---------
Balance at end of year                           $  45,829    $   9,102    $  34,923    $  89,854
                                                 =========    =========    =========    =========

(1) See reference (1) on page F-[ ]

                                      F-68

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders
Saba Petroleum Company

     Our report on the consolidated financial statements of Saba Petroleum Company and subsidiaries, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, is included on page F- _____ of this Form S-4. In connection with our audits of such consolidated financial statements, we have also audited the related consolidated financial statement schedule listed in the index on page F-1 of this Form S-4.

     In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein. This information should be read in conjunction with the explanatory paragraph of our report referred to above.



/s/PRICEWATERHOUSECOOPERS LLP


Los Angeles, California
April 15, 1998



                                                                                Additions
                                                                   ---------------------------------
                                                        Balance at   Charged    Charged   Deductions Balance at
                                                        beginning      to       to other     from     close of
                                                        of period    income     accounts   reserves    period
                                                        ---------    ------     --------   --------    ------
1995
Amounts deducted from applicable assets:
     Accounts receivable                                  $   62     $   12     $  (17)     $ --       $ --           57
     Deferred income taxes                                  --          155       --          --          155
     Other non current assets                                 85         18         17          78         42
     Reserves included in other non current liabilities:
     Restoration and reclamation                              64         26       --          --           90

1996
Amounts deducted from applicable assets:
     Accounts receivable                                  $   57     $   12     $ --        $    4     $   65
     Deferred income taxes                                   155        897       --          --        1,052
     Other non current assets                                 42         12       --            19         35
     Reserves included in other non current liabilities:
     Restoration and reclamation                              90         28       --            30         88

1997
Amounts deducted from applicable assets:
     Accounts receivable                                  $   65     $   12     $ --        $    8     $   69
     Deferred income taxes                                 1,052        818       --          --        1,870
     Other non current assets                                 35       --         --          --           35
     Reserves included in other non current liabilities:
     Restoration and reclamation                              88         34       --            44         78


                                      F-70

                                                                         Annex I

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     As permitted by the provisions of the Colorado Business Corporation Act (the "CBCA"), HVI has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of HVI, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of HVI and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of HVI, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

     HVI must indemnify a director, officer, employee or agent of HVI who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of HVI, against expenses actually and reasonably incurred by them in connection with the defense.

     HVI may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by HVI.

     As permitted by Section 7-108-402 of the CBCA, the HVI Articles of Incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (I) breaches of their duty of loyalty to HVI or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain transactions involving unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. The general effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care.

     The HVI Articles of Incorporation provide for indemnification of HVI's officers and directors to the maximum extent permitted by law.

     The CBCA also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of HVI, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not HVI has the authority to indemnify them against such liability and expenses. HVI does not presently carry such insurance.

Item 21. Exhibits and Financial Statement Schedules

     (a) Exhibits. The following is a list of exhibits furnished as part of this Registration Statement:

Exhibit No.                      Exhibit Description
-----------                      -------------------

2.1       Agreement and Plan of Merger dated December 18,  1998 (See Annex I)*
3.1 Restated Articles of Incorporation of HVI (filed as Exhibit 3A to HVI's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998 (File No. 0-20760) and incorporated herein by reference)
3.2 By-Laws of HVI (incorporated by reference to Exhibit No. 3 to the HVI's Registration Statement (#33-24265-LA)
4.1 Specimen Common Stock Certificates of HVI (incororated by reference to Exhibit Nos. 1A and 1B of HVI's Form 8-A/A registration Statement (File #0.20760)
5.1       Opinion   of   Cohen   Brame   &  Smith   Professional   Corporation**

10.1 Post-Petition Loan Agreement (incorporated by reference to Exhibit 10E to HVI's Annual Report on Form 10-KSB for the year ended December 31,
          1996).
10.2      Amended  Post-Petition  Loan Agreement  (incorporated  by reference to
          Exhibit 10-F to HVI's Annual Report on Form 10-KSB for the year ended December 31, 1996).
10.3 Horizontal Drilling Services Letter Agreement (incorporated by reference to Exhibit 10-G to HVI's Annual Report on Form 10-KSB for the year ended December 31, 1996).
104.      Agreement  and  Plan of  Acquisition  (incorporated  by  reference  to
          Exhibit 10.1 to HVI's Current Report on Form 8-K for event dated August 11, 1997).
10.5      Randeep S. Grewal Employment  Agreement  (incorporated by reference to
          Exhibit 10.1 to HVI's Current Report on Form 8-K for event dated August 28, 1997).
10.6      Post Petition  Loan  Agreement  (incorporated  by reference to Exhibit
          10.1 to HVI's Current Report on Form 8-K for event dated August 28, 1997.
10.7 Cat Canyon Lease Purchase Agreement (filed as Exhibit 10K to HVI's Annual Report on Form 10-KSB for the year ended December 31, 1997 (File No. 0-20760) and incorporated herein by reference).
10.8 Employment Agreement with Ilyas Chaudhary (filed as Exhibit 10.3 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.9 Employment Agreement with Walton C. Vance (filed as Exhibit 10.31 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.10     First  Amendment,  Letter  Agreement with Bradley T. Katzung (filed as
          Exhibit 10.33 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.11     Second  Amendment  to  Employment  Agreement  with  Bradley T. Katzung
          (Filed as Exhibit 10.5 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.12 Employment Agreement with Burt Cormany (filed as Exhibit 10.1 to Saba's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.13 Employment Agreement with Alex Cathcart, dated March 1, 1997, (filed as Exhibit 10.38 to Saba's Quarterly Report Form 10-Q for the quarter ended June 30, 1997 (file No.001-13880) and incorporated herein by reference)
10.14 Retainer Agreement with Rodney C. Hill, A Professional Corporation, dated March 16, 1997 (filed as Exhibit 10.39 to Saba's Quarterly Report Form 10-Q for the quarter ended June 30, 1997(File No. 001-13880) and incorporated herein by reference)
10.15 Amendment to Retainer Agreement with Rodney C. Hill, A Professional Corporation dated March 13, 1998 (Filed as Exhibit 10.9 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference
10.16     Saba  Petroleum  Company 1996 Equity  Incentive Plan (filed as Exhibit
          4.4 to Saba's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference
10.17 Saba Petroleum Company 1997 Stock Option Plan for Non-Employee Directors (filed as Exhibit 4.5 to Saba's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)
10.18 First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.1 to Saba's quarterly report on Form 10-QSB for the quarter ended September 30, 1996 (File No. 001-13880) and incorporated herein by reference)
10.19 Amendment Number One to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.20 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 1-12322) and incorporated herein by reference)
10.20 Amendment Number Two to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.1 to Saba's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)
10.21 Amendment Number Three to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.2 to Saba's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)
10.22 Amendment Number Four to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10 to Saba's Current Report on Form 8-K filed September 24, 1997 (File No. 001-13880) and incorporated herein by reference)
10.23 Corrections relating to Second Amendment dated August 28, 1997, and Fourth Amendment dated September 9, 1997 to the First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.4 to Saba's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)

10.24 Amendment Number Five to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (filed as Exhibit 10.4 to Saba's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)
10.25 Consent Letter to Preferred Stock Transaction by Bank One, Texas, N.A. dated December 31, 1997 (filed as Exhibit 10.2 to Saba's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)
10.26 Amendment of the First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A., dated December 31, 1997 (filed as
          Exhibit 10.3 to Saba's Report Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)
10.27 Amendment Number Seven to First Amended and Restated Loan Agreement between Saba and Bank One, Texas, N.A. (Filed as Exhibit 10.21 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.28 Stock Purchase Agreement (filed as an exhibit to Saba's Current Report on Form 8-K dated January 10, 1995 (File No. 1-12322) and incorporated herein by reference)
10.29 Processing Agreement between Santa Maria Refining Company and Petro Source Refining Corporation (filed as Exhibit 10.6 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.30 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Teca and Nare fields (filed as
          Exhibit 10.7 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.31 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Cocorna Field (filed as Exhibit
          10.8 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.32 Agreement among Saba Petroleum Company and Cabot Oil and Gas Corporation to acquire Cabot Properties (filed as Exhibit 10.9 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.33 Agreement among Saba Petroleum Company, Beaver Lake Resources Corporation and Capco Resource Properties Ltd. (filed as Exhibit 10.10 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.34 Amendment to Agreement among Saba, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire the Teca and Nare fields (filed as
          Exhibit 2.2 to Saba's Current Report on Form 8-K dated September 14, 1995 (File No. 1-12322) and incorporated herein by reference)
10.35 Promissory Notes of Saba (filed as Exhibit 10.13 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.36 CRI Stock Purchase Termination Agreement (filed as Exhibit 10.14 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.37 Form of Common Stock Conversion Agreement between Capco and Saba (filed as Exhibit 10.15 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.38 Form of Agreement regarding exercise of preemptive rights between Capco and Saba (filed as Exhibit 10.16 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.39 Letter Agreement, as amended, between Omimex de Colombia, Ltd. and Saba (filed as Exhibit 10.17 to Saba's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)
10.40 Promissory Note of Mr. Chaudhary (filed as Exhibit 10.2 to Saba's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)
10.41 Form of Stock Option Agreements between Mr. Chaudhary and Messrs. Hickey and Barker (filed as Exhibit 10.3 to Saba's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)
10.42 Form of Stock Option Termination Agreements between Saba and Messrs. Hagler and Richards (filed as Exhibit 10.4 to Saba's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated by reference)
10.43 Agreement Minutes concerning Colombia oil sales contract between Omimex as operator and Ecopetrol (filed as Exhibit 10.21 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.44 Operating Agreement between Omimex and Sabacol-Velasquez property (filed as Exhibit 10.22 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

10.45 Operating Agreement between Omimex and Sabacol-Cocorna and Nare properties (filed as Exhibit 10.23 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.46 Operating Agreement between Omimex and Sabacol-Velasquez-Galan Pipeline (filed as Exhibit 10.24 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.47     Operating  Agreement  between  Omimex and  Sabacol-Cocorna  Concession property (filed as Exhibit 10.25 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.48     Life insurance  contract on life of Ilyas Chaudhary  (filed as Exhibit
          10.26 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.49     Life insurance  contract on life of Ilyas Chaudhary  (filed as Exhibit
          10.27 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.50 Agreement for Assignment of Leases between Saba and Geo Petroleum, Inc. (filed as an exhibit to Saba's amended annual report on Form 10-KSB/A for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.51 Amendment to Agreement for Assignment of Leases between Saba and Geo Petroleum, Inc. (Filed as Exhibit 10.45 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.52 Agreement to Provide Collateral between Capco and Saba Petroleum Company (filed as Exhibit 10.29 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.53 Purchase and Sale Agreement between DuBose Ventures, Inc., Rockbridge Oil & Gas, Inc., Saba Energy of Texas, Incorporated and Energy Asset Management Corporation to acquire properties in Jefferson Parish, LA (filed as Exhibit 10.30 to Saba's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)
10.54 Beaver Lake Resources Corporation March 1997 Re-Financing Agreement (filed as Exhibit 10.3 to Saba's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.55 Production Sharing Contract between Perusahaan Pertambangan Minyak Dan Gas Bumi Nagara (Pertamina) and Saba Jatiluhur Limited (filed as
          Exhibit 10.5 to Saba's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)
10.56 Agreements among Saba, Amerada Hess Corporation and Hamar Associates II, LLC dated November 1, 1997 (Filed as Exhibit 10.50 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.57 Agreements among Saba, Chevron U.S.A. Production Company and Nahama Natural Gas (Filed as Exhibit 10.51 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.58 Exchange Agreement between Saba and Energy Asset Management Company, L.L.C. dated March 6, 1998 (Filed as Exhibit 10.52 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.59 Office Lease Agreement, 3201 Airpark Drive, Santa Maria, California (filed as Exhibit 10.2 to Saba's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.60 Office Lease Agreement, 17526 Von Karman Avenue, Irvine, California (Filed as Exhibit 10.54 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.61 Purchase and Sale Agreement between Saba and Statoil Exploration (US) Inc. dated August 19, 1997 (filed as an exhibit to Saba's Current Report on Form 8-K dated September 24, 1997 (File No. 001-13880) and incorporated herein by reference)
10.62     Securities  Purchase  Agreement  dated  December  31,  1997  (filed as
          Exhibit 10.1 to Saba's Report Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)
10.63     Registration  Rights Agreement dated as of December 31,  1997(filed as
          Exhibit 3(I).1(a) to Saba's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)
10.64 Stock Purchase Warrant (Closing Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to Saba's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

10.65 Stock Purchase Warrant (Redemption Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to Saba's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)
10.66 Finder Agreement dated as of December 31, 1997 (Filed as Exhibit 10.60 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.67 Stock Purchase Warrant (Finder Warrant) dated as of December 31, 1997 (Filed as Exhibit 10.61 to Saba's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)
10.68 Preliminary Agreement To Enter Into A Business Combination dated March 18, 1998 by and among Saba and Omimex Resources, Inc. (filed as
          Exhibit 10.1 to Saba's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)
10.69 Press Release announcing the Proposed Combination between Saba and Omimex Resources, Inc. dated March 18, 1998 (filed as Exhibit 10.2 to Saba's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference) 10.70 Preferred Stock Transfer Agreement dated October 7, 1998 between HVI and RGC (filed as
          Exhibit 10.1 to HVI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.71 Common Stock Purchase Agreement dated October 8, 1998 between HVI and Saba (filed as Exhibit10.2 to HVI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.72     Option  Agreement  dated July 22,  1998  between HVI and IPH (filed as
          Exhibit 10.3 to HVI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.73     Promissory  Note dated October 6, 1998 payable by HVI to IPH (filed as
          Exhibit 10.4 to HVI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.74     Pledge  Agreement  dated October 6, 1998 between HVI and IPH (filed as
          Exhibit 10.5 to HVI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.75     Promissory Note dated November 4, 1998 payable by HVI to IPH (filed as
          Exhibit 10.6 to HVI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.76     Pledge  Agreement dated November 4, 1998 between HVI and IPH (filed as
          Exhibit 10.7 to HVI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).
10.77 Agreement and Plan of Reorganization dated as of June 1, 1998 by and among Saba and Ominex Resources, Inc. et al. (filed as Exhibit 10.1 to Saba's Curretn Report on Form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).
10.78 Consent letter to provisions of Section 1.7 of the Agreement and Plan of Reorganization by Bank One, Texas, NA, dated June 2, 1998 (filed as
          Exhibit 10.2 to Saba's Current Report on Form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).
10.79 Amendment ot First Amended and Restated Loan Agreement dated September 23, 1996, as amended among Saba et al. And Bank One, Texas, NA dated June 9, 1998 (filed as Exhibit 10.3 to Saba's Current Report on Form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).
10.80 Mutual Termination and Release Agreement dated September 15, 1998 by and among Saba, Saba Acquisition, Inc., Omimex Resources, Inc., the Omimex Resources, Inc. stockholders and Ilyas Chaudhary (filed as
          Exhibit 10.67 to Amendment No. 2 to Saba's  Registration  Statement on
          Form  S-1  dated  December  22,   1998  (File  No.   333-45023)  and
          incorporated  herein  by  reference).

10.81     Letter  Agreement dated October 8, 1998 between Saba and HVI (filed as
          Exhibit 10.3 to Saba's Current Report on Form 8-K dated October 6, 1998 (File No. 001-138807) and incorporated herein by reference).
10.82     Employment  Agreement with Imran Jattala dated July 23, 1998 (filed as
          Exhibit 10.71 to Amendment No. 2 to Saba's  Registration  Statement on
          Form  S-1  dated  December  22,   1998  (File  No.   333-45023)  and
          incorporated  herein by  reference).
10.83 Stock Exchange Agreement dated November 23, 1998 among HVI and the Shareholders of Saba Acquisub, Inc.
10.84 Extension and Amendment to Preferred Stock Transfer Agreement dated December 4, 1998 among RGC International Investors, LDC, HVI and Saba*
          10.85 FirstAmendment to Common Stock Purchase Agreement dated October 8, 1998 between Saba and HVI dated December 4, 1998 (filed as Exhibit
          10.1 to Saba's Current Report on Form 8-K dated December 18, 1998 File No. 001-13880) and incorporated herein by reference).
21.1      Subsidiariesof HVI Acquisition Corporation.*
21.2 Subsidiaries of Saba (filed as Exhibit 21.1 to Saba's Registration Statement on Form S-1 dated January 21, 1998 and incorporated herein by reference).
23.1 Consent of Bateman & Co., Inc., P.C., Independent Certified Public Accountants, related to the financial statements for Horizontal Ventures, Inc.*
23 Consent of PricewaterhouseCoopers,LLP, Independent Certified Public Accountants, related to the financial statements for Saba Petroleum Company*
23.       Consent of Netherland, Sewell & Associates, Inc.*
23.4      Consent of Sproule Associates Limited*
23.5      Consent of Cohen Brame & Smith Professional  Corporation (contained in
          Exhibit 5.1)**
99.1      Form of HVI Proxy*
99.2      Form of Saba Proxy*

     *   Filed herewith.
     **  To be filed by amendment.

     (b) Financial Statement Schedules.

     The following financial statement schedule has been furnished as part of this Registration Statement:

     Schedule II - Valuation and Qualifying Accounts of Saba Petroleum Company and Subsidiaries

Item 22. Undertakings

     (a) The undersigned registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reofferinig prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (I) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to presently existing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 22, 1998.

                             HORIZONTAL VENTURES, INC.



                             By: /s/  Randeep S. Grewal
                                 ----------------------------------------------
                                 Randeep S. Grewal, Chairman and
                                 Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: December 22, 1998          /s/  Randeep S. Grewal
                                 -----------------------------------------------
                                 Ramdeep S. Grewal, Chairman and Chief
                                 Executive Officer and a Director



Date: December 22, 1998          /s/  Jan F. Holtrop
                                 -----------------------------------------------
                                 Dr. Jan F. Holtrop, a Director



Date: December ____, 1998
                                 -----------------------------------------------
                                 Dirk Van Keulen, a Director


Date: December 22, 1998          /s/  George Andrews
                                 -----------------------------------------------
                                 George Andrews, a Director